 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 1994

                                                  REGISTRATION NO. 33-55863
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                         BORDEN CHEMICALS AND PLASTICS
                              LIMITED PARTNERSHIP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ----------------

        DELAWARE                                               31-1269627
(STATE OF ORGANIZATION)            2821

            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION NUMBER)
                                                            (I.R.S. EMPLOYER
                                                         IDENTIFICATION NUMBER)

                                   HIGHWAY 73
                            GEISMAR, LOUISIANA 70734
                                 (504) 673-6121
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

          AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ----------------

                            LAWRENCE L. DIEKER, ESQ.
                                   SECRETARY
                              BCP MANAGEMENT, INC.
                               180 EAST BROAD ST.
                              COLUMBUS, OHIO 43215
                                 (614) 225-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                  PLEASE SEND COPIES OF ALL CORRESPONDENCE TO:

           SIDLEY & AUSTIN                    ANDREWS & KURTH L.L.P.
           875 THIRD AVENUE                    425 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10022                 NEW YORK, NY 10017
   ATTENTION: MAHBOOB MAHMOOD, ESQ.    ATTENTION: JONATHAN P. CRAMER, ESQ.
                                                  WILLIAM N. FINNEGAN, IV,
                                                  ESQ.

                                ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 23, 1994

                           4,000,000 Depositary Units

                 Representing Common Limited Partner Interests

               Borden Chemicals and Plastics Limited Partnership
                                   --------
 The 4,000,000 Depositary Units  ("Units") representing common limited partner interests in Borden  Chemicals and Plastics Limited  Partnership, a Dela-
     ware limited  partnership (the  "Company" or the  "Partnership"), are being  sold by the Company. The  Company was formed in 1987  to ac-
        quire, own  and operate polyvinyl chloride,  methanol and other
          chemical  plants   located   at  Geismar,   Louisiana,  and
           Illiopolis,  Illinois, previously  owned and operated  by
             Borden, Inc. ("Borden").

 The Company distributes 100% of its  Available Cash (as defined herein) after the end of  each quarter. BCP Management, Inc. (the  "General Partner" or
     "BCPM"), a wholly owned subsidiary of Borden, serves as the sole gen-
       eral partner of each of  the Company and its subsidiary operating partnership, Borden Chemicals  and Plastics Operating  Limited
          Partnership  (the  "Operating  Company" or  the  "Operating
            Partnership").

     The Units are listed on the New York Stock Exchange under the symbol BCU.
          On November 21, 1994, the last re-ported sale price of Units on the Composite Tape of the New York Stock Exchange
                 was $19 7/8 per Unit.
                                   --------
FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS SEE "INVESTMENT CONSIDERATIONS". SUCH FACTORS INCLUDE THE FOLLOWING:
  . THE MARKETS FOR THE COMPANY'S PRODUCTS HAVE
    BEEN, AND ARE LIKELY TO CONTINUE TO BE,
    COMPETITIVE AND CYCLICAL.
  . THE COMPANY IS SUBJECT TO EXTENSIVE FEDERAL,
    STATE AND LOCAL LAWS AND REGULATIONS RELATING
    TO THE PROTECTION OF THE ENVIRONMENT. THE
    COMPANY MAY INCUR MATERIAL ENVIRONMENTAL
    LIABILITIES.
  . UNITHOLDERS HAVE LIMITED VOTING RIGHTS AND THE
    GENERAL PARTNER MANAGES AND CONTROLS THE
    COMPANY.
  . THE GENERAL PARTNER AND ITS AFFILIATES MAY HAVE
    CONFLICTS OF INTEREST WITH THE COMPANY AND THE
    UNITHOLDERS.
  . THE COMPANY'S PARTNERSHIP AGREEMENT LIMITS THE
    LIABILITY AND MODIFIES THE FIDUCIARY DUTIES OF
    THE GENERAL PARTNER; UNITHOLDERS ARE DEEMED TO
    HAVE CONSENTED TO CERTAIN ACTIONS AND CONFLICTS
    OF INTEREST THAT MIGHT OTHERWISE BE DEEMED A
    BREACH OF FIDUCIARY OR OTHER DUTIES UNDER STATE
    LAW.

  . THE GENERAL PARTNER ANTICIPATES THAT THE
    COMPANY WILL BE TREATED AS A PARTNERSHIP FOR
    TAX PURPOSES FOR TAXABLE YEARS ENDING ON OR
    BEFORE DECEMBER 31, 1997, AND AS A CORPORATION
    FOR ALL SUBSEQUENT TAXABLE YEARS.
                                   --------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS  THE SECU-
    RITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
     PASSED UPON  THE ACCURACY OR AD- EQUACY OF THIS PROSPECTUS.  ANY REP-
       RESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                      Underwriting
                                            Price to  Discounts and Proceeds to
                                             Public    Commissions  Company(1)
                                            --------- ------------- -----------
Per Unit...................................  $           $            $
Total(2)................................... $           $            $

(1) Before deduction of expenses payable by the Company estimated at $       .
(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 600,000 additional Units to cover over-allotments of Units. If the option is
    exercised in full, the total Price to Public will be $           ,
    Underwriting Discounts and Commissions will be $        and Proceeds to
    Company will be $           .
                                   --------
  The Units are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the Units will
be ready for delivery on or about            , 1994.

CS First Boston                                         PaineWebber Incorporated

                The date of this Prospectus is           , 1994.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3
INVESTMENT CONSIDERATIONS.................................................   13
 Considerations Relating to the Company's Business........................   13
 Considerations Relating to the Possible Change of Control of Borden; Re-
  lationship with Borden..................................................   16
 Considerations Relating to the Addis Facility............................   17
 Considerations Relating to Partnership Structure and Relationship to the
  General Partner.........................................................   18
 Tax Considerations.......................................................   21
PARTNERSHIP STRUCTURE.....................................................   23
THE ACQUISITION...........................................................   24
USE OF PROCEEDS...........................................................   26
CAPITALIZATION............................................................   27
PRICE RANGE OF UNITS AND DISTRIBUTIONS....................................   28
CASH DISTRIBUTIONS........................................................   29
 General..................................................................   29
 Distributions of Cash from Operations....................................   30
 Adjustment of the Target Distribution....................................   30
 Distributions of Cash from Interim Capital Transactions..................   31
 Distributions Upon Liquidation...........................................   31
 Entity-Level Taxation....................................................   31
SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA............   33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   35
BUSINESS AND PROPERTIES...................................................   42
 General..................................................................   42
 PVC Polymers Products....................................................   43
 Methanol and Derivatives.................................................   46
 Nitrogen Products........................................................   47
 Properties...............................................................   48
 Raw Materials............................................................   49
 Insurance................................................................   49
 Marketing................................................................   50
 Utilities................................................................   50
 Purchase and Processing Agreements.......................................   50
 Competition..............................................................   51
 Trademarks...............................................................   52
 Management...............................................................   52
 Environmental and Safety Regulations.....................................   52
 Borden Environmental Indemnity...........................................   56
 Addis Environmental Indemnity............................................   57
 Product Liability and Regulation.........................................   57
MANAGEMENT................................................................   58
LEGAL PROCEEDINGS.........................................................   60
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY........................   63
DESCRIPTION OF DEPOSITARY UNITS AND THE DEPOSIT AGREEMENT.................   67
 General..................................................................   67

                                                                           PAGE
                                                                           ----
 Combination of Units and Elimination of Distribution Support.............  67
 Transfer of Units........................................................  67
 Distributions............................................................  68
 Federal Income Tax Matters...............................................  69
 Withdrawal of Limited Partner Interests..................................  69
 Voting...................................................................  69
 Resignation or Removal of Depositary.....................................  69
 Amendment................................................................  70
 Termination..............................................................  70
 Duties and Status of Depositary..........................................  70
 The Depository Trust Company.............................................  70
 Conditional Right to Require Purchase of Units by Borden.................  72
 Miscellaneous............................................................  73
SUMMARY OF THE PARTNERSHIP AGREEMENTS.....................................  73
 Name.....................................................................  74
 Organization and Duration................................................  74
 Purpose, Business and Management.........................................  74
 Power of Attorney........................................................  74
 Restrictions on Authority of the General Partner.........................  75
 Withdrawal or Removal of the General Partner; Obligations of BCPM and
  Borden..................................................................  75
 Reimbursement for Services...............................................  76
 Status as Limited Partner or Assignee....................................  76
 Issuance of Additional Units and Securities..............................  77
 Right to Call Units......................................................  77
 Amendment of Partnership Agreements......................................  77
 Meetings and Voting......................................................  79
 Indemnification..........................................................  79
 Limited Liability........................................................  80
 Books, Reports and Information to Unitholders............................  80
 Right to Inspect Company Books and Records...............................  81
 Termination, Dissolution and Liquidation.................................  81
SUMMARY OF THE FINANCING DOCUMENTS........................................  82
ALLOCATIONS OF INCOME AND LOSS............................................  90
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................  90
ERISA AND OTHER CONSIDERATIONS CONCERNING EMPLOYEE BENEFIT PLANS AND
 RETIREMENT ACCOUNTS...................................................... 110
UNDERWRITING.............................................................. 113
LEGAL OPINIONS............................................................ 115
EXPERTS................................................................... 115
AVAILABLE INFORMATION..................................................... 115
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 116
GLOSSARY OF TERMS......................................................... 117
INDEX TO FINANCIAL STATEMENTS............................................. F-1

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. For the definitions of certain terms used in this Prospectus, see "Glossary of Terms". Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. See "Underwriting". As the context requires, references herein to the Company or the Partnership constitute references to the Company and/or the Operating Company or the Partnership and/or the Operating Partnership, respectively.

                                  THE COMPANY

  The Company is a publicly held limited partnership formed in 1987 to acquire, own and operate through the Operating Company polyvinyl chloride ("PVC"), methanol and other chemical plants located in Geismar, Louisiana, and Illiopolis, Illinois, that were previously owned and operated by Borden. The three principal product groups manufactured at these facilities are (i) PVC Polymers Products, which consist of PVC resins and feedstocks (such as vinyl chloride monomer ("VCM") and acetylene), (ii) Methanol and Derivatives, which consist of methanol and formaldehyde, and (iii) Nitrogen Products, which consist of ammonia and urea. During 1993, PVC Polymers Products, Methanol and Derivatives and Nitrogen Products accounted for 60%, 28% and 12%, respectively, of the Company's revenues.

  The Company recently announced that the Operating Company has entered into an agreement to acquire a PVC resin production facility located in Addis, Louisiana (the "Addis Facility"). Upon completion of such acquisition, the Company's stated annual capacity for the production of PVC resin is expected to increase by over 50% to 1,270 million pounds and the Company will be the fifth largest producer of PVC resins in the United States.

  The Company manufactures and sells general purpose PVC resins for larger volume construction applications, such as water distribution pipe, residential siding and wallcoverings. The Company also manufactures and sells specialty purpose PVC resins for use in applications such as vinyl flooring, electric cable coating, film wrap for food packaging, toys and medical and household products. As a result of PVC's many uses within the construction and automotive industries, demand for PVC resin is highly dependent upon the overall level of economic activity, both domestically and abroad. Published prices for PVC resins have increased from an average of $0.272 per pound during the first quarter of 1993 to an average of $0.402 per pound during the third quarter of 1994.

  The Company is also one of the largest manufacturers of methanol in the United States, with a stated annual capacity of 270 million gallons. Methanol is used primarily as a feedstock in the production of other chemicals such as formaldehyde, which is used in the manufacture of wood building products and adhesives, and methyl tertiary butyl ether ("MTBE"), which is used as a gasoline additive. Demand for methanol has increased substantially due to increasing demand for wood building products in the construction industry and for MTBE in response to environmental regulations. Published prices for methanol have increased from an average of $0.44 per gallon during the first quarter of 1993 to an average of $1.01 per gallon during the third quarter of 1994.

  The Company's strategy is to maximize current cash distributions while selectively reinvesting cash from operations to increase its production capacity through expansions of its facilities, debottlenecking of production processes and strategic acquisitions. Through these expenditures, the Company seeks to lower production costs and improve operational flexibility in order to minimize the impact of cyclical downturns in the Company's business and maximize the benefits of cyclical upturns. The integrated design of the Company's plants provides it with a comparatively high degree of flexibility to shift production volumes according to market conditions and with the ability to efficiently utilize by-product streams. The Company believes that the diversification of its businesses into three product groups mitigates, to some extent, the cyclicality of the markets for such commodity chemical products.

                                THE ACQUISITION

  On August 12, 1994, the Operating Company entered into an agreement with Occidental Chemical Corporation ("OxyChem") to purchase (the "Acquisition") the Addis Facility and certain related assets (collectively, the "Addis Assets") and assume certain obligations relating to the Addis Assets. See "The Acquisition". The cash purchase price for the Addis Assets is $104.3 million, subject to certain customary post-closing adjustments. Based primarily on the inventory levels of the Addis Facility at September 30, 1994, the Company expects that such post-closing adjustments could reduce the purchase price by up to $5.0 million.

  The Acquisition provides the Company the opportunity to increase its PVC resin capacity at a time of increasing demand for PVC resin. The Company believes that purchasing an existing plant, which has a proven operating capacity, is substantially more cost effective than increasing capacity through the construction of a new grass-roots facility. In addition, a new grass-roots facility would require two to three years to complete.

  The closing of this offering will occur concurrently with, and is conditioned upon, the closing of the Acquisition. The Acquisition is subject to certain conditions, including approval by the United States Federal Trade Commission (the "FTC"), an environmental assessment of the real estate upon which the Addis Facility is located and the financing of the Acquisition.

  The purchase price for the Addis Assets will be financed in part by the proceeds of this offering. The remaining purchase price will be financed through a concurrent offering of senior unsecured notes (the "Notes") of the Operating Company and its wholly-owned subsidiary, BCP Finance Corporation ("Finance Corp."). Neither the Acquisition nor this offering is conditioned upon consummation of the Notes offering. In the event that the Notes offering is postponed or not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets. The use of cash on hand would reduce cash available for distribution to Unitholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                               CASH DISTRIBUTIONS

  The Company distributes 100% of its Available Cash as of the end of each quarter on or about 45 days after the end of such quarter to Unitholders of record as of the applicable record date and to the General Partner. "Available Cash" means generally, with respect to any quarter, the sum of all cash receipts of the Company plus net reductions to reserves established in prior quarters, less cash disbursements and net additions to reserves in such quarter. The General Partner has broad discretion in establishing reserves, and its decisions regarding reserves could have a significant impact on the amount of Available Cash. The timing and amounts of additions and reductions to reserves may impact the amount of incentive distributions payable to the General Partner. As a result, distributions to Unitholders may over time be reduced from levels which would have been distributed if the General Partner were not able to control the timing of additions and reductions to reserves.

  Distributions by the Company of Available Cash are generally made 98% to the Unitholders and 2% to the General Partner, subject to the payment of an incentive distribution to the General Partner to the extent that a target level of cash distributions to the Unitholders is achieved for any quarter. The Amended and Restated Agreement of Limited Partnership of the Company (the "Partnership Agreement") provides that, after an amount equal to $0.3647 per Unit (the "Target Distribution") has been distributed for any quarter to Unitholders, the General Partner will receive 20% of any then remaining Available Cash for such quarter as an incentive distribution (in addition to its 2% regular distribution). Unitholders would share in the balance of such Available Cash pro rata. The Target Distribution is subject to adjustment under certain circumstances. See "Cash Distributions".

  The Company distributed an aggregate of $0.78 per Unit with respect to 1993 and $0.21, $0.65 and $1.02 per Unit, respectively, with respect to the first three quarters of 1994. Because the distributions in the second and third quarters of 1994 were in excess of the Target Distribution, the General Partner was entitled to an incentive distribution of 20% of the amount distributed above such amount. As a result, through the first nine months of 1994, the Unitholders received 87% and the General Partner received 13% of all distributions. In 1993, when no incentive distribution was made, Unitholders received 98% and the General Partner received 2% of all distributions. The increases in distributions during 1994 is largely the result of increased Available Cash due to higher PVC and methanol prices. While the outlook for PVC and methanol prices remains strong in the near term, these prices are cyclical in nature and there can be no assurance that distributions at these levels can be maintained in the future. Past cash distributions are not necessarily indicative of future cash distributions. See "Price Range of Units and Distributions".

  Because of the Company's focus on maximizing current cash distributions, the cyclical nature of its business and the fact that it does not retain significant amounts of cash during cyclical upturns in the Company's business for purposes of later distribution, the level of the Company's cash distributions to Unitholders has tended to vary substantially from period to period. Although the Company intends to continue its strategy of maximizing current cash distributions and not retaining significant amounts of cash for future distributions, there may be times, even during cyclical upturns in the Company's business, when the Company's strategy will require that significant amounts of otherwise distributable cash be retained for capital investment in the business, strategic acquisitions, payment of future debt obligations or general operating purposes. See "--The Acquisition". As a result, the level of cash distributions is likely to continue to fluctuate and at times could fluctuate even more than in the past.

                                  THE OFFERING

Securities offered(1).............. 4,000,000 Units
Units to be outstanding after the   40,750,000 Units
 offering(1).......................
Use of proceeds.................... The net proceeds from the sale of the Units offered hereby will be used to fund a por-
                                    tion of the purchase price of the Acquisi-
                                    tion. See "Use of Proceeds".
New York Stock Exchange symbol..... BCU

- --------

(1) Does not give effect to the exercise of the over-allotment option of 600,000 Units granted to the Underwriters by the Company. See "Underwriting".

      SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION

  The following table sets forth, for the periods and at the dates indicated, summary consolidated historical financial and operating data for the Company and combined pro forma financial data for the Company after giving effect to the Acquisition, this offering, the offering of the Notes and the prepayment of the Operating Company's existing notes. See "Use of Proceeds". The summary consolidated historical financial data are derived from and should be read in conjunction with the consolidated historical financial statements and notes thereto included elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations". The summary combined pro forma financial information is derived from and should be read in conjunction with the pro forma financial information contained elsewhere in this Prospectus. The pro forma statement of operations data assumes that the Acquisition, this offering, the offering of the Notes and the prepayment of the Company's existing notes referred to in "Use of Proceeds" had been consummated on January 1, 1993. The pro forma balance sheet data assumes that the Acquisition, this offering, the offering of the Notes and the prepayment of the Operating Company's existing notes had been consummated on September 23, 1994.

                                             HISTORICAL                            PRO FORMA
                          -------------------------------------------------------  ---------
                                            YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------------
                            1989       1990       1991         1992       1993       1993
                          ---------  ---------  ---------    ---------  ---------  ---------
                             (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AND PER UNIT DATA)
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $ 465,923  $ 420,631  $ 410,005    $ 401,803  $ 433,297  $529,459
Expenses
  Cost of goods sold....    353,871    335,309    317,504      337,982    397,771   490,123
  Marketing, general and
   administrative.......     16,745     17,745     18,578       18,118     18,993    19,243
  Interest..............     16,340     16,340     16,340       16,340     16,356    19,500
  General Partner
   incentive............     11,072      5,832      5,497        2,146         --        --
  Other.................     (1,600)       109        533          132      1,612     3,092
Net (loss) income.......     69,495     45,296     51,553       27,085     (1,435)   (2,474)
Net (loss) income per
 Unit(1)................       1.87       1.22       1.39         0.73      (0.04)    (0.06)
Cash distributions per
 Unit(2)................       2.45       1.95       1.98         1.59       0.78
Percentage of
 distributions
  Unitholders...........         87%        91%        91%          95%        98%
  General Partner.......         13%         9%         9%           5%         2%
OTHER DATA:
Capital expenditures....  $  28,157  $  22,084  $  17,975    $  10,534  $  15,041
EBITDA(3)...............    137,158    108,368    115,895       89,155     57,867   $65,737
Depreciation............     40,251     40,900     42,505       43,584     42,946    48,711
Costs reimbursed to
 Borden.................     55,254     54,185     53,209       50,921     56,976
BALANCE SHEET DATA:
PP&E, net...............   $417,186   $395,762   $369,189     $335,136   $305,975
Total assets............    549,628    544,204    507,042      466,729    444,304
Long-term debt..........    150,000    150,000    150,000      150,000    150,000
Total partners' capital.    341,707    314,558    292,555      260,595    230,205
OPERATING DATA:
Average price received
 per unit sold(4)
  PVC Polymers Products.        132        119        103           99        106
  Methanol and
   Derivatives..........         99         87        110           88         94
  Nitrogen Products.....         77         80         87           82         85
Raw material costs per
 unit sold(4)
  Natural gas...........         74         74         63           74         88
  Ethylene..............        207        171        128          116        115
  Chlorine..............         50         13        N/M(5)         7         83
Production volumes (in
 pounds)
  PVC Polymers Products.  1,786,288  1,912,233  1,793,271    1,929,093  1,848,657
  Methanol and
   Derivatives..........  2,000,962  1,972,705  2,113,909    2,339,561  2,408,579
  Nitrogen Products.....  1,178,916  1,250,910  1,291,566    1,307,764  1,207,020

- --------

(footnotes on following page)

                                              HISTORICAL            PRO FORMA
                                      --------------------------- -------------
                                                  NINE MONTHS ENDED
                                      -----------------------------------------
                                      SEPTEMBER 24, SEPTEMBER 23, SEPTEMBER 23,
                                          1993          1994          1994
                                      ------------- ------------- -------------
                                       (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT
                                                 AND PER UNIT DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues.......................   $ 307,576     $ 438,133     $537,799
Expenses
  Cost of goods sold.................     286,887       326,225      417,413
  Marketing, general and
   administrative....................      14,153        15,298       15,485
  Interest...........................      12,066        12,009       14,264
  General Partner incentive..........         --          8,751        8,751
  Other..............................         530         6,312        7,210
Net (loss) income....................      (6,060)       69,538       74,676
Net (loss) income per Unit(1)........       (0.16)         1.87         1.81
Cash distributions per Unit(2).......        0.60          1.88
Percentage of Distributions
  Unitholders........................          98%           87%
  General Partner....................           2%           13%
OTHER DATA:
Capital expenditures.................   $   7,991     $  14,215
EBITDA(3)............................      38,117       123,239     $134,956
Depreciation.........................      32,171        32,941       37,265
Costs Reimbursed to Borden...........      42,644        40,344
BALANCE SHEET DATA:
PP&E, net............................   $ 310,583     $ 286,635     $381,235
Total assets.........................     445,866       497,838      603,959
Long-term debt.......................     150,000       150,000      200,000(6)
Total partners' capital..............     232,262       229,867      291,033(6)
OPERATING DATA:
Average price received per unit
 sold(4)
  PVC Polymers Products..............         105           120
  Methanol and Derivatives...........          91           139
  Nitrogen Products..................          86           112
Raw material costs per unit sold(4)
  Natural gas........................          87            84
  Ethylene...........................         118           124
  Chlorine...........................          69           120
Production volumes (in pounds)
  PVC Polymers Products..............   1,321,931     1,486,313
  Methanol and Derivatives...........   1,503,577     1,945,598
  Nitrogen Products..................     879,066       855,160

- --------
(1) The General Partner's allocation of net income has been deducted before calculating net income per Unit.
(2) The Company distributes 100% of its Available Cash as of the end of each fiscal quarter on or about 45 days after the end of such quarter. The cash distributions set forth herein with respect to any year represent the aggregate distributions made with respect to the quarters occurring within such year, although the cash distributions with respect to the last quarter of a year are paid in the first quarter of the following year.
(3) EBITDA is calculated as net income plus interest, depreciation and amortization and General Partner incentive. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. EBITDA is not a measure under generally accepted accounting principles, but provides additional information for evaluating the Company's ability to make the Target Distribution. In addition, EBITDA is not intended as an alternative to earnings from continuing operations or net income.
(4) Represents relative average amounts per unit using 1985=100 as the base year for all products.
(5) Not meaningful due to extreme oversupply of chlorine and the resulting negative value in the marketplace.

(6) In the event the Notes offering is not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets. In such event and assuming a charge for prepayment of the Operating Company's existing notes is not incurred, the principal amount of long-term debt and total partners' capital would be $150,000 and $304,892, respectively. Total partners' capital reflects the aggregate estimated charge related to the prepayment of the Operating Company's existing notes. The total charge for prepayment of such notes is currently estimated to be $14.0 million, of which each of Borden and the Company would pay a portion.

                            RELATIONSHIP WITH BORDEN

  BCPM, a wholly owned subsidiary of Borden, is the sole general partner of the Company and the Operating Company. Borden holds no partnership interests in either the Company or the Operating Company other than through BCPM's interests as general partner, which represent a 2% interest on a combined basis. Subject to certain specified exceptions, BCPM has agreed not to withdraw as general partner prior to November 30, 2002, and Borden has agreed not to sell its interests in BCPM prior to November 30, 2002. See "Summary of the Partnership Agreements". The General Partner is entitled to receive reimbursement for all its direct and indirect costs and may receive substantial incentive distributions not shared in by Unitholders in the event the Company makes cash distributions in excess of the Target Distribution. See "Cash Distributions".

  Borden has advised the Company that Borden has entered into a merger agreement (the "Merger Agreement") pursuant to which an affiliate of Kohlberg Kravis Roberts & Co. ("KKR") would, subject to certain terms and conditions, merge with and into Borden. In the event that such transaction were to be effected, Borden would become a subsidiary of Whitehall Associates, L.P., an affiliate of KKR. As a result of certain actions taken by Borden's Board of Directors, the Unitholders will not have a right to require Borden to purchase the Units in connection with the transactions contemplated in the Merger Agreement. See "Description of the Depositary Units and the Deposit Agreement-- Conditional Right to Require Purchase of Units by Borden".

  Sales to Borden represented approximately 19% of the Company's total sales in 1993 and approximately 21% of the Company's total sales in the first nine months of 1994 (less than 18% in both 1993 and the first nine months of 1994 on a pro forma basis after giving effect to the Acquisition). Borden and the Operating Company are parties to certain purchase agreements (the "Purchase Agreements") and processing agreements (the "Processing Agreements") described under "Business and Properties--Purchase and Processing Agreements". Such agreements require Borden, subject to the terms and conditions contained therein, to purchase from the Company at least 85% of Borden's requirements for PVC resins, methanol, ammonia and urea and to utilize certain percentages of the Company's capacity to process formaldehyde and urea-formaldehyde concentrate. The Company believes that the pricing formulae set forth in such agreements have in the past provided aggregate prices and processing charges for the covered products that over time have approximated the aggregate prices and processing charges that Borden would have been able to obtain from unaffiliated suppliers, considering the magnitude of Borden's purchases, the long-term nature of such agreements and other factors. The Company believes that this will continue to be the case in the future. There may be conditions prevailing in the market at various times, however, under which the prices and processing charges under these agreements could be higher or lower than those obtainable from unaffiliated third parties.

  Because the Purchase and Processing Agreements are requirements contracts, sales or processing of products thereunder are dependent on Borden's requirements for such products. Such requirements could be affected by a variety of factors, including a sale or other disposition by Borden of all or certain of its manufacturing plants to unaffiliated purchasers (in which event such agreements would not apply to any such purchaser unless otherwise agreed to by such purchaser). In the event that, whether following any change of control of Borden or otherwise, Borden were to sell or otherwise dispose of all or certain of its plants or otherwise reorient its businesses, Borden's requirements for products sold or processed by the Company under the Purchase and Processing Agreements could be diminished or eliminated. In the event that Borden's requirements under any such agreements were to be materially diminished or eliminated, the Company's sales of the applicable products would be affected in the short-term while the Company attempted to find replacement customers. Depending on market conditions, the Company may be able to effect sales of such products at lower or higher prices than would otherwise have been the case had Borden's requirements for such products been maintained at past levels. In the event of a weak market for any such products, the

Company's sales volumes would likely be lower than if Borden's requirements for such products had been maintained at past levels. The Company anticipates that, if Borden were to sell all or certain of its chemical products manufacturing facilities, a purchaser may be interested in negotiating the continuation of all or certain of the Purchase and Processing Agreements.

  Borden's other agreements with the Company include an environmental indemnity agreement (the "Environmental Indemnity Agreement") (see "Business and Properties--Environmental and Safety Regulations") and an Intercompany Agreement (the "Intercompany Agreement") that contains, among other things, a covenant by Borden not to compete in the manufacture or sale in the United States of certain products manufactured by the Company (see "Business and Properties--Competition"). Borden has also capitalized BCPM with a promissory note of Borden with an aggregate outstanding principal amount of $37.5 million and will, in connection with this offering, issue to BCPM an additional promissory note in the amount of 10% of the net proceeds of this offering. In addition, the Company has no employees, and the Company relies on the officers and employees of BCPM, who are officers or employees of Borden.

  Prior to the announcement of Borden's proposed merger with an affiliate of KKR, Borden's management had presented a plan to its Board of Directors aimed at improving Borden's financial performance. The plan recommended the sale of certain of Borden's businesses, including the sale of Borden's dairy business (excluding the cheese business) and Borden's wallcoverings and packaging resources business. The sale of the wallcoverings and packaging resources business would have included a sale of Borden's manufacturing plants that use PVC resins purchased from the Company.

  In November 1994, Borden announced an organizational restructuring involving the reorganization of its businesses and assets into three primary operating divisions: (i) the Packaging and Industrial Products Division; (ii) the Dairy Division; and (iii) the Consumer Packaged Products Division. Such reorganization will result in a reduction of Borden's staff by approximately 200 persons. Borden has advised the Company that the reorganization of Borden into three operating divisions is intended to facilitate the operation of each division as a stand-alone business and to reduce general overhead expenses. Such reorganization may also facilitate the sale or other disposition of such businesses or portions of such businesses. BCPM and most of the employees of Borden serving BCPM and the Company have been included within the Packaging and Industrial Products Division.

  As described under "Summary of the Partnership Agreements", subject to certain exceptions, Borden has agreed not to sell its interests in BCPM prior to November 30, 2002 without approval by Unitholders holding more than 50% of the Units held by persons other than Borden and its affiliates.

  No assurance can be given as to whether, following a change of control or otherwise, Borden would dispose of various assets or businesses, increase its leverage or effect changes in its management so as to adversely affect the financial condition, size or scope of business or management of Borden and thereby its ability to perform its contractual obligations to the Company or BCPM or adversely affect the management of BCPM and, accordingly, the management of the Company.

                              NOTES OFFERING

  Concurrently with this offering of Units, the Operating Company and Finance Corp. intend to make a public offering of the Notes in an aggregate principal amount of $200.0 million. See "Summary of the Financing Documents--The Notes". Such offering will be made only by means of a separate prospectus. It is possible that the Company may postpone or not consummate the Notes offering. Neither the Acquisition nor this offering is conditioned upon consummation of the Notes offering.

  The Operating Company intends to use the net proceeds from the sale of the Notes first to prepay the currently outstanding $150.0 million aggregate principal amount of existing notes of the Operating Company (the "Old Notes"). See "Summary of the Financing Documents--The Old Notes and the Working Capital Facility". The remaining proceeds of the Notes offering will be used to fund a portion of the purchase price of the Addis Assets and for other permitted partnership purposes. In the event the Notes offering is postponed or not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets. See "Use of Proceeds".

  The Operating Company does not have a contractual right to prepay the Old Notes but it has initiated discussions with the holders of the Old Notes (the "Old Noteholders") and anticipates that it is likely to obtain their consent to prepayment of the Old Notes. The Operating Company expects that the prepayment price will equal the outstanding aggregate principal of and accrued interest on the Old Notes, together with a premium (the "Prepayment Premium") to be negotiated with the Old Noteholders.

  In connection with the original issuance by the Operating Company of the Old Notes, Borden had entered into an agreement (the "Borden Purchase Obligation"), which provides that, in the event of a change of control of Borden, the Old Noteholders may elect to require Borden to purchase the Old Notes at a price equal to the outstanding aggregate principal of and accrued interest on the Old Notes, together with the Change of Control Premium. "Change of Control Premium" means, as of any date of determination, the excess of (i) the scheduled principal and interest payments on the Old Notes discounted at applicable Treasury rates over (ii) the outstanding principal of and accrued interest on the Old Notes. In the event that the Change of Control Premium were payable on November 18, 1994, the amount of such premium would be approximately $14.0 million. Assuming interest rates remain constant or increase, such amount will decrease over time. See "Summary of the Financing Documents--The Old Notes and the Working Capital Facility--Borden Undertaking".

  The change of control of Borden that would result from the completion of the transactions contemplated in the Merger Agreement would trigger the Borden Purchase Obligation. However, in the event that the Operating Company were to prepay the Old Notes, the Borden Purchase Obligation would be terminated. Borden has advised the Company that, in view of such termination of the Borden Purchase Obligation and the benefits to Borden of such termination, Borden is willing to pay a portion of the Prepayment Premium that Borden determines to be fair and reasonable to Borden.

  The Company believes that the refinancing of the Old Notes with the Notes will also benefit the Company by way of a significant extension of the maturity of the Operating Company's indebtedness and additional operating and financial flexibility as a result of the elimination or modification of certain of the restrictive covenants currently imposed on the Operating Company under the Note Agreement (the "Note Agreement") of the Operating Company pursuant to which the Old Notes were issued. In addition, the Company anticipates that the interest rate on the Notes is likely to be lower than the interest rates on the Old Notes. Because of these factors, the Company is also willing to pay a portion of the Prepayment Premium so long as such payment is determined by Special Approval to be fair and reasonable to the Company. "Special Approval" means approval by a majority of the Board of Directors of the General Partner that includes approval by a majority of a committee (the "Independent Committee") of such Board of Directors composed of directors who are neither officers, employees or directors of Borden nor officers or employees of the General Partner.

  The Company anticipates that the Prepayment Premium payable in connection with the prepayment of the Old Notes will be no greater than the Change of Control Premium payable by Borden had the Borden Purchase Obligation been triggered at the time of such prepayment of the Old Notes. Borden and the Company have not agreed to any allocation of the Prepayment Premium, although the Company believes that an allocation can be made on a basis that is fair and reasonable to the Company and Borden. Because the allocation of the Prepayment Premium between Borden and the Company constitutes a conflict of interest between Borden and the Company, any such allocation of the Prepayment Premium will be subject to Special Approval. In the event that the Company is not able to negotiate a satisfactory Prepayment Premium with the Old Noteholders or in the event that the Company and Borden are not able to negotiate a satisfactory allocation of the Prepayment Premium in a timely manner, the Operating Company will not proceed with the offering of the Notes.

                 DEPOSITARY UNITS AND RESTRICTIONS ON OWNERSHIP

  The Units offered hereby will be evidenced by Depositary Receipts. The Units are eligible, but are not required, to be held by the persons acquiring such Units through The Depository Trust Company. See "Description of Depositary Units and the Deposit Agreement".

  Because the Operating Company owns certain co-generation power facilities, the Units may not be held by or on behalf of electric utilities, electric utility holding companies or any subsidiary thereof in order that the Company will not become a regulated public utility holding company under applicable federal law.

                   SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES

  The following is a summary of certain federal income tax consequences of acquiring, owning and disposing of the Units offered hereby and is based, in part, upon the opinions of Sidley & Austin, special counsel to the Company, the Operating Company and BCPM. Unitholders are urged to note the qualifications to the opinions of Sidley & Austin described herein. For a more detailed discussion of these consequences and the qualifications to the opinions of Sidley & Austin, see "Certain Federal Income Tax Considerations".

  Partnership Status and Treatment of Distributions. Based on certain representations of BCPM, in the opinion of Sidley & Austin, under current law, each of the Company and the Operating Company will be treated as a partnership for federal income tax purposes, and owners of Units, whether held directly or by a nominee, will generally be treated as partners for federal income tax purposes. In the case of the Company, such treatment will not extend beyond the Company's taxable year ending December 31, 1997. As a consequence, prior to 1998, the Company will pay no federal income tax, and Unitholders will be required to report their allocable shares of income, gain, loss, deduction and credit of the Company, even if cash is not distributed by the Company. Because Unitholders will be required to include in income their allocable shares of the Company's income regardless of whether cash distributions are made, Unitholders could be allocated income from the Company in excess of the amount of any cash distributions with respect to such income. For taxable years ending on or before December 31, 1997, distributions of cash by the Company to a Unitholder will not be taxable except to the extent such distributions exceed such Unitholder's basis in his Units.

  Automatic Taxation as Corporation after 1997. The General Partner anticipates that, because of certain amendments made to the Code subsequent to the formation of the Company, the Company will be treated as a corporation for tax purposes for taxable years beginning after December 31, 1997. In that event, the Company's income, gains, losses, deductions and credits will not pass through to Unitholders, but instead will be reflected on the corporate tax return of the Company. As a result, any distributions made to a Unitholder will be treated as dividend income (to the extent of current or accumulated earnings and profits), and, in the absence of current or accumulated earnings and profits, as a nontaxable return of capital (to the extent of the Unitholder's basis in his Units), or as capital gain (after the Unitholder's basis in his Units is reduced to zero). Accordingly, the treatment of the Company for federal income tax purposes as a corporation after 1997 will result in a material reduction in a Unitholder's cash flow and after-tax return.

  Legislation has been introduced that, if enacted, may change certain tax rules applicable to large partnerships such as the Company. In addition, other proposed legislation, if enacted, may permanently extend the treatment of the Company as a partnership for federal income tax purposes. See "Certain Federal Income Tax Considerations--Proposed Changes in Federal Income Tax Law".

  Section 754 Election. Each of the Company and the Operating Company has previously made, and if a termination of the Company occurs following the sale of the Units being offered hereby (see "Certain Federal Income Tax Considerations--Disposition of Units--Constructive Termination or Dissolution of the Company"), will make, the election provided by Section 754 of the Internal Revenue Code of 1986, as amended (the "Code"). The Section 754 election will generally permit a Unitholder to calculate cost recovery and depreciation deductions by reference to the portion of his purchase price attributable to each asset of the Company (which will include the Company's share of nonrecourse liabilities of the Operating Company).

Based on the trading history of the Units, the General Partner expects that no constructive termination of the Company will occur as a result of the sale of the Units offered hereby, and if such constructive termination does occur, its effect will not be material to a purchaser of Units offered hereby.

  Allocation of Income and Loss. In general, income and loss of the Company will be allocated in proportion to the Unitholders' percentage interests in the Company, provided that at least 1% of all items of income, gain, loss, deduction and credit of each of the Company and the Operating Company will be allocated to the General Partner. For federal income tax purposes, certain items of income, gain, loss and deduction will be specially allocated to account for differences between the tax basis and fair market value of property contributed to the Company and the Operating Company by the General Partner, Borden and its affiliates, and to facilitate in certain circumstances uniformity of Units. In addition, the Partnership Agreement generally provides for an allocation of gross income to the Unitholders and the General Partner to reflect disproportionate cash distributions, on a per Unit basis.

  Items of income, gain, loss, deduction and credit of the Company will generally be determined on a monthly basis and be apportioned among the Unitholders of record as of the opening of business on the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question.

  Tax Shelter Registration. The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. The Company has registered as a tax shelter with the Internal Revenue Service ("IRS"). ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE COMPANY OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Certain Federal Income Tax Considerations--Administrative Matters-- Registration as a Tax Shelter".

  Ownership of Units by Tax-Exempt Entities. It is anticipated that substantially all of the income derived from the Company by tax exempt entities (including individual retirement accounts and other retirement plans) will constitute unrelated business taxable income until December 31, 1997. As a result, tax-exempt entities which become Unitholders will be required to report Company taxable income on a federal income tax return filed with the IRS and may be required to pay taxes on such income. See "Certain Federal Income Tax Considerations--Tax Treatment of Operations--Unrelated Business Taxable Income".

  Considerations for Foreign Investors. Investments in Units may not be advisable for foreign persons. A Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as engaged in a trade or business in the United States as a result of ownership of Units, and thus will be required to file federal income tax returns, as well as to pay tax on such Unitholder's share of the Company's taxable income, and possibly on gain from the disposition of Units until December 31, 1997. Foreign corporate Unitholders will also be subject to an additional branch profits tax of 30% unless reduced or eliminated by an applicable treaty. In addition, distributions to foreign persons will be subject to withholding.

  State and Local Taxes. For taxable years ending on or prior to December 31, 1997, Unitholders will generally be required to file state and local tax returns and pay state and local taxes in states in which the Company's properties are located or in which the Company's activities otherwise result in taxation. Distributions to Unitholders may be reduced by the amount of any state income taxes paid by the Company on behalf of such Unitholders. The Operating Company conducts business primarily in Illinois and Louisiana, although an obligation to file tax returns or to pay taxes may arise in other states.

  THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY TO A PARTICULAR INVESTOR WILL DEPEND IN PART ON THE INVESTOR'S OWN TAX CIRCUMSTANCES. EACH PROSPECTIVE INVESTOR SHOULD THEREFORE CONSULT HIS OWN TAX ADVISOR ABOUT THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO SUCH INVESTOR OF AN INVESTMENT IN UNITS.

                           INVESTMENT CONSIDERATIONS

  Prospective purchasers of Units should carefully consider the following factors, in addition to other information contained herein, in evaluating an investment in Units.

CONSIDERATIONS RELATING TO THE COMPANY'S BUSINESS

  Cyclical Markets for Products; Lack of Control Over Cost of Raw Materials. The markets for and profitability of the Company's products have been, and are likely to continue to be, cyclical. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production until supply exceeds demand, followed by periods of declining prices and declining capacity utilization until the cycle is repeated. In addition, markets for the Company's products are affected by general economic conditions and a downturn in the economy could materially adversely affect the Company, including its ability to make distributions to Unitholders and service its debt obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The principal raw material feedstock purchased by the Company is natural gas, the price of which has been volatile in recent years. The Company's natural gas costs comprised approximately 35% of its total production costs in 1993. In addition, the Company buys most of its natural gas under long term market sensitive supply contracts. Because of the large volume of purchases of natural gas, any increase in the price of natural gas not passed along to customers through selling price increases could materially adversely affect the Company. The Company purchases other feedstocks, principally ethylene and chlorine. Significant increases in the prices of these feedstocks could also materially adversely affect the Company if not passed along to customers through selling price increases. As a result, there have been substantial fluctuations in the Company's cost of goods sold due to increases and decreases in raw material costs. See "Business and Properties--Raw Materials".

  Since changes in demand for the Company's products result in increases or decreases in prices for the Company's products, total revenues may change significantly from one period to another. Cost of goods sold, in particular raw material costs, do not necessarily correlate with changes in product prices, either in the direction of the price change or in absolute magnitude. Therefore, although revenues may increase from a prior period, net income may decline. For example, revenues increased in 1993 to $433.3 million from $401.8 million in 1992, due primarily to increased prices for the Company's products. However, prices for raw materials also increased and the Company incurred a net loss of $1.4 million in 1993, as compared to net income of $27.1 million in 1992. The Company expects such cycles in its business to continue.

  Highly Competitive Industry. The business in which the Company operates is highly competitive. The Company competes with major chemical manufacturers and diversified companies, a number of which have revenues and capital resources exceeding those of the Company. Because of the commodity nature of the Company's products, the Company is not in a position to protect its position by product differentiation and is not able to pass on cost increases to its customers to the extent its competitors do not pass on such costs. See "Business and Properties--Competition".

  Factors Affecting Demand for Methanol and MTBE. Methanol is used as a feedstock in the production of MTBE, an oxygenate and octane enhancer used in reformulated gasoline. The Clean Air Act mandates numerous comprehensive specifications for motor vehicle fuel, including increased oxygenate content and lower volatility. Future demand for MTBE (and therefore methanol) will depend on, among other things, the degree to which the Clean Air Act is implemented and enforced, the possible adoption of additional legislation, the willingness of the regulatory authorities to grant waivers for specific cities or regions, and the difficulties in isolating non-attainment areas where its use is not required. Although the Company expects there will be a continued market preference for MTBE, there can be no assurance that MTBE will not be replaced by alternative oxygenates or octane enhancers as a result of price or regulatory changes.

  Uncertainty as to Level of Cash Distributions. The Company's ability to make cash distributions, and the amount of such distributions, will depend on, among other factors, the Company's ability to generate Available Cash. The Company's products are commodities for which the markets have been, and are likely to continue to be, cyclical. Quarterly distributions for full quarters since the formation of the Company on November 30, 1987 have ranged from $0.12 to $1.08 per Unit. No assurance can be given regarding the level of cash distributions to Unitholders in future periods. Because of the Company's focus on maximizing current cash distributions, the cyclical nature of its business and the fact that it does not retain significant amounts of cash during cyclical upturns in its business for purposes of later distribution, the level of the Company's cash distributions to Unitholders has tended to vary substantially from period to period. Although the Company intends to continue its strategy of maximizing current cash distributions and not retaining significant amounts of cash for future distributions, there may be times, even during cyclical upturns in its business when the Company's strategy will require that significant amounts of otherwise distributable cash be retained for capital investment in the business or for strategic acquisitions. As a result, the level of cash distributions is likely to continue to fluctuate and at times could fluctuate even more than in the past. In addition, neither the Acquisition nor this offering is conditioned upon consummation of the Notes offering. In the event that the Notes offering is postponed or not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets. The use of cash on hand would reduce cash available for distribution to Unitholders. See "Use of Proceeds".

  Cash Distributions Have Exceeded Net Income. The Company distributes 100% of its Available Cash as of the end of each quarter to Unitholders and the General Partner. Cash distributions have historically exceeded net income, primarily due to the excess of depreciation expense, a non-cash reduction of income, over capital expenditures. The amount of cash distributions in excess of net income has resulted in an aggregate reduction in the Company's capital of $124.0 million from the date operations commenced through September 23, 1994.

  Potential Environmental Liabilities. The Company is subject to extensive federal, state and local environmental laws and regulations which impose limitations on the discharge of pollutants into the air and water, establish standards for the treatment, storage, transportation and disposal of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. The Company has expended substantial resources, both financial and managerial, and it anticipates that it will continue to do so in the future. Failure to comply with the extensive federal, state and local environmental laws and regulations could result in significant civil or criminal penalties, and remediation costs.


  In 1985 the Louisiana Department of Environmental Quality (the "LDEQ") and Borden entered into a settlement agreement (the "Settlement Agreement") that called for the implementation of a long term groundwater and soil remediation program at the Geismar complex to address contaminants. Borden and the Company have implemented the Settlement Agreement, and have worked in cooperation with the LDEQ to remediate the groundwater and soil contamination. The Company believes that it already has sufficiently identified the extent of the groundwater plume. Nevertheless, the Company intends to drill and test some additional groundwater wells for the purpose of addressing issues raised by the LDEQ concerning whether the extent of the groundwater contamination has been identified. Borden has paid substantially all the costs to date of the Settlement Agreement.

  On October 27, 1994, the United States Department of Justice (the "DOJ"), at the request of the United States Environmental Protection Agency (the "EPA"), filed an action against the Company and BCPM in the United States District Court for the Middle District of Louisiana. The complaint seeks facility-wide corrective action and material civil penalties for alleged violations of the federal Resource, Conservation and Recovery Act ("RCRA"), the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), and the federal Clean Air Act (the "Clean Air Act") at the Geismar complex. If the Company is unsuccessful in this proceeding, or otherwise subject to RCRA permit requirements, it may be subject to three types of costs:
(i) corrective action; (ii) penalties; and (iii) costs needed to obtain a RCRA permit. Corrective action could require the Company to conduct investigatory and remedial activities at the Geismar complex concurrently with the groundwater monitoring and remedial program that the Company is currently conducting under the Settlement Agreement. The cost of any corrective action could have a material adverse effect on the Company. Although the maximum statutory penalty that would apply if the government is successful in its enforcement action would be in excess of $150 million, the Company believes that, assuming the Company is unsuccessful and based on information currently available to it and an analysis of relevant case law and administrative decisions, the more likely amount of any liability for civil penalties would not exceed several million dollars. If the Company must incur additional costs to obtain a RCRA permit, it estimates that it will spend approximately $1.0 million to complete the RCRA permit application process that it has begun as a protective filing, and an additional amount, which the Company does not believe would be material, to amend its pending RCRA permit application to include the north trench sump at the Geismar facility.

  If the United States is successful in requiring the Company to perform corrective action at the Geismar complex, or the LDEQ requires the Company to perform further remedial measures in response to data generated by the planned additional groundwater wells, the Company anticipates that at least a portion of such corrective action costs or additional costs required by LDEQ would be covered by the Environmental Indemnity Agreement. Pursuant to such agreement, Borden has agreed, subject to certain conditions, to indemnify the Company and the Operating Company in respect of environmental liabilities arising from facts or circumstances that existed and requirements in effect prior to November 30, 1987, the date of the initial sale of the Geismar and Illiopolis facilities to the Company. The extent to which any penalties or permit costs that the Company may incur as a result of the government's recent enforcement action will be subject to the Environmental Indemnity Agreement will depend, in large part, on whether such penalties or costs are attributable to facts or circumstances that existed and requirements in effect prior to November 30, 1987. See "Business and Properties--Borden Environmental Indemnity" for a more detailed discussion of the terms and limitations of the Environmental Indemnity Agreement.

  Because of the complex nature of environmental insurance coverage and the rapidly developing case law concerning such coverage, no assurance can be given concerning the extent to which insurance may cover environmental claims against the Company, including claims arising from the Settlement Agreement and the enforcement action filed on October 27, 1994. However, insurance generally does not cover penalties or costs of obtaining a permit.

  A description of the Settlement Agreement, pending federal enforcement action, and the Company's evaluation of these matters, are set forth under "Legal Proceedings"; it is recommended that prospective purchasers of Units carefully review that section.

  Anticipated Capital Expenditures. The Company currently believes that the level of annual base capital expenditures at its Geismar and Illiopolis facilities over the next several years will be in the range of $20-25 million per year. The Company anticipates that total capital expenditures for 1994 will be approximately $23.0 million, of which $14.2 million was incurred during the first three quarters. Total capital expenditures for 1995 are anticipated to be approximately $42 to $46 million, $20 to $25 million of which will be used for annual base capital expenditures and the balance of which will be used primarily for an approved 30 million gallon methanol expansion and a proposed expansion of the Addis Facility. The Company's actual level of capital expenditures would vary substantially if the Company is required to undertake corrective action or incur other environmental compliance costs in connection with the proceedings discussed under "Legal Proceedings". No assurance can be given that greater capital expenditures will not be required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Capital Expenditures" and "Business and Properties--Methanol and Derivatives".

  Operating Risks. The Company has two major operating facilities, the Geismar complex and the Illiopolis plant, and proposes to acquire a third major operating facility, the Addis Facility. The loss or shutdown of operations over an extended period of operations at any such facility would have a material adverse effect on the Company. The Company's operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. The Company maintains property, business interruption and casualty insurance which it believes is in accordance with customary industry practices, but it is not fully insured against all potential hazards incident to its business.

  Potential Exposure to Increased Louisiana Use Taxes. The Louisiana Supreme Court recently upheld the imposition of use taxes by a local Louisiana taxing authority, Plaquemine Parish Government, against BP Oil Company on certain intermediate materials used in its reprocessing of crude oil. The holdings of this case could expose the Company to additional use tax liability in connection with its current operations in Louisiana. Under Louisiana law, the use tax is imposed by local authorities including parishes. Although the Louisiana parish in which the Company's current facility is located has not assessed any use taxes against the Company based on the holdings of the BP Oil Company case, the parish does have a use tax ordinance and under the holdings of the case could impose the use tax on the Company. For prior years for which the statute of limitation has not elapsed and the Company is subject to additional assessment, the Company's best current estimate of the potential amount of use taxes which might be imposed is approximately $10.0 million (exclusive of interest). The Company (together with many other businesses located in Louisiana) has filed a motion to intervene in the BP Oil Company case to support a rehearing and reversal of the court's decision. The Louisiana Supreme Court has recently granted a rehearing of one of the holdings of the BP Oil Company case. If the rehearing results in the reversal of such holding, the potential amount of use taxes which might be imposed for the prior years and future years may be substantially reduced. However, in the event the BP Oil Company case is not reversed and the Louisiana parishes in which the Company's facilities are located seek to assess a similar use tax, the Company estimates that the increased use tax costs in future years will be approximately $2.5 million per year.

CONSIDERATIONS RELATING TO THE POSSIBLE CHANGE OF CONTROL OF BORDEN; RELATIONSHIP WITH BORDEN

  Borden has advised the Company that Borden has entered into the Merger Agreement pursuant to which an affiliate of KKR would, subject to certain terms and conditions, merge with and into Borden. In the event that such a transaction were to be effected, Borden would become a subsidiary of Whitehall Associates, L.P., an affiliate of KKR. As a result of certain actions taken by Borden's Board of Directors, the Unitholders will not have a right to require Borden to purchase the Units in connection with the transactions contemplated in the Merger Agreement. See "Description of the Depositary Units and the Deposit Agreement--Conditional Right to Require Purchase of Units by Borden".

  Sales to Borden represented approximately 19% of the Company's total sales in 1993 and approximately 21% of the Company's total sales in the first nine months of 1994 (less than 18% in both 1993 and the first nine months of 1994 on a pro forma basis after giving effect to the Acquisition). Borden and the Operating Company are parties to certain Purchase Agreements and Processing Agreements described under "Business and Properties--Purchase and Processing Agreements". Such agreements require Borden, subject to the terms and conditions contained therein, to purchase from the Company at least 85% of Borden's requirements for PVC resins, methanol, ammonia and urea and to utilize certain percentages of the Company's capacity to process formaldehyde and urea-formaldehyde concentrate. The Company believes that the pricing formulae set forth in such agreements have in the past provided aggregate prices and processing charges for the covered products that over time have approximated the aggregate prices and processing charges that Borden would have been able to obtain from unaffiliated suppliers, considering the magnitude of Borden's purchases, the long-term nature of such agreements and other factors. The Company believes that this will continue to be the case in the future. There may be conditions prevailing in the market at various times, however, under which the prices and processing charges under these agreements could be higher or lower than those obtainable from unaffiliated third parties.

  Because the Purchase and Processing Agreements are requirements contracts, sales or processing of products thereunder are dependent on Borden's requirements for such products. Such requirements could be affected by a variety of factors, including a sale or other disposition by Borden of all or certain of its manufacturing plants to unaffiliated purchasers (in which event such agreements would not apply to any such purchaser unless otherwise agreed to by such purchaser). In the event that, whether following any change of control of Borden or otherwise, Borden were to sell or otherwise dispose of all or certain of its plants or otherwise reorient its businesses, Borden's requirements for products sold or processed by the Company under the Purchase and Processing Agreements could be diminished or eliminated. In the event that Borden's requirements under any such agreements were to be materially diminished or eliminated, the Company's sales of the applicable products would be affected in the short-term while the Company attempted to find replacement customers. Depending on market conditions, the Company may be able to effect sales of such products at lower or higher prices than would otherwise have been the case had Borden's requirements for such products been maintained at past levels. In the event of a weak market for any such products, the Company's sales volumes would likely be lower than if Borden's requirements for such products had been maintained at past levels. The Company anticipates that, if Borden were to sell all or certain of its chemical products manufacturing facilities, a purchaser may be interested in negotiating the continuation of all or certain of the Purchase and Processing Agreements.

  Prior to the announcement of Borden's proposed merger with an affiliate of KKR, Borden's management had presented a plan to its Board of Directors aimed at improving Borden's financial performance. The plan recommended the sale of certain of Borden's businesses, including a sale of Borden's manufacturing plants that use PVC resins purchased from the Company. In light of the proposed merger of Borden, it has not been determined by Borden's Board of Directors whether Borden will pursue the recommendations of its management's plan.

  Borden's other agreements with the Company include an environmental indemnity agreement (see "Business and Properties--Environmental and Safety Regulations") and a covenant not to compete in the manufacture or sale in the United States of certain products manufactured by the Company (see "Business and Properties-- Competition"). Borden has also capitalized BCPM with a promissory note of Borden with an aggregate outstanding principal amount of $37.5 million and will, in connection with this offering, issue to BCPM an additional promissory note in the amount of 10% of the net proceeds of this offering. The promissory note of Borden representing the original capitalization of BCPM was not contributed to the Company and remains outstanding. Pursuant to the Partnership Agreements, BCPM has a 1% general partner interest in the Company and a 1.0101% general partner interest in the Operating Company. Pursuant to the Intercompany Agreement, BCPM is required to maintain a net worth equal to at least 10% of the capital contributions to the Company or the Operating Company. For this purpose, "net worth" means the excess of (i) the fair market value of all assets of BCPM (exclusive of any interest in, and notes and accounts receivable from, any limited partnership in which BCPM has any interest) over (ii) all liabilities of BCPM. In order to meet such net worth test, BCPM intends to retain as assets, and does not intend to contribute to the Company, such promissory note and the additional promissory note of Borden to be issued to it by Borden in connection with this offering. In addition, the Company has no employees, and the Company relies on the officers and employees of BCPM, who are also officers or employees of Borden.

  No assurance can be given as to whether, following a change of control or otherwise, Borden would dispose of various assets or businesses, increase its leverage or effect changes in its management so as to adversely affect the financial condition, size, scope of business or management of Borden and thereby its ability to perform its contractual obligations to the Company or adversely affect the management of BCPM.

CONSIDERATIONS RELATING TO THE ADDIS FACILITY

  Integration of Addis Facility. The Acquisition represents a significant increase in the Company's PVC resin business. The Addis Facility's fiscal 1993 total net sales were approximately $96.2 million. Successful integration of the Addis Facility into the Company's operations will depend primarily on the Company's ability to maintain existing sales levels and achieve improved operating efficiencies and lower overhead costs. There can be no assurance that the Company can successfully integrate the Addis Facility.

  Potential Addis Environmental Liabilities. Similar to the Company, the operations of the Addis Facility are subject to federal, state and local environmental, health and safety laws and regulations. Pursuant to the Asset Transfer Agreement, OxyChem has agreed to indemnify the Company for environmental liabilities arising from the manufacture, generation, treatment, storage, handling, processing, disposal, discharge, loss, leak, escape or spillage of any product, waste or substance generated or handled by OxyChem prior to the closing of the Acquisition, any condition resulting therefrom relating to acts, omissions or operations of OxyChem prior to such date, and any duty, obligation or responsibility imposed on OxyChem prior to such date under environmental laws in effect prior to such date to address such condition. However, except with regard to claims arising from OxyChem's disposal of waste at sites other than the Addis Facility, OxyChem has no indemnification obligation if the claim for indemnification is the result of a change in applicable law after the closing of the Acquisition. There can be no assurance that the indemnification provided by OxyChem will be sufficient to cover all environmental liabilities existing or arising at the Addis Facility.

CONSIDERATIONS RELATING TO PARTNERSHIP STRUCTURE AND RELATIONSHIP TO THE GENERAL PARTNER

  Limited Liability of Limited Partners is Not Unconditional. The Operating Company conducts business in Louisiana, Illinois and other states. The limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Company was, by virtue of its ownership of a limited partner interest in the Operating Company or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove or replace the General Partner of the Company, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Company's business, then the Unitholders could be held liable for the Company's obligations to the same extent as a general partner. See "Summary of the Partnership Agreements--Limited Liability".

  Liability of Unitholders for Return of Certain Distributions. Unitholders will not be liable for assessments in addition to their initial capital investments in the Units. Under certain circumstances, however, a Unitholder may be required to repay, for a period of one year after return, amounts rightfully returned to him which represent a return of contribution and which are necessary to discharge the Company's liabilities to creditors who extended credit to the Company during the period such contribution was held by the Company. In addition, under certain circumstances, a Unitholder may be required to repay amounts wrongfully returned or distributed to him. See "Summary of the Partnership Agreements--Limited Liability".

  Management and Control by the General Partner; Difficulty in Removing General Partner. The General Partner has broad discretion to manage the business and operations of the Company including, without limitation, matters affecting the amount of Available Cash. Unitholders have no right to elect the General Partner or its Board of Directors on an annual or other ongoing or periodic basis.

  The limited partners of the Company (the "Limited Partners") may not remove the General Partner unless (i) such removal is approved by Unitholders holding at least 66 2/3% of the Units held by persons other than BDH One, Inc. ("Borden Delaware"), a wholly owned subsidiary of Borden, or its affiliates and (ii) they receive a legal opinion relating to the tax status of the Company and the limited liability of the Unitholders. The substitution of a new general partner requires the approval by Unitholders holding more than 50% of the Units held by persons other than Borden Delaware or its affiliates (a "Majority Interest").

  BCPM has agreed not to withdraw as general partner of the Company and the Operating Company (with limited exceptions described below) without the approval of a Majority Interest prior to November 30, 2002. Notwithstanding the foregoing, BCPM may withdraw as general partner, without the approval of a Majority Interest and without an opinion of counsel relating to certain matters, upon 90 days' notice to the Unitholders if more than 50% of the outstanding Units held by persons other than by Borden Delaware or its affiliates are held by one person or its affiliates.

  The General Partner may transfer all, but not less than all, of its general partner interests in the Company and the Operating Company without the approval of the Unitholders to a subsidiary of Borden or upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity, provided in either case that such subsidiary or entity assumes the rights and duties of the General Partner, agrees to be bound by the provisions of the Partnership Agreement and the Amended and Restated Agreement of Limited Partnership of the Operating Company (the "Operating Partnership Agreement," and, together with the Partnership Agreement, the "Partnership Agreements") and furnishes an opinion of counsel that such transfer would not result in the loss of the limited liability of any Unitholders or of the limited partner of the Operating Company or cause either the Company or the Operating Company to be taxable as a corporation or an association taxable as a corporation for federal income tax purposes. In the case of any other transfer, in addition to the foregoing requirements, the vote of a Majority Interest is required. The Partnership Agreements provide that the withdrawal or removal of BCPM as the general partner of either the Company or the Operating Company will automatically constitute its withdrawal or removal as general partner of the other. See "Summary of the Partnership Agreement-- Withdrawal or Removal of the General Partner; Obligations of BCPM and Borden".

  In addition, Borden has agreed to retain, either directly or through a wholly owned subsidiary, beneficial ownership of 100% of the shares of capital stock of BCPM until the earlier of (i) November 30, 2002, (ii) the first date as of which the General Partner is permitted to withdraw as general partner of the Company as described above or (iii) the date as of which a Majority Interest approves the sale of such shares.

  Conflicts of Interest. Certain conflicts of interest may arise as a result of the General Partner's relationship with Borden and its affiliates, including the Company. Such conflicts may include, among others, the following situations: (i) decisions of the General Partner that affect Available Cash and the payment of incentive distributions to the General Partner, such as the General Partner's determination of the amount and timing of any capital expenditures, borrowings and reserves and which expenditures are necessary or appropriate to provide for the proper conduct of the business of the Company, thereby reducing Available Cash from which the Target Distribution is payable;
(ii) the issuance of additional equity securities; (iii) payments to the General Partner or its affiliates for any services rendered to or on behalf of the Company, subject to the limitations described under "Conflicts of Interest and Fiduciary Responsibilities"; (iv) the General Partner's determination of which direct and indirect costs are reimbursable by the Company; (v) enforcement by the General Partner of obligations owed by the General Partner or its affiliates to the Company, including the obligations of Borden or its subsidiaries under the Purchase and Processing Agreements and the Environmental Indemnity Agreement; and (vi) the decision to retain separate counsel, accountants or others to perform services for or on behalf of the Company.

  Such conflicts of interest may also arise if and when Borden and its affiliates engage in businesses, either currently or in the future, that may be in competition with the business then conducted by the Company. See "-- Considerations Relating to the Possible Change of Control of Borden; Relationship with Borden".

  The Partnership Agreements provide that the General Partner may resolve any conflicts of interest that may arise by, among other things, considering the relative interests of all the parties to the conflict and such additional factors as the General Partner deems relevant, reasonable or appropriate under the circumstances. Thus, unlike the strict duty of a trustee who must refrain under state law from engaging in transactions with its affiliates and must act solely in the best interests of its beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to any conflict of interest, including Borden and its affiliates. See "Conflicts of Interest and Fiduciary Responsibility".

  As described under "Use of Proceeds", the Operating Company intends to offer Notes and use a portion of the net proceeds to prepay the Old Notes. The Company anticipates that, in order to effect such prepayment, it will need to pay a Prepayment Premium. The prepayment of the existing Old Notes will, in addition to providing certain benefits to the Company described under "Use of Proceeds", benefit Borden because it will have the effect of terminating the Borden Purchase Obligation that would otherwise be triggered by a change of control of Borden. Because of the benefits to Borden of the prepayment of the Old Notes, Borden has advised the Company that it is willing to pay a portion of the Prepayment Premium. Because the allocation of the Prepayment Premium between Borden and the Company constitutes a conflict of interest between Borden and the Company, such allocation will be subject to Special Approval. See "Use of Proceeds".

  Modification of Fiduciary Duties. The General Partner is generally accountable to the Company and to the Unitholders as a fiduciary. Consequently, the General Partner generally must exercise good faith and integrity in handling the assets and affairs of the Company. The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") provides that Delaware limited partnerships may, in their partnership agreements, modify the fiduciary duties that might otherwise be applied by a court in analyzing the duty owed by general partners to limited partners. The Partnership Agreements, as permitted by the Delaware Act, contain various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Company and its partners. In addition, holders of Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law. Such modifications of state law standards of fiduciary duty may significantly limit a Unitholder's ability to successfully challenge the actions of the General Partner as being in breach of what would otherwise have been a fiduciary duty.

  Limitations on the Voting Rights of the Limited Partners. Unlike the holders of common stock in a corporation, holders of outstanding Units have only limited voting rights on matters affecting the Company. As a result of such limited voting rights, holders of Units will not have the ability to participate in partnership governance to the same degree as holders of common stock in a corporation. The treatment of the Company as a corporation for tax purposes commencing January 1, 1998 would not, in itself, change the Unitholders' status as a limited partner for any other purpose. The sale or exchange of all or substantially all of the Company's or the Operating Company's assets requires the approval of a Majority Interest. An election of the General Partner to dissolve the Company requires the approval of a Majority Interest. See "Summary of the Partnership Agreements--Meetings and Voting".

  Unitholders holding 20% or more of the outstanding Units have the right to propose amendments to the Partnership Agreement. Under certain circumstances, Assignees have certain rights to cause the General Partner to vote the Units owned by such Assignees pursuant to their written direction. See "Summary of the Partnership Agreements--Amendment of Partnership Agreements"; --Meetings and Voting".

  Issuance of Additional Units May Cause Dilution to Existing Unitholders. The Partnership Agreement authorizes the General Partner to cause the Company to issue an unlimited number of additional units and other equity securities ("Additional Units") (subject to a limitation on the number of equity securities that may be issued that have rights to distributions or in liquidation ranking on a parity with, prior to or senior to, the Units) for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any Unitholders. See "Summary of the Partnership Agreements--Issuance of Additional Units and Securities". Any increase in the number of Units outstanding would result in a decrease in the proportionate ownership interest in the Company represented by, and may adversely affect the market price of, Units then outstanding and may reduce the amount of per Unit distributions by the Company.

  Right of General Partner to Call Units. In the event that at any time less than 10% of the Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to the Company, to purchase all, but not less than all, of the outstanding Units held by such nonaffiliated persons. See "Summary of the Partnership Agreements--Right to Call Units".

  Absence of Arm's-Length Agreements. Neither the Partnership Agreements nor the Purchase and Processing Agreements and the Environmental Indemnity Agreement nor any other agreement between

Borden and the Company was the result of arm's-length negotiations. See "Conflicts of Interest and Fiduciary Responsibility".

  Relationship with Borden. The Company has numerous continuing relationships with Borden. The General Partner is a wholly-owned subsidiary of Borden. In addition, Borden has entered into certain Purchase and Processing Agreements with the Operating Company. The Company also has the right to use certain trademarks and patents under a license agreement with Borden. Borden's other agreements with the Company include an environmental indemnity agreement (see "Business and Properties--Environmental and Safety Regulations") and a covenant not to compete in the manufacture or sale in the United States of certain products manufactured by the Company (see "Business and Properties-- Competition"). Borden has also capitalized the General Partner with a promissory note of Borden having an aggregate outstanding principal amount of $37.5 million and will, in connection with this offering, issue to the General Partner an additional promissory note in the amount of 10% of the net proceeds of this offering. In addition, the Company has no employees and the Company relies on the officers and employees of the General Partner who are officers or employees of Borden. The Partnership Agreements provide that the Company will not engage in any business other than the manufacture or production of PVC resins, VCM, acetylene, methanol, formaldehyde, urea-formaldehyde concentrate, ammonia, urea and acetic acid, unless such other business is approved by Special Approval. Moreover, the General Partner is not permitted to cause the Company to construct any plants at locations other than Geismar and Illiopolis or to expand significantly the capacity of the Geismar formaldehyde plants without Special Approval. The Company's acquisition of the Addis Facility received Special Approval. See "The Acquisition". The Company and the Operating Company are intended to be limited purpose partnerships, and the Partnership Agreements provide that the General Partner has no duty to propose or approve, and in its sole discretion may decline to propose or approve, any of the above actions. For a discussion relating to a possible change of control of Borden see "--Considerations Relating to Possible Change of Control of Borden; Relationship with Borden".

TAX CONSIDERATIONS

  For a general discussion of the expected federal income tax consequences of acquiring, owning and disposing of Units, see "Certain Federal Income Tax Considerations".

  Characterization of Partnership Income. Certain Unitholders, including any Unitholder who is an individual, will not be permitted to use losses from other passive activities to offset income from the Company. A Unitholder's share of net passive income from the Company will be treated as investment income and may be offset by such Unitholder's investment interest expense.

  Partnership Status. Based upon certain representations of the General Partner, Sidley & Austin, special counsel to the Company, the Operating Company and BCPM, has rendered its opinion that under current law and regulations, which are subject to change, (i) each of the Company and the Operating Company will be treated as a partnership for federal income tax purposes (but, in the case of the Company, such treatment will not extend beyond the Company's taxable year ending December 31, 1997); (ii) the owners of Units (other than an owner who is entitled to execute and deliver a Transfer Application but who has failed to do so) will be treated as partners of the Company (but such treatment will not extend beyond the Company's taxable year ending December 31, 1997); and (iii) the acquisition of the Addis Assets by the Operating Company will not be the addition of a substantial new line of business with respect to the Company. However, no advance ruling from the IRS as to such status has been or will be requested, and the opinion of counsel is not binding on the IRS. If the IRS were to challenge the federal income tax status of the Company or the amount of the Unitholder's allocable share of the Company's taxable income, such challenge could result in an audit of the Unitholder's entire tax return and in adjustments to non-Company items on that return. In addition, the Unitholder would bear the cost of any expenses incurred in connection with an examination of his personal tax return.

  One of the criteria involved in determining whether the Company and the Operating Company are treated as partnerships for federal income tax purposes is whether the General Partner has and maintains a substantial net worth (as such term is used for partnership tax law purposes). The opinion of Sidley & Austin that the Company and the Operating Company will be treated as partnerships for federal income tax purposes is expressly conditioned on the General Partner maintaining a specified net worth. See "Certain Federal Income Tax Considerations--Legal Opinions and Advice"; and "-- Partnership Status". At the time of the sale of the Units offered hereby, the General Partner will have such net worth, represented in whole or in part by a demand note issued by Borden.

  Treatment of either the Company or the Operating Company as a corporation in any taxable year (which will occur in the case of the Company in its first taxable year beginning after December 31, 1997) would result in its income, gains, losses, deductions and credits being reflected only on its tax return rather than being passed through to Unitholders, and its net income being taxed at corporate rates. In addition, distributions made to Unitholders would be treated as dividend income (to the extent of current or accumulated earnings and profits), and, in the absence of current or accumulated earnings and profits, as a nontaxable return of capital (to the extent of the Unitholder's basis in his Units), or as capital gain (after the Unitholder's basis in his Units is reduced to zero). Furthermore, losses realized by the Company and the Operating Company would not flow through to Unitholders.

  Ownership of Units by Tax-Exempt Entities. It is anticipated that substantially all of the income derived from the Company by tax exempt entities (including individual retirement accounts and other retirement plans) will constitute unrelated business taxable income until December 31, 1997. As a result, tax-exempt entities which become Unitholders will be required to report the Company's taxable income on a federal income tax return filed with the IRS and may be required to pay taxes on such income. See "Certain Federal Income Tax Considerations--Tax Treatment of Operations--Unrelated Business Taxable Income".

  Tax Liability Exceeding Cash Distributions or Proceeds from Dispositions of Units. A Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes, on his allocable share of the Company's income, whether or not he receives cash distributions from the Company. Taxable income may exceed cash distributions and Unitholders may be required to pay tax liabilities without the receipt of cash from the Company. Further, upon the sale or other disposition of Units, a Unitholder may incur tax liability in excess of the amount of cash received. To the extent that a Unitholder's tax liability exceeds the amount distributed to him or which he receives on the sale or other disposition of his Units, he will incur an out-of-pocket expense.

  State and Local Taxes. With respect to an investment in Units, Unitholders will be required to file state and local income tax returns and to pay state and local income taxes in their states of domicile. In addition, Unitholders may be liable for state and local taxes in the various states in which the Operating Company conducts business or in which its properties are located. The Operating Company currently conducts business primarily in Illinois and Louisiana, although an obligation to file tax returns or to pay taxes may arise in other states.

  Automatic Taxation as a Corporation after 1997. The General Partner anticipates that, because of certain amendments made to the Code subsequent to the formation of the Company, the Company will be treated as a corporation for federal income tax purposes during the Company's first taxable year beginning after December 31, 1997. In general, the principal tax disadvantage of the treatment of the Company as a corporation is that a corporation pays taxes on its net income and in addition, its shareholders generally pay taxes on any dividends from the corporation. In contrast, a partnership pays no entity-level tax and its partners pay tax on their share of the partnership net income and on distributions that exceed their tax basis in their partnership interests. Accordingly, the treatment of the Company for federal income tax purposes as a corporation after 1997 will result in a material reduction in a Unitholder's cash flow and after-tax return.

                             PARTNERSHIP STRUCTURE

  The Company was formed in 1987 to acquire, own and operate, through the Operating Company, PVC, methanol and other chemical plants located at Geismar, Louisiana, and Illiopolis, Illinois, that were previously owned and operated by Borden. BCPM is the sole general partner of each of the Company and the Operating Company and has a 2% aggregate interest in the Company. BCPM is a wholly-owned subsidiary of Borden. The Company is managed and operated by officers and employees of BCPM, who are also employees of Borden. The Company currently has no employees and does not anticipate having any employees.

  The following chart depicts the organization and ownership of the Company after giving effect to the sale of the Units offered hereby (assuming the Underwriters' over-allotment option is not exercised).


                            [GRAPHIC APPEARS HERE]



  The Operating Company owns 100% of Finance Corp., a co-issuer, together with the Operating Company, of the Notes.

  The principal executive offices of the Company and BCPM are located at Highway 73, Geismar, Louisiana 70734, and the telephone number is (504) 673-6121.

                                THE ACQUISITION

OVERVIEW

  On August 12, 1994, the Operating Company entered into an asset transfer agreement (the "Asset Transfer Agreement") with OxyChem to purchase the Addis Assets and assume certain obligations relating to the Addis Assets. The cash purchase price for the Addis Assets is $104.3 million, subject to certain customary post-closing adjustments. Based primarily on the inventory levels of the Addis Facility at September 30, 1994, the Company expects that such post-closing adjustments could reduce the purchase price by up to $5.0 million.

  The Acquisition provides the Company the opportunity to increase its PVC resin capacity at a time of increasing demand for PVC resin. The Company believes that purchasing an existing plant, which has a proven operating capacity, is substantially more cost effective than increasing capacity through the construction of a new grass-roots facility. In addition, a new grass-roots facility would require two to three years to complete.

  The closing of this offering will occur concurrently with, and is conditioned upon, the closing of the Acquisition. The Acquisition is subject to certain conditions, including approval by the FTC, an environmental assessment of the real estate upon which the Addis Facility is located and the financing of the Acquisition.

  The purchase price for the Addis Assets will be financed in part by the proceeds of this offering. The remaining purchase price will be financed through a concurrent offering of the Notes. Neither the Acquisition nor this offering is conditioned upon consummation of the Notes offering. In the event that the Notes offering is postponed or not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets. The use of cash on hand would reduce cash available for distribution to Unitholders. See "Use of Proceeds."

ADDIS FACILITY

  The Addis Facility, which is located in Addis, Louisiana, produces general purpose PVC resins. The Addis Facility began operations in 1979 and is located on approximately 40 acres of a 220 acre site. Approximately 140 employees work at the Addis Facility, including approximately 55 contract personnel. The current permitted annual capacity of the plant is 600 million pounds although proven annual capacity is 450 million pounds. Production during the years 1990 through 1993 has ranged from 407 million to 450 million pounds per year depending on product mix and timing of maintenance turnarounds. In 1993, only 407 million pounds of PVC resins were produced, partially as a result of a scheduled maintenance outage in November. In addition, during 1993, the Addis Facility produced 95% of its volume as low molecular weight resin which runs at a line rate 11% slower than standard molecular weight resin such as pipe grade resin.

SPECIAL APPROVAL

  Under the Operating Partnership Agreement, Special Approval is required in order for the Operating Company to acquire, own and operate the Addis Assets. As so required, the acquisition, ownership and operation by the Operating Company of the Addis Assets and the Asset Transfer Agreement have been approved by Special Approval.

CERTAIN TERMS OF THE ASSET TRANSFER AGREEMENT

  Pursuant to the Asset Transfer Agreement, the Operating Company will purchase the Addis Assets, which includes the Addis Facility, and assume certain obligations relating to the current operation of the Addis Assets such as executory obligations under existing leases, licenses, permits and contracts. In addition, the General Partner will extend offers of employment, on terms determined by it, to all the hourly employees and certain salaried employees employed at the Addis Facility, and will provide certain employee benefits to such employees. The Asset Transfer Agreement contains certain customary representations and warranties of the Operating Company and OxyChem, as well as customary closing conditions.

  OxyChem has agreed to indemnify the Operating Company and affiliated persons for any actions, losses and expenses arising out of the operation of the Addis Facility prior to the closing and any pre-closing liabilities imposed under environmental laws in effect prior to the closing. The Operating Company has agreed to indemnify OxyChem and affiliated persons for any actions, losses and expenses arising out of similar actions or liabilities arising after the closing. In addition, OxyChem and the Operating Company have agreed to indemnify each other for claims, damages, liabilities, losses or other expenses arising out of, certain other matters, including (i) breaches of representations, warranties and covenants, (ii) products liability for products shipped by OxyChem or the Operating Company before or after the closing of the Acquisition, as the case may be, and (iii) liabilities or obligations of OxyChem which are or are not assumed by the Operating Company, as the case may be. Certain of such indemnities are subject to limitations in terms of indemnified amounts and indemnification periods.

VCM SUPPLY AGREEMENT AND PVC TOLLING AGREEMENT

  Upon the closing of the Acquisition, the Operating Company and OxyChem will enter into a VCM supply agreement (the "VCM Supply Agreement") that would obligate the Operating Company to purchase from OxyChem its requirements for VCM at the Addis Facility up to a specified annual base requirement. The VCM Supply Agreement is a multi-year agreement under which OxyChem will sell VCM to the Company at competitive rates.

  Upon the closing of the Acquisition, the Operating Company and OxyChem will also enter into a PVC Tolling Agreement (the "PVC Tolling Agreement"), under which OxyChem will supply VCM to the Operating Company for conversion into a specified annual base quantity of PVC at the Addis Facility for OxyChem. The PVC Tolling Agreement is a multi-year agreement under which the Operating Company will manufacture PVC for a competitive fee.

ACCOUNTING TREATMENT

  The Acquisition will be treated as a purchase for accounting purposes. Accordingly, the results of operations of the Addis Facility will be included in the Company's consolidated results of operations from and after the closing of the Acquisition. Based on internal engineering evaluations, which indicate that the fair market value of the Addis Assets will exceed the acquisition price, management anticipates that no goodwill will be recognized from the Acquisition for accounting purposes.

                                USE OF PROCEEDS

  The net proceeds from this offering of Units are estimated to be approximately $74.2 million, after deduction of underwriting discounts and commissions and estimated expenses. The Company intends to contribute all such net proceeds to the Operating Company to fund a portion of the purchase price for the Addis Assets and related expenses. See "The Acquisition". If the Underwriters' over-allotment option is exercised in full, the Company intends to contribute the estimated additional $11.3 million of net proceeds to the Operating Company to be used to fund any remaining portion of the purchase price for the Addis Assets, and for other permitted partnership purposes.

  Concurrently with this offering of Units, the Operating Company and Finance Corp. intend to make a public offering of the Notes in an aggregate principal amount of $200.0 million. See "Summary of the Financing Documents-- The Notes". Such offering will be made only by means of a separate prospectus. It is possible that the Company may postpone or not consummate the Notes offering. Neither the Acquisition nor this offering is conditioned upon consummation of the Notes offering. The Operating Company intends to use the net proceeds from the sale of the Notes first to prepay the currently outstanding $150.0 million aggregate principal amount of the Old Notes. The remaining proceeds of the Notes offering will be used to fund a portion of the purchase price of the Addis Assets and for other permitted partnership purposes. In the event the Notes offering is postponed or not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets. In addition, in the event that the Notes offering is not consummated, the Old Notes will not be refinanced and will continue to remain outstanding (although in such event the Company may, but has not determined that it will, attempt to refinance the Old Notes through a new loan facility or to seek an amendment to certain terms of the Old Notes). See "Summary of the Financing Documents--The Old Notes and the Working Capital Facility".

  The Operating Company does not have a contractual right to prepay the Old Notes but it has initiated discussions with the Old Noteholders and anticipates that it is likely to obtain their consent to prepayment of the Old Notes. The Operating Company expects that the prepayment price will equal the outstanding aggregate principal of and accrued interest on the Old Notes, together with a Prepayment Premium to be negotiated with the Old Noteholders.

  In connection with the original issuance by the Operating Company of the Old Notes, Borden had entered into the Borden Purchase Obligation, which provides that, in the event of a change of control of Borden, the Old Noteholders may elect to require Borden to purchase the Old Notes at a price equal to the outstanding aggregate principal of and accrued interest on the Old Notes, together with the Change of Control Premium.

  The change of control of Borden that would result from the completion of the transactions contemplated in the Merger Agreement would trigger the Borden Purchase Obligation. However, in the event that the Operating Company were to prepay the Old Notes, the Borden Purchase Obligation would be terminated. Borden has advised the Company that, in view of such termination of the Borden Purchase Obligation and the benefits to Borden of such termination, Borden is willing to pay a portion of the Prepayment Premium that Borden determines to be fair and reasonable to Borden.

  The Company believes that the refinancing of the Old Notes with the Notes will also benefit the Company by way of a significant extension of the maturity of the Operating Company's indebtedness and additional operating and financial flexibility as a result of elimination or modification of certain of the restrictive covenants currently imposed on the Operating Company under the Note Agreement. In addition, the Company anticipates that the interest rate on the Notes is likely to be lower than the interest rates on the Old Notes. Because of these factors, the Company is also willing to pay a portion of the Prepayment Premium so long as such payment is determined by Special Approval to be fair and reasonable to the Company.

  The Company anticipates that the Prepayment Premium payable in connection with the prepayment of the Old Notes will be no greater than the Change of Control Premium payable by Borden had the Borden Purchase Obligation been triggered at the time of such prepayment of the Old Notes. In the event that the

Change of Control Premium were payable on November 18, 1994, the amount of such premium would be approximately $14.0 million. Assuming interest rates remain constant or increase, such amount will decrease over time.

  Borden and the Company have not agreed to any allocation of the Prepayment Premium, although the Company believes that an allocation can be made on a basis that is fair and reasonable to the Company and Borden. Because the allocation of the Prepayment Premium between Borden and the Company constitutes a conflict of interest between Borden and the Company, any such allocation of the Prepayment Premium will be subject to Special Approval. In the event that the Company is not able to negotiate a satisfactory Prepayment Premium with the Old Noteholders or in the event that the Company and Borden are not able to negotiate a satisfactory allocation of the Prepayment Premium in a timely manner, the Operating Company will not proceed with the offering of the Notes and any remaining funds required by the Operating Company for the purchase price of the Addis Assets will be obtained as described below.

  The General Partner will make a capital contribution to the Company in an amount equal to 1% of the net proceeds of this offering. Such amount, together with the proceeds of the Units offered hereby, will be contributed as a capital contribution by the Company to the Operating Company. The General Partner will also make a capital contribution directly to the Operating Company in an amount equal to 1% of the aggregate amount of capital contributions referred to in the preceding sentence.

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at September 23, 1994, and as adjusted to reflect (i) the consummation of the Acquisition, (ii) the sale of 4,000,000 Units pursuant to this offering (after deducting underwriting discounts and commissions and estimated offering expenses), (iii) the issuance and sale by the Operating Company of the Notes,
(iv) the prepayment of the Old Notes and (v) the contribution to the capital of the Company by the General Partner. Such information should be read in conjunction with the historical and pro forma financial statements and the notes thereto included elsewhere in this Prospectus or incorporated by reference in this Prospectus.

                                                         AT SEPTEMBER 23, 1994
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(1)
                                                        --------- --------------
                                                         (AMOUNTS IN THOUSANDS)
Long-Term Debt:
  Old Notes(2).........................................  $150,000    $     --
  Notes(3).............................................        --     200,000
Partners' Capital(4):
  Common Unitholders...................................   228,615     289,170
  General Partner......................................     1,252       1,863
                                                        ---------    --------
  Total Partners' Capital..............................   229,867     291,033
                                                        ---------    --------
Total Capitalization...................................  $379,867    $491,033
                                                        =========    ========

- --------

(1) In the event the Notes offering is not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets. In such event and assuming the Prepayment Premium is not incurred, the principal amount of Old Notes outstanding would remain at $150,000 and total partners' capital and total capitalization, as adjusted, would be $304,892 and $454,892, respectively.

(2) See "Summary of the Financing Documents--The Old Notes and the Working Capital Facility".

(3) See "Summary of the Financing Documents--The Notes".

(4) Partners' Capital, as adjusted, reflects the aggregate estimated charge related to the prepayment of the Old Notes. The total Prepayment Premium is currently estimated to be $14.0 million, of which each of Borden and the Company would pay a portion. See "Use of Proceeds".

                     PRICE RANGE OF UNITS AND DISTRIBUTIONS

  The Units are listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol BCU. As of September 23, 1994 there were approximately 6,900 holders of record of Units.

  The Company distributes 100% of its Available Cash as of the end of each quarter on or about 45 days after the end of such quarter to Unitholders of record as of the applicable record date and to the General Partner. See "Cash Distributions".

  The following table presents for the periods indicated the cash distributions declared on Units, and the high and low sale prices of the Units, as reported on the NYSE Composite Tape. The cash distributions set forth below represent distributions of Available Cash per Unit with respect to each quarter, which distributions are made in the following quarter. As described under "Description of Depository Units and the Deposit Agreement--Combination of Units and Elimination of Distribution Support", until December 31, 1992 the Units constituted two separate classes of limited partner interests in the Partnership, Preference Units and Common Units (which Common Units traded on the NYSE as Enhanced Common Units). The two classes of Units received the same level of distributions per Unit, but traded at slightly different price levels. The two classes were combined into a single class of Units effective December 31, 1992 and the listing of the Units on the NYSE was combined under the symbol BCU on February 16, 1993. The following table reflects the trading history of the Enhanced Common Units through February 15, 1993.

                                                                       CASH
                                                     HIGH    LOW   DISTRIBUTIONS
                                                    ------ ------- -------------
1989:First quarter................................  $  24  $17 7/8     $0.80
     Second quarter...............................     22   16 1/4      0.80
     Third quarter................................  18 7/8  13 1/2      0.50
     Fourth quarter...............................  14 5/8   9 7/8      0.35
1990:First quarter................................  12 5/8  10 1/8      0.34
     Second quarter...............................  10 3/4   8 1/2      0.56
     Third quarter................................  10 5/8   7 5/8      0.53
     Fourth quarter...............................   9 1/4   7 1/2      0.52
1991:First quarter................................  13 1/4   8 3/8      0.39
     Second quarter...............................  12 7/8  10 3/8      0.45
     Third quarter................................  13 1/4  11 5/8      0.62
     Fourth quarter...............................  14 3/4  12 1/8      0.52
1992:First quarter................................  22 7/8  13 3/4      0.45
     Second quarter...............................  21 3/8  16 1/2      0.51
     Third quarter................................  19 3/8  15 7/8      0.32
     Fourth quarter...............................  17      12 3/8      0.31
1993:First quarter................................  17 1/8  13 5/8      0.30
     Second quarter...............................  16 1/8  10 3/4      0.18
     Third quarter................................  12 1/8   8 7/8      0.12
     Fourth quarter...............................  11 1/4   8 1/4      0.18
1994:First quarter................................  13 1/4   9 7/8      0.21
     Second quarter...............................  15 1/8  10 7/8      0.65
     Third quarter................................  25 7/8  13 1/4      1.02
     Fourth quarter...............................  26 3/8  19 1/4          (1)
     (through November 21, 1994)

- --------

(1) The Company anticipates declaring a distribution with respect to the fourth quarter on or about January 24, 1995.

On November 21, 1994, the last reported sale price of Units on the NYSE Composite Tape was $19 7/8 per Unit.

                               CASH DISTRIBUTIONS

GENERAL

  A principal objective of the Company is to generate cash from operations and to distribute Available Cash to the Unitholders and the General Partner in the manner described herein. "Available Cash" means generally, with respect to any quarter, the sum of all of the cash receipts of the Company (including distributions of cash received from the Operating Company) plus net reductions to reserves established in prior quarters, less all of its cash disbursements and net additions to reserves in such quarter. The full definition of Available Cash is set forth in "Glossary of Terms". Both the Old Notes and the Notes being offered concurrently with this offering of Units impose restrictions on the ability of the Operating Company to distribute cash to the Company and, therefore, the ability of the Company to make distributions to Unitholders. See "Summary of the Financing Documents". The definition of Available Cash permits the General Partner to establish cash reserves that it determines are necessary or appropriate to provide for the proper conduct of the business of the Company, to stabilize distributions of cash to the Unitholders and the General Partner with respect to the remaining quarters within a fiscal year and the first quarter of the following year or as necessary to comply with the terms of any agreement or obligation of the Company. The General Partner has broad discretion in establishing reserves, and its decisions regarding reserves could have a significant impact on the amount of Available Cash and distributions. The timing and amounts of additions and reductions to reserves may impact the amount of incentive distributions payable to the General Partner. As a result, distributions to Unitholders may over time be reduced from levels which would have been distributed if the General Partner were not able to control the timing of additions and reductions to reserves.

  The Company will distribute 100% of its Available Cash as of the end of each quarter on or about 45 days after the end of such quarter to Unitholders of record on the applicable record date and to the General Partner.

  Cash distributions are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction affects the amounts distributed to the Unitholders relative to the General Partner. See "--Distributions of Cash from Interim Capital Transactions". Cash from Operations, which is determined on a cumulative basis, generally refers to all cash generated by the operations of the Company's business since the date the Company commenced operations in 1987 ("Company Inception"), after deducting related cash expenditures, reserves and certain other items. Cash from Interim Capital Transactions generally refers to cash generated by (i) borrowings and sales of debt securities by the Company (other than for working capital purposes), (ii) sales of equity interests by the Company for cash and (iii) sales or other voluntary or involuntary dispositions of any assets of the Company for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business). The full definitions of Cash from Operations and Cash from Interim Capital Transactions are set forth in "Glossary of Terms".

  Amounts of cash distributed by the Company on any date from any source will be treated as a distribution of Cash from Operations, until the sum of all amounts so distributed to the Unitholders and to the General Partner (including any incentive distributions) equals the aggregate amount of all Cash from Operations from Company Inception through the date of such distribution. Any amount of cash (irrespective of its source) distributed on such date in excess of the aggregate amount of all Cash from Operations from Company Inception through the quarter prior to such distribution will be deemed to constitute Cash from Interim Capital Transactions and distributed accordingly. If Available Cash that is deemed to constitute Cash from Interim Capital Transactions is distributed in an aggregate amount equal to $367,500,000, the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and all Available Cash will be distributed as Cash from Operations. The General Partner does not anticipate that there will be significant amounts of Available Cash that are deemed to constitute Cash from Interim Capital Transactions distributed to the Unitholders. See "-- Distributions of Cash from Operations" and "--Distributions of Cash from Interim Capital Transactions".

  Capital expenditures that are made to upgrade and maintain the Company's plants or to comply with laws relating to the protection of the environment or expenditures that the General Partner determines to make to acquire other companies or assets (including the Addis Assets) reduce the amount of Available Cash. Further, for taxable years beginning after December 31, 1997, the Company will be treated as a corporation for tax purposes. Since net income and gain will be taxed to the Company, the amount of Available Cash will be reduced which will result in a material reduction in a Unitholders' cash flow and after-tax return. See "--Entity-Level Taxation".

  The following description of distributions under "Distribution of Cash from Operations", "Distributions of Cash from Interim Capital Transactions" and "Distributions Upon Liquidation", combines the 1.0101% distribution that is required to be made by the Operating Company to the General Partner with the 1% distribution that is required to be made by the Company to the General Partner and restates the Company's distributions as if both such distributions were required to be made at the level of the Company with the effect that, in appropriate contexts, the Company is stated to be required to make 2% regular distributions to the General Partner.

DISTRIBUTIONS OF CASH FROM OPERATIONS

  Distributions by the Company of Available Cash with respect to any quarter that is deemed to be Cash from Operations will be made in the following manner:

  first, 98% of any such Available Cash to all Unitholders pro rata and 2% thereof to the General Partner, until there has been distributed in respect of each such Unit an amount equal to $0.3647 for such quarter; and

  thereafter, 78% of any such Available Cash then remaining to all Unitholders pro rata and 22% (20% incentive distribution plus 2% regular distribution) to the General Partner.

  The following table illustrates the distribution of Available Cash from
Operations:

      DISTRIBUTION                                   UNITHOLDERS GENERAL PARTNER
      ------------                                   ----------- ---------------
      Up to the Target Distribution.................     98%            2%
      After the Target Distribution.................     78%           22%

ADJUSTMENT OF THE TARGET DISTRIBUTION

  The Company will be treated, solely for tax purposes, as a corporation for taxable years beginning after December 31, 1997. See "--Entity-Level Taxation". As a result of the taxation of the Company as a corporation, the Target Distribution for each quarter beginning after December 31, 1997, will be equal to (i) $0.3647 multiplied by (ii) 1 minus the sum of (x) the highest marginal federal corporate income tax rate for the calendar year in which such quarter occurs plus (y) the effective over-all state and local income tax rate applicable to the Company for the calendar year next preceding the calendar year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). Such effective over-all state and local income tax rate shall be determined for the calendar year next preceding the first calendar year during which the Company is taxable for federal income tax purposes as a corporation or as an association taxable as a corporation by determining such rate as if the Company had been subject to such state and local taxes during such preceding calendar year.

  The Target Distribution will also be proportionately adjusted in the event of any combination or subdivision of Units (whether effected by a distribution payable in Units or otherwise) but not by reason of the issuance of additional Units for cash. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions which are dispositions of assets arising from condemnation, fire, acts of God or other similar events beyond the reasonable control of the Company, the Target Distribution will be adjusted downward by multiplying the Target Distribution, as the same may have been previously adjusted, by a fraction, the numerator of which is the Unrecovered Capital (as defined below) immediately after giving effect to such distribution and the denominator of which is the Unrecovered Capital immediately prior to such distribution. The "Unrecovered Capital" is $281,250,000, less the aggregate distributions of cash from such Interim Capital Transactions on the Units. If and when the Unrecovered Capital is zero, the Target Distribution will have been reduced to zero and all Available Cash constituting Cash from Operations will thereafter be distributed 78% to the Unitholders and 22% to the General Partner. Distributions of Cash from Interim Capital Transactions will not reduce the Target Distribution in the quarter in which they are distributed.

DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

  Distributions on any date by the Company of Available Cash that is deemed to be Cash from Interim Capital Transactions will be distributed 98% to all Unitholders pro rata and 2% to the General Partner until the Unitholders have received, since the Company commenced operations through such date, distributions of Available Cash constituting Cash from Interim Capital Transactions in an aggregate amount equal to $367,500,000. Thereafter, all Available Cash that otherwise would be deemed to be Cash from Interim Capital Transactions will be deemed to be Cash from Operations and will be distributed as provided in "--Distributions of Cash From Operations".

DISTRIBUTIONS UPON LIQUIDATION

  Following the commencement of the dissolution and liquidation of the Company, assets will be sold or otherwise disposed of, and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Company in the order of priority provided in the Partnership Agreement and by law, and thereafter any remaining proceeds (or assets in kind) will be distributed to the Unitholders and the General Partner in accordance with the positive balances in their respective capital account balances, as adjusted, and, finally, 98% to the Unitholders and 2% to the General Partner.

  Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to each partner as follows:

  first, each partner having a deficit balance in such partner's capital account to the extent of and in proportion to such deficit balance;

  second, any then remaining gain shall be allocated 98% to all Unitholders, pro rata, and 2% to the General Partner until the capital account for each Unit is equal to its Remaining Capital (as defined below);

  third, any then remaining gain shall be allocated 98% to all Unitholders and 2% to the General Partner until the amount of gain allocated to such Unitholders, when combined with Cash from Operations theretofore distributed to Unitholders and to the General Partner (including incentive distributions), equals the aggregate amount of Cash from Operations generated since the Company commenced operations through the date of such allocation (which gain so allocated to the Unitholders shall be allocated among them in the same manner as if it were Cash from Operations distributed in accordance with the priorities set forth under "--Distributions of Cash from Operations"); and

  fourth, any then remaining gain shall be allocated 17% (15% as incentive distribution plus 2% regular distribution) to the General Partner and 83% to all Unitholders.

  "Remaining Capital" with respect to any Unit means, in general, $10 less the sum of any distributions of Available Cash constituting Cash from Interim Capital Transactions and any distributions of cash (or the Net Agreed Value (as defined in the Partnership Agreement) of any assets distributed in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of such Unit.

ENTITY-LEVEL TAXATION

  Publicly traded limited partnerships are generally treated as corporations for federal income tax purposes for taxable years beginning after December 31, 1987. However, the Code contains a "grandfather" provision under which certain publicly traded partnerships existing on December 17, 1987, including the Company, are treated as partnerships for federal income tax purposes until their first taxable years beginning after December 31, 1997. The benefit of the "grandfather" provision will cease and the Company will be treated as a corporation for federal income tax purposes at an earlier date if the Company adds a substantial new line of business. Based on certain representations of BCPM, in the opinion of Sidley & Austin, special counsel to

BCPM and the Company, the acquisition of the Addis Assets will not be treated as the addition of a substantial new line of business with respect to the Company.

  At the time the Company is treated as a corporation under the publicly traded partnership rules, it will be treated as contributing all of its assets (subject to all of its liabilities) to a newly formed corporation in exchange for all of such corporation's stock and as distributing such stock to Unitholders in complete liquidation of the Company. This deemed contribution and liquidation should be tax-free to Unitholders and the Company, so long as the Company, at such time, does not have liabilities in excess of the adjusted tax basis of its assets.

  When the Company becomes taxable as a corporation under the publicly traded partnership rules or as an association taxable as a corporation for federal income tax purposes, the Target Distribution for each quarter would be reduced as described under "--Adjustment of the Target Distribution".

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

  The following table sets forth, for the periods and at the dates indicated, selected consolidated historical financial and operating data for the Company and combined pro forma financial data for the Company after giving effect to the Acquisition, this offering, the offering of the Notes and the prepayment of the Old Notes. See "Use of Proceeds". The selected consolidated historical financial data are derived from and should be read in conjunction with the consolidated historical financial statements and notes thereto included elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations". The selected combined pro forma financial information is derived from and should be read in conjunction with the pro forma financial information contained elsewhere in this Prospectus. The pro forma statement of operations data assumes that the Acquisition, this offering, the offering of the Notes and the prepayment of the Old Notes had been consummated on January 1, 1993. The pro forma balance sheet data assumes that the Acquisition, this offering, the offering of the Notes and the prepayment of the Old Notes had been consummated on September 23, 1994.

                                             HISTORICAL                            PRO FORMA
                          -------------------------------------------------------  ---------
                                            YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------------
                            1989       1990       1991         1992       1993       1993
                          ---------  ---------  ---------    ---------  ---------  ---------
                             (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AND PER UNIT DATA)
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $ 465,923  $ 420,631  $ 410,005    $ 401,803  $ 433,297  $529,459
Expenses
  Cost of goods sold....    353,871    335,309    317,504      337,982    397,771   490,123
  Marketing, general and
   administrative.......     16,745     17,745     18,578       18,118     18,993    19,243
  Interest..............     16,340     16,340     16,340       16,340     16,356    19,500
  General Partner
   incentive............     11,072      5,832      5,497        2,146        --        --
  Other.................     (1,600)       109        533          132      1,612     3,092
Net (loss) income.......     69,495     45,296     51,553       27,085     (1,435)   (2,474)
Net (loss) income per
 Unit(1)................       1.87       1.22       1.39         0.73      (0.04)    (0.06)
Cash distributions per
 Unit(2)................       2.45       1.95       1.98         1.59       0.78
Percentage of
 Distributions
  Unitholders...........         87%        91%        91%          95%        98%
  General Partner.......         13%         9%         9%           5%         2%
OTHER DATA:
Capital expenditures....  $  28,157  $  22,084  $  17,975    $  10,534  $  15,041
EBITDA(3)...............    137,158    108,368    115,895       89,155     57,867  $ 65,737
Depreciation............     40,251     40,900     42,505       43,584     42,946    48,711
Costs Reimbursed to
 Borden.................     55,254     54,185     53,209       50,921     56,976
BALANCE SHEET DATA:
PP&E, net...............   $417,186   $395,762   $369,189     $335,136   $305,975
Total assets............    549,628    544,204    507,042      466,729    444,304
Long-term debt..........    150,000    150,000    150,000      150,000    150,000
Total partners' capital.    341,707    314,558    292,555      260,595    230,205
OPERATING DATA:
Average price received
 per unit sold(4)
  PVC Polymers Products.        132        119        103           99        106
  Methanol and
   Derivatives..........         99         87        110           88         94
  Nitrogen Products.....         77         80         87           82         85
Raw material costs per
 unit sold(4)
  Natural gas...........         74         74         63           74         88
  Ethylene..............        207        171        128          116        115
  Chlorine..............         50         13        N/M(5)         7         83
Production volumes (in
 pounds)
  PVC Polymers Products.  1,786,288  1,912,233  1,793,271    1,929,093  1,848,657
  Methanol and
   Derivatives..........  2,000,962  1,972,705  2,113,909    2,339,561  2,408,579
  Nitrogen Products.....  1,178,916  1,250,910  1,291,566    1,307,764  1,207,020

- --------
(footnotes on following page)

                                              HISTORICAL            PRO FORMA
                                      --------------------------- -------------
                                                  NINE MONTHS ENDED
                                      -----------------------------------------
                                      SEPTEMBER 24, SEPTEMBER 23, SEPTEMBER 23,
                                          1993          1994          1994
                                      ------------- ------------- -------------
                                               (AMOUNTS IN THOUSANDS,
                                         EXCEPT PER UNIT AND PER UNIT DATA)
INCOME STATEMENT DATA:
Total revenues.......................  $  307,576    $  438,133     $537,799
Expenses
  Cost of goods sold.................     286,887       326,225      417,413
  Marketing, general and
   administrative....................      14,153        15,298       15,485
  Interest...........................      12,066        12,009       14,264
  General Partner incentive..........         --          8,751        8,751
  Other..............................         530         6,312        7,210
Net (loss) income....................      (6,060)       69,538       74,676
Net (loss) income per Unit(1)........       (0.16)         1.87         1.81
Cash distributions per Unit(2).......        0.60          1.88
Percentage of distributions
  Unitholders........................          98%           87%
  General Partner....................           2%           13%
OTHER DATA:
Capital expenditures.................  $    7,991    $   14,215
EBITDA(3)............................      38,117       123,239     $134,956
Depreciation.........................      32,171        32,941       37,265
Costs Reimbursed to Borden...........      42,644        40,344
BALANCE SHEET DATA:
PP&E, net............................  $  310,583    $  286,635     $381,235
Total assets.........................     445,866       497,838      603,959
Long-term debt.......................     150,000       150,000      200,000(6)
Total partners' capital..............     232,262       229,867      291,033(6)
OPERATING DATA:
Average price received per unit
 sold(4)
  PVC Polymers Products..............         105           120
  Methanol and Derivatives...........          91           139
  Nitrogen Products..................          86           112
Raw material costs per unit sold(4)
  Natural gas........................          87            84
  Ethylene...........................         118           124
  Chlorine...........................          69           120
Production volumes (in pounds)
  PVC Polymers Products..............   1,361,931     1,486,313
  Methanol and Derivatives...........   1,503,577     1,945,598
  Nitrogen Products..................     879,066       866,160

- --------
(1) The General Partner's allocation of net income has been deducted before calculating net income per Unit.
(2) The Company distributes 100% of its Available Cash as of the end of each fiscal quarter on or about 45 days after the end of such quarter. The cash distributions set forth herein with respect to any year represent the aggregate distributions made with respect to the quarters occurring within such year, although the cash distributions with respect to the last quarter of a year are paid in the first quarter of the following year.
(3) EBITDA is calculated as net income plus interest, depreciation and amortization and General Partner incentive. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. EBITDA is not a measure under generally accepted accounting principles, but provides additional information for evaluating the Company's ability to make the Target Distribution. In addition, EBITDA is not intended as an alternative to earnings from continuing operations or net income.
(4) Represents relative average amounts per unit using 1985=100 as the base year for all products.
(5) Not meaningful due to extreme oversupply of chlorine and the resulting negative value in the marketplace.

(6) In the event the Notes offering is not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets. In such event and assuming the Prepayment Premium is not incurred, the principal amount of long-term debt and total partners' capital would be $150,000 and $304,892, respectively. Total partners' capital reflects the aggregate estimated charge related to the prepayment of the Old Notes. The Total Prepayment Premium is currently estimated to be $14.0 million, of which each of Borden and the Company would pay a portion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This discussion and analysis should be read in conjunction with the historical consolidated financial statements of the Company and the pro forma combined financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company's revenues are derived from three principal product groups: (i) PVC Polymers Products, which consist of PVC resins, VCM, the principal feedstock for PVC resins, and acetylene, (ii) Methanol and Derivatives and
(iii) Nitrogen Products, which consist of ammonia and urea. See "Business and Properties--General".

  The markets for and profitability of the Company's products have been, and are likely to continue to be, cyclical. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production until supply exceeds demand, followed by periods of declining prices and declining capacity utilization until the cycle is repeated. In addition, markets for the Company's products are affected by general economic conditions and a downturn in the economy could have a material adverse affect on the Company, including its ability to make distributions to Unitholders and service its debt obligations. The demand for the Company's PVC products is primarily dependent on the construction and automotive industries. Methanol demand is also dependent on the construction industry, as well as the demand for MTBE. Demand for the Company's Nitrogen Products is dependent primarily on the agricultural industry.

  The principal raw material feedstock for the Company's products is natural gas, the price of which has been volatile in recent years. The other principal feedstocks are ethylene and chlorine. Prices for these raw materials may change significantly from year to year. In particular, the price of chlorine increased dramatically from 1992 to 1993.

  Currently the Company is experiencing strong demand for its PVC products due to strength in the construction and automotive industries and expects continued strong demand for PVC resins into 1995. PVC sales prices are, however, approaching historically high levels and could be negatively impacted by adverse changes in general economic conditions, as well as adverse changes in the construction and automotive industries.

  During 1994, due to strength in the construction industry, the Company has experienced increased demand for methanol and formaldehyde in downstream applications such as adhesives for plywood and other pressed wood products. Methanol demand has also been affected by the use of MTBE to comply with certain requirements of the Clean Air Act. The Company expects continued strong demand for methanol products into 1995, subject to the extent of implementation and enforcement of the Clean Air Act and the substitution of other products for MTBE. Published methanol prices have increased from approximately $0.47 per gallon during the fourth quarter of 1993 to approximately $1.50 per gallon during the fourth quarter of 1994. The Company does not expect announced capacity increases which are scheduled to come on stream in the next two to three years to exceed projected increases in methanol demand.

  The Company is experiencing strong demand for its Nitrogen Products due primarily to shortages in supply. Ammonia prices have increased due to tight worldwide supply resulting from restricted production in the former Soviet Union. Urea prices have recently increased due to increased demand primarily from India and China, which had restricted their purchases of urea in 1993. The Company expects continued strong demand for its Nitrogen Products into 1995.

  The cost of ethylene, the primary feedstock for PVC, has recently been rising. The Company believes that its PVC operations have lower exposure to ethylene price increases than many other manufacturers, because the Company is able to produce a portion of its PVC raw material, VCM, from acetylene instead of ethylene. Acetylene-based VCM manufacturing accounts for approximately one-third of the Company's total

VCM production. The primary raw material for acetylene is natural gas, thus the cost of acetylene is affected by changes in natural gas prices which, in 1994, have remained at levels comparable to 1993, but are expected to increase modestly in 1995. Natural gas is also the principal raw material for methanol. Chlorine is a feedstock for PVC resins and unit costs have varied significantly on a historical basis, as demonstrated in 1991 when chlorine had a negative value in the market due to an extreme oversupply situation. Recently, chlorine prices have decreased from approximately $180 per ton in the first half of 1994 to approximately $145 per ton in November 1994. The Company expects chlorine prices to remain near current levels into 1995.

  On August 12, 1994, the Company entered into an agreement with OxyChem to purchase the Addis Assets, which includes the Addis Facility. The Addis Facility produces general purpose PVC resins and has a current annual permitted capacity of 600 million pounds, although production during the years 1990 through 1993 has ranged from 407 million to 450 million pounds per year. At present, the Company's Geismar complex and Illiopolis plant have annual stated capacities of 440 million and 380 million pounds of PVC resins, respectively. The net proceeds from this offering will be used to fund a portion of the cash purchase price of the Addis Assets. The closing of this offering will occur simultaneously with, and is conditioned upon, the closing of the acquisition of the Addis Assets.

RESULTS OF OPERATIONS

  The following table sets forth the dollar amount of total revenues and the percentage of total revenues for each of the three principal product groups of the Company for the respective periods shown therein (dollars in thousands):

                                 YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED
                          ----------------------------------------  ------------------------------
                                                                     SEPTEMBER    SEPTEMBER 23,
                              1991          1992          1993        24, 1993         1994
                          ------------  ------------  ------------  ------------  ----------------
PVC Polymers Products...  $232,963  57% $247,209  61% $261,342  60% $185,524  60% $ 241,627   55%
Methanol and
 Derivatives............   119,278  29   100,002  25   119,779  28    84,352  28    146,506   33
Nitrogen Products.......    57,764  14    54,592  14    52,176  12    37,700  12     50,000   12
                          -------- ---  -------- ---  -------- ---  -------- ---  --------- ----
 Total Revenues.........  $410,005 100% $401,803 100% $433,297 100% $307,576 100% $ 438,133  100%
                          ======== ===  ======== ===  ======== ===  ======== ===  ========= ====

  The following table summarizes relative average prices received per unit of product sold per period for the three principal product groups of the Company and relative average raw material costs per unit per period for the principal raw materials (using 1985=100 as the base year for all products); as well as production volumes for each period. The price indices in the table reflect changes in the mix and volume of individual products sold as well as changes in selling prices.

                          YEAR ENDED DECEMBER 31,              NINE MONTHS ENDED
                          -------------------------- -------------------------------------
                           1991       1992    1993   SEPTEMBER 24, 1993 SEPTEMBER 23, 1994
                          -------    ------- ------- ------------------ ------------------
Average price received
 per unit sold
  PVC Polymers Products.      103         99     106         105                120
  Methanol and
   Derivatives..........      110         88      94          91                139
  Nitrogen Products.....       87         82      85          86                112
Raw material costs per
 unit sold
  Natural gas...........       63         74      88          87                 84
  Ethylene..............      128        116     115         118                124
  Chlorine..............      N/M(1)       7      83          69                120
Production volumes
 (in millions of pounds)
  PVC Polymers Products.    1,793      1,929   1,849       1,322              1,486
  Methanol and
   Derivatives..........    2,114      2,340   2,409       1,701              1,946
  Nitrogen Products.....    1,292      1,308   1,207         879                855

- --------
(1) Not meaningful due to extreme oversupply of chlorine and the resulting negative value in the market place.

NINE MONTHS ENDED SEPTEMBER 23, 1994 COMPARED TO NINE MONTHS ENDED SEPTEMBER 24, 1993

 Total Revenues

  Total revenues for the first nine months of 1994 increased 42.4% to $438.1 million compared to $307.6 million in 1993.

  Total revenues for PVC Polymers Products increased 30.2% to $241.6 million from $185.5 million in 1993. The improvement was due to strong increases in volume and selling prices for PVC resins resulting from strength in the construction and automotive industries, as well as other industries.

  Total revenues for Methanol and Derivatives increased 73.7% to $146.5 million in 1994 from $84.4 million in 1993. Increased volumes and significant increases in selling prices were due to the worldwide tightness in the methanol market resulting from limited growth in methanol supply and industry consolidations in recent years and increased demand for methanol and formaldehyde in downstream applications such as MTBE and adhesives.

  Total revenues for Nitrogen Products increased 32.6% to $50.0 million in 1994 from $37.7 million in 1993. Ammonia selling prices increased significantly fueled primarily by strong demand from industrial users and the worldwide tightness in the ammonia market. Volumes were comparable to the same period in 1993. Urea volumes and selling prices showed modest improvements.

 Cost of Goods Sold

  Total cost of goods sold increased 13.7% to $326.2 million in 1994 from $286.9 million in 1993. The increase was a result of the increased volumes discussed above and an aggregate raw material cost increase of approximately 7% comprised of significant unit cost increases for chlorine offset by reduced natural gas costs. Ethylene costs were comparable during both periods. Expressed as a percentage of total revenues, cost of goods sold decreased to 74% of total revenues in 1994 from 93% in 1993, resulting in greatly improved gross margins and net income for the Company.

  Gross margins for PVC Polymers Products more than doubled as a result of the improved selling prices and volumes discussed above, offset by substantially higher chlorine costs.

  Gross margins for Methanol and Derivatives increased over 500% as a result of the increased volumes and significantly higher selling prices discussed above, combined with reduced natural gas costs.

  Gross margins for Nitrogen Products improved from a slightly negative position in 1993 to a profitable position in 1994 on the strength of the ammonia selling price increases and reduced natural gas costs discussed above.

 Incentive Distribution to General Partner

  An incentive distribution to the General Partner of $8.8 million has been generated in the first nine months of 1994 as a result of the second and third quarter cash distributions to Unitholders of $0.65 and $1.02 per Unit, respectively, exceeding the Target Distribution due to improved operating performance. The distributions generated during the first three quarters of 1993 did not exceed the Target Distribution, resulting in no incentive distribution to the General Partner.

 Other (Income) and Expense, Including Minority Interest

  The net expense for 1994 was $6.3 million compared to $0.5 million in 1993. This increase was primarily due to a $4.0 million provision established in the third quarter 1994 for potential expenses related to environmental matters. See "Legal Proceedings". The increase was also partially due to the increase in the minority interest in consolidated subsidiary due to the subsidiary's improved operating performance.

 Net Income (Loss)

  Net income was $69.5 million compared to a net loss of $6.1 million in 1993. As discussed above, the primary reasons for the improved operating performance were significant selling price increases in all product lines and volume improvements in PVC resins and methanol, partially offset by increased raw material costs.

1993 COMPARED TO 1992

 Total Revenues

  Total revenues for 1993 increased 7.8% to $433.3 million compared to $401.8 million in 1992.

  Total revenues for PVC Polymers Products increased 5.7% to $261.3 million compared to 1992. The improvement was a result of higher selling prices for PVC resins, partially offset by a 1.2% decrease in volume. PVC producers, including the Company, increased PVC selling prices in 1993 in an attempt to pass on some of the increased costs associated with chlorine.

  Total revenues for Methanol and Derivatives increased 19.8% to $119.8 million compared to 1992 as a result of increased volumes and slightly higher selling prices. The increased volume was achieved through production capacity increases that came on-stream in 1993 that allowed the Company to meet increased winter demand for MTBE, as well as increased general industry demand.

  Total revenues for Nitrogen Products decreased 4.4% to $52.2 million compared to 1992. Generally weak market conditions led to reduced volumes for ammonia and urea, offset partially by slightly higher ammonia selling prices from low 1992 levels.

 Cost of Goods Sold

  Total cost of goods sold increased 17.7% to $397.8 million in 1993 from $338.0 million in 1992. The increase resulted almost entirely from an aggregate raw material cost increase of approximately 32% comprised of substantially higher unit costs for natural gas and a dramatic unit cost increase for chlorine, with ethylene costs remaining comparable to 1992. As a percentage of total revenues, cost of goods sold increased to 92% of revenues in 1993 from 84% in 1992, resulting in reduced gross margins and net loss for the Company.

  Gross margins for PVC Polymers Products decreased 54% as a result of the significant increase in chlorine costs which could not be fully recovered in product pricing due to strong industry-wide competition.

  Gross margins for Methanol and Derivatives decreased 7.7% from 1992. While sales volumes and selling prices improved, it was not sufficient to offset substantially higher natural gas costs.

  Gross margins for Nitrogen Products declined to a moderate loss in 1993 from near break-even in 1992. The increased ammonia selling price did not offset the negative impact of reduced volumes and higher raw material costs.

 Incentive Distribution to General Partner

  No incentive distribution to the General Partner was generated in 1993 as no quarterly cash distribution to Unitholders exceeded the Target Distribution. In 1992, incentive distributions to the General Partner aggregating $2.1 million were generated in the first and second quarters, but no incentive distributions were generated in the third or fourth quarter.

 Other (Income) Expense, net

  Other (income) and expense increased to $1.6 million in 1993 from $0.1 million in 1992 resulting from decreased interest income earned on reduced cash balances during 1993 and from the amortization of the transition obligation related to the 1993 adoption of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions".

 Net Income (Loss)

  The Company incurred a net loss of $1.4 million in 1993 compared to net income of $27.1 million in 1992. As discussed above, the primary reason for the net loss in 1993 was increased raw material costs, including a dramatic increase in unit costs for chlorine and substantially higher unit costs for natural gas, partially offset by slightly higher selling prices in all three principal product groups of the Company.

1992 COMPARED TO 1991

 Total Revenues

  Total revenues for 1992 decreased 2.0% to $401.8 million from $410.0 million in 1991.

  Total revenues for PVC Polymer Products increased 6.1% to $247.2 million as a result of increased volume partially offset by lower selling prices. Domestic demand for PVC resin in building and construction applications achieved record levels in 1992, but industrywide capacity (which experienced substantial additions in 1991 and 1992) exceeded demand resulting in increased price competition.

  Total revenues for Methanol and Derivatives decreased 16.2% to $100.0 million as a result of lower selling prices compared to 1991, when unscheduled production outages by several major domestic methanol producers resulted in tight supplies and higher prices. These decreases were partially offset by higher volumes from increased demand for methanol, especially for use in MTBE and formaldehyde.

  Total revenues for Nitrogen Products decreased 5.5% to $54.6 million as a result of lower selling prices for ammonia and urea compared to 1991. Volume was essentially unchanged as demand in key fertilizer end uses remained stable.

 Cost of Goods Sold

  Total cost of goods sold increased 6.4% to $338.0 million in 1992 from $317.5 million in 1991. The increase was a result of increased PVC resin volumes discussed above and an aggregate raw material cost increase of approximately 12% comprised of unit cost increases for natural gas and chlorine, partially offset by reduced ethylene costs. As a percentage of total revenues, cost of goods sold increased to 84% of revenues in 1992 from 77% in 1991, resulting in reduced gross margins and net income for the Company.

  Gross margins for PVC Polymers Products increased 2% from 1991. The higher sales volumes and reduced raw material ethylene costs combined to more than offset lower selling prices and increased chlorine costs.

  Gross margins for Methanol and Derivatives decreased 51% from 1991 as a result of lower selling prices and increased natural gas costs.

  Gross margins for Nitrogen Products decreased from a moderately profitable position in 1991 to near break-even in 1992 as a result of lower selling price and higher natural gas costs.

 Incentive Distribution to General Partner

  The incentive distribution to the General Partner generated in 1992 decreased to $2.1 million from $5.5 million in 1991. In 1992, an incentive distribution was generated in the first and second quarters only, whereas an incentive distribution was generated in all four quarters of 1991.

 Net Income

  Net income for 1992 decreased to $27.1 million compared to $51.6 million in 1991. As discussed above, the primary reasons for the decrease in net income were decreases in selling prices in each of the Company's three principal product groups and a raw material cost increase of approximately 12%, consisting of unit cost increases in both natural gas and chlorine.

INFLATION

  Both inflation and deflation can cause fluctuations in annual earnings of the Company. Inflation and deflation can cause variations in the costs of raw materials and in the demand for, and prices of, commodity chemicals. Margins can fluctuate because costs of raw materials and selling prices of commodity chemicals may not increase or decrease at the same rates or in the same direction during the same periods.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flows from Operations. Cash provided by operations increased to $93.4 million for the nine months ended September 23, 1994, as compared to $25.5 million for the nine months ended September 24, 1993. The increase was primarily attributable to an increase in net income and increased accruals for the incentive distribution payable and other liabilities. Operating cash flows were negatively affected by an increase of $22.0 million in receivables. Cash provided by operations for the year ended December 31, 1993 decreased to $38.5 million, as compared to $63.9 million for the prior year. The decrease was primarily attributable to a decrease in net income, an increase in receivables and an increase in inventories, partially offset by an increase in payables.

  Cash Flows from Investing Activities. Capital expenditures for the first nine months of 1994 totaled $14.2 million, $4.6 million of which related to completion of the urea granulation and expansion project and other discretionary capital projects and $9.6 million of which related to non-discretionary projects, and environmental and safety related projects. Non-discretionary capital expenditures vary from year to year with normal equipment renovation requirements.

  Capital expenditures for 1993 totaled $15.0 million. This amount included $5.9 million for the expansion of facilities (such as the new urea granulation and expansion project) and for other discretionary capital improvements. Non-discretionary capital expenditures totaled $9.2 million for 1993, which amount included a large number of relatively small projects. During 1993, capital expenditures were primarily related to the urea granulation and expansion project, the ethylene-based VCM plant environmental project, and waste treatment upgrades.

  Cash Flows from Financing Activities. The Company makes quarterly distributions to Unitholders and the General Partner of 100% of its Available Cash. Available Cash means generally, with respect to any quarter, the sum of all cash receipts of the Company plus net reductions to reserves established in prior quarters, less all of its cash disbursements and net additions to reserves in such quarter. These reserves are retained to provide for the proper conduct of the Company's business, to stabilize distributions of cash to Unitholders and the General Partner and as necessary to comply with the terms of any agreement or obligation of the Company.

  Cash distributions of $38.6 million were made during the first nine months of 1994 compared to $29.3 million in the 1993 period. During the first three quarters of 1994, the Company generated, respectively, $0.21, $0.65 and $1.02 of Available Cash per Unit which amounts were distributed in the following quarters. See "Price Range of Units and Distributions". Cash distributions with respect to interim periods are not necessarily indicative of cash distributions with respect to a full year. Moreover, due to the cyclical nature of the Company's business (see "Investment Considerations--Considerations Relating to the Company's Business--Cyclical Markets for Products; Lack of Control over Cost of Raw Materials"), past cash distributions are not necessarily indicative of future cash distributions.

  As indicated under "Business and Properties--PVC Polymers Products"; "-- Methanol and Derivatives"; "--Nitrogen Products"; and "--Raw Materials", there are various seasonality factors affecting results of operations and, therefore, cash distributions. In addition, the amount of Available Cash constituting Cash from Operations for any period does not necessarily correlate directly with net income for such period because various items and transactions affect net income and Available Cash constituting Cash from Operations differently. For example, depreciation reduces net income but does not affect Available Cash constituting Cash from Operations, while changes in working capital items (including receivables, inventories, accounts payable and other items) generally do not affect net income but do affect such Available Cash.

Moreover, as provided for in the Partnership Agreements, certain reserves may be established which affect Available Cash constituting Cash from Operations but do not affect cash balances in financial statements. See the definitions of Available Cash and Cash from Operations set forth in the "Glossary of Terms". Such reserves have generally been used to set cash aside for interest payments, capital expenditures and other accrued items.

  Liquidity. The Company expects to satisfy its cash requirements, including the requirements of the Addis Facility, through internally generated cash and borrowings. The Operating Company has a short-term unsecured working capital facility of up to $20 million under the Revolving Credit Agreement (as defined herein) to support working capital requirements. Borrowings under the working capital facility bear interest at rates fixed at the time of each borrowing. As of the date of this Prospectus, no borrowings were outstanding under such working capital facility. The Company intends, in connection with the Acquisition, to either expand its existing working capital facility by approximately $20 million or implement an additional working capital facility in the amount of approximately $20 million.

  The purchase price for the Addis Assets will be financed in part by the proceeds of this offering. The remaining purchase price will be financed through a concurrent offering of the Notes. Neither the Acquisition nor this offering is conditioned upon consummation of the Notes offering. In the event that the Notes offering is postponed or not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price of the Addis Assets.

  Beginning in November 1995, the $150.0 million principal amount of the Old Notes is mandatorily redeemable by the Operating Company (at 100% of the principal amount thereof plus accrued interest) in principal amounts of $30.0 million per year for the years 1995 through 1999. The Operating Company intends to use the net proceeds from the sale of the Notes to prepay the Old Notes.

  Capital Expenditures. The Company currently believes that the level of annual base capital expenditures at its Geismar and Illiopolis facilities over the next several years will be in the range of $20 to $25 million per year. The Company anticipates that total capital expenditures for 1994 will be approximately $23.0 million, of which $14.2 million was incurred during the first three quarters. Total capital expenditures for 1995 are anticipated to be approximately $42 to $46 million, $20 to $25 million of which will be used for annual base capital expenditures and the balance of which will be used primarily for an approved 30 million gallon methanol expansion and a proposed expansion of the Addis Facility. The Company's actual level of capital expenditures would vary substantially if the Company is required to undertake corrective action or incur other environmental compliance costs in connection with the proceedings discussed under "Legal Proceedings". No assurance can be given that greater capital expenditures will not be required. See "Business and Properties--Environmental and Safety Regulations".

  Environmental Expenditures. Annual environmental capital expenditures for 1991-1993 ranged from $1.3 to $7.4 million. These amounts did not vary significantly from amounts budgeted by the Company. Environmental capital expenditures for the nine months ended September 23, 1994 were $1.5 million. The 1995 budget for environmental capital expenditures is approximately $4 million, and is included in the budget of $42 to $46 million discussed above.

  Annual non-capital environmental expenditures for 1991-1993 ranged from $19.0 to $22.5 million. These amounts did not vary significantly from amounts budgeted by the Company. Non-capital environmental expenditures for the nine months ended September 23, 1994 were $13.7 million. In connection with potential environmental matters, an additional provision of $4.0 million was reflected in the operating results for the nine months ended September 23, 1994. See "Legal Proceedings". The 1995 budget for non-capital environmental expenditures is approximately $22 million. The Company's actual level of non-capital expenditures would vary substantially if the Company is required to undertake corrective action or incur other environmental compliance costs in connection with the proceedings discussed under "Legal Proceedings". No assurance can be given that greater non-capital environmental expenditures will not be required. See "Business and Properties--Environmental and Safety Regulations" and "Legal Proceedings".

                            BUSINESS AND PROPERTIES

GENERAL

  The Company is a publicly held limited partnership formed in 1987 to acquire, own and operate PVC, methanol and other chemical plants located in Geismar, Louisiana, and Illiopolis, Illinois, that were previously owned and operated by Borden. The three principal product groups manufactured at these facilities are
(i) PVC Polymers Products, which consist of PVC resins and feedstocks (such as VCM and acetylene), (ii) Methanol and Derivatives, which consist of methanol and formaldehyde, and (iii) Nitrogen Products, which consist of ammonia and urea. During 1993, PVC Polymers Products, Methanol and Derivatives and Nitrogen Products accounted for 60%, 28% and 12%, respectively, of the Company's revenues.

  The Company seeks to increase its productive capacity through selective expansions of its existing facilities and "debottlenecking" of production facilities at its plants. From 1988 to 1993 the Company increased overall capacity of the Geismar and Illiopolis plants by 14.6% through various expansions and "debottlenecking" projects at a cost of approximately $38 million. Incremental sales from these capacity increases approximated $170 million during this period.

  The Company recently announced that the Operating Company has entered into an agreement to acquire the Addis Facility, a PVC resin production facility located in Addis, Louisiana. Upon completion of the Acquisition, the Company's stated annual capacity for the production of PVC resin is expected to increase by over 50% to 1.27 billion pounds. After the four largest producers, which have capacities ranging from 1.38 billion pounds to 2.38 billion pounds, the Company will be the fifth largest producer of PVC resins in the United States upon completion of the Acquisition.

  The Company's production complex at Geismar, Louisiana, and a plant at Illiopolis, Illinois, produce products for the following applications:

- --------------------------------------------------------------------------------

               PRODUCTS               LOCATION              PRINCIPAL APPLICATIONS
- ----------------------------------------------------------------------------------------------
   PVC POLYMERS PRODUCTS
    PVC                              Geismar    Water distribution pipe, residential
                                     Illiopolis siding, wallcoverings, vinyl flooring
    VCM                              Geismar    Raw material for the Company's PVC
                                                operations
    Acetylene                        Geismar    Raw material for the Company's VCM
                                                operations
   METHANOL AND DERIVATIVES
    Methanol                         Geismar    Formaldehyde, MTBE, adhesives and
                                                fibers or raw materials for the Company's
                                                formaldehyde operations
    Formaldehyde                     Geismar    Pressed wood products, adhesives, fibers
   NITROGEN PRODUCTS
    Ammonia                          Geismar    Fertilizers, fibers, plastics, explosives
    Urea                             Geismar    Fertilizers, animal feeds, adhesives, plastics

Upon consummation of the Acquisition, the Company's production facilities will also include a plant located at Addis, Louisiana, that produces PVC resins. Principal applications for PVC resins produced at the Addis Facility include film wrap for food products, wallcoverings and molded products.

  The Company's plants can generally be operated at rates in excess of stated capacity to take advantage of market opportunities without undue adverse effects. References to capacity in this Prospectus assume normal operating conditions, including downtime and maintenance. The Company's objective is to operate the Geismar, Illiopolis and Addis plants at or near full capacity because of the reduced operating costs per unit of output at full operation.

  The integrated design of the Company's plants provides it with a high degree of flexibility to shift production volumes according to market conditions and with the ability to efficiently utilize by-product streams. The Company's products are produced through the highly integrated lines set forth below:

                            [GRAPHIC APPEARS HERE]

PVC POLYMERS PRODUCTS

  PVC Resins. PVC is the second largest volume plastic material produced in the world. The Company produces general purpose and specialty purpose PVC resins at two plants--one located at the Geismar complex and another at Illiopolis--with stated annual capacities of 440 million and 380 million pounds of PVC resins, respectively. The PVC resin plants operated at approximately 99% of combined capacity in 1993 and approximately 110% of combined capacity during the first nine months of 1994. Although there have been year-to-year fluctuations in product mix, the Company has over time concentrated on the higher margin grades of PVC resin and reduced its dependence on commodity pipe grade PVC resins, which have historically experienced lower margins. Based on data from the Society of the Plastics Industry, the Company believes that for 1993 the Company accounted for 7.7% of total industry sales of PVC resins--11.6% pro forma for the Acquisition.

  The following table shows the Company's actual and the Addis Facility's estimated domestic product mix for PVC resins as compared to the industry's product mix for 1993.

                        % OF COMPANY'S  % OF ADDIS FACILITY    % OF INDUSTRY
                       TOTAL PRODUCTION  TOTAL PRODUCTION   TOTAL PRODUCTION(1)
      PVC RESIN USE        (ACTUAL)         (ESTIMATED)         (ESTIMATED)
      -------------    ---------------- ------------------- -------------------
      Rigid Pipe......       33.8%              10.0%               43.0%
      Calendaring.....       15.6               50.0                11.9
      Wire & Cable....       13.5                --                  4.3
      Coatings........        9.2                --                  4.0
      Film & Sheet....        8.7                --                  3.7
      Siding..........        6.2                --                 12.4
      Paste...........        2.3                --                  2.3
      Molding.........        0.4               20.0                 5.7
      All Other.......       10.3               20.0                12.7
                            -----              -----               -----
        TOTAL.........      100.0%             100.0%              100.0%
                            =====              =====               =====

- --------

(1) Source: Society of the Plastics Industry, Committee on Resins Statistics

  The PVC resin industry has been experiencing strong demand for nearly two years. Producer inventories have been reduced to minimal levels, while plants are operating at maximum capacities. As a result, published prices for PVC resins have increased from an average of $0.272 per pound during the first quarter of 1993 to an average of $0.402 per pound during the third quarter of 1994.

  During 1993, approximately 14% of the Company's total production of PVC resins was sold to Borden for use in its downstream vinyl conversion operations. The balance was purchased by many small customers, none of which accounted for more than approximately 7.4% of total sales. During 1993, PVC resins were shipped from the Addis Facility to approximately 70 customers. Of these, the top ten customers represented approximately 80% of the Addis Facility's total sales volume of PVC resins during 1993. Other than OxyChem, which accounted for approximately 29% of total sales, no customer accounted for more than approximately 19% of total sales during 1993. Unless there is a shortage of PVC resin capacity, demand for PVC resins generally tends to be seasonal with higher demand during spring months and lower demand during winter months.

  Production Process. PVC resins are produced by the polymerization of VCM, a raw material produced by the Company. The production by the Company of certain specialty grades of PVC resins also involves the use of certain quantities (approximately 8.0 million pounds annually) of vinyl acetate monomer, a raw material not produced by the Company. The Company purchases quantities of vinyl acetate monomer from Borden (which in turn purchases such raw material in bulk from third parties) or from unrelated third parties. Purchases from Borden have been and will be at prices that do not exceed the market price of vinyl acetate monomer.

  All the VCM used by the Company's Geismar and Illiopolis PVC resin plants is obtained from the Company's two Geismar VCM plants discussed below. During 1993 and the first nine months of 1994, substantially all of the production of such VCM plants was consumed by the Company's PVC resins plants at Geismar and Illiopolis. The Geismar PVC resin plant obtains VCM from the Company's adjacent VCM plants in the Geismar complex and the Illiopolis PVC resin plant obtains VCM from the Company's Geismar plant via rail. The VCM requirement at the Addis Facility is currently supplied by OxyChem which has arranged for physical delivery to the Addis Facility by pipeline via exchange, but may also be supplied by rail car from OxyChem's plant in Deer Park, Texas or from OxyChem's joint venture facility (OxyMar) in Corpus Christi, Texas.

  VCM is principally used in the production of PVC resins. The Company produces VCM by two processes: an ethylene process and an acetylene process. The finished product of both of these processes is essentially identical but the production costs vary depending on the cost of raw materials and energy. The ability to produce VCM by either process allows the Company the flexibility of favoring the process that results in the lower cost at any particular time. The Company is currently operating at full capacity; consequently, the Company is producing VCM by both processes.

  Ethylene-Based VCM. Ethylene-based VCM ("VCM-E") is produced by the Company at a 610 million pound stated annual capacity plant at the Geismar complex. The plant operated at approximately 90% of capacity during 1993 and approximately 101% of capacity during the first nine months of 1994. During 1993, substantially all of the production of the VCM-E plant was consumed by the Company's PVC resin plants at the Geismar complex and Illiopolis.

  Ethylene and chlorine constitute the principal feedstocks used in the production of VCM-E. Both feedstocks are purchased by the Geismar plant from outside sources.

  Acetylene-Based VCM. Acetylene-based VCM ("VCM-A") is produced at a 320 million pound stated annual capacity plant at the Geismar complex. The plant operated at approximately 93% of capacity during 1993 and 87% of capacity during the first nine months of 1994. During 1993 and the first nine months of 1994, all of the VCM-A produced at the Geismar complex was consumed by the PVC resin plants at Geismar and Illiopolis.

  The Geismar complex contains the only VCM-A plant in the United States. The integration of the VCM-A plant with the other plants on site provides stability, cost and efficiency benefits to the plants located at the Geismar complex. Although ethylene has generally been regarded as a lower cost feedstock for the production of VCM, the VCM-A plant reduces the overall processing costs of the Geismar complex because the acetylene plant produces as a by-product acetylene off-gas, which is used as a feedstock in the production of methanol. In addition, hydrochloric acid, a feedstock used in the production of VCM-A, is produced as a by-product by the adjacent VCM-E plant. Furthermore, certain industrial plants located near the Geismar complex have excess supplies of hydrochloric acid that the Company is generally able to purchase at relatively low cost.

  In addition to hydrochloric acid, acetylene is a primary feedstock used in the production of VCM-A.

  Acetylene. Acetylene is primarily used as a feedstock for VCM-A and for other chemical intermediates. The Company has a 50% interest in a 200 million pound stated annual capacity acetylene plant at the Geismar complex, with the remaining 50% interest held by BASF Corporation ("BASF"). The plant was operated at approximately 97% of capacity during 1993 and approximately 93% of capacity during the first six months of 1994, with all production being consumed by either the Company or BASF.

  During 1993 and the first nine months of 1994, approximately 67% and 65%, respectively, of the total sales volume of the acetylene plant was used internally as a principal feedstock of the Geismar VCM-A plant. BASF accounted for approximately 33% of the plant's 1993 sales volume, less than its full 50% share of 1993 production. Acetylene not required by BASF is available to the Company at cost. It is anticipated that excess acetylene will be available to the Company through 1996.

  The principal feedstocks used in the production of acetylene are natural gas and oxygen. Oxygen is obtained from certain air separation units and related air compression systems, which are jointly owned by the Operating Company, BASF and Liquid Air Corporation pursuant to joint venture arrangements. For a description of the Company's arrangements for the purchase of natural gas, see "--Raw Materials".

  As long as a subsidiary of Borden is the general partner of the Company, the plant will be operated and managed by employees of such general partner pursuant to an operating agreement with BASF. The agreement provides that, if a Borden subsidiary ceases to be the general partner, BASF will have the exclusive right to become the operator of the plant and the personnel necessary to operate the plant will be encouraged to accept employment with BASF. The Company's interest in the acetylene plant and the air separation systems is subject to certain rights of first refusal and limitations on transfer. In addition, the Company and the third parties who hold the other interests in such assets have mutual rights under certain circumstances, to require the other party to purchase its interests.

METHANOL AND DERIVATIVES

  Methanol. Methanol is used primarily as a feedstock in the production of other chemicals. Such chemicals include formaldehyde, which is used in the manufacture of wood building products and adhesives, and MTBE, which is used as a gasoline additive. Methanol is produced at a 270 million gallon stated annual capacity plant at the Geismar complex. The plant operated at approximately 104% of capacity during 1993 and approximately 111% of capacity during the first nine months of 1994.

  Market conditions for methanol have improved significantly due to limited growth in the supply of methanol and industry consolidation during the past several years as well as strong demand for MTBE and formaldehyde. Since the second quarter of 1993, production outages in the United States and Europe have tightened the supply of methanol. The Company and many of its competitors have taken steps to expand their methanol capacity through various plant and process improvements, and certain competitors have also announced plans to increase their methanol capacity through plant expansion. The Company is currently in the process of increasing stated annual methanol capacity by over 10% to 300 million gallons through "debottlenecking" and other process improvements. The Company expects these increases to be completed by the end of 1994. By the end of 1995, the Company anticipates completing an expansion of its methanol plant that it expects will increase annual stated methanol capacity by 30 million gallons.

  In 1993, approximately 44% of total sales of methanol was to third parties (other than Borden). Borden accounted for approximately 32% of such sales for its downstream formaldehyde production. Approximately 17% of sales was used internally in the production of formaldehyde and the remaining approximately 7% was used primarily to satisfy tolling and exchange arrangements. No customer (other than Borden) accounted for more than 19.1% of total methanol sales in 1993.

  The primary raw material feedstock used in the production of methanol is natural gas. The efficiency of the Geismar methanol plant has been enhanced by using the by-product of the Geismar acetylene plant, acetylene off-gas, as a partial substitute feedstock for purchased natural gas. Natural gas represented approximately 79% of the Company's total cost of producing methanol during 1993 and the first nine months of 1994.

  Formaldehyde. Formaldehyde is a chemical intermediate used primarily in the production of plywood and other pressed wood products. The Company produces 50%-concentration formaldehyde (which is 50% formaldehyde and 50% water) at three units in the Geismar complex. The formaldehyde plants have stated annual capacities of 270 million, 190 million and 180 million pounds per year, respectively, for the 50%-concentration formaldehyde. During 1993 and the first nine months of 1994, the three plants operated at approximately 84% and 95%, respectively, of combined capacity. The smaller plant is also capable of producing urea-formaldehyde concentrate for the fertilizer industry. If operated for production of urea-formaldehyde, the smaller plant's stated annual capacity would be 125 million pounds.

  Formaldehyde demand is generally influenced by the construction industry and housing starts. Total United States production capacity of 50%-concentration formaldehyde is approximately 7.4 billion pounds, with the formaldehyde units at the Geismar complex representing 640 million pounds (approximately 9%) of such total.

  During 1993, approximately 58% of the Company's formaldehyde sales was made to a third party, approximately 40% was to Borden, and the remaining approximately 2% was utilized by the Company in the production of urea-formaldehyde concentrate.

  The principal feedstock used in the production of formaldehyde is methanol. The Geismar formaldehyde plants obtain all of such feedstock from the adjacent methanol plant.

  Borden produces formaldehyde and urea-formaldehyde concentrate at other facilities located in the United States and facilities outside the United States. The Company does not have any interest in such other facilities and, accordingly, Borden may be a competitor of the Company with respect to formaldehyde and urea-formaldehyde concentrate. The Operating Partnership Agreement provides that the Operating Company may not significantly expand the capacity of the Geismar formaldehyde plants without Special Approval. The Operating Company is intended to be a limited purpose partnership and the Operating Partnership Agreement provides that the General Partner shall have no duty to propose or approve, and in its sole discretion may decline to propose or approve, any such expansion. See "Conflicts of Interest and Fiduciary Responsibility".

NITROGEN PRODUCTS

  Ammonia. Ammonia is a commodity chemical which is used primarily for fertilizer applications and as an intermediate for other agricultural chemicals such as pesticides and herbicides. The Company produces ammonia at a 400,000 ton stated annual capacity plant located at the Geismar complex. The plant operated at approximately 94% of capacity during 1993 and approximately 89% of capacity during the first nine months of 1994.

  In the latter half of 1993 and continuing into 1994, the worldwide supply of ammonia has experienced a series of disruptions and reductions due to plant shutdowns, operating problems and interruptions in the supply of natural gas, the primary feedstock in the production of ammonia. At the same time, demand for ammonia, particularly in Asia (China, India and Pakistan), has increased for both industrial and fertilizer applications. These factors have combined to cause occasional shortages of ammonia in the United States, which is a net importer of nitrogen products, and increasing selling prices for ammonia.

  Demand for ammonia is seasonal, with prices tending to be higher in the spring and fall months than during the remainder of the year. In addition, fertilizer demand is sharply affected by swings in crop acreage.

  During 1993, approximately 62% of total sales of ammonia was made to third parties (other than Borden), approximately 36% of total sales was made to the Company's adjacent urea plant, and approximately 2% of total sales was made to Borden. During 1993, five customers accounted for approximately 50.7% of total sales volume with no customer accounting for more than 13.2% of total sales.

  The principal feedstock used in the production of ammonia is natural gas. Two by-products of the production of ammonia are carbon dioxide and low pressure steam. The ammonia plant supplies the carbon dioxide to the urea and methanol plants and the steam to the plant-wide supply grid.

  Urea. Urea is a commodity chemical which is used primarily in fertilizer applications. Urea's high nitrogen content (46%) makes it an effective and popular dry nitrogen fertilizer. In addition, urea is used in the production of animal feed and pesticides. Outside the agricultural chemical industry, urea is used largely in the production of urea-formaldehyde resins used in the wood building products industry.

  The Company produces urea at a 250,000 ton stated annual capacity plant at the Geismar complex. In 1993 the Company converted the plant to produce granular urea, a widely accepted form of urea product. The plant operated at approximately 92% of capacity in 1993 and approximately 86% of capacity during the first nine months of 1994.

  Because of the importance of the agricultural chemical industry as a market for urea, demand is affected sharply by swings in crop acreage. In addition, like ammonia, demand for urea is seasonal, with prices tending to be higher in the spring and fall months than during the remainder of the year. Worldwide urea production has expanded rapidly over the past 20 years, particularly in countries with abundant supplies of low cost natural gas. Like ammonia, urea demand has suffered during recent years from reduced United States fertilizer demand. It has also been affected even more severely than ammonia by imports from third world countries because storage and shipping of urea are easier and less costly than in the case of ammonia. Competition from imports has moderated recently as the declining value of the United States dollar has made United States markets less attractive.

  Urea prices remained stable in 1993 and through the third quarter of 1994 due to many of the same factors which influenced the price of ammonia. However, unlike ammonia, the supply of urea has increased during this time period as several new world scale plants came on stream. This factor has kept urea prices at relatively stable levels in spite of the increasing demand.

  During 1993, approximately 78% of the Company's urea was sold to third parties, approximately 21% to Borden, and the remaining approximately 1% was used internally by the Company in the production of urea-formaldehyde concentrate.

  The principal feedstocks used in the production of urea are ammonia and carbon dioxide, which the Company obtains from its adjacent ammonia plant.

PROPERTIES

  Construction of the Geismar complex began over thirty years ago. Acetylene, methanol and VCM-A plants were completed in the early 1960s; and ammonia and urea plants were added during the period 1965 to 1967. A VCM-E plant and a formaldehyde plant were added in the mid 1970s, a second formaldehyde plant was brought on stream in 1986, and a third formaldehyde plant was brought on stream in 1991. In 1983 Borden completed construction of a PVC resin plant at the Geismar complex. The PVC resin facility at Illiopolis became operational in 1962.

  The Geismar complex is located on approximately 490 acres in Ascension Parish, Louisiana, adjacent to the Mississippi River between Baton Rouge and New Orleans. The Illiopolis PVC resin facility is located on approximately 45 acres in central Illinois between Springfield and Decatur. The Addis Facility is located on approximately 40 acres of a 220 acre site adjacent to the Mississippi River, approximately 20 miles from the Geismar complex.

  The following table sets forth the approximate annual capacity of each of the principal manufacturing plants at the Geismar complex and the PVC plant at Illiopolis, all of which are owned by the Company except as noted, and with respect to the PVC plant at the Addis Facility, which will be owned by the Company after the Acquisition.

                                  1988                   1993
                         ANNUAL STATED CAPACITY ANNUAL STATED CAPACITY   5 YEAR CAPACITY
PLANTS                    (STATED IN MILLIONS)   (STATED IN MILLIONS)  PERCENTAGE INCREASE
- ------                   ---------------------- ---------------------- -------------------
Geismar, LA:
  PVC Polymers Products
    PVC Resins..........        400 lbs.               440 lbs.               10.0%
    Acetylene-based
     VCM(1).............        320 lbs.               320 lbs.                --
    Ethylene-based VCM..        550 lbs.               610 lbs.               10.9%
    Acetylene...........        190 lbs.               200 lbs.                5.3%
  Methanol and
   Derivatives
    Methanol............        230 gals.              270 gals.              17.4%
    Formaldehyde I......        210 lbs.               270 lbs.               28.6%
    Formaldehyde II(2)..        160 lbs.               180 lbs.               12.5%
    Formaldehyde III....        --                     190 lbs.                 N/M
  Nitrogen Products
    Ammonia.............        .40 tons               .40 tons                --
    Urea................        .22 tons               .25 tons               13.6%
Illiopolis, IL:
  PVC Resins............        350 lbs.               380 lbs.                8.6%
Addis, LA:
  PVC Resins............        450 lbs.               450 lbs.                --
Total equivalent
 lbs.(3)................      5,405                  6,130                    13.4%

- --------
(1) 50% owned by the Company.

(2) Also capable of producing urea-formaldehyde concentrate at an annual stated capacity of 125 million pounds.
(3) Equivalent pounds is based on 6.63 pounds per gallon.

RAW MATERIALS

  The principal purchased raw material used in the Company's operations is natural gas. In 1993, the Company purchased over 58 billion cubic feet of natural gas for feedstock and as an energy source. Currently, the Company is one of the largest industrial purchasers of natural gas in the state of Louisiana. Natural gas is supplied by pipeline to the Geismar complex by six major natural gas pipelines. In 1993, natural gas represented 38%, 68% and 79% of total production costs for acetylene, ammonia and methanol, respectively, and 35% of the Company's total production costs. The Company purchases the majority of its natural gas under long-term, market sensitive supply contracts. The cost of purchasing natural gas is, in general, greater in winter months, reflecting increased demand for natural gas by consumers and industry during such months. Although the Company has diversified its suppliers and does not currently anticipate any difficulty in obtaining adequate natural gas supplies, there can be no assurance that the Company will in the future be able to purchase adequate supplies of natural gas at acceptable price levels.

  The Company purchases other raw materials in its operations, principally, ethylene and chlorine. Ethylene is currently supplied by pipeline to the Geismar complex by three suppliers. Chlorine is supplied by railcar to the Geismar complex by various suppliers. The major raw material for the Illiopolis PVC plant, VCM, is supplied by railcar from the Geismar complex. In addition, in connection with the production of certain specialty grades of PVC resins, the Company purchases certain quantities of vinyl acetate monomer. See "--PVC Polymers Products--PVC Resins". The Company anticipates purchasing its VCM requirements for the Addis Facility under the VCM Supply Agreement to be entered into between the Operating Company and OxyChem at the closing of the Acquisition. See "The Acquisition--VCM Supply Agreement and PVC Tolling Agreement". The Company does not believe that the loss of any present supplier would have a material adverse effect on the production of any particular product because of numerous, competitive alternate suppliers.

  Because raw materials have accounted for a high percentage of the Company's total production costs, and are expected to continue to represent a high percentage of such costs for the Company, the Company's ability to pass on increases in costs of these raw material feedstocks will have a significant impact on operating results. The ability to pass on increases in feedstock and fuel costs is, to a large extent, dependent on market conditions. Because of the large volume of purchases of natural gas, any increase in the price of natural gas or a shortage in its availability could materially adversely affect the Company's income and cash flow and its ability to make distributions to Unitholders and service its debt obligations.

INSURANCE

  The Company maintains property, business interruption and casualty insurance which it believes is in accordance with customary industry practices, but it is not fully insured against all potential hazards incident to its business. The Company also maintains pollution legal liability insurance coverage. However, because of the complex nature of environmental insurance coverage and the rapidly developing case law concerning such coverage, no assurance can be given concerning the extent to which its pollution legal liability insurance, or any other insurance that the Company has, may cover environmental claims against the Company. Insurance, however, generally does not cover penalties. See "Legal Proceedings".

  The Company's insurance is currently included in Borden's master insurance program although it may be separate from such master insurance program in the future if the General Partner so determines. The Company believes that the terms and premiums for the insurance obtained through Borden's program are no less favorable than those generally available through an independent program. All costs of the insurance program, including but not limited to premiums, service fees, deductible losses, and uninsured loss amounts, are direct operating expenses of the Company and are payable by the Company. At the closing of the Acquisition, the Addis Facility will be included in the Company's insurance program. For a description of the Company's right to be indemnified for certain losses related to periods prior to the closing of the Acquisition, see "The Acquisition--Certain Terms of the Asset Transfer Agreement".

MARKETING

  The Company's PVC resin sales are conducted through a professional staff of approximately nine trained personnel geographically located in nine territories, supported by a regional sales office located in Northbrook, Illinois. In addition to the regional sales managers, there are three product sales managers performing marketing functions. All are employees of the General Partner. Following the Acquisition, all sales and marketing of PVC resins produced at the Addis Facility will be consolidated with the Company's existing marketing organization.

  The Company's other products are similarly marketed through a professional field sales organization of three employees and two additional marketing managers under the management of the director of non-PVC resins sales and marketing located at Geismar. The professionals involved in this sales function are geographically positioned in three locations covering the United States.

  The Company's activity is based on customer contact on a regular basis to secure and maintain long-term supply relationships. A substantial portion of the Company's sales is made under contracts with annual negotiations relating to specific conditions of sale.

  Occasional export sales outside North America of products from both facilities have been, and will continue to be, coordinated through Borden's international sales representatives in Columbus, Ohio.

UTILITIES

  The Geismar complex operates three high thermal efficiency co-generation units providing the complex with low cost electricity, steam and high temperature reformer combustion air. Each unit is composed of a natural gas burning turbine/generator unit combined with a steam producing heat recovery system.

  These three co-generation units are designed to provide 100% of the electricity, a significant portion of the steam, and a portion of the reformer combustion air requirements of the Geismar complex at full production levels. These co-generation units have electrical outputs of 20, 35 and 35 megawatts. The electricity supplied by the three co-generation units through a substation owned by Monochem, Inc. ("Monochem"), a corporation of which the Operating Company owns 50% of the capital stock, usually exceeds the requirement of the Geismar complex with the excess production being sold to Gulf States Utilities at its "avoided cost" rate. The Company's interest in Monochem is subject to certain rights of first refusal and limitations on transfer.

  The Addis Facility obtains its electricity and water requirements from local public utilities. Natural gas is purchased by pipeline from various intrastate suppliers.

PURCHASE AND PROCESSING AGREEMENTS

  In connection with the formation of the Company in 1987, Borden entered into certain Purchase Agreements and Processing Agreements with the Operating Company covering the following products: PVC resins, methanol, ammonia, urea, formaldehyde and urea-formaldehyde concentrate. The Purchase and Processing Agreements each have a remaining term of eight years, subject to termination by Borden in the event BCPM ceases to be the general partner of the Company, other than by reason of (i) the withdrawal of BCPM as general partner under circumstances where such withdrawal violates the Partnership Agreement, (ii) removal of BCPM as general partner by the Unitholders under circumstances where cause exists or (iii) any other event except (x) voluntary withdrawal by BCPM as general partner of the Company under circumstances where such withdrawal does not violate the Partnership Agreement and such withdrawal is approved by a Majority Interest or (y) the removal of BCPM as general partner of the Company by action of the Unitholders under circumstances where cause does not exist.

  The Purchase Agreements require Borden to purchase from the Company and the Company to supply to Borden, subject to certain monthly quantity limits, at least 85% (and at the option of Borden up to 100%) of the quantities of PVC resins, methanol, ammonia and urea required by Borden for use in its plants in the continental United States. Under the Purchase Agreements, the price for PVC resins, ammonia, urea and methanol will generally be an amount equal to the monthly weighted average price per unit that the Company charges its lowest-priced major customer (other than Borden). If the Company does not make any sales to any major customers other than Borden, then the price to Borden will be the lowest prevailing price in the relevant geographic area. The Purchase Agreements also provide that the Company is required to meet competitive third-party offers or let Borden purchase the lower-priced product from such third parties in lieu of purchases under the Purchase Agreements.

  The Processing Agreements for formaldehyde and urea-formaldehyde concentrate essentially require Borden to utilize the processing capacity of the formaldehyde plants so that the formaldehyde plants operate at no less than 90% of capacity, after taking into account the purchases of formaldehyde by an unaffiliated third party under a long-term requirements contract. Although such third party's current requirements for formaldehyde exceed 200 million pounds per year, in the event that such third party's annual requirements are less than such amount, Borden has the option of reducing or terminating its obligation to utilize such processing capacity. Under the Processing Agreements, Borden is required to pay the Company a fee for each pound of formaldehyde and urea-formaldehyde concentrate processed equal to the Company's processing costs plus a per pound charge. The per-pound charge is subject to increase or decrease based on changes in the Consumer Price Index from October 1987. The Processing Agreements also require the Company to meet competitive third party offers covering formaldehyde unless meeting such offer would impose a significant economic penalty on the Company, in which case Borden will be permitted to accept such offer and reduce its obligations under the Processing Agreements by a corresponding amount.

  The Company believes that the pricing formulae set forth in the Purchase and Processing Agreements have historically produced aggregate prices and processing charges for the covered products that over time have approximated the aggregate prices and processing charges that Borden would have been able to obtain from unaffiliated suppliers considering the magnitude of Borden's purchases, the long-term nature of such agreements and other factors. The Company believes that this will continue to be the case in the future. There may be conditions prevailing in the market at various times, however, under which the prices and processing charges set under the Purchase and Processing Agreements could be higher or lower than those obtainable from unaffiliated third parties.

  The Company is free to sell or otherwise dispose of, as it deems appropriate, any quantities of PVC resins, ammonia, urea, methanol or formaldehyde which Borden is not required to purchase. In addition, the Purchase and Processing Agreements do not cover acetylene, VCM or industrial gases, which are either consumed internally by the Company or have not been historically purchased by Borden.

  Because the foregoing Purchase and Processing Agreements are requirements contracts, sales of products thereunder are dependent on Borden's requirements for such products. Such requirements could be affected by a variety of factors, including a sale or other disposition by Borden of all or certain of its manufacturing plants to unaffiliated purchasers (in which event such agreements shall not apply to any such purchaser unless otherwise agreed to by such purchaser). In the event that, whether following any change of control of Borden or otherwise, Borden were to sell or otherwise dispose of all or certain of its plants or otherwise reorient its businesses, Borden's requirements for products sold or processed by the Company under the Purchase and Processing Agreements could be diminished or eliminated. The Company anticipates that if Borden were to sell all or certain of its chemical manufacturing facilities, a purchaser may be interested in negotiating the continuation of all or certain of the Purchase and Processing Agreements. For a discussion of these factors, see "Investment Considerations--Possible Change of Control of Borden".

COMPETITION

  The Company encounters competition from numerous manufacturers in all of its product lines. Many of such competitors have substantially greater financial resources and are more highly diversified than the Company. In addition to price, other significant factors in the marketing of the products are delivery, quality and, in the case of PVC resins, technical service. The Company believes that the overall efficiency, integration and optimization of product mix of the facilities at Geismar and Illiopolis make the Company well positioned to compete in the markets it serves. The acquisition of the Addis Facility should enable the Company to further optimize its product mix.

  Borden has agreed in the Intercompany Agreement that, so long as BCPM is the general partner of the Company, Borden will not engage in the manufacture or sale in the United States of methanol, ammonia, urea, acetylene, VCM or PVC resins. However, if BCPM (i) is removed as general partner by the Unitholders under circumstances where cause exists or (ii) withdraws as general partner under circumstances where such withdrawal violates the Partnership Agreements, Borden shall not engage in such manufacture or sale for a period of two years from the date of such removal or withdrawal. If Borden were to sell any of its manufacturing facilities to an unaffiliated purchaser that is not a successor to Borden, the purchasers of such facilities would be free to compete with the Company.

TRADEMARKS

  The Company entered into a Use of Name and Trademark License Agreement ("Use of Name and Trademark License Agreement") with Borden pursuant to which the Company is permitted to use in its name the Borden name and logo. The Use of Name and Trademark License Agreement and the right to use the Borden name and logo shall terminate in the event that BCPM ceases to be the General Partner.

MANAGEMENT

  The General Partner manages and controls the activities of the Company and the Operating Company and the General Partner's activities are limited to such management and control. See "Management." Unitholders do not direct or participate in the management or control of the Company. The General Partner has fiduciary duties to Unitholders. See "Conflicts of Interest and Fiduciary Responsibility". Notwithstanding any limitation on obligations or duties, the General Partner will be liable, as general partner, for all the debts of the Company and the Operating Company (to the extent not paid by the Company or the Operating Company) other than the Old Notes, the Notes and any other debt incurred by the Company or the Operating Company that is made specifically nonrecourse to the General Partner.

   As is commonly the case with publicly traded limited partnerships, the Company and the Operating Company do not directly employ any of the persons responsible for managing or operating the business of the Company or the Operating Company, but instead rely on the officers and employees of the General Partner and reimburse the General Partner for their services. At October 6, 1994, the General Partner employed approximately 730 individuals, who are also employees of Borden.

ENVIRONMENTAL AND SAFETY REGULATIONS

  General. The Company's operations are subject to federal, state and local environmental, health and safety laws and regulations, including laws relating to air quality, hazardous and solid wastes, chemical management, and water quality. The Company has expended substantial resources, both financial and managerial, to comply with environmental regulations and permitting requirements, and anticipates that it will continue to do so in the future. Although the Company believes that its operations generally are in material compliance with these requirements, there can be no assurance that significant costs, civil and criminal penalties, and liabilities will not be incurred. The Company holds various environmental permits for operations at each of its plants. In the event a governmental agency were to deny a permit application or permit renewal, or revoke or substantially modify an existing permit, such agency action could have a material adverse effect on the Company's ability to continue the affected plant operations. Plant expansions are subject to securing necessary environmental permits. Environmental laws and regulations have changed substantially and rapidly in recent years, and the Company anticipates continuing changes. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, such as emissions of pollutants and the generation and disposal of wastes. Increasingly strict environmental regulations have resulted in increased operating costs for the Company, and it is possible that the costs of compliance with environmental, health and safety laws and regulations will continue to increase.

  The Company maintains an environmental and industrial safety and health compliance program and conducts internal regulatory audits at its Geismar and Illiopolis plants. The Company's plants have had a history of involvement in regulatory, enforcement and variance proceedings in connection with safety, health and environmental matters. Risks of substantial costs and liabilities are inherent in certain plant operations and certain products found at and produced by the plants, as they are with other enterprises engaged in the chemical business, and there can be no assurance that significant costs and liabilities will not be incurred.

  Each of the federal health, safety and environmental programs typically have state counterparts. The state environmental programs generally must be at least as stringent as the federal requirements, and some state requirements are more onerous than the federal requirements. Both federal and state environmental programs allow the imposition of substantial civil and criminal penalties for the violation of such programs. The Company's plants in the past have been subject to enforcement proceedings with respect to environmental issues typically encountered in the chemical industry. Past proceedings generally have been settled.

  Like the operations of the Company, the operations of the Addis plant are subject to federal, state and local environmental, health and safety laws and regulations, including laws relating to air quality, hazardous and solid wastes, chemical management, and water quality. In connection with the Company's acquisition of the Addis plant, the Company has conducted an environmental assessment of that plant. Such assessment included a review of certain federal and state environmental agency files for the Addis plant, a review of certain OxyChem files, interviews with personnel at the Addis plant, tours of the plant and groundwater sampling. Based on the results of the environmental assessment, the Company does not know of material violations of environmental, health or safety laws at the Addis plant. In addition, based on the information available to the Company to date, the Company believes that environmental capital expenditures at the Addis plant may be in excess of $3.0 million over the next several years.

  Air Quality. The Geismar, Illiopolis and Addis plants emit air contaminants and are subject to the requirements of the Clean Air Act and comparable state statutes. Many of the existing requirements under these laws are embodied in permits issued to the plants by state environmental agencies. The Company believes that the Geismar and Illiopolis plants generally are in material compliance with these requirements. Based on the results of the Company's environmental assessment of the Addis plant, the Company does not know of material violations of the Clean Air Act, or comparable Louisiana laws, at that plant.

  The 1990 Amendments to the Clean Air Act (the "1990 Clean Air Act Amendments") substantially revised and expanded the air pollution control requirements throughout the United States. As discussed below, certain of these new or revised requirements may impact the Geismar, Illiopolis and Addis plants.

  The 1990 Clean Air Act Amendments require more stringent controls on volatile organic compounds ("VOC") emissions in ozone non-attainment areas and also require, subject to certain exceptions, the control of nitrogen oxide ("NOx") emissions in such areas. The Geismar and Addis plants are located in a "non-attainment area" for ozone under the 1990 Clean Air Act Amendments.

  Under the 1990 Clean Air Act Amendments, additional capital expenditures may be required at the Geismar and Addis plants in order to upgrade existing pollution control equipment and/or install additional control equipment to comply with the new more stringent regulations for VOC and NOx.

  The 1990 Clean Air Act Amendments and state laws and regulations also require certain sources to control emissions of hazardous air pollutants, including vinyl chloride. In particular, the EPA promulgated a rule in April 1994, which may require the modification of the existing emission control equipment at the Geismar facility. Capital expenditures may be necessary to comply with these control standards.

  The 1990 Clean Air Act Amendments further require "enhanced monitoring" of the emissions from certain pieces of equipment. Although monitoring systems are already in place at the Geismar, Illiopolis and Addis plants, capital expenditures may be necessary to upgrade the systems to comply with the "enhanced monitoring" requirement.

  Based on the information currently available to the Company, the Company does not believe that the capital expenditures that may be required at the Geismar, Illiopolis and Addis plants to comply with the 1990 Clear Air Act Amendments and corresponding state regulations will be material. However, because all the regulatory requirements under the 1990 Clean Air Act Amendments are not yet final, and the Company is continuing to evaluate the impact of such amendments on it, there can be no assurance that the actual costs will not exceed the Company's estimates.

  The DOJ, at the request of the EPA, has brought an enforcement proceeding against the Company and BCPM for alleged violation of the Clean Air Act, and other environmental statutes, at the Geismar facility. See "Legal Proceedings".

  OSHA and Community Right to Know. The Geismar, Illiopolis and Addis plants are subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The Company believes that the Geismar and Illiopolis plants generally are in material compliance with OSHA requirements, including general industry standards, vinyl chloride exposure requirements, recordkeeping requirements and chemical process safety standards. Based on the results of the Company's environmental assessment of the Addis plant, the Company does not know of material violations of OSHA at that plant. It is possible that changes in safety and health regulations, or a finding of noncompliance with current regulations, could result in additional capital expenditures or operating expenses for the Geismar, Illiopolis and Addis plants.

  The OSHA hazard communication standard and the EPA community right-to-know regulations under the Emergency Planning and Community Right-to-Know Act ("EPCRA") require the Company to organize information about the hazardous materials in the plants and to communicate that information to employees and certain governmental authorities. The Company has prepared a detailed hazard communication program and will continue this program as a part of its industrial safety and health compliance program. The Company is a member of the Community Awareness and Environmental Response ("CAER") program of the Chemical Manufacturer's Association, as well as the Association's Responsible Care efforts. At Geismar, membership in such programs includes participation in the Geismar Area Mutual Aid organization, which maintains a community warning system for notification of chemical releases through the local sheriff's department. The Company believes that it generally is in material compliance with EPCRA. Based on the results of the Company's environmental assessment of the Addis plant, the Company does not know of material violations of EPCRA at that plant.

  The Company is currently subject to a proceeding for alleged violations at the Illiopolis facility of release reporting requirements under EPCRA. This proceeding is discussed under "Legal Proceedings".

  Solid and Hazardous Waste. The Geismar, Illiopolis and Addis plants generate hazardous and nonhazardous solid waste and are subject to the requirements of RCRA and comparable state statutes. The Company believes that the Geismar and Illiopolis plants generally are in material compliance with RCRA. However, see "Legal Proceedings". Based on the results of the Company's environmental assessment of the Addis plant, the Company does not know of material violations of RCRA at that plant.

  A primary trigger for RCRA requirements is the designation of a substance as a "hazardous waste". It is anticipated that additional substances will in the future be designated as "hazardous waste", which would likely result in additional capital expenditures or operating expenses.

  The Geismar complex is operating under RCRA interim status and has filed a permanent RCRA permit application for its valorization of chlorinated residuals ("VCR") unit and related tanks. However, the Company does not believe that the Geismar facility must obtain a RCRA permit and is challenging the applicability of the RCRA permit requirements to it. The Company's challenge to those permit requirements, the potential permitting costs, civil penalties and corrective action costs that it may incur if that challenge is unsuccessful, are discussed under "Legal Proceedings".

  The DOJ, at the request of the EPA, has brought an enforcement proceeding against the Company and BCPM for alleged violations of RCRA, and other environmental statutes, at the Geismar facility. See "Legal Proceeding".

  Superfund. CERCLA, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and the companies that disposed, or arranged for the disposal of, the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances and for damages to natural resources. In the ordinary course of the Company's operations, substances are generated that fall within the CERCLA definition of "hazardous substance". If such wastes have been disposed of at sites which are targeted for cleanup by federal or state regulatory authorities, the Company may be among those responsible under CERCLA or analogous state laws for all or part of the costs of such cleanup. The Geismar, Illiopolis and Addis plants have in the past and are expected to continue to generate hazardous substances and dispose of such hazardous substances at various offsite disposal sites.

  The DOJ, at the request of the EPA, has brought an enforcement proceeding against the Company and BCPM for alleged violation of CERCLA's reporting requirements, and other environmental requirements, at the Geismar facility. See "Legal Proceedings".

  Toxic Substances Control Act. The Company is subject to the Toxic Substances Control Act ("TSCA"), which regulates the development, manufacture, processing, distribution, importation, use, and disposal of thousands of chemicals. Among other requirements, TSCA provides that a chemical cannot be manufactured, processed, imported or distributed in the United States until it has been included on the TSCA Chemical Inventory. Other important TSCA requirements govern recordkeeping and reporting. For example, TSCA requires a company to maintain records of allegations of significant adverse reactions to health or the environment caused by chemicals or chemical processes. The Company believes that it generally is in material compliance with TSCA. Based on the results of the Company's environmental assessment of the Addis plant to date, the Company does not know of material violations of TSCA at that plant. Violations of TSCA can result in significant penalties.

  Water Quality. The Geismar, Illiopolis and Addis plants maintain wastewater discharge permits for their facilities pursuant to the Federal Water Pollution Control Act of 1972 and comparable state laws. See "Legal Proceedings" for a discussion of the Company's challenge to a wastewater permit for the Geismar facility. Where required, the Company and the Addis plant have also applied for permits to discharge stormwater. The Company believes that the Geismar and Illiopolis plants generally are in material compliance with the Federal Water Pollution Control Act of 1972 and comparable state laws. Based on the results of the Company's environmental assessment of the Addis plant, the Company does not know of material violations of the Federal Water Pollution Control Act of 1972 or comparable Louisiana laws at the Addis plant. In cases where there are excursions from the permit requirements, the Geismar and Illiopolis plants are taking action to achieve compliance, are working in cooperation with the appropriate agency to achieve compliance or are in good faith pursuing their procedural rights in the permitting process.

  The wastewater treatment plant at the Illiopolis facility has been having difficulty meeting its wastewater permit limitations for biochemical oxygen demand ("BOD") and total suspended solids ("TSS"). The Illinois Pollution Control Board has granted the facility an emergency provisional variance from the BOD and TSS permit limitations. This variance will expire on December 3, 1994. The facility will be able to apply for another forty-five day variance, but there is no assurance that the Board will grant another variance. The Company believes that it has identified the cause of the upset condition, and has undertaken corrective measures. At this time, the Company does not know whether its corrective measures will resolve the upset condition, although preliminary data indicate that the corrective measures have resolved the upset condition in the area of the production process where the problem is believed to have originated. If the corrective measures do not resolve the upset condition, the Company may have to incur additional costs to correct this problem, and may be subject to civil penalties. Any such costs and civil penalties cannot accurately be estimated at this time.

  The EPA has issued effluent regulations specifying amounts of pollutants allowable in direct discharges and in discharges to publicly owned treatment works. The Geismar, Illiopolis and Addis plants manufacture or use as raw materials a number of chemicals subject to additional regulation. Both federal and state authorities continue to develop legislation and regulations to control the discharge of certain toxic water pollutants. Passage of such legislation or regulations could necessitate additional capital expenditures to reduce discharges of these substances into the environment either during routine or episodic events. The Company does not believe that these legislative developments would have a material adverse impact on the Company's operations.

  It is common for chemical plants from time to time to encounter areas of groundwater contamination during the ordinary course of business. Typically, some of these contamination events are historical and cannot be documented as to the causal circumstances. While some contamination events have been identified at the Company's plants and at the Addis plant, it is the Company's policy, where possible, to address and resolve these contamination events. The Company believes that environmental indemnities available to it would cover the majority of these known or unknown contamination events. The Company does not believe that the known contamination events will have a material adverse impact on the Company's operations. The Company believes that the Geismar and Illiopolis plants generally are in material compliance with all laws with respect to known groundwater contamination events. Based on the results of the Company's environmental assessment of the Addis plant, the Company does not know of material violations of laws applicable to groundwater contamination at that plant. At the Geismar complex, Borden and the Company have complied with the Settlement Agreement with the state of Louisiana for groundwater remediation. See "Legal Proceedings" for further discussion.

  Present and Future Environmental Capital Expenditures. Although it is the Company's policy to comply with all applicable environmental, health and safety laws and regulations, in many instances the implementing regulations have not been finalized. Even where regulations or standards have been adopted, they are subject to varying and conflicting interpretations and implementation. In many cases, compliance with environmental regulations or standards can only be achieved by capital expenditures, some of which may be significant. To the extent estimates are available, capital expenditures for environmental control facilities are expected to total approximately $3.0 million in 1994 and approximately $4.0 million in 1995 (although such estimate could vary substantially depending on the outcome of the various proceedings and matters discussed herein, and no assurance can be given that greater expenditures on the part of the Company will not be required as to matters not covered by the environmental indemnity from Borden). For a discussion concerning possible capital expenditures at the Addis plant, see "--General" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources".

BORDEN ENVIRONMENTAL INDEMNITY

  Under the Environmental Indemnity Agreement, subject to certain conditions, Borden has agreed to indemnify the Company and the Operating Company in respect of environmental liabilities arising from facts or circumstances that existed and requirements in effect prior to November 30, 1987, the date of the initial sale by Borden of the Geismar and Illiopolis plants to the Company (the "Transfer Date"). The Company is responsible for environmental liabilities arising from facts or circumstances that existed and requirements in effect on or after the Transfer Date. With respect to certain environmental liabilities that may arise from facts or circumstances that existed and requirements in effect both prior to and after the Transfer Date, Borden and the Company will share liabilities on an equitable basis considering all of the facts and circumstances including, but not limited to, the relative contribution of each to the matter and the amount of time each has operated the asset in question (to the extent relevant). No claims can be made under the

Environmental Indemnity Agreement after November 30, 2002, and no claim can, with certain exceptions, be made with respect to the first $0.5 million of liabilities which Borden would otherwise be responsible for thereunder in any year, but such excluded amounts shall not exceed $3.5 million in the aggregate. Excluded amounts under the Environmental Indemnity Agreement have aggregated approximately $2.0 million through September 30, 1994.

  If the United States is successful in requiring the Company to perform corrective action at the Geismar facility or the LDEQ requires the Company to take further remedial measures in connection with the Settlement Agreement (see "Legal Proceedings"), the Company anticipates that a portion of its corrective action costs would be covered by the Environmental Indemnity Agreement. The extent to which any penalties or permit costs that the Company may incur as a result of pending environmental proceedings will be subject to the Environmental Indemnity Agreement will depend, in large part, on whether such penalties or costs are attributable to facts or circumstances that existed and requirements in effect prior to the Transfer Date.

ADDIS ENVIRONMENTAL INDEMNITY

  OxyChem has agreed to indemnify the Company for environmental liabilities arising from the manufacture, generation, treatment, storage, handling, processing, disposal, discharge, loss, leak, escape or spillage of any product, waste or substance generated or handled by OxyChem prior to the closing of the Acquisition, any condition resulting therefrom relating to acts, omissions or operations of OxyChem prior to such date, and any duty, obligation or responsibility imposed on OxyChem prior to such date under environmental laws in effect prior to such date to address such condition. However, except with regard to claims arising from OxyChem's disposal of waste at sites other than the Addis Facility, OxyChem has no indemnification obligation if the claim for indemnification is the result of a change in applicable law after the closing of the Acquisition. Such indemnification obligation is subject to certain limitations. There can be no assurance that the indemnification provided by OxyChem will be sufficient to cover all environmental liabilities existing or arising at the Addis Facility.

PRODUCT LIABILITY AND REGULATION

  The United States Food and Drug Administration ("FDA") is proposing new regulations providing for the safe use of vinyl chloride polymers in food-contact articles. According to the FDA, such regulations are required because vinyl chloride monomer, a component of vinyl chloride polymer, has been shown to be a carcinogen. However, the FDA concludes in its proposal that there is a reasonable certainty of no harm from the exposure to the small amounts of vinyl chloride monomer that may result from the use of vinyl chloride polymers in food packaging which complies with the FDA's proposed regulations. Thus, the FDA proposal would continue to allow substantially all presently allowable uses, including all products currently made using products produced by the Company. While the FDA has tentatively concluded that such action will not have a significant effect on the human environment, it is considering whether to develop a full environmental impact statement to consider the potential effect on the environment of the disposal of these food-contact articles. The EPA has authority with respect to the safe use of vinyl chloride polymer pipe in municipal water systems and has not imposed any restrictions on its use. It is possible, however, that the FDA, the EPA, or other federal and state agencies may seek to impose additional restrictions on the use or disposal of vinyl chloride polymer. Moreover, while Borden has agreed to indemnify the Company in respect of liabilities arising from products (including but not limited to vinyl chloride polymer) shipped prior to the Transfer Date, the Company will be responsible for any subsequent product liabilities. As a result of the Company's manufacture, distribution and use of different chemicals, the Company may be subject to various lawsuits and claims, such as product liability and toxic tort claims, which arise in the ordinary course of business and which seek compensation for physical injury, pain and suffering, costs of medical monitoring, property damage, and other alleged harms. New or different types of claims arising from the Company's various chemical operations may be made in the future.

                                MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Partnerships do not have directors or officers. The Company is managed by and under the direction of BCPM. See "Summary of the Partnership Agreements." As the sole stockholder of BCPM, Borden elects the directors of BCPM on an annual basis. Set forth below is certain information concerning the directors and executive officers of BCPM.

                                                                                 SERVED IN PRESENT
          NAME           AGE            POSITION WITH GENERAL PARTNER             POSITION SINCE
          ----           ---            -----------------------------            -----------------
Joseph M. Saggese.......  63 Chairman of the Board of Directors,
                              President and Chief Executive Officer                    1990
Daniel M. Galbreath.....  66 Director                                                  1987
Edward H. Jennings......  57 Director                                                  1989
David A. Kelly..........  56 Director, Treasurer and Principal Financial Officer       1987(1)
George W. Koch..........  68 Director                                                  1987
John P. Stapleton.......  49 Director and Vice President                               1987
Ronald B. Wiles.........  56 Director                                                  1990
Judy A. Barker..........  53 Vice President                                            1994
W. Bailey Barton........  56 Vice President                                            1994
Lawrence L. Dieker......  56 Secretary                                                 1987
Wayne P. Leonard........  52 Vice President                                            1987
John L. Russ III........  54 Vice President                                            1987
James O. Stevning.......  35 Controller and Principal Accounting Officer               1994

- --------

(1)  Mr. Kelly was elected a director effective March 1, 1994.

  Joseph M. Saggese has been Chairman of the Board of Directors, President and Chief Executive Officer of BCPM since July 1990. He is also Executive Vice President of Borden and President of Borden Packaging and Industrial Products Division Domestic and International (the "Borden PIP Division"), positions he has held since July 1990. From January 1989 to August 1990 he served as Senior Group Vice President of the Borden PIP Division. He served as a Senior Vice President of the Borden PIP Division from October 1985 to January 1989.

  Daniel M. Galbreath is a director of BCPM. He is Chairman of the Board and CEO of The Galbreath Company, a position he has held since 1979. The Galbreath Company is a national full-service real estate business. Mr. Galbreath is also a director of Churchill Downs, Incorporated, the owner and operator of thoroughbred racetracks.

  Edward H. Jennings is a director of BCPM. He is also a professor and President Emeritus of The Ohio State University. He served as president of The Ohio State University from 1981 to 1990. Mr. Jennings is also a director of Super Foods, Inc., a wholesale grocers, Lancaster Colony, Inc., a manufacturer and marketer of food, automotive and glass products, and Hymedix, Inc., a medical products company.

  David A. Kelly is a director, Treasurer and Principal Financial Officer of BCPM. He is also Vice President and Treasurer of Borden, a position he has held since 1980.

  George W. Koch is a director of BCPM. He is Of Counsel in the law firm of Kirkpatrick & Lockhart since January 1992. Prior to that he was a partner of Kirkpatrick & Lockhart since April 1990. From 1966 to April 1990, he was President and Chief Executive Officer of the Grocery Manufacturers of America, Inc., a non-profit organization of the leading grocery manufacturers in the United States. Mr. Koch is also a director of McCormick & Co., a food products company.

  John P. Stapleton is a director and a Vice President of BCPM. He is also Vice President of the Borden PIP Division, a position he has held since 1983. He has served in other capacities with the Borden PIP Division since 1972, including assistant controller, manager of business planning/commercial development, and director of planning and development.

  Ronald B. Wiles is a director of BCPM. He is also Controller of the Borden PIP Division, a position he has held since July 1, 1990. Prior to that he held various Group Controller positions for the Borden PIP Division.

  Judy A. Barker has been Vice President of BCPM since June 1994. She is also Vice President, Social Responsibility for Borden, a position she has held since October 1990. Prior to that time, she was Director of Social Responsibility for Borden. She also is the President of the Borden Foundation.

  W. Bailey Barton has been Vice President of BCPM since June 1994. He has also served as Chief Environmental Officer of Borden since April 1, 1991. Prior to that time, he was Vice President of Environmental Affairs for the Borden Chemical Division, and Corporate Director of Environmental Affairs for Borden.

  Lawrence L. Dieker is Secretary of BCPM. He is also Assistant General Counsel of Borden, a position he has held since 1982.

  Wayne P. Leonard is a Vice President of BCPM. From 1984 to 1987, he was Director of Manufacturing, Basic Chemicals Unit of the Borden PIP Division. Prior thereto, he was manager of the vinyl products sector of the Basic Chemicals Unit of the Borden PIP Division. He has served in the chemical business for thirty years and at all such times he has worked at the Geismar complex.

  John L. Russ III is a Vice President of BCPM. From 1986 to 1987, he was General Manager, Thermoplastics Unit and Petrochemical Borden PIP Division. He joined Borden in 1982 as director of sales and marketing for the Thermoplastics Unit of the Borden PIP Division. He has served in the PVC resin business in sales and marketing capacities for over thirty years.

  James O. Stevning has been Controller and Principal Accounting Officer of BCPM since March, 1994. He is also Group Controller of the Company, a position he has held since April 1992. Prior to that he was Assistant Controller of the Borden PIP Division.

  INDEPENDENT COMMITTEE. BCPM is required to maintain an Independent Committee of its Board of Directors, which is to be composed of at least three directors, each of whom is neither an officer, employee or director of Borden nor an officer or employee of BCPM. The Partnership Agreements provide that certain actions require Special Approval. Such actions include an expansion of the scope of business of the Partnerships, the making of material capital expenditures, the material curtailment of the operations of any plant, the material expansion of the capacity of any plant and the amendment of or entry into by either of the Partnerships of any agreement with Borden. The members of the Independent Committee are Daniel M. Galbreath, Edward H. Jennings and George W. Koch.

  COMPENSATION. All the direct and indirect costs of the General Partner incurred in connection with the operation of the Company, including general and administrative costs and compensation and benefits payable to officers and other employees engaged in the operation of the Company, are paid or reimbursed by the Company. Pursuant to the Partnership Agreement, the General Partner is to determine the costs that are allocable to the Company in any reasonable manner determined by the General Partner in its sole discretion.

  The executive officers of BCPM management operate the business of the Company. The Company does not directly employ any of the executives, but instead reimburses Borden on behalf of BCPM for the allocable cost of (including fringe and post-employment benefits, if any) the services of such persons, including salary and bonus. In addition, Borden maintains a number of employee benefit plans for employees of Borden and its subsidiaries. Officers and employees of BCPM, a wholly-owned subsidiary of Borden, are eligible to participate in such plans, including long-term incentives such as options to purchase common stock of Borden and performance units payable based on the attainment of specified performance goals.

  The Board of Directors of the General Partner recently approved in principle, by Special Approval, the adoption by the General Partner of an employee incentive plan for management and employees of the General Partner. The plan is intended to provide incentives to the management and employees of the General Partner to enhance the financial performance of the Company or the market value of the Units or both. Rewards will be made under the plan on the basis of or in relation to services performed, directly or indirectly, for the benefit of the Company and on the basis of the financial performance of the Company or the market value of the Units or both. The benefits to be provided under the plan will be in addition to, and not in lieu of, the benefits provided to management and employees of the General Partner under existing plans or employee benefit arrangements. The plan may involve the grant by the Company of Units, restricted Units or options to purchase Units, the provision by the General Partner of cash bonuses or some combination thereof. It is expected that all Units under the plan would be made available through open market purchases. The General Partner will be reimbursed by the Company for all payments made or expenses incurred by the General Partner under the plan. As currently approved, the maximum amount of additional Units that could be available under the plan would be 3% of the outstanding Units and, if the plan involves payments by the Company, the maximum amount payable by the Company during any year would be 3% of the Available Cash distributed to Unitholders with respect to such year. The final terms of the plan are subject to Special Approval and final terms of the plan so approved may be different from the terms indicated herein (including in respect of maximum amounts of Units or payments).

                               LEGAL PROCEEDINGS

LOUISIANA GROUNDWATER REMEDIATION SETTLEMENT AGREEMENT

  In 1985 the LDEQ and Borden entered into the Settlement Agreement that called for the implementation of a long term groundwater and soil remediation program at the Geismar complex to address contaminants, including ethylene dichloride ("EDC"). Also during this time frame, Borden commenced closure of various units identified to have been contributors to the EDC contamination underlying the Geismar complex. Borden and the Company have implemented the Settlement Agreement, and have worked in cooperation with the LDEQ to remediate the groundwater and soil contamination. The Settlement Agreement contemplated, among other things, that Borden would install a series of groundwater monitoring and recovery wells, and recovery trench systems. The Company believes that it already has sufficiently identified the extent of the groundwater plume. Nevertheless, the Company intends to drill and test some additional groundwater wells for the purpose of addressing issues raised by the LDEQ concerning whether the extent of the groundwater contamination has been identified. Borden has paid substantially all the costs to date of the Settlement Agreement. It is unknown how long the remediation program will continue or whether the LDEQ will require the Company to incur costs to take further remedial measures in response to data generated by the planned additional groundwater wells. If the LDEQ requires the Company to take further remedial measures, the Company anticipates that a portion of such costs would be covered by the Environmental Indemnity Agreement. See"Business and Properties--Borden Environmental Indemnity".

FEDERAL ENVIRONMENTAL ENFORCEMENT PROCEEDING

  On October 27, 1994, the DOJ, at the request of the EPA filed an enforcement proceeding against the Company and BCPM in the United States District Court for the Middle District of Louisiana (the "Geismar enforcement proceeding"). The complaint seeks civil penalties for alleged violations of RCRA, CERCLA and the Clean Air Act at the Geismar facility, as well as corrective action at that facility. Prior to the filing of the complaint, the Company and the DOJ had engaged in settlement discussions.

  The federal government's primary allegations for which it seeks penalties include claims that (i) the Company's international export of a partially depleted mercuric chloride catalyst for recycling violated

RCRA; (ii) the Company should have applied for a RCRA permit for operation of its VCR unit and related tanks before August 1991; and (iii) the Company should have applied for a RCRA permit for the north trench sump at the Geismar complex because such sump allegedly contains hazardous waste. The government's allegations include other claims related to these and other alleged RCRA violations, as well as claims of alleged violations of immediate release reporting requirements under CERCLA and requirements governing particulate matter emissions under the Clean Air Act. The Company plans to vigorously defend itself against all such allegations.

  Because of a reversal of LDEQ's position that the partially depleted mercuric chloride catalyst was not a hazardous waste, and pending the outcome of the Geismar enforcement proceeding, the Company has ceased exporting the partially depleted mercuric chloride catalyst for recycling and is currently handling it as if it were a hazardous waste. Accordingly, even if a court should determine that the partially depleted catalyst was a hazardous waste when it was exported, the Company does not anticipate that it would incur material additional expenditures to continue to manage the partially depleted catalyst as a hazardous waste.

  In 1991, as a protective filing, the Company applied for a hazardous waste permit for the VCR unit and related tanks. In January 1994, in response to a petition from the Company to LDEQ for a determination that the VCR unit does not require a RCRA permit, LDEQ determined that the VCR unit is subject to RCRA. The Company continues to maintain that the VCR unit is not subject to RCRA and has filed appeals of LDEQ's determination in Louisiana state courts.

  In May 1994, the Company filed a Complaint for Declaratory Judgment in the United States District Court in Baton Rouge seeking a determination that (i) the partially depleted mercuric chloride catalyst was not a hazardous waste when it was exported for recycling, (ii) the materials entering the VCR unit and related tanks are not hazardous waste and (iii) the north trench sump does not require a RCRA permit. The EPA has moved to dismiss this Complaint.

  If the Company is unsuccessful in prosecuting its Declaratory Judgment Action, or in defending itself against the Geismar enforcement proceeding, it could be subject to three types of costs: (i) penalties; (ii) corrective action; and (iii) costs needed to obtain a RCRA permit. Although the maximum statutory penalties that would apply in a successful enforcement action by the DOJ would be in excess of $150 million, the Company believes that, assuming the Company is unsuccessful and based on information currently available to it and an analysis of relevant case law and administrative decisions, the more likely amount of any liability for civil penalties would not exceed several million dollars.

  If the Company is unsuccessful in either the Declaratory Judgment Action or the Geismar enforcement proceeding, it may also be subject to corrective action. The federal government also can require corrective action for a facility subject to RCRA permit requirements. Corrective action could require the Company to conduct investigatory and remedial activities at the Geismar complex concurrently with the groundwater monitoring and remedial program that the Company is currently conducting under the Settlement Agreement with LDEQ. The DOJ has advised the Company that it intends to seek facility-wide corrective action to address potential contamination at the Geismar complex. The EPA has indicated that it intends to evaluate the adequacy of the existing groundwater remediation project performed under the Settlement Agreement with LDEQ, and to determine the potential for other areas of contamination on or near the Geismar complex. The cost of any corrective action could be material, depending on the scope of such corrective action. However, the actual cost of a facility-wide corrective action cannot be identified until the EPA provides substantially more information to the Company.

  If the Company is unsuccessful in either proceeding concerning its challenge to the applicability of the RCRA permit requirements to the VCR unit and related tanks, or the north trench sump, it will have to incur additional permitting costs. The Company estimates that its costs to complete the permitting process for the VCR unit and related tanks would be approximately $1.0 million. The Company believes that the costs for amending its pending RCRA permit application to include the north trench sump would not be material.

  Because of the complex nature of environmental insurance coverage and the rapidly developing case law concerning such coverage, no assurance can be given concerning the extent to which insurance may cover environmental claims against the Company. However, insurance generally does not cover penalties or the costs of obtaining permits.

EMERGENCY PLANNING AND COMMUNITY RIGHT-TO-KNOW ACT PROCEEDING

  In February 1993, an EPA Administrative Law Judge held that the Illiopolis facility had violated CERCLA and EPCRA by failing to report certain relief valve releases, which occurred between February 1987 and July 1989, that the Company believes are exempt from CERCLA and EPCRA reporting. The Company's petition for reconsideration was denied, a penalty hearing will be scheduled, and further appeals are possible. Management does not believe that any ultimate penalty arising from this proceeding would have a material adverse effect on the Company. The proposed penalty in EPA's administrative complaint initiating this proceeding in 1991 was $1.0 million.

FEDERAL WASTEWATER PERMIT

  The Geismar facility has a permit for each of its two wastewater outfalls. The Company is challenging conditions in one of those permits. As a result of the government's delay in responding to this challenge, the challenged permit is expiring and the Company is applying for a new permit. Depending on the result of that permit application, the Company's current permit challenge may be irrelevant.

GENERAL PROCEEDINGS

  The Company manufactures, distributes and uses many different chemicals in its business. As a result of its chemical operations, the Company is subject to various lawsuits and claims, such as product liability and toxic tort claims, which arise in the ordinary course of business and which seek compensation for physical injury, pain and suffering, costs of medical monitoring, property damage, and other alleged harm. New or different claims arising from the Company's various chemical operations may be made in the future.

  The Company is subject to various other legal proceedings and claims which arise in the ordinary course of business. The management of BCPM believes, based upon the information it presently possesses, that the realistic range of liability to the Company of these other matters, taking into account the Company's insurance coverage, including its risk retention program, and the Environmental Indemnity Agreement with Borden, would not have a material adverse effect on the financial position and results of operations of the Company.

               CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY

CONFLICTS OF INTEREST

  Certain conflicts of interest could arise as a result of the General Partner's relationship with Borden and its affiliates, the Company or any Unitholder. The General Partner makes all decisions relating to the Company. Some of the officers of the General Partner who make such decisions may also be officers of Borden and its affiliates. In addition, Borden owns all the outstanding capital stock of the General Partner. The directors and officers of Borden have fiduciary duties to manage Borden, including its investments in its subsidiaries (including the General Partner) and affiliates, in a manner beneficial to the shareholders of Borden. In general, the General Partner has a fiduciary duty to the Company, including a duty to manage the Company in a manner beneficial to the Company and, through it, the Unitholders. However, the Partnership Agreement contains provisions that allow the General Partner to take into account the interests of parties in addition to the Company and the Unitholders in resolving conflicts of interest and provisions that may restrict the remedies available to Unitholders for actions taken that might otherwise constitute breaches of fiduciary duty. The duty of the directors and officers of the General Partner and Borden to their shareholders and affiliates may, therefore, come into conflict with the duties of the General Partner to the Company.

  Potential conflicts of interest could arise in the situations described below, among others:

    (a) Because of the definitions of Available Cash and Cash from Operations set forth elsewhere herein, the amount of cash expenditures and reserves in any quarter will affect whether or the extent to which there is sufficient Available Cash constituting Cash from Operations in order to meet the Target Distribution. Borrowings and issuances of additional Units also increase the amount of Available Cash and, in the case of working capital borrowings, the amount of Cash from Operations. Any actions taken by the General Partner consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Cash from Operations will be deemed not to breach any duty of the General Partner to the Company or the Unitholders. See "Cash Distributions".

    (b) Under the terms of the Partnership Agreements, the General Partner will exercise its discretion in managing the business of the Company and, as a result, the General Partner is not restricted from paying Borden, its subsidiaries or affiliates for services rendered, if any, to the Company. In this connection, the General Partner will determine which of its direct or indirect costs (including costs allocated to the General Partner by its affiliates) are reimbursable by the Company.

    (c) In connection with the formation of the Company, Borden entered into the Purchase and Processing Agreements. Borden's interest in enlarging or reducing its requirements for products which are subject to such Purchase and Processing Agreements may differ from the Company's interest in such changes. The price of products purchased by Borden under the Purchase Agreements is generally an amount equal to the weighted average price per unit that the Company charges its lowest-priced major customer other than Borden. Because the General Partner is a wholly-owned subsidiary of Borden, and the General Partner determines the terms and conditions, including price, upon which the Company sells products to all third parties, the General Partner's pricing decisions indirectly determine, in certain cases, the price of the Company's products to Borden. The intention of the General Partner, however, is to sell the Company's products to third parties on terms that are in the best interests of the Company, including the best price available after taking into account purchase volumes, contract duration and other relevant factors.

    (d) At the time of the formation of the Company, Borden retained various formaldehyde plants at locations other than the Geismar complex and methanol plants located in Brazil and Argentina. Although (i) the Company acquired from Borden a long-term supply contract with an unaffiliated third party covering formaldehyde and (ii) Borden entered into Processing and Purchase Agreements covering formaldehyde, urea-formaldehyde concentrate and methanol which, subject to the terms and conditions contained therein, require Borden to utilize certain portions of the formaldehyde and urea-formaldehyde concentrate processing capacities of the Company and to purchase certain of Borden's methanol requirements from the Company, Borden and the Company may compete with each other with respect to formaldehyde, urea-formaldehyde concentrate and methanol under certain circumstances. During the term of the Processing Agreements covering urea-formaldehyde concentrate, the Company will not sell urea-formaldehyde concentrate to any person other than Borden.

    (e) The Operating Partnership Agreement provides that the Operating Company is not permitted to expand the production capacity of the two formaldehyde plants at the Geismar complex beyond 385 million pounds per year unless such expansion receives Special Approval. The Operating Partnership Agreement also provides that the Operating Company will not engage in any business other than the manufacture or production of PVC resins, VCM, acetylene, methanol, formaldehyde, urea-formaldehyde concentrate, ammonia, urea and acetic acid or construct any plants at locations other than Geismar and Illiopolis unless approved by Special Approval. The Operating Partnership Agreement provides that the General Partner has no duty to the limited partners in the Operating Company to propose or approve, and in its sole discretion may decline to propose or approve, any of the above actions.

    (f) The General Partner has certain varying interests and priorities with respect to Available Cash and net proceeds of capital transactions. See "Cash Distributions". The timing and amount of cash receipts and proceeds of capital transactions received by or allocated to the General Partner may be affected by various determinations made by the General Partner under the Partnership Agreements (including, for example, those relating to the amount of capital expenditures, the timing of any capital transaction, the establishment and maintenance of reserves, the timing of expenditures, the incurrence of debt and other matters).

    (g) The General Partner has the authority under the Partnership Agreement to cause the Company to issue, among other types of partnership interests, additional units or other partnership interests with a preference with respect to distributions over the Units. In the event that the General Partner causes the Company to issue units or other partnership interests with a preference with respect to distributions over the Units, the amount of funds available for distribution by the Company on the Units may be decreased. Similarly, issuance of additional partnership interests on a parity with the Units as to distributions could result in a reduction of funds available for distribution on Units on a per Unit basis.

    (h) Neither of the Partnership Agreements nor any of the agreements, contracts and arrangements between the Company or the Operating Company, on the one hand, and the General Partner, Borden and its affiliates, on the other hand (including, without limitation, the Purchase and Processing Agreements and the Environmental Indemnity Agreement), were or will be the result of arm's-length negotiations.

    (i) The decision whether the Company or the General Partner should purchase outstanding Units at any time may involve the General Partner or Borden in a conflict of interest. See "Summary of the Partnership Agreements--Right to Call Units".

    (j) The Company does not have any employees and relies solely on employees of the General Partner and its affiliates, including Borden. The General Partner conducts no business other than as general partner of the Company and the Operating Company. There may be competition between the Company and Borden and its affiliates for the time and effort of a small number of employees who provide services to the General Partner.

    (k) As a matter of practice and whenever possible, the General Partner limits the liability under contractual arrangements of the Company to all or particular assets of the Company, with the other party thereto to have no recourse against the General Partner or its assets other than its interest in the Company. In some circumstances, such action of the General Partner may result in the terms of the transaction being less favorable to the Company than would otherwise be the case. The Partnership Agreement provides that such action does not constitute a breach of the General Partner's fiduciary obligations.

    (l) The Company is, and may from time to time in the future be, a party to various agreements to which the General Partner and its affiliates, including Borden, are also parties and that provide certain benefits to the Company. However, these agreements do not grant to the holders of the Units, separate and apart from the Company, the right to enforce the obligations of the General Partner or of such affiliates in favor of the Company. Therefore, the General Partner is primarily responsible for enforcing such obligations, including obligations that it or such affiliates may owe to the Company.

  As described under "Use of Proceeds", the Operating Company intends to offer Notes and use a portion of the net proceeds of the Notes to prepay the Old Notes. The Company anticipates that it will, in order to effect such prepayment, need to pay a Prepayment Premium. The prepayment of the Old Notes will, in addition to providing various benefits to the Company described under "Use of Proceeds", benefit Borden because it will have the effect of terminating the Borden Purchase Obligation that would otherwise be triggered by a change of control of Borden. Because of the benefits to Borden of the prepayment of the Old Notes, Borden has advised the Company that it is willing to pay a portion of the Prepayment Premium. Because the allocation of the Prepayment Premium between Borden and the Company constitutes a conflict of interest between Borden and the Company, any such allocation will be subject to Special Approval. See "Use of Proceeds".

FIDUCIARY RESPONSIBILITIES OF THE GENERAL PARTNER; RESOLUTION OF CONFLICTS OF INTEREST; INDEMNIFICATION; DERIVATIVE ACTIONS

 Fiduciary Responsibilities of the General Partner

  The General Partner is generally accountable to the Company and to the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Company. In contrast to the relatively well developed state of the law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to the other partners and to their partnerships is relatively undeveloped. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners. In order to induce the General Partner to manage the business of the Company, the Partnership Agreements, as permitted by the Delaware Act, contain various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Company and its partners. Further, as discussed below, certain transactions approved by Special Approval are conclusively deemed to be fair and reasonable to the Company. In addition, holders of Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law.

  The Partnership Agreements provide that whenever a potential conflict of interest arises between the General Partner or any of its affiliates on the one hand, and the Company, or any Unitholder on the other hand, any resolution or course of action in respect of such conflict of interest will not be a breach of the Partnership Agreements, any other agreements, or any duty expressed or implied by law or equity, if the resolution or course of action is fair and reasonable to the Company. Any resolution or course of action that receives Special Approval shall be deemed fair and reasonable to the Company. The General Partner may also adopt a resolution or course of action that has not received Special Approval and if such resolution or course of action is fair and reasonable to the Company and the Operating Company, it will not be a breach of the Partnership Agreements, any other agreements or any duty expressed or implied by law or equity. The General Partner (including the Independent Committee in connection with any Special Approval) is authorized but not required in connection with the resolution of any conflict of interest to consider the relative interests of all parties to the conflict of interest and additional factors deemed appropriate. The Partnership Agreements also provide that any determination of the fairness and reasonableness of any transaction shall take into account the relationship of the parties to the transaction and the relative benefits and detriments of such transaction when considered in the aggregate with other transactions between the parties to the transaction. The Partnership Agreements also provide that certain actions on the part of the General Partner discussed above under "--Conflicts of Interest" will be deemed not to constitute breaches of any duty to the Company. The extent to which these provisions are enforceable under Delaware law is not clear.

  Delaware law provides that a limited partner may institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party (including a general partner) where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

  Furthermore, the terms of various agreements relating to the Company and the manner in which those agreements were entered into involve certain conflicts of interest. See "Investment Considerations--Considerations Relating to Partnership Structure and Relationship to General Partner--Conflicts of Interest".

  The Partnership Agreements provide that the General Partner will not be liable to the Company, the Operating Company or the Unitholders for any acts or omissions taken in good faith. The extent to which these provisions are enforceable under Delaware law is not clear. In addition, the Company and the Operating Company have, under the Partnership Agreements, and Borden has, under other agreements, granted broad rights of indemnification to the General Partner, its affiliates and the directors, officers, partners, employees, agents and controlling persons of the General Partner and its affiliates. See "Summary of the Partnership Agreements--Indemnification". It is not clear to what extent these indemnification rights are enforceable under Delaware law. In addition, insofar as such indemnification purports to indemnify the General Partner, certain of its officers and its directors and controlling persons for liabilities arising under the Securities Act, such indemnity may be unenforceable.

  The nature of fiduciary obligations of general partners is a developing area of the law, and Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and the remedies available to Unitholders. The rights of the Unitholders under Delaware law are in addition to any rights that they may have under the federal securities laws, and Unitholders will not be deemed to have waived such rights by becoming partners in the Company.

           DESCRIPTION OF DEPOSITARY UNITS AND THE DEPOSIT AGREEMENT

  The following is a description of certain provisions of the Third Amended and Restated Deposit Agreement among the Company, Society National Bank, as depositary (the "Depositary"), Borden and BCPM, as General Partner and as attorney-in-fact for the Assignees and the Limited Partners (the "Deposit Agreement"), and such description is qualified in its entirety by reference to the Deposit Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Units are registered under the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations thereunder, and the Company is subject to the reporting requirements of the Exchange Act. The Company is required to file periodic reports containing financial and other information with the Securities and Exchange Commission.

  Prior to the closing of this offering, all of the Units being offered hereby will be deposited with the Depositary in exchange for Depositary Receipts evidencing such Units. Purchasers of Units in this offering and subsequent transferees of Units (or their brokers, agents or nominees on their behalf) will be required to execute and deliver a transfer application ("Transfer Application").

  Units may be held in "street name" or by any other nominee holder. The Company is entitled to treat the nominee holder of a Unit as the absolute owner thereof, and the beneficial owner's rights are limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder. See "--The Depository Trust Company".

  The Units are listed on the NYSE under the symbol BCU.

COMBINATION OF UNITS AND ELIMINATION OF DISTRIBUTION SUPPORT

  The currently issued and outstanding 36,750,000 Units originally constituted depositary units representing two separate classes of limited partner interests in the Company: a class of 28,125,000 Preference Units and a class of 8,625,000 Common Units. Under the terms of the Partnership Agreement, the Preference Units were entitled to receive distributions of Available Cash constituting Cash from Operations in preference to the Common Units.

  Effective December 31, 1992, the differences and distinctions between the Preference Units and Common Units were automatically eliminated pursuant to the terms of the Partnership Agreement and the Preference Units and Common Units became a single class of 36,750,000 Common Units. On February 16, 1993, the 36,750,000 Common Units began trading on the NYSE as a single class of Units.

  Pursuant to a Distribution Support Agreement, Borden had agreed to provide certain levels of distribution support for the benefit of the holders of Preference Units. Pursuant to a Direct Payment Agreement, Borden Delaware had agreed to make certain direct payments to the holders of Common Units, which direct payment obligations of Borden Delaware were guaranteed by Borden pursuant to a Guaranty. Prior to the combination of the Units, the Common Units, as enhanced by the Direct Payment Agreement and the Guaranty, were traded on the NYSE as Enhanced Common Units. Effective December 31, 1992, Borden's obligations under the Distribution Support Agreement and the Guaranty and Borden Delaware's obligations under the Direct Payment Agreement expired pursuant to the respective terms of such agreements.

TRANSFER OF UNITS

  Units evidenced by Depositary Receipts are securities and are transferable in accordance with the laws governing transfers of securities. Persons who are Ineligible Persons (as hereinafter defined) may not purchase or otherwise acquire Units. In order to ensure that Units are not held by or on behalf of persons who are

Ineligible Persons, the General Partner is authorized to establish procedures in conjunction with the Depositary and any national securities exchange on which the Units are listed or any securities market through which the Units are traded, to limit the transfer of Units to persons who are not Ineligible Persons. In addition, the Partnership Agreement provides that, if any legislation, regulation, ruling or judicial decision would result in the taxation of the Company for federal income tax purposes as a corporation or an association taxable as a corporation, then the General Partner may, under certain circumstances, impose such restrictions on the transfer of Units as may be required, in the opinion of counsel, to prevent the taxation of the Company for federal income tax purposes as a corporation or as an association taxable as a corporation.

  As used in this Prospectus, an "Ineligible Person" means a person (including a corporation, partnership or other entity) deemed to constitute an electric utility, an electric utility holding company or any subsidiary thereof under regulations promulgated from time to time by the Federal Energy Regulatory Commission. As of the date of this Prospectus, a person is an Ineligible Person if such person is, with certain exceptions, primarily engaged in the generation or sale of electric power or is a parent or subsidiary of such a person. There can be no assurance that the determination of who is an "Ineligible Person" will not change from time to time.

  Until the transfer of a Unit has been registered on the books of the Depositary, the Depositary and the Company, notwithstanding any notice to the contrary or any notation or other writing on the Depositary Receipt, may treat the record holder thereof as the absolute owner for all purposes. A transfer of a Unit (including a transfer from the Underwriters as a part of the offering made hereby) will not be recorded by the Depositary or recognized by the Company unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application, a transferee of Units automatically requests admission as a Limited Partner of the Company, agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement and the Deposit Agreement, represents that he has the capacity and authority to enter into the Partnership Agreement and the Deposit Agreement, grants powers of attorney to the General Partner and any liquidator of the Company and makes the consents and waivers contained in the Partnership Agreement. The Transfer Application also contains a representation by the purchaser of the Unit that such purchaser is not an Ineligible Person. An Assignee will become a Limited Partner of the Company in respect of transferred Units upon the consent of the General Partner and the recordation of the name of the Assignee on the books and records of the Company. Such consent may be withheld in the sole discretion of the General Partner. A purchaser or other transferee of Units who does not execute and deliver a Transfer Application obtains only (a) the right to negotiate the Units to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Limited Partner with respect to the Units. Thus, a purchaser or transferee of Units who does not execute and deliver a Transfer Application will not receive cash distributions and, unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Units, may not receive certain federal income tax information or reports furnished to record holders of Units. Whether or not a transferee of Units executes a Transfer Application, the transferee, by acceptance of a Depositary Receipt evidencing the Units, is deemed to become a party to the Deposit Agreement and to be bound by its terms and conditions. A transferor of Units has a duty to provide his transferee all information necessary to obtain recordation of the transfer of the Units, but a transferee agrees, by acceptance of a Depositary Receipt evidencing the Units, that his transferor has no duty to cause the execution and delivery of a Transfer Application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a Transfer Application. See "Summary of the Partnership Agreements--Status as Limited Partner or Assignee".

DISTRIBUTIONS

  To facilitate cash or other distributions, the Depositary shall, at the General Partner's request, furnish to the General Partner a list of the recordholders of the Units and the number of Units held by them, as recorded on the books and records of the Depositary as of the close of business on the last Business Day of the month preceding the month in which such request is made, or as of such record date as the General Partner may specify.

  At the request of the General Partner, subject to certain notice conditions, the Depositary may act as paying agent with respect to a cash or other distribution. The General Partner shall deposit with the Depositary funds sufficient to pay the distribution. The Depositary shall calculate the amount of the distribution to which each Unitholder is entitled based upon the number of Depositary Receipts registered in his name. On the date set by the General Partner for the distribution, the Depositary shall distribute the funds received from the General Partner to the recordholders of Depositary Receipts as of the record date; provided that the Depositary may withhold any funds permitted to be withheld pursuant to the Deposit Agreement or the Partnership Agreement. The Company may appoint a co-paying agent, including, without limitation, the General Partner or an affiliate of the Company.

FEDERAL INCOME TAX MATTERS

  The Depositary shall have no duty, obligation or liability with respect to
(a) the allocation of federal tax benefits related to federal tax matters respecting the Company, the General Partner, the Limited Partners or the Assignees or (b) any income or other tax reporting obligations imposed upon the Company, the General Partner or any Limited Partner by the Internal Revenue Service or any other federal, state or local taxing authority.

WITHDRAWAL OF LIMITED PARTNER INTERESTS

  Upon the written request of a Unitholder for withdrawal of limited partner interests from deposit with the Depositary and surrender of the Unitholder's Depositary Receipt evidencing his Units in compliance with the terms of the Deposit Agreement, the Depositary will request from the Company and deliver to the Unitholder a certificate representing the withdrawn limited partner interests previously represented by such Units. Limited partner interests withdrawn from deposit with the Depositary are not transferable (except to the Company or a general partner of the Company or by death or operation of law) unless redeposited with the Depositary. In order to transfer limited partner interests so withdrawn, a holder must redeposit the withdrawn limited partner interests with the Depositary by delivering the certificate representing the limited partner interests to the Depositary in exchange for Units and requesting a Depositary Receipt evidencing Units representing such limited partner interests, which may then be transferred. Redeposit of withdrawn limited partner interests with the Depositary will require 60 days' advance written notice (except for redeposit by the General Partner or its affiliates, which will not require any prior notice) and is subject to certain other restrictions.

VOTING

  Upon receipt from the Company of notice of any meeting of which recordholders of Depositary Receipts are entitled to notice, the Depositary shall, at the request of the Company, mail to each recordholder of Depositary Receipts as of the record date specified in the notice of the meeting a copy of such notice. The rights of a recordholder to vote on any matter concerning the Company shall be governed solely by the terms of the Partnership Agreement and applicable law.

RESIGNATION OR REMOVAL OF DEPOSITARY

  The Depositary may at any time resign or be removed by the General Partner, such resignation or removal to become effective upon the appointment by the General Partner of a successor depositary and its acceptance of such appointment. If no successor depositary is appointed and has accepted such appointment within 30 days after such resignation or removal, the General Partner is authorized to act as the depositary until a successor depositary is appointed.

AMENDMENT

  Any provision of the Deposit Agreement, including the form of Depositary Receipt or Transfer Application, may at any time and from time to time be amended by the Company and the Depositary in any respect deemed necessary or desirable by them, without the approval of Unitholders. However, no amendment to the Deposit Agreement may impair the right of a Unitholder to surrender a Depositary Receipt and withdraw limited partner interests represented by the Units evidenced thereby. See "--Withdrawal of Limited Partner Interests". The Depositary will furnish each holder of record of a Depositary Receipt and each securities exchange on which the Units are listed for trading with notice of any material amendment to the Deposit Agreement. Each holder of record of a Depositary Receipt at the time any amendment to the Deposit Agreement becomes effective will be deemed, by continuing to hold Units, to consent and agree to the amendment and to be bound by the Deposit Agreement as amended.

  The Depositary will give notice of the imposition of any fee or charge (other than fees and charges provided for in the Deposit Agreement), or change therein, upon the holders of Depositary Receipts or transferees to each holder of record and each securities exchange on which Units are listed for trading. The imposition of any fee or charge, or change therein, will not be effective until the expiration of 90 days after the date of notice, unless it becomes effective earlier in the form of an amendment to the Deposit Agreement effected by the Partnership and the Depositary.

TERMINATION

  The Depositary will terminate the Deposit Agreement, whenever directed to do so by the Company, by mailing notice of termination to the record holders of all Units then outstanding at least 30 days before the date fixed for termination.

DUTIES AND STATUS OF DEPOSITARY

  The Depositary's only duties are essentially ministerial ones set forth in the Deposit Agreement. The Depositary will make no warranties or representations as to the validity or sufficiency of any certificate representing limited partner interests on deposit with the Depositary. In addition to acting as depositary for Units, the Depositary will act as registrar and transfer agent for Units. The Depositary will receive a fee from the Company for serving in these capacities. The Company has agreed to indemnify the Depositary, its agents, any registrar or transfer agent and each of their respective shareholders, directors, officers and employees (other than an affiliate of the Company) against all claims arising out of acts performed or omitted in respect of the Deposit Agreement, except for any liability due to the negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity. All fees charged by the Depositary for transfers of Units will be borne by the Company and not by Unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by holders of Units, including withdrawal of limited partner interests and redeposit of withdrawn limited partner interests, and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Company's cash distributions.

THE DEPOSITORY TRUST COMPANY

  The Units are eligible, but are not be required, to be held by the persons acquiring such Units through The Depository Trust Company ("DTC").

  Subject to any requirements imposed by DTC, any Limited Partner or Assignee that has signed a Transfer Application with respect to a Unit may elect for such Unit to be transferred to and held by DTC as Limited Partner or Assignee. Subject to any requirements imposed by DTC, any beneficial owner ("Beneficial Owner") of a Unit held by DTC as Limited Partner or Assignee may elect to hold such Unit directly as

Limited Partner or Assignee by causing DTC to transfer such Unit to such Beneficial Owner by signing a Transfer Application and otherwise complying with the provisions of the Deposit Agreement. Any such issuance or transfer shall be subject to and effected in accordance with the applicable rules of DTC and the applicable provisions relating to transfer of the Units set forth in the Deposit Agreement. Units held by DTC as Limited Partner or Assignee are held in the name of Cede & Co., as nominee for DTC.

  DTC is a limited-purpose company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for participating organizations ("Participants") to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations (including the Underwriters). Indirect access to the DTC system is also available to Indirect Participants. Indirect Participants are persons such as brokers, banks, dealers or trust companies that clear through or maintain a custodial relationship with a Participant either directly or indirectly.

  Beneficial Owners that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Units held by DTC may do so only through Participants and Indirect Participants. In addition, Beneficial Owners will receive all distributions on the Units through the Participants, who in turn will receive them from DTC. Under the book-entry format, Beneficial Owners may experience some delay in their receipt of distributions, since such payments will be forwarded by the Partnership to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants which thereafter will forward them to Indirect Participants or Beneficial Owners.

  Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Units held by DTC and is required to transmit distributions of amounts with respect to such Units that are actually received by DTC. Participants and Indirect Participants with which Beneficial Owners have accounts with respect to such Units are similarly required to make book-entry transfers and receive and transmit such payments on behalf of their respective Beneficial Owners.

  Because DTC can act only on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a Beneficial Owner of Units held by DTC to pledge such Units to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such Units may be limited due to the lack of a physical certificate for such Units.

  DTC has advised the General Partner that it will take any action permitted to be taken by a Beneficial Owner of Units held by DTC under the Partnership Agreement only at the direction of one or more Participants to whose account with DTC such Units are credited.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of Units among Participants and Indirect Participants, DTC is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither the Company, the General Partner nor the Depositary will have any responsibility for the performance by DTC or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. Beneficial Owners holding Units through DTC are not Limited Partners or Assignees with respect to such Units and do not have any rights to receive distributions, federal income tax information or reports from the Company or to vote their Units in the Company except indirectly through the DTC system described herein.

CONDITIONAL RIGHT TO REQUIRE PURCHASE OF UNITS BY BORDEN

  As described below, Borden has provided the Unitholders with a right to require Borden to purchase the Units in the event of a change of control of Borden, which right may be amended, supplemented or terminated prior to such change of control by the Board of Directors of Borden in its discretion. Borden has advised the Company that the Board of Directors of Borden has taken action such that the put right shall not apply in connection with the transactions contemplated in the Merger Agreement.

  Under the Deposit Agreement, holders of Units currently have the right, subject to the limitations described below (the "Put Right"), to require Borden to purchase their Units under certain circumstances. In the event (i) the preferred share purchase rights (the "Preferred Share Purchase Rights") issued by Borden under the Rights Agreement dated as of January 28, 1986 between Borden and The Bank of New York, as Rights Agent (the "Rights Agent"), as amended or supplemented from time to time (the "Rights Agreement"), become nonredeemable pursuant to the terms thereof (the first date of such nonredeemability being hereinafter referred to as the "Change-in-Control Date") and (ii) the general partner of the Company and the Operating Company is a Subsidiary (as hereinafter defined) of Borden immediately prior to the Change-in-Control Date, then each holder of a Unit shall have the right, at such holder's option, to require Borden to purchase all (but not less than all) of such holder's Units on the date (the "Purchase Date") that is 100 days (unless such date falls on other than a business day, in which event on the next business day) after the Change-in-Control Date at a cash price per Unit equal to the greater of $12.50 or 125% of the Current Market Price (as hereinafter defined) of a Unit as of the Change-in-Control Date.

  Within 30 days after the Change-in-Control Date, Borden is obligated to mail all holders of record of Units a notice indicating that the Put Right is exercisable, the price to be received upon exercise, the date before which a holder must notify Borden of such holder's intention to exercise the Put Right, and the procedure which such holder must follow to exercise the Put Right. Borden shall cause a copy of such notice to be delivered to the Depositary and to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise the Put Right, a holder of Units must deliver on or before the ninetieth (90) day after the Change-in-Control Date written notice to the Depositary of such holder's exercise of the Put Right, together with the related Depositary Receipt. See "--Transfer of Units". If the Purchase Date falls between any record date for a cash distribution on the Units and the date of such cash distribution, the Units to be purchased must be accompanied by the payment of the cash amount which the registered holder thereof is to receive on such date.

  Notwithstanding the foregoing, (i) if the Preferred Share Purchase Rights cease to be outstanding by reason of redemption or otherwise, the Put Rights shall automatically terminate unless at that time the Board of Directors of Borden, in its sole discretion, determines that the Put Rights shall continue, in which event the Put Rights shall be exercisable on such terms and conditions as the Board then specifies and (ii) the Put Rights may be amended, supplemented or terminated at any time prior to the Change-in-Control Date if the Board of Directors of Borden, in its sole discretion, so provides. The right of the Board of Directors of Borden to continue the Put Rights pursuant to clause (i) or to amend, supplement or terminate the Put Rights pursuant to clause (ii) may be exercised without regard to the interests of Unitholders.

  The Rights Agreement currently provides that the Preferred Share Purchase Rights become nonredeemable on the tenth business day after the first public announcement that a person, together with affiliates and associates, becomes the beneficial owner (subject to certain exceptions specified in the Rights Agreement) of 20% or more of the shares of common stock of Borden then outstanding. The Rights Agreement provides that it may be amended or supplemented from time to time without the approval of the holders of Preferred Share Purchase Rights if Borden and the Rights Agent deem such amendment or supplement necessary or desirable and if such amendment or supplement shall not adversely affect the interest of the holders of Preferred Share Purchase Rights.

  As used herein, (i) "Current Market Price" of a Unit as of any date means the average of the daily Closing Prices (as hereinafter defined) per Unit for the twenty consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Units are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Units are listed or admitted to trading or, if the Units are not listed or admitted to trading on any national securities exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such day the Units are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units selected by the Board of Directors of Borden, or, if on any such day no market maker is making a market in the Units, the fair value of such Units on such day as determined reasonably in good faith by the Board of Directors of Borden; (iii) "Trading Day" means a day on which the principal national securities exchange on which the Units are listed or admitted to trading is open for the transaction of business or, if the Units are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open; and (iv) "Subsidiary" of Borden means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by Borden.

MISCELLANEOUS

  The General Partner of the Company may elect to have the Depositary deliver certain reports and notices required to be delivered by the General Partner to the Unitholders pursuant to the Partnership Agreement. Upon receipt of any such report or notice from the General Partner, the Depositary will mail such report or notice to the Unitholders.

  The Depositary will not assume any obligation or be subject to any liability under the Deposit Agreement other than for its negligence, bad faith or intentional misconduct in respect of acts to be performed by the Depositary under the Deposit Agreement. The Depositary will not be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement.

  The Depositary is not obligated to prosecute or defend any legal proceeding in respect of the Units unless satisfactory indemnity is furnished. The Depositary may rely on advice of or information from legal counsel, accountants, any Depositor (as defined in the Deposit Agreement), any Unitholder or other persons believed by it reasonably and in good faith to be competent to give such advice or information.

                     SUMMARY OF THE PARTNERSHIP AGREEMENTS

  The following paragraphs are a summary of certain provisions of the Partnership Agreement and the Operating Partnership Agreement. The Company will provide a prospective Unitholder with a copy of the Partnership Agreements upon request at no charge. The following discussion is qualified in its entirety by reference to the Partnership Agreements. See "Glossary of Terms" for definitions of certain terms used in the following discussion.

  Certain provisions of the Partnership Agreements are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Company with the General Partner and its affiliates, see "Conflicts of Interest and Fiduciary Responsibility"; with regard to the transfer of Units, see "Description of Depositary Units and the Deposit Agreement"; with regard to distributions of Available Cash, see "Cash Distributions"; and, with regard to allocations of taxable income and taxable loss,

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

see "Allocations of Income and Loss" and "Certain Federal Income Tax Considerations". Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreements carefully.

NAME

  The Partnership Agreements provide that, in the event that neither BCPM nor another subsidiary of Borden is General Partner, the Company and the Operating Company shall change their names to names that do not include "Borden" therein. Consistent therewith, Borden has entered into a Use of Name and Trademark License Agreement with the Company and Operating Company which grants the Company and the Operating Company the right to use the Borden name and logo only so long as BCPM or another subsidiary of Borden is the general partner.

ORGANIZATION AND DURATION

  The Company and the Operating Company are Delaware limited partnerships. BCPM is the general partner of each of the Company and the Operating Company and directly holds an aggregate 2% interest in the Company and the Operating Company on a combined basis. The Unitholders hold a 98% interest in the Company and the Operating Company on a combined basis. Both the Company and the Operating Company will continue in existence until December 21, 2082, unless sooner terminated pursuant to their respective Partnership Agreements.

PURPOSE, BUSINESS AND MANAGEMENT

  The purpose and business of the Company under the Partnership Agreement is limited to serving as the limited partner of the Operating Company unless a modification of such purpose receives Special Approval. The Partnership Agreement provides that the General Partner has no duty to the Unitholders to propose or approve, and in its sole discretion may decline to propose or approve, any modification of such purpose. In the Note Agreement (as defined herein), the Company has agreed, so long as the Old Notes are outstanding, not to engage in any other business and not to incur indebtedness without the consent of holders of a majority in outstanding principal amount of the Old Notes. The Partnership Agreement provides that, so long as the Old Notes are outstanding, the Company will not engage in any other business without the consent of holders of a majority in outstanding principal amount of the Old Notes.

  The Operating Partnership Agreement provides that, unless approved by Special Approval, the Operating Partnership may not engage in any business other than the manufacture or production and sale of PVC resins, VCM, acetylene, methanol, formaldehyde, urea-formaldehyde concentrate, ammonia, urea and acetic acid at the Geismar and Illiopolis facilities. The Operating Partnership Agreement provides that the General Partner has no duty to the Limited Partners to propose or approve, and in its sole discretion may decline to propose or approve, any of the above actions. The acquisition, ownership and operation by the Operating Company of the Addis Assets and the sale or other distribution by the Company of Chemicals Products produced at the Addis Facility has been approved by Special Approval.

  The General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Company and the Operating Company.

POWER OF ATTORNEY

  Each Limited Partner, and each person who acquires a Unit from a prior holder and executes and delivers a Transfer Application with respect thereto, grants to the General Partner a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Company, or the amendment of the Partnership Agreement and to make the consents and waivers contained in the Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER

  The authority of the General Partner is limited in certain respects under the Partnership Agreement. The General Partner is prohibited, without the prior approval of a Majority Interest, from, among other things, selling or exchanging all or substantially all of the Company's assets in a single transaction or a series of related transactions or approving on behalf of the Company the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company, provided that the Company may mortgage, pledge, hypothecate or grant a security interest in, all or substantially all of the Company's assets and the Operating Company may mortgage, pledge, hypothecate or grant a security interest in, all or substantially all of the Operating Company's assets, without such approval. Either of the Company or the Operating Company may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Except as provided in the Partnership Agreement and generally described below under "--Amendment of Partnership Agreements", any amendment to a provision of the Partnership Agreement will require the approval of a Majority Interest and any amendment which would materially and adversely affect any type or class of partnership interests will require the approval of a majority of the holders of such type or class or partnership interests.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER; OBLIGATIONS OF BCPM AND BORDEN

  BCPM has agreed not to withdraw as General Partner of the Company and the Operating Company (with limited exceptions described below) without the approval of a Majority Interest prior to November 30, 2002. Thereafter, the General Partner may withdraw upon at least 90 days prior written notice to the Limited Partners. In any case, BCPM may withdraw only in the event that the Company receives an opinion of counsel that such withdrawal will not result in the loss of limited liability of any Unitholder or of the limited partner of the Operating Company or cause the Company or the Operating Company to be taxable as a corporation or an association taxable as a corporation for federal income tax purposes. Notwithstanding the foregoing, BCPM may withdraw, without approval of a Majority Interest and without such an opinion of counsel, upon 90 days' notice to the Limited Partners if more than 50% of the outstanding Units held by persons other than Borden Delaware or its affiliates are held by one person or its affiliates.

  In addition, Borden has agreed to retain, either directly or through a wholly owned subsidiary, beneficial ownership of 100% of the shares of capital stock of BCPM until the earlier of (i) November 30, 2002, (ii) the first date as of which the General Partner is permitted to withdraw as general partner of the Company as described in this section or (iii) the date as of which a Majority Interest approves the sale of such shares.

  The General Partner may be removed by a vote of holders of at least 66 2/3% of all Units held by persons other than Borden Delaware or its affiliates, subject to the approval of a successor General Partner by a Majority Interest and receipt of an opinion of counsel that such removal and the approval of such successor will not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Company or cause the Company or the Operating Company to be taxable as a corporation or an association taxable as a corporation for federal income tax purposes.

  Removal or withdrawal of the General Partner of the Company also constitutes removal or withdrawal, as the case may be, of the General Partner as general partner of the Operating Company.

  In the event of (i) withdrawal of the General Partner as the general partner of the Company or the Operating Company under circumstances where such withdrawal does not violate the Partnership Agreements or (ii) removal of the General Partner by the Limited Partners under circumstances where "cause" for removal does not exist, the General Partner will have the option to require a successor General Partner (if any) to acquire the general partner interests of the departing General Partner as a general partner in the Company and the Operating Company for a cash payment equal to the fair market value of such general partner interests as of the effective date of such departure. If the General Partner withdraws as the general partner of the Company or Operating Company under circumstances where such withdrawal violates the Partnership Agreements, or if the General Partner is removed by the Limited Partners under circumstances where cause exists, a successor general partner will have the option to acquire such general partner interests in accordance with the preceding sentence. For purposes of the foregoing, "cause" means that a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of either of the Company or Operating Company. In either case, such value will be determined by agreement between the departing General Partner and the successor General Partner or, if no agreement is reached, by an independent investment banking firm or other independent expert selected by the departing General Partner and the successor General Partner (or if no expert can be agreed upon, by the expert chosen by agreement of the experts selected by each of the General Partner and departing General Partner). In addition, the Operating Company would be required to reimburse the departing General Partner for all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the departing General Partner for the benefit of the Company and the Operating Company.

  If the above-described option is not exercised by the party entitled to do so, the departing General Partner's general partner interests in the Company will be converted into Units and the departing General Partner will become a Limited Partner, which will result in dilution of existing Unitholders, and the departing General Partner's general partner interest in the Operating Company will be redeemed for cash in an amount determined as described in the preceding paragraph. If the departing General Partner becomes a Limited Partner, all allocations and distributions by the Company will thereafter be made 98% to Unitholders and 2% to the successor General Partner of the Company.

  The General Partner may transfer all, but not less than all, of its general partner interests in the Company and the Operating Company without the approval of the Limited Partners to a subsidiary of Borden or upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity, provided in either case that such subsidiary or entity assumes the rights and duties of the General Partner, agrees to be bound by the provisions of the Partnership Agreements and furnishes an opinion of counsel that such transfer would not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Company or cause either the Company or the Operating Company to be taxable as a corporation or an association taxable as a corporation for federal income tax purposes. In the case of any other transfer, in addition to the foregoing requirements, the vote of a Majority Interest is required.

REIMBURSEMENT FOR SERVICES

  The Partnership Agreements provide that the General Partner is not entitled to receive any compensation for its services as general partner of the Company or the Operating Company; the General Partner is, however, entitled to be reimbursed on a monthly basis (or such other basis as the General Partner may determine in its sole discretion) for all direct and indirect expenses it incurs or payments it makes on behalf of the Company or the Operating Company, and all other necessary or appropriate expenses allocable to the Company or the Operating Company or otherwise incurred by the General Partner in connection with the operation of the Company's or the Operating Company's business. The Partnership Agreements provide that the General Partner shall determine the fees and expenses that are allocable to the Company or the Operating Company in any reasonable manner determined by the General Partner in its sole discretion.

STATUS AS LIMITED PARTNER OR ASSIGNEE

  Except as described below under "--Limited Liability", Unitholders will not be required to make additional contributions to the Company.

  A transferee of Units, in order to be registered on the books of the transfer agent as the record holder, must execute and deliver a Transfer Application. See "Description of Depositary Units and the Deposit Agreement--Transfer of Units" for a more complete description of the requirements for the transfer of Units and Depositary Receipts. An Assignee, pending its admission as a substituted Limited Partner in the Company, is entitled to an interest in the Company equivalent to that of a Limited Partner with respect to the right to share in allocations and distributions from the Company, including liquidating distributions. The General Partner will vote Units owned by an Assignee who has not become a substituted Limited Partner at the written direction of such Assignee. Such an Assignee will have no other rights of a Limited Partner unless and until such Assignee becomes a substituted Limited Partner. See "-- Meetings and Voting" below. Transferees who do not execute and deliver a Transfer Application will be treated neither as Assignees nor as record holders of Units, and will not have the right to vote or receive cash distributions, federal income tax allocations or reports furnished to record holders of Units. The only rights such transferees will have is the right to negotiate such Unit to a purchaser or other transferee and the right to transfer the right to request admission as a Limited Partner in respect of the transferred Unit to a purchaser or other transferee who executes a Transfer Application in respect of the Unit. A nominee or broker who has executed a Transfer Application with respect to Units held in street name or nominee accounts will receive such distributions and reports pertaining to such Units.

ISSUANCE OF ADDITIONAL UNITS AND SECURITIES

  The Partnership Agreement authorizes the General Partner to cause the Company to issue Additional Units for such consideration and on such terms and conditions as shall be established by the General Partner. However, after giving effect to this offering and assuming the Underwriters' over-allotment option is not exercised, the General Partner may not issue without approval of a Majority Interest more than 7,250,000 Additional Units that have rights to distributions or in liquidation ranking on a parity with, prior to or senior to, the Units. Upon the issuance of any Additional Units by the Company, including the Units offered hereby, the Partnership Agreement requires the General Partner to make an additional capital contribution to the Company such that the General Partner shall at all times have at least a 1% interest in each item of Company income, gain, loss, deduction and credit of the Company and the Operating Company.

RIGHT TO CALL UNITS

  In the event that at any time less than 10% of the Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to the Company, on a date to be selected by the General Partner on at least 10 but not more than 60 days' notice, to purchase all, but not less than all, of the outstanding Units held by such nonaffiliated persons. The purchase price per Unit in the event of such purchase shall be the greater of (a) $10, or (b) the Current Market Price (as defined under "Description of Depositary Units and the Deposit Agreement--Conditional Right to Require Purchase of Units by Borden") of a Unit as of the date written notice of its election to call outstanding Units is given.

AMENDMENT OF PARTNERSHIP AGREEMENTS

  Amendments to the Partnership Agreement may be proposed by the General Partner or by Limited Partners holding 20% or more of the Units. If an amendment is properly proposed, the General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the Limited Partners to consider and vote upon the proposed amendment. Proposed amendments (other than those described below) must be approved by holders of at least a Majority Interest, except that no amendment may be made which would enlarge the obligations of any Partner, restrict in any way any action by or rights of the General Partner as set forth in the Partnership Agreement, modify the compensation payable by the Company or the Operating Company to the General Partner or any of its

Affiliates, change the term of the Company or give any person the right to dissolve the Company other than the General Partner's right to dissolve the Company with the approval of a Majority Interest, change such right of the General Partner in any way or change the requirement that the Company change its name to one not including the name "Borden" in the event neither BCPM nor another subsidiary of Borden is the General Partner.

  Amendments to the Operating Partnership Agreement may be proposed either by the General Partner or by the Company as the sole limited partner of the Operating Company. Proposed amendments require the approval of the Company, as the limited partner of the Operating Company, and of the General Partner of the Operating Company.

  The General Partner may make amendments to the Partnership Agreement and the Operating Partnership Agreement without the approval of any Limited Partner or Assignee or the respective Partnership to reflect (i) a change in the name of the Company or the location of the principal place of business of the Company,
(ii) admission, substitution, withdrawal or removal of Partners in accordance with the Partnership Agreement, (iii) a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a partnership in which the limited partners have limited liability or that is necessary or advisable in the opinion of the General Partner to ensure that the Company will not be taxable as a corporation or an association taxable as a corporation for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Company, to prevent the Company or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (v) an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the authorization of Additional Units, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone and (vii) other amendments similar to the foregoing.

  In addition, the General Partner may make amendments to the Partnership Agreement and the Operating Partnership Agreement without such consent if such amendments do not adversely affect the Limited Partners in any material respect, or are necessary or desirable to satisfy any requirement, condition or guideline contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or that is necessary or desirable to facilitate the trading of the Depositary Units (including the subclassification of outstanding Units) or to comply with any rule, regulation, guideline or requirement any securities exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interest of the Company, the Operating Company and the Limited Partners, or are required to effect the intent of the provisions of the Partnership Agreement or the Operating Partnership Agreement, or are otherwise contemplated by the Partnership Agreement or the Operating Partnership Agreement, and any other amendments similar to the foregoing.

  Any amendment which materially and adversely affects the rights or preferences of any type or class of Units will require the approval of a majority of the type or class of Units affected. Except for amendments described in the two preceding paragraphs, no amendment will become effective without the approval of all Unitholders unless the Company obtains an opinion of counsel to the effect that such amendment will not cause the Company or the Operating Company to be taxable as a corporation or an association taxable as a corporation for federal income tax purposes and will not affect the limited liability of any Limited Partner in the Company or the limited partner of the Operating Company.

  The Partnership Agreement provides that certain of the provisions in the Partnership Agreement relating to distributions to Partners (as defined in the Partnership Agreement) shall only be amended by the approval of Partners holding at least 95% of the aggregate percentage interests of the Partners in the Company.

MEETINGS AND VOTING

  Limited Partners or Assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of Limited Partners of the Company and to act with respect to matters as to which approvals may be solicited. However, with respect to voting rights attributable to Units that are owned by Assignees who have not yet been admitted as Limited Partners, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of such record holder. Absent such direction, such Units will not be voted.

  Any action that is required or permitted to be taken by the Limited Partners may be taken either at a meeting of the Limited Partners or without a meeting if approvals in writing setting forth the action so taken are signed by holders of such number of Units as would be necessary to authorize or take such action at a meeting of the Limited Partners. Meetings of the Limited Partners of the Partnership may be called by the General Partner or by Limited Partners owning at least 20% of the Units. Limited Partners may vote either in person or by proxy at meetings. A Limited Partner Majority Interest represented in person or by proxy will constitute a quorum at a meeting of Limited Partners of the Company.

  Each owner of a Unit has a vote according to his percentage interest in the Company, although Additional Units having special voting rights could, under certain circumstances, be issued by the General Partner. The Partnership Agreement provides that Units held in nominee or street name accounts will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

  Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of Units (whether or not such record holder has been admitted as a Limited Partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Company or by the Transfer Agent at the request of the Company.

INDEMNIFICATION

  The Partnership Agreements provide that the Company and the Operating Company will, to the fullest extent permitted by law, indemnify the General Partner, any departing General Partner, any person who is or was an affiliate of the General Partner or any departing General Partner, any person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any departing General Partner or any such affiliate, or any person who is or was serving at the request of the General Partner or any departing General Partner or any such affiliate as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the General Partner, a departing General Partner or an affiliate thereof, an officer, director, employee, partner, agent or trustee of the General Partner, any departing General Partner or affiliate thereof or a person serving at the request of the Company or the Operating Company in another entity in a similar capacity if the Indemnitee acted in good faith and in a manner which such Indemnitee in good faith believed to be in, or not opposed to, the best interests of the Company and Operating Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Company or the Operating Company, as the case may be. The Company and the Operating Company are authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons in connection with the Company's or Operating Company's activities, whether or not the Company or Operating Company would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

  Assuming that a Limited Partner does not participate in the control of the business of the Company (within the meaning of the Delaware Act ) and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to the Company in respect of his Units plus his share of any undistributed profits and assets of the Company.

  Under the Delaware Act in effect prior to September 1, 1988, (a) a limited partner is liable, for a period of one year after the date of the return to him of any part of his contribution returned without violation of the partnership agreement or the Delaware Act, for the amount of such returned contribution, but only to the extent necessary to discharge liabilities of the limited partnership to creditors who extended credit while such contribution was held by the limited partnership, and (b) a limited partner is liable for the amount of any contribution returned to him in violation of the partnership agreement or the Delaware Act for a period of six years after the return of such contribution. The Delaware Act in effect prior to September 1, 1988 provides that a partner receives a return of his contribution to the extent that a distribution to him reduces his share of the fair value of the net assets of the limited partnership below the agreed value (as set forth in the records of the limited partnership) of his contribution which has not been distributed to him. Under the Delaware Act in effect prior to September 1, 1988, a limited partner may not receive a distribution from a limited partnership to the extent that, at the time of the distribution and after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their interests in the limited partnership, exceed the fair value of the limited partnership's assets.

  Certain amendments of the Delaware Act became effective on September 1, 1988. As discussed above, prior to such amendments, Section 17-608 of the Delaware Act required a partner of a limited partnership to return to the limited partnership certain distributions to the extent such distributions constituted a return to the partner of his contribution to the limited partnership. Under one of the amendments, Section 17-608 of the Delaware Act was eliminated from the Delaware Act. Another amendment of the Delaware Act changed certain other provisions of the Delaware Act, which are discussed above, relating to limitations on distributions which may be made to partners. Section 17-607(a) of the amended Delaware Act prohibits a limited partnership from making a distribution to a partner to the extent that at the time of the distribution and after giving effect thereto all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the assets of the limited partnership. For purposes of this limitation, the fair value of property that is subject to a liability for which recourse of creditors is limited will be included in the assets of a limited partnership only to the extent that the fair value of the property exceeds that liability. Under the amended Delaware Act, a limited partner who received such a prohibited distribution and who knew that the distribution violated Section 17-607(a) of the amended Delaware Act will be liable to the limited partnership for the amount of the distribution for a period of three years from the date of the distribution. At the date of this Prospectus, the possible effect and interpretation of the amendments to the Delaware Act, insofar as the Company is concerned, remain unclear. However, the amended Delaware Act provides that such amendments will not affect any obligation or liability of a Limited Partner under the Partnership Agreement or other applicable law (including relevant fraudulent conveyance acts) for the amount of a distribution. Moreover, the obligation of a Limited Partner in this regard is no greater than the obligation of such Limited Partner to repay funds to the extent provided under repealed Section 17-608 or otherwise wrongfully distributed to it.

BOOKS, REPORTS AND INFORMATION TO UNITHOLDERS

  The General Partner is required to keep appropriate books of the Company's business at the principal office of the Company. The books are maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Company is the calendar year.

  As soon as practicable, but in no event later than 90 days after the close of each calendar year, the General Partner will furnish each record holder of a Unit (as of a record date selected by the General Partner) an annual report containing audited financial statements of the Company for the past fiscal year prepared on the accrual basis in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 60 days after the close of each calendar quarter (except the fourth quarter), the General Partner will furnish each record holder of a Unit (as of a record date selected by the General Partner) with unaudited financial statements prepared in the same manner.

  The General Partner will use all reasonable efforts to furnish each Unitholder information reasonably required for tax reporting purposes within 75 days after the close of each taxable year. Such information is expected to be furnished in a summary form so that certain complex calculations normally required of partners can be avoided. No reconciliation of financial statement information to tax reporting information will be provided to Unitholders. The General Partner's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT COMPANY BOOKS AND RECORDS

  The Partnership Agreement provides that a Limited Partner can for a purpose reasonably related to such Limited Partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (a) a current list of the name and last known address of each partner, (b) a copy of the Company's tax returns, (c) a copy of the Partnership Agreement, the certificate of limited partnership of the Company, amendments thereto and powers of attorney pursuant to which the same have been executed, (d) information regarding the status of the Company's business and financial condition, (e) information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner and (f) such other information regarding the affairs of the Company as is just and reasonable. The General Partner may and intends to keep confidential from the Limited Partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Company or the Operating Company or which the Company or the Operating Company are required by law or by agreements with third parties to keep confidential.

TERMINATION, DISSOLUTION AND LIQUIDATION

  The Company and the Operating Company will continue until December 31, 2082, unless sooner terminated pursuant to the Partnership Agreement and the Operating Partnership Agreement, respectively. The Partnership will be dissolved upon (i) the election of the General Partner, if approved by a Majority Interest, (ii) the sale of all or substantially all of the assets and properties of the Company or the Operating Company, respectively, (iii) the dissolution of the Operating Company unless the Operating Company is thereafter reconstituted in accordance with the provisions of the Operating Partnership Agreement, (iv) the bankruptcy or dissolution of the General Partner, or (v) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer in accordance with the Partnership Agreement or withdrawal or removal following approval of a successor pursuant to the provisions thereof), provided that the Company shall not be dissolved upon an event described in clause (v) if within 90 days after such event all Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor General Partner. Upon a dissolution pursuant to clause (iv) or (v), a Limited Partner Majority Interest may also elect, within certain time limitations, to reconstitute the Company and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as a general partner an entity approved by a Limited Partner Majority Interest, subject to receipt by the Company of an opinion of counsel that such

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

reconstitution, continuation and approval will not result in the loss of the limited liability of Unitholders or cause the Company, the reconstituted limited partnership or the Operating Company to be taxable as a corporation or an association taxable as a corporation for federal income tax purposes.

  Upon dissolution of the Company, unless the Company is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Company and the Operating Company (the "Liquidator") will liquidate the Company's and the Operating Company's assets and apply the proceeds of the liquidation in the order of priority set forth in the Partnership Agreement and the Operating Partnership Agreement. The Liquidator may defer liquidation or distribution of the Company's and the Operating Company's assets and/or distribute assets to the partners in kind if it determines that a sale would be unsuitable.

                       SUMMARY OF THE FINANCING DOCUMENTS

THE NOTES

  Concurrently with this offering of Units, the Operating Company and Finance Corp. propose to make a public offering of the Notes. Such offering will be made only by means of a separate prospectus.

  The description of the Notes set forth below represents the Company's current expectation of the final terms the Notes will have upon consummation of the offering thereof. There can be no assurance that such offering will be consummated or that, if consummated, the Notes will not in fact have terms, including restrictive covenants, materially more adverse to the Operating Company and the Company than the terms described below. As noted under "Use of Proceeds", in the event the Notes offering is postponed or not consummated, the Company will use short-term borrowings, cash on hand or a combination thereof to fund a portion of the purchase price for the Addis Assets. In addition, in the event that the Notes offering is not consummated, the Old Notes will not be refinanced and will continue to remain outstanding (although in such event the Company may, but has not determined that it will, attempt to refinance the Old Notes through a new loan facility or to seek an amendment to certain terms of the Old Notes).

  The Notes are expected to be senior unsecured notes of the Operating Company and Finance Corp., with an aggregate principal amount of approximately $200.0 million, and are expected to mature in 2001. The Notes are not expected to have the benefit of any sinking fund or mandatory redemption provision, although the Operating Company and Finance Corp. are expected to have the option to redeem the Notes upon customary terms commencing no sooner than four years after the offering. The Notes will be non-recourse to the General Partner.

  The indenture pursuant to which the Notes will be issued (the "Indenture") is expected to contain customary terms, including customary covenants of the Operating Company and events of default. Such covenants are expected to include
(i) a restriction on the ability of the Operating Company and its subsidiaries to incur secured debt or engage in sale and lease-back transactions, (ii) a restriction on the ability of the Operating Company and its subsidiaries to incur debt if the Consolidated EBITDA Coverage Ratio (such term, together with certain other capitalized terms used in this description of the Indenture, are defined below) as of the date such debt is issued exceeds 2.5 to 1, (iii) a restriction on the ability of the Operating Company and its subsidiaries to create or permit to exist any consensual encumbrance or restriction on the ability of any such subsidiary to (1) pay dividends or make any other distributions on its capital stock or pay any debt or other obligation owed to the Operating Company, (2) make any loans or advances to the Operating Company or (3) transfer any of its tangible property or tangible assets to the Operating Company, (iv) a restriction on the ability of the Operating Company and its subsidiaries to use the cash proceeds of certain asset sales or dispositions, (v) a limitation on the ability of the subsidiaries of the Operating Company to issue debt or preferred stock and (vi) a requirement that the resulting, surviving or transferee person or lessee in certain consolidations and mergers involving the Operating Company, or sales, conveyances, transfers or leases of all or substantially all the assets of the Operating Company, assume all the obligations of the Operating Company under the Indenture and the Notes.

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


  In addition, the Indenture is expected to provide that, with certain limited exceptions, the Operating Company will not, and will not permit any of its subsidiaries, directly or indirectly, to: (1) declare or pay any dividend or make any distribution on or in respect of its capital stock, including any payment in connection with any merger or consolidation involving the Operating Company (except dividends or distributions payable solely in its capital stock (other than Disqualified Capital Stock) or payable to the Operating Company or a subsidiary), (2) purchase, redeem or otherwise acquire or retire for value any capital stock of the Operating Company or of any direct or indirect parent of the Operating Company, (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (4) make any Investment in any affiliate of the Operating Company other than a subsidiary or a person which will become a subsidiary as a result of any such Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), unless, at the time of such Restricted Payment:

    (i) no default or event of default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof;

    (ii) the Consolidated EBITDA Coverage Ratio exceeds 3.0 to 1;

    (iii) total debt of the Operating Company and its consolidated subsidiaries does not exceed 60% of Consolidated Net Tangible Assets on a pro forma basis as of the end of the most recently completed fiscal quarter ending at least 45 days prior to the date on which such Restricted Payment is made; and

    (iv) such Restricted Payment (the amount of any such payment, if other than cash, to be determined by the board of directors of the Operating Company) together with the aggregate of all other Restricted Payments (other than certain permitted Restricted Payments) made by the Operating Company and its subsidiaries in the fiscal quarter during which such Restricted Payment is made shall not exceed an amount equal to Available Cash of the Operating Company for the immediately preceding fiscal quarter.

  The Indenture also is expected to provide that, upon a Change of Control, each holder of Notes will have the right to require that the Operating Company and Finance Corp. repurchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

  For purposes of the foregoing description of the Indenture, the following terms have the meanings specified:

  "Available Cash" has the meaning given to such term in the Operating Partnership Agreement, as amended to the date of the Indenture.

  "Borden" means Borden, Inc., a New Jersey corporation, and its successors (other than as a result of any transaction described in clause (a)(i) of the definition of "Change of Control," as if Borden, Inc. were deemed for such purposes to be the Operating Company).

  A "Change of Control" occurs when (a) (i) any person or "group" for purposes of Section 13(d) of the Exchange Act (a "Group"), other than Permitted Holders, shall beneficially own, directly or indirectly, more than 50% of the total voting power of all classes of Voting Stock of the General Partner, the Company or the Operating Company, (ii) (A) the Operating Company shall sell, lease, convey or otherwise dispose of all or substantially all the Operating Company's assets to any person or Group or (B) the Operating Company shall consolidate with or merge into another person or another person shall consolidate with or merge into the Operating Company, in case of either of the foregoing, in a transaction in which the outstanding Voting Stock of the Operating Company is reclassified or changed into or exchanged for cash, securities or other property, other than, in the case of either of clauses (A) or (B), to, with or into, as applicable, one or more Permitted Holders or a person, more than 50% of the total voting power of all classes of Voting Stock of which, after giving effect to such transaction, is beneficially owned, directly or indirectly, by one or more Permitted Holders or (iii) the Operating Company, the Company or the General Partner shall adopt a plan of liquidation or dissolution (unless all or substantially all the Operating Company's assets are distributed pursuant to such plan to one or more Permitted Holders) and (b) a Rating Decline occurs within the period of 60 days following the first public announcement of any of the events described in clause (a) (the "Announcement") (which period shall be extended if during such 60 days either both Rating Agencies (as defined in the Indenture) shall have placed the Operating Company on credit watch (with negative implications) or one of the Rating Agencies shall have placed the Operating Company on credit watch (with negative implications) and the other Rating Agency shall have made the determination described in the definition of Rating Decline, until such time as it can be determined whether or not there has been a Rating Decline). A "Rating Decline" shall be deemed to have occurred (i) in the event the Notes are rated below investment grade by each Rating Agency on the day before the Announcement, if each such rating is reduced by more than one gradation (whether or not within the same rating category) and (ii) in the event the Notes are rated investment grade by either or both of the Rating Agencies on the day before the Announcement, if the Notes cease to be rated investment grade by at least one Rating Agency.

  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Operating Company or any of its subsidiaries has issued any debt since the beginning of such period that remains outstanding as of such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an issuance of debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such debt as if such debt had been issued on the first day of such period and the discharge of any other debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new debt as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Operating Company or any of its subsidiaries shall have made any Asset Disposition (as defined in the Indenture), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that were the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any debt or preferred stock of the Operating Company or any of its subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Operating Company and its continuing subsidiary or from which the Operating Company or such continuing subsidiary has been released by reason of the assumption thereof by the transferee of such Asset Disposition, in connection with such Asset Dispositions for such period (or, if the capital stock of any subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the debt or preferred stock of such subsidiary to the extent the Operating Company and its continuing subsidiaries are no longer liable for such debt or preferred stock after such sale), (3) if since the beginning of such period the Operating Company or any of its subsidiaries (by merger or otherwise) shall have made an Investment in any subsidiary (or any person which becomes a subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any debt) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any person (that subsequently became a subsidiary or was merged with or into the Operating Company or any subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or
(3) above if made by the Operating Company or a subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Operating Company and its consolidated subsidiaries, including
(i) interest expense attributable to capital lease obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (as defined in the Indenture), including amortization of fees, (vii) preferred stock dividends in respect of all preferred stock held by persons other than the Operating Company or a wholly owned subsidiary of the Operating Company, (viii) interest incurred in connection with investments in discontinued operations and
(ix) interest actually paid by the Operating Company or any of its consolidated subsidiaries under any guarantee of debt or other obligation of any other person.

  "Consolidated Net Income" means, for any period, the net income of the Operating Company and its consolidated subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

    (i) any net income of any person if such person is not a Subsidiary, except that (A) the Operating Company's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Operating Company or a subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a subsidiary, to the limitations contained in clause (iii) below) and (B) the Operating Company's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income;

    (ii) any net income of any person acquired by the Operating Company or a subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such subsidiary, directly or indirectly, to the Operating Company, except that (A) the Operating Company's equity in the net income of any such subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such subsidiary during such period to the Operating Company or another subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another subsidiary, to the limitation contained in this clause) and (B) the Operating Company's equity in a net loss of any such subsidiary for such period shall be included in determining such Consolidated Net Income;

    (iv) any gain (or loss) realized upon the sale or other disposition of any property, plant or equipment of the Operating Company or its consolidated subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any capital stock of any person; and

    (v) the cumulative effect of a change in accounting principles.

  "Consolidated Net Tangible Assets" means the total assets of the Operating Company and its subsidiaries appearing on a consolidated balance sheet of the Operating Company and its subsidiaries (prepared in accordance with generally accepted accounting principles) as of any date selected by the Operating Company not more than 90 days prior to the date of determination, after (i) adding thereto all Attributable Debt (as defined in the Indenture) of the Operating Company and its subsidiaries in respect of any sale and leaseback arrangement not capitalized on such balance sheet, (ii) eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries and (iii) deducting therefrom (without duplication of deductions):

    (i) all liabilities of the Operating Company and its subsidiaries other than debt;

    (ii) the net book amount of all assets, after deducting any reserves applicable thereto, which would be treated as intangible under generally accepted accounting principles, including such items as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing, unamortized debt discount and expense and organization expenses;

    (iii) any write-up in the book value of any asset on the books of the Operating Company or any subsidiary resulting from a revaluation thereof subsequent to the date of the Indenture (other than the write-up of the book value of an asset made in accordance with purchase accounting under generally accepted accounting principles in connection with the purchase of such asset);

    (iv) all deferred charges (other than prepaid expenses); and

    (v) all reserves, including without limitation, reserves for deferred income taxes, liabilities (fixed or contingent), depreciation, obsolescence, depletion, insurance and inventory valuation, which appear or under generally accepted accounting principles are required to appear on such balance sheet.

  "Disqualified Capital Stock" means any capital stock that is Redeemable Stock or Exchangeable Stock.

  "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense and (v) all other noncash items reducing Consolidated Net Income, less all noncash items increasing Consolidated Net Income.

  "Exchangeable Stock" means any capital stock that is exchangeable or convertible into another security (other than capital stock of the Operating Company that is neither Exchangeable Stock nor Redeemable Stock).

  "Investment" in any person means any loan or advance to, any acquisition of capital stock, obligation or other security of, or capital contribution or other investment in, such person.

  "issue" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any debt or capital stock of a person existing at the time such person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such subsidiary at the time it becomes a subsidiary.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration received in the form of assumption by the acquiring person of debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under generally accepted accounting principles, as a consequence of such Asset Disposition, and in each case net of all payments made on any debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of amounts thereof allocable to minority interest holders in subsidiaries.

  "Net Cash Proceeds", with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Permitted Holders" means, as of the date of determination, (a) Borden and its subsidiaries, (b) Kohlberg Kravis Roberts & Co., a New York general partnership, its successors and its affiliates and (c) (i) any officer or other member of management employed by Borden, the General Partner, the Operating Company or any subsidiary for the 12-month period prior to the date of determination; (ii) any persons described in clause (i) who have retired (including as the result of disability) after the date of the Indenture from the employment of Borden, the General Partner, the Operating Company or any subsidiary in the ordinary course of business; (iii) family members or the relatives of the persons described in clauses (i) and (ii); (iv) any trusts created for the benefit of the persons described in clauses (i), (ii), (iii) or
(v); (v) in the event of the incompetence or death of any of the persons described in clauses (i), (ii) and (iii), such person's estate, executor, administrator, committee or other personal representative, or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, capital stock and (vi) any person, the management of which is controlled by one or more persons described in clause (i) or (ii); provided, however, that in connection with the transaction that otherwise would constitute a Change of Control were the persons described in this clause (c) not Permitted Holders, any debt incurred as a result thereof shall not be recourse to any of the assets of the Operating Company or any subsidiary.

  "Redeemable Stock" means any capital stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the stated maturity of the Notes.

  "Subordinated Obligation" means any Debt of the Company (whether outstanding on the date hereof or hereafter incurred) that is subordinate or junior in right of payment to the Notes.

  "Voting Stock" of any person means, with respect to a corporation, all classes of capital stock of such corporation then outstanding and normally entitled to vote in the election of directors or, with respect to a partnership, any general partnership interest in such partnership.

THE OLD NOTES AND THE WORKING CAPITAL FACILITY

  General. The Operating Company is party to (i) the Note Agreement with the Old Noteholders and (ii) a Revolving Credit Agreement dated as of November 20, 1987 (the "Revolving Credit Agreement"), with the lender (the "Lender") specified therein. The Company has not incurred any indebtedness or entered into any borrowing arrangements, although as described herein the Company has provided certain assurances for the benefit of the Old Noteholders and the Lender.

  The following summary of certain provisions contained in the Note Agreement and the Revolving Credit Agreement and related documents does not purport to the complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Note Agreement and the Revolving Credit Agreement.

  The Old Notes. Simultaneously with the initial offering of Preference Units in November 1987, the Operating Company issued and sold in a private placement $150.0 million aggregate principal amount of Old Notes to the Old Noteholders pursuant to the Note Agreement. The entire net proceeds of such issuance and sale were distributed and paid to Borden and its affiliates in connection with the contribution by Borden of the Geismar complex, the Illiopolis plant and related assets to the Operating Company. As described under "Use of Proceeds", the Company intends to prepay the Old Notes with the proceeds of the Notes offering and has initiated discussions with the Old Noteholders to obtain their consent to such prepayment.

  An aggregate of $90.0 million principal amount of the Old Notes will mature in 1997 and bear interest at 10.70% per annum (the "1997 Notes") and an aggregate of $60.0 million principal amount of the Old Notes will mature in 1999 and bear interest at 11.10% per annum (the "1999 Notes"). The Operating Company does not have the right to prepay the Old Notes prior to maturity. However, it is obligated to redeem, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date, $30.0 million principal amount of the 1997 Notes in each of 1995 and 1996 (with the remaining $30.0 million being due upon maturity in 1997) and $30.0 million principal amount of the 1999 Notes in 1998 (with the remaining $30.0 million being due upon maturity in 1999). Further, the Operating Company is obligated to offer to purchase the Old Notes prior to maturity if, at any time prior to the tenth anniversary of the issuance of the Old Notes (i) more than 50% of the Units that were originally Preference Units are owned beneficially or of record by any person or group of related persons (other than Borden and its affiliates) or (ii) Borden or its affiliates cease to own at least a majority of the outstanding voting stock of the general partner of the Operating Company other than by reason of removal of BCPM as the General Partner by action of the Limited Partners pursuant to the provisions of the Partnership Agreement. In connection with any such repurchase, the purchase price would be equal to 100% of the principal amount of the Old Notes being repurchased plus interest accrued to the date of repurchase and an additional amount calculated to enable the holders of the Old Notes to avoid any loss resulting from the repurchase of the Old Notes prior to their stated maturity.

  So long as any of the Old Notes are outstanding, under the Note Agreement, distributions by the Operating Company to the Company as to any quarter may be made only to the extent of the Operating Company's Available Cash (as defined in the Note Agreement) with respect to such quarter, provided that no such distribution may be made unless, after giving effect to such distribution, (a) no condition or event exists which constitutes an event of default or could become an event of default upon the giving of notice or the passage of time or both, and (b) either (i) the aggregate of all such distributions made during the period from the date of the issuance of the Old Notes through the date of such proposed distribution shall not exceed the Operating Company's Cash from Operations (as so defined) during such period or (ii) the Operating Company's Total Indebtedness (as so defined) shall not exceed 50% of its Consolidated Net Tangible Assets (as so defined). The definitions of Available Cash and Cash from Operations relating to the Operating Company included in the Note Agreement do not differ materially from those relating to the Company contained in the Partnership Agreement except that (i) the definition of Available Cash included in the Note Agreement provides for a deduction for any reserves created in the reasonable discretion of the General Partner for the payment of the Operating Company's debt service obligations, (ii) although the definition of Cash from Operations under the Partnership Agreement includes as cash receipts in the determination of Cash from Operations relating to the Company all amounts borrowed for working capital purposes, the definition in the Note Agreement limits the amount of working capital which may be included as cash receipts in determination of the Operating Company's Cash from Operations to $20.0 million subject to adjustment on a proportional basis to reflect any future increases or decreases in the total gross revenues of the Operating Company, and (iii) although the definitions of Available Cash and Cash from Operations under the Note Agreement include as a deduction in the determination of Available Cash and Cash from Operations relating to the Operating Company amounts expended for certain types of Investments (as so defined), the definition in the Partnership Agreement does not include such deduction in the determination of Available Cash or Cash from Operations relating to the Company.

  The Note Agreement (a) with certain exceptions, limits the right of the Operating Company and its Restricted Subsidiaries (as so defined) (if any) to create liens on their respective assets; (b) with certain exceptions, prohibits the issuance, assumption or guarantee of Indebtedness (as so defined, but excluding the Old Notes and certain other Indebtedness) in excess of the sum of $50.0 million plus 100% of the proceeds of any sale after issuance of the Old Notes by the Operating Company of its limited partner interests if, after giving effect to such borrowing, the Total Indebtedness (as so defined) of the Operating Company does not exceed 55% of its Consolidated Net Tangible Assets (as so defined) or 50% of such proceeds if Total Indebtedness exceeds 55% of such Consolidated Net Tangible Assets; (c) restricts certain consolidations, mergers and sales of all or substantially all of the assets of the Operating Company and its Restricted Subsidiaries (as so defined; (d) prohibits Investments (as so defined) other than (i) Investments in readily marketable obligations of the United States or any state thereof or any political subdivision of any such state having one of the two highest ratings obtainable from either Standard and Poor's Corporation or Moody's Investors Service, Inc.,
(ii) investments in commercial paper having a maturity of no more than 270 days and one of the two highest ratings obtainable from either Standard and Poor's Corporation or Moody's Investors Service, Inc., (iii) Investments in certain short-term certificates of deposit; (iv) Investments in Restricted Subsidiaries, and (v) other Investments not exceeding $5.0 million in the aggregate; (e) prohibits sales of assets (other than inventory, accounts receivable and certain retirements and replacements) if (i) the aggregate book value of the assets sold in any fiscal year exceeds 10% of such Consolidated Net Tangible Assets as of the end of the preceding fiscal year or (ii) the total book value of all of the assets sold after the issuance and sale of the Old Notes exceed 30% of such Consolidated Net Tangible Assets or (iii) the assets to be sold produced operating income during either of the two most recently completed fiscal years in excess of 10% of the Operating Company's consolidated operating income for either of such years; (f) prohibits amendments, modifications or supplements to the Operating Company Agreement if such amendments, modifications or supplements would have a material adverse effect on the Operating Company or its ability to perform its obligations under the Note Agreement or the Old Notes; (g) prohibits the Operating Company from engaging in any line of business other than the business as described in the Registration Statement of the Company dated November 20, 1987 and activities incidental or related thereto; (h) requires the Operating Company to

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


comply with, and not terminate or amend, the Purchase Agreements and Processing Agreements and certain other agreements between Borden and the Operating Company unless the General Partner by Special Approval in good faith determines that such actions will not adversely affect the Operating Company or its ability to perform its obligations under the Note Agreement and the Old Notes; and (i) prohibits or limits certain other actions.

  Borden Undertaking. In connection with the Note Agreement, Borden agreed pursuant to the Borden Purchase Obligation that: (a) in the event of a specified change in control of Borden, the holder or holders of any Old Notes will have the right, under certain circumstances, to require Borden to purchase the Old Notes at a price equal to 100% of the principal amount thereof plus interest accrued to the date of purchase and the Change of Control Premium; (b) Borden will not permit the Company to engage in any business other than the ownership of partnership interests in the Operating Company and activities directly related thereto, or to incur any indebtedness; and (c) Borden will comply with, and not terminate or amend, the Purchase Agreements and Processing Agreements and certain other agreements between Borden and the Operating Company unless the General Partner by Special Approval determines in good faith that such actions will not adversely affect the Operating Company or its ability to perform its obligations under the Note Agreement and the Old Notes.

  In connection with the Note Agreement, the Company agreed (the "Company Undertaking") not to engage in any business other than its ownership of partnership interests in the Operating Company and any activities directly related thereto or issue, assume or guarantee any indebtedness so long as the Old Notes are outstanding.

  The Note Agreement provides for an event of default in the event that Borden breaches any of its obligations under the Borden Purchase Obligation or the Company breaches any of its obligations under the Company Undertaking as well as for usual events of default on the part of the Operating Company as borrower and for the acceleration of the Old Notes upon the occurrence and continuance of any event of default. If the Old Notes are accelerated, the Operating Company would be obligated to pay 100% of the outstanding principal amount of the Old Notes plus accrued interest and an amount calculated to avoid the incurrence of any loss by the holders of the Old Notes resulting from the payment of the Old Notes prior to their respective stated maturities. The Note Agreement provides that no recourse may be had against the General Partner for payment of the Old Notes.

  Working Capital Facility. The Operating Company has in effect a short-term unsecured working capital facility of up to $20.0 million (the "Working Capital Facility") under the Revolving Credit Agreement to support working capital requirements. The Working Capital Facility permits short-term borrowing by the Operating Company of up to $20.0 million outstanding at any time. Borrowings under the Working Capital Facility will bear interest at either of the following floating rates as selected from time to time by the Operating
Company: (i) the prime rate of interest established from time to time by the lender under the Working Capital Facility or (ii) quoted money market rates. As of the date of this prospectus, no borrowings under the Working Capital Facility were outstanding. The Revolving Credit Agreement incorporates by reference the covenants of the Operating Company contained in the Note Agreement. Accordingly, whether or not the Old Notes are refinanced, the covenants of the Operating Company provided with respect to the Old Notes and described above will continue to apply so long as the Revolving Credit Agreement is in effect in accordance with its terms. The Revolving Credit Agreement requires that during each period of twelve consecutive months borrowings under the Working Capital Facility be repaid for a period of 30 consecutive days. The Revolving Credit Agreement was for an initial term of one year commencing November 30, 1987 and automatically renews for successive terms of one year subject to termination by the Operating Company at any time upon thirty days' notice and by the lender at the end of the original term or any renewal term upon sixty days' notice. The Revolving Credit Agreement provides that no recourse may be had against the General Partner for payment of the borrowings thereunder.

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

                         ALLOCATIONS OF INCOME AND LOSS

  The Partnership Agreement provides that, for capital account maintenance and federal income tax purposes, items of income, gain, loss, deduction and credit are generally allocated among the Unitholders and the General Partner in accordance with their percentage interests. There are certain important exceptions to this general principle. An allocation of gross income will be made to any Unitholder or the General Partner in the event such Unitholders or the General Partner receives a distribution of cash (other than in connection with liquidation and dissolution) which is disproportionate to a distribution of cash received by any other Unitholders or the General Partner. The amount of any such gross income allocation will generally be the amount by which the disproportionate distribution (on a per Unit basis and with respect to the General Partner as if its interest was represented by Units) exceeds the distribution to the other Unitholders. Further, an allocation of loss, deduction or a nondeductible item which results in a deficit balance in a Unitholder's capital account in excess of such Unitholder's share of minimum gain (see "Certain Federal Income Tax Considerations--Tax Consequences of Unit Ownership--Allocations of Income and Losses") will, to the extent of such excess, be allocated to the General Partner and the General Partner will be allocated a like amount of subsequent income or gain otherwise allocable to the other Unitholders.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The Company, the Operating Company and BCPM have been advised by their special counsel, Sidley & Austin ("Counsel"), that the following summary correctly describes the material federal income tax matters of general application that should be considered by prospective Unitholders who are individual citizens or residents of the United States, and to the extent set forth below under "-- Legal Opinion and Advice", represents the opinion of Counsel, insofar as it relates to matters of law and legal conclusion. It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the offering of Units made hereby and of an investment in such Units. Each prospective Unitholder should consult, and must depend on, his own tax advisor concerning the federal, state, local and foreign tax consequences to him before deciding to acquire Units.

  Except as otherwise noted herein, this summary is based on current provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions. The tax provisions discussed in this section are in many cases subject to varying interpretations. No assurance can be given that future legislative or administrative changes or court decisions would not require significant modification of the conclusions expressed in this section.

  Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are citizens or residents of the United States. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, tax-exempt entities and insurance companies.

LEGAL OPINIONS AND ADVICE

  Counsel has rendered its opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion which follows, for federal income tax purposes (a) each of the Company and the Operating Company will be treated as a partnership (but, in the case of the Company, such treatment will not extend beyond the Company's taxable year ending December 31, 1997), (b) the owners of Units (other than an owner who is entitled to execute and deliver a Transfer Application but who has failed to do
so) will be treated as partners of the Company (but such treatment will not extend beyond the Company's taxable year ending December 31, 1997) and (c) the acquisition of the Addis Assets by the Operating Company will not be the addition of a substantially new line of business with respect to the Company. Counsel bases its opinions on its interpretation of the Code and Treasury Regulations issued thereunder, judicial decisions, the facts set forth in this Prospectus and certain factual representations made by BCPM, and its opinion is subject to the accuracy of such facts.

  Counsel's opinions represent only its best legal judgment and do not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein will be sustained by a court if contested, or will not be significantly modified by court decisions or future legislative or administrative changes, which may or may not be retroactively applied with respect to the Partnerships or the Unitholders. In addition, even if the Company, the Operating Company, or the Unitholders prevail in any such contest, the Company, the Operating Company, or the Unitholders may incur substantial costs in connection with such contest. To the extent that such fees are incurred by the Company, the Operating Company, the costs will be borne indirectly by all partners; to the extent such fees are incurred by a Unitholder, he will not be reimbursed by the Company, the Operating Company, and, therefore, will bear such costs directly.

PARTNERSHIP STATUS

  In rendering its opinion as described above that the Company and the Operating Company will be treated as partnerships for federal income tax purposes, Counsel has relied on the following representations by BCPM:

    1. BCPM will have at all relevant times a net worth at least equal to $37,500,000, and the General Partner's net worth will be increased by an amount equal to 10% of any additional capital contributions to the Company or the Operating Company, including amounts contributed pursuant to the proposed transactions described in this Prospectus. For purposes of the foregoing, "net worth" means the excess of (x) the fair market value of all assets of BCPM (exclusive of any interest in, and notes and accounts receivable from, any limited partnership in which BCPM has any interest) over (y) all liabilities of BCPM.

    2. The Company and the Operating Company will be operated in accordance with applicable state partnership statutes, the Partnership Agreements and the statements and representations made in this Prospectus.

    3. BCPM will, at all times during the existence of the Company and the Operating Company, have at least a one percent interest in each material item of income, gain, loss, deduction and credit of each of the Company and the Operating Company.

Counsel's opinion as to the partnership status of the Company and the Operating Company in the event that BCPM is not the General Partner of the Company or the Operating Company, as the case may be, is based on the assumption that any new general partner will be able to make and satisfy the foregoing representations. In addition, prospective Unitholders should note that Counsel's opinion is expressly conditioned on the maintenance by BCPM of the net worth specified above (including any additional amounts required as a result of capital contributions). BCPM is precluded, under the Intercompany Agreement and the Partnership Agreement, from entering into other businesses and incurring liabilities other than in its capacity as General Partner of the Company and the Operating Company. In addition, BCPM has agreed in the Intercompany Agreement not to make any distribution to Borden, its sole stockholder, if immediately after such distribution the net worth of BCPM would be reduced below the requisite amount. In the event the net worth of BCPM is reduced as a result of a breach of the foregoing provisions of the Intercompany Agreement or the Partnership Agreement, Borden will be obligated to contribute additional capital to BCPM to restore such net worth. However, if the net worth of BCPM is reduced below the requisite amount other than as a result of a breach of the foregoing provisions of the Partnership Agreement or Intercompany Agreement, Borden will have no obligation to contribute additional capital to BCPM in order to increase BCPM's net worth. Further, neither Borden nor BCPM will have any obligation to maintain BCPM's net worth, except as described in this paragraph.

  Counsel's opinion as to the partnership status of the Company and the Operating Company is based upon the provisions of Treasury Regulation Section 301.7701-2, and judicial decisions and IRS rulings construing those provisions. Treasury Regulation Section 301.7701-2 provides that an organization which qualifies under state law as a limited partnership will be classified as a partnership for federal income tax purposes unless it has more corporate characteristics than noncorporate characteristics. The Treasury Regulation provides that the principal characteristics which are unique to a corporation are (i) centralized

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

management, (ii) continuity of life, (iii) free transferability of interests and (iv) limited liability. Counsel is of the opinion that neither the Company nor the Operating Company possesses a majority of the foregoing corporate characteristics and, thus, each will be treated as a partnership for federal income tax purposes (but, in the case of the Company, such treatment will not extend beyond the Company's taxable year ending December 31, 1997).

  No federal income tax ruling will be sought from the IRS as to the status of the Company and the Operating Company as partnerships. However, Counsel's opinion as to the partnership status of the Company and the Operating Company depends upon the ability of the Company and the Operating Company to meet the criteria set forth by the IRS which must be met for limited partnerships to receive advance rulings as to their classification as partnerships for federal income tax purposes.

  A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing his federal income tax liability his allocable share of income, gains, losses, deductions and credits of the partnership regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the distribution is in excess of the partner's adjusted basis in his partnership interest.

  Publicly Traded Partnership Status. Section 7704 of the Code generally treats publicly traded limited partnerships as corporations for federal income tax purposes for taxable years beginning after December 31, 1987. However, a "grandfather" provision applicable to Section 7704 of the Code treats publicly traded partnerships existing on December 17, 1987, including the Company, as partnerships for federal income tax purposes until their first taxable year beginning after December 31, 1997. The benefit of the "grandfather" provision will cease and the Company will be treated as a corporation for federal income tax purposes at an earlier date if the Company adds a substantial new line of business. Based on certain representations of BCPM, in the opinion of Counsel, the acquisition of the Addis Assets by the Operating Company will not be treated as the addition of a substantial new line of business with respect to the Company. Although legislation has been introduced that, if enacted, would permanently extend the "grandfather" provision, it cannot be predicted whether such proposed legislation would be enacted.

  Automatic Taxation as Corporation after 1997. Under Section 7704 of the Code, the Company will be treated solely for tax purposes as a corporation for taxable years beginning after December 31, 1997. At the time the Company is treated as a corporation under the publicly traded partnership rules, it will be treated as contributing all of its assets (subject to all of its liabilities) to a newly formed corporation (the "Corporation") in exchange for all of the Corporation's stock and as distributing such stock to Unitholders in complete liquidation of the Company (such deemed contribution and distribution being referred to herein as the "Tax Conversion").

  The Tax Conversion will generally be tax-free to the Unitholders and to the Company except to the extent the Company's aggregate tax basis in its assets is less than the liabilities assumed by the Corporation. Subsequent to the Tax Conversion, a Unitholder will have a tax basis in the Corporation's stock equal to such Unitholder's adjusted tax basis in his Units minus such Unitholder's share of the liabilities assumed by the Corporation.

  After the Tax Conversion, a Unitholder will be taxable only on distributions received from the Corporation, if any. Nonliquidating distributions will be taxable as dividends to the extent of any current or accumulated earnings and profits of the Corporation. Any nonliquidating distributions in excess of current or accumulated earnings and profits of the Corporation, or any liquidating distributions will be treated as a tax free return of capital to the extent of the Unitholder's basis in the Corporation's stock and as capital gain to the extent of the balance, assuming that such stock is held as a capital asset. The Tax Conversion would cause the Company's taxable year to close as to all Unitholders on December 31, 1997.

  Following the Tax Conversion, all of the assets and liabilities formerly owned by the Company will be owned by the Corporation. The Corporation will not recognize any gain or loss on the Tax Conversion. Subsequent to the Tax Conversion, the income, gains, losses, deductions and credits attributable to the assets

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

and liabilities previously held by the Company will be included in the tax return filed by the Corporation, and the Corporation will pay taxes on any taxable income it recognizes from time to time.

  The principal tax disadvantage of the treatment of the Company as a corporation is that a corporation pays taxes on its net income and in addition, its shareholders pay taxes on any dividends from the corporation, whereas a partnership pays no entity-level tax for federal income tax purposes and its partners pay tax on their share of the partnership net income and on distributions that exceed their tax basis in their partnership interests. Accordingly, the treatment of the Company as the Corporation subsequent to the Tax Conversion will result in a material reduction in a Unitholder's cash flow and after-tax return.

  The foregoing discussion of tax consequences relating to the Tax Conversion is based on the assumption that not more than 20% of the stock of the Corporation transferred to Unitholders pursuant to the Tax Conversion will be subsequently sold pursuant to purchase agreements entered into prior to the Tax Conversion.

  The discussion below is based on the assumption that each of the Company and the Operating Company will be classified as a partnership for federal income tax purposes. If that assumption proves to be erroneous, most, if not all, of the tax consequences described below would not be applicable to Unitholders.

PARTNER STATUS

  Unitholders who have become Limited Partners pursuant to the provisions of the Partnership Agreement will be treated as partners of the Company for federal income tax purposes.

  The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of such ruling, except as otherwise described herein, (a) Assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners, and (b) Unitholders whose Units are held in street name or by another nominee, will be treated as partners for federal income tax purposes. As such ruling does not extend, on its facts, to assignees of Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, the tax status of such Unitholders is unclear. Such Unitholders should consult their own tax advisors with respect to their status as partners in the Company for federal income tax purposes. A purchaser or other transferee of Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Units, unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Units.

  A beneficial owner of Units whose Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales" below.

TAX CONSEQUENCES OF UNIT OWNERSHIP

  Treatment of Company Distributions. Distributions by the Company to a Unitholder generally will not be taxable to such Unitholder for federal income tax purposes to the extent of his basis in his Units immediately before the distribution. Cash distributions in excess of such basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described below under "--Disposition of Units." Any reduction in a Unitholder's share of the nonrecourse liabilities (as defined below) of the Company and the Operating Company will be treated as a distribution of cash to such Unitholder. Payments with respect to the Old Notes and the Notes by the Operating Company, as well as a decrease in a Unitholder's percentage interest in the Company because of an offering of additional Units by the Company, will decrease such Unitholder's share of nonrecourse debt, and thus will result in a corresponding deemed distribution of cash.

  A non pro-rata distribution of money or property which is treated as received by a Unitholder in exchange for his share of the Company's "unrealized receivables" (including depreciation recapture) and/or

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

substantially appreciated "inventory items" (both as defined in Section 751 of the Code) will generally result in the realization of ordinary income to the extent that such distribution is in excess of his basis for such Unitholder's share of such unrealized receivables and inventory items relinquished in the exchange. A non-pro rata distribution might be deemed to occur with respect to the existing partners if the Company issued additional Units at a time when the Company's assets were subject to nonrecourse liabilities.

  Flow-Through of Taxable Income. The Company's income, gains, losses, deductions and credits will consist of its allocable share of the income, gains, losses, deductions and credits of the Operating Company. Unitholders will be required to take into account their allocable shares of income, gains, losses, deductions and credits of the Operating Company (through the Company) without regard to whether corresponding cash distributions are received by Unitholders.

  Basis of Units. In general, a Unitholder's tax basis for his Units initially will be equal to the price of such Units to him plus his share of those liabilities of the Company that are without recourse to any partner including the General Partner ("nonrecourse liabilities"). The Old Notes are, and the Notes would be, nonrecourse liabilities. A Unitholder's tax basis will generally be increased by (a) his share of the Company's taxable income and (b) his share of increases in nonrecourse liabilities incurred by the Company and the Operating Company. Generally, a Unitholder's basis in his interest will be decreased (but not below zero) by (i) his share of Company distributions, (ii) his share of decreases in nonrecourse liabilities of the Company, (iii) his share of losses of the Company and (iv) his share of nondeductible expenditures of the Company which are not chargeable to capital. See "Disposition of Units-- Aggregate Tax Basis for Units" below.

  Limitations on Deductibility of Company Losses. To the extent losses are incurred by the Company, a Unitholder's share of deductions for the losses will be limited to the tax basis of the Unitholder's Units and, in the case of an individual Unitholder, to the amount which the Unitholder is considered to be "at risk" with respect to the Company's activities, if that is less than the Unitholder's basis. A Unitholder must recapture losses deducted in previous years to the extent that Company distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's basis or at risk amount (whichever is the limiting factor) is increased.

  In general, a Unitholder will be at risk to the extent of the purchase price of his Units. A Unitholder's at risk amount will increase or decrease as the basis of the Unitholder's Units increases or decreases.

  The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income only from such passive activities or investments. The passive loss limitations are to be applied separately with respect to each publicly traded partnership. Accordingly, the losses generated by the Company, if any, will be available only to offset future income generated by the Company and will not be available to offset income from other passive activities or investments (including other publicly traded partnerships) or salary or active business income. Passive losses that are not deductible because they exceed the Unitholder's income generated by the Company may be deducted in full when the Unitholder disposes of his entire investment in the Company in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation discussed above.

  A Unitholder's share of net income from the Company may be offset by any suspended passive losses from the Company, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.


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

  Limitation on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest" expense is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Company will be treated as investment income for this purpose. In addition, the Unitholder's share of the Company's portfolio income (i.e., income from interest, dividends, annuities and royalties not derived in the ordinary course of trade or business) and certain gains from the disposition of investment property (including the Units) will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) a partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense incurred or continued by a partner to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit to the extent attributable to portfolio income pursuant to the passive loss rules and, as noted above, net passive income from the Company less deductible expenses (other than interest) directly connected with the production of investment income. In addition, a Unitholder's share of the Company's portfolio income from the foregoing sources will be treated as investment income. A non-corporate taxpayer's net capital gain from the disposition of investment property is included in investment income only to the extent such taxpayer elects to make corresponding reduction in the amount of net capital gain that is subject to tax at the maximum rate applicable to net capital gains, currently 28%. Investment interest deductions that are disallowed may be carried forward and deducted in subsequent years to the extent of net investment income in such years.

  Allocation of Income and Losses. In general, the Company's items of income, gain, loss, deduction and credit will be allocated for book and tax purposes, in accordance with the percentage interests of the General Partner and the Unitholders. However, as discussed below, special allocations for book and tax purposes will generally be made to reflect disproportionate distributions of cash. Also, special tax (but not book) allocations will be made to reflect Book-Tax Disparities (as defined below) with respect to Contributed Properties (as defined below), Adjusted Properties (as defined below), recapture income and recaptured credits. In addition, the General Partner is empowered by the Partnership Agreement to allocate various Company items other than in accordance with the percentage interests when, in its judgment, such special allocations are necessary to comply with applicable provisions of the Code and Treasury Regulations and to achieve uniformity of Units. See "--Uniformity of Units" below.

  Under Section 704(b) of the Code, a special allocation of income, gain, loss, deduction or credit (or an item thereof) by a partnership to a partner will not be given effect for federal income tax purposes unless the allocation has "substantial economic effect." If the allocation does not have "substantial economic effect," a partner's distributive share will be recomputed on the basis of the partner's interest in the partnership, taking into account all facts and circumstances. Generally, an allocation has substantial economic effect if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences.

  Treasury Regulations under Section 704(b) of the Code (the "Section 704(b) Regulations") delineate the circumstances under which the IRS will view partnership allocations as having "economic effect" and as being "substantial." Generally, for an allocation to have "economic effect" under the Section 704(b) Regulations (a) the allocation must be reflected as an appropriate increase or decrease in each partner's capital account, (b) liquidation proceeds must, throughout the term of the partnership, be distributable in accordance with the partners' positive capital account balances and (c) any partner with a deficit in his capital account following the distribution of liquidation proceeds must be required to restore the amount of such deficit to the partnership, which amount is to be distributed to partners in accordance with their positive capital account balances or paid to creditors.

  In general, for capital accounts to reflect the economic arrangement among the partners, the Section 704(b) Regulations provide that a partner's capital account must be increased by (i) the amount of money he has contributed to the partnership, (ii) the fair market value of property he has contributed to the partnership (net of liabilities encumbering the contributed property that the partnership is considered to assume or take

                                       95
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subject to under Section 752 of the Code) and (iii) his distributive share of partnership income and gain (or items thereof), including income and gain exempt from tax. A partner's capital account must be decreased by (i) the amount of money distributed to him by the partnership, (ii) the fair market value of property distributed to him by the partnership (net of liabilities encumbering the distributed property that he is considered to assume or take subject to under Section 752 of the Code), (iii) his distributive share of certain partnership syndication expenses that are neither deductible nor amortizable and (iv) his distributive share of partnership losses and deductions.

  In addition, the Section 704(b) Regulations permit the partners' capital accounts to be increased or decreased to reflect the revaluation of partnership property (at fair market value) if the adjustments are made for a substantial non-tax business purpose in connection with a contribution or distribution of money or other property as consideration for the acquisition or relinquishment of an interest in the partnership. Crediting a partner's book capital account with a property's fair market value, however, creates a disparity between the partner's book capital account and his "tax" capital account (a "Book-Tax Disparity"), because the tax capital account reflects only recognized tax consequences (i.e., it reflects only the tax basis rather than the value of partnership property). Book-Tax Disparities are eliminated through allocations that cause the partner whose book capital account reflects built-in gain or loss to bear the corresponding tax benefit or burden in accordance with the principles of Section 704(c) of the Code. One of the fundamental concepts underlying the Section 704(b) regulations is that the partners' allocable shares of all items of book income, gain, loss and deduction are governed by
Section 704(b) of the Code, once the appropriate book treatment has been determined. The principles of Section 704(c) of the Code govern the partners' distributive shares of all tax items attributable to a Book-Tax Disparity.

  Special allocations may have "economic effect" even in the absence of a full obligation to restore deficit capital accounts on the liquidation of the partnership, if (1) the agreement contains a "qualified income offset" provision, and (2) the special allocation does not cause or increase a deficit balance in a partner's specially adjusted capital account (as adjusted for certain items such as reasonable anticipated future distributions) as of the end of the partnership taxable year to which the allocation relates. A qualified income offset requires that in the event of any unexpected distribution (or specified adjustments or allocations) there must be an allocation of income or gain to the distributee that eliminates the resulting capital account deficit as quickly as possible.

  In general, deductions and credits associated with nonrecourse debt of a partnership must be allocated in accordance with the partners' interests in the partnership. The amount of nonrecourse deductions for a partnership taxable year equals the net increase, if any, in the amount of partnership "minimum gain" during that taxable year. Partnership minimum gain is determined by computing, with respect to each nonrecourse liability of the partnership, the amount of gain, if any, that the partnership would realize for tax purposes by disposing of the partnership property (subject to such liability) in a taxable transaction in full satisfaction of such liability. If, however, partnership property subject to one or more nonrecourse liabilities of the partnership is properly reflected on the books of the partnership at a book value that differs from the adjusted tax basis of such property, the book value, rather than the adjusted tax basis, of the partnership property is used to compute the minimum gain.

  Pursuant to the Section 704(b) Regulations, deductions attributable to nonrecourse debt will be deemed to be allocated in accordance with the partners' interests in a partnership if the partnership agreement provides that allocations of nonrecourse deductions are made in a manner that is reasonably consistent with allocations of other significant partnership items of income or loss attributable to partnership property securing the nonrecourse liabilities (other than minimum gain recognized by the partnership). In addition, if a partner does not have an obligation to restore a negative balance in his capital account, the partnership agreement must contain a "minimum gain chargeback" provision. A partnership agreement contains a minimum gain chargeback provision if it provides that if there is a net decrease in partnership minimum gain during a partnership taxable year, each partner will be allocated items of partnership income and gain for that year equal to such partner's share of the net decrease in partnership minimum gain.

  A special allocation must not only have economic effect to be respected, but such economic effect must also be substantial. The economic effect of an allocation is substantial if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences.

  The manner of allocation for items of income, gain, loss, deduction and credit for both book and tax purposes is set forth in the Partnership Agreement. In general, except in the case of liquidating distributions, allocations are made to the Unitholders and the General Partner in accordance with their percentage interests in the Company (i.e., pro rata in accordance with their respective Capital Contribution). However, the Partnership Agreement provides, for both book and tax purposes, certain special allocations of income and gain as required by the qualified income offset and minimum gain chargeback provisions discussed above. In addition, to the extent that the cash distributed to the General Partner in any year represents an incentive distribution, the General Partner will be allocated a corresponding amount of gross income. To the extent that the cash distributed to any Unitholder or the General Partner (other than as an incentive distribution) is disproportionate (on a per Unit basis) to the cash distributed to the other Unitholders, the Unitholders (or the General Partner) receiving such disproportionate cash distribution will receive a corresponding allocation of gross income. In both cases, such allocations will be exclusive of (a) allocations with respect to Contributed Property and Adjusted Property pursuant to the principles of
Section 704(c) of the Code and (b) allocations designed to eliminate Book-Tax Disparities caused by the application of "ceiling" limitations (as described below). The amount of the gross income allocation to the Unitholders (or the General Partner) receiving a disproportionate distribution (other than an incentive distribution) will be equal to the product of (x) the amount by which such person's distribution (on a per Unit basis and with respect to the General Partner as if its interest was represented by Units) exceeds the distribution received (on a per Unit basis and with respect to the General Partner as if its interest was represented by Units) by the Unitholder receiving the smallest distribution and (y) the number of units owned by such person. Any allocation of gross income to a Unitholder in accordance with the minimum gain chargeback described above will reduce the amount of gross income to be allocated to Unitholders in respect of such disproportionate distributions.

  The Partnership Agreement further provides, solely for tax purposes, special allocations of (a) income, gain, loss and deduction attributable to properties contributed to the Company in exchange for Units ("Contributed Property"), (b) income, gain, loss and deduction attributable to properties when the Company has adjusted the book value of such properties upon the subsequent issuance of any Units to reflect unrealized appreciation or depreciation in value from the later of the Operating Company's acquisition date for such properties or the latest date of a prior issuance of Units ("Adjusted Property"), (c) gross income and deductions to preserve the uniformity of the intrinsic federal income tax characteristics of Units issued or sold from time to time and (d) recaptured income and recaptured credits resulting from the sale or disposition of assets.

  With respect to Contributed Property, the Partnership Agreement provides that, for federal income tax purposes, items of income, gain, loss and deduction shall first be allocated among the partners in a manner consistent with Section 704(c) of the Code. Treasury Regulations provide that tax allocations will be deemed to be in accordance with the partners' interests if they are made in accordance with Section 704(c) principles. In addition, the Partnership Agreement provides that items of income, gain, loss and deduction attributable to any Adjusted Property shall be allocated for federal income tax purposes in accordance with Section 704(c) principles.

  Although allocations for federal income tax purposes of income, gain, losses and deductions attributable to Contributed Property pursuant to Section 704(c) of the Code do not have economic effect (because such allocations are not reflected in the partners' capital accounts), the Section 704(b) Regulations require Section 704(c) allocations (at least as to gain, loss and depreciation deductions) to eliminate Book-Tax Disparities. Similarly, although the allocations of income, gains, losses and deductions attributable to Adjusted Property do not have economic effect, they are required allocations for federal income tax purposes (at least as to gain, loss and depreciation deductions) pursuant to the Section 704(b) Regulations to eliminate Book-Tax

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

Disparities resulting from the revaluation of the Company's property for book purposes when additional Units are issued by the Company. The General Partner will administer such allocations to result, to the maximum extent possible, in a Unitholder having tax consequences equivalent to that which such Unitholder would have had if he had purchased a direct interest in the Company's assets.

  Items of gross income and deduction will be allocated in a manner intended to eliminate Book-Tax Disparities, if any, arising from the application of certain "ceiling" limitations imposed on allocations related to Contributed Property or Adjusted Property. Such curative allocations of gross income and deductions to preserve the uniformity of the intrinsic tax characteristics of Units will not have economic effect because they will not be reflected in the capital accounts of the Unitholders. Treasury Regulations under Section 704(c) of the Code permit a partnership to make reasonable curative allocations to reduce or eliminate Book-Tax Disparities. Counsel believes the curative allocations provided in the Partnership Agreement are reasonable and should be respected for federal income tax purposes.

  The Partnership Agreement also requires gain from the sale of properties of the Company that is characterized as recapture income and recaptured tax credits to be allocated among the Unitholders and the General Partner (or their successors) in the same manner in which such partners were allocated the deductions giving rise to such recapture income and were allocated credits giving rise to such recaptured credits. The Section 704(b) Regulations and Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f) tend to support a special allocation of recapture income and recaptured credits. However, such regulations do not specifically address a special allocation based on the allocation of the deductions or credits giving rise to such recapture income and recaptured credits, as provided for in the Partnership Agreement. Therefore, it is not clear that the allocations of recapture income and recaptured credits provided for in the Partnership Agreement will be given effect for federal income tax purposes. If the allocations with respect to such recapture income and recaptured credits are not respected, such items will be reallocated to all Unitholders and the General Partner according to their percentage interests.

  The Partnership Agreement does not require the Unitholders to restore any deficit balance in their capital accounts upon liquidation of the Company. However, the Partnership Agreement contains "minimum gain chargeback" and "qualified income offset" provisions which, under the Section 704(b) Regulations, should obviate the requirement to restore negative capital accounts, although the qualified income offset is made subject to the gross income allocation in respect of disproportionate distributions. Taxable income and gain will be allocated in a manner consistent with the book allocations associated with the minimum gain chargeback and qualified income offset provisions. In addition, the Partnership Agreement provides that allocations of losses or deductions which would result in a negative balance in a Unitholder's Capital Account to the extent of such negative balance will be allocated to the General Partner.

  In the event the IRS successfully asserts an adjustment to the taxable income of the General Partner and, as a result of any such adjustment, either the Company or the Operating Company is entitled to a deduction, the Partnership Agreements provide that such deduction will be allocated to the General Partner for both book and tax purposes.

  The allocations of income, gain, loss, deduction or credit (and items thereof) under the Partnership Agreements (other than the curative allocations to preserve uniformity of the Units' intrinsic federal income tax characteristics) should generally be considered to have "substantial economic effect". However, because the application of the Section 704(b) Regulations in many situations is unclear, there are many uncertainties relating to the allocations. Investors should be aware that certain aspects of the allocations contained in the Partnership Agreements may be challenged by the IRS, and such challenges may be sustained. In particular, the curative allocations to preserve uniformity of the Units' intrinsic federal income tax characteristics may be challenged because such allocations are not in technical compliance with the Section 704(b) Regulations of the Code. However, such allocations are in accordance with Section 704(c) principles in attempting to eliminate fully Book-Tax Disparities. Also, the IRS may contend that the gross income allocation in respect of disproportionate distributions should not be made subject to the qualified income offset although the effect of the order in which such allocations are made under the Partnership Agreement should be in accordance with such regulations. If an allocation contained in the Partnership Agreements is not given effect for federal income tax purposes, items of income, gain, loss, deduction or credit will be reallocated to the Unitholders and the General Partner in accordance with their respective interests in such items, based upon all the relevant facts and circumstances. Such reallocation among the Unitholders and the General Partner of such items of income, gain, loss, deduction or credit allocated under the Partnership Agreement could result in additional taxable income to the Unitholders. Such reallocation of Company items could also affect the uniformity of the intrinsic federal income tax characteristics of the Units. See "--Uniformity of Units" below.

TAX TREATMENT OF OPERATIONS

  Income and Deductions. No federal income tax will be paid by the Company until its first taxable year beginning after December 31, 1997. Instead, each Unitholder will be required to report on his income tax return his allocable share of income, gains, losses, deductions and credits of the Company (substantially all of which will be the Company's share of such items of the Operating Company), irrespective of whether the Company makes a distribution of cash to the Unitholder. Subject to the application of the passive loss rules, a Unitholder is generally entitled to deduct on his personal income tax return his allocable share of Company losses, if any, to the extent of the lesser of the adjusted tax basis of his Units at the end of the year in which such losses occur or the amount that the Unitholder is considered "at risk" at the end of that year. See "--Tax Consequences of Unit Ownership--Limitations on Deductibility of Company Losses" above. The characterization of any item of profit or loss (e.g., as capital gain or loss rather than ordinary income or loss) will be the same for the Unitholder as it was for the Company.

  A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date for a distribution will be allocated items of Company income and gain attributable to the months in such quarter during which such Units were owned but will not be entitled to receive such cash distribution. In addition, circumstances could arise in which a Unitholder's distributive share of the Company's taxable income is substantially greater than cash distributions. This could occur, for example, due to extraordinary sales of the Operating Company's assets followed by a reinvestment of the proceeds.

  Accounting Method and Taxable Year. The Company and the Operating Company use the calendar year as their taxable years and adopted the accrual method of accounting for federal income tax purposes.

  Initial Tax Basis, Depreciation and Amortization. The tax basis established for the various assets of the Operating Company will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of the Operating Company's assets.

  The Company elected to use depreciation methods that resulted in the largest available depreciation deductions in the early years of the Operating Company. Property subsequently acquired or constructed by the Operating Company may be depreciated using accelerated depreciation methods permitted by the Code.

  If the Company disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Company may be required to recapture such deductions upon a sale of his interest in the Company. See "-- Tax Consequences of Unit Ownership--Allocation of Income and Losses" above and "--Disposition of Units" below.

  The costs incurred in promoting the issuance of Units must be capitalized and cannot be deducted by the Company currently, ratably or upon termination of the Company.


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

  The tax basis of goodwill used in a trade or business acquired after August 10, 1993 (or prior to that time in certain events), can be amortized over 15 years. However, see "--Section 754 Election" below with respect to the amortization of Section 743(b) adjustments allocated to goodwill.

  Section 754 Election. The Company and the Operating Company have previously made the election permitted by Section 754 of the Code. Such an election will generally permit a purchaser of Units to adjust his share of the basis in the Company's and the Operating Company's properties pursuant to Section 743(b) of the Code as if he had acquired a direct interest in the Company's and the Operating Company's assets. Such elections are irrevocable without the consent of the IRS. The Section 743(b) adjustment is attributed solely to a purchaser of Units and is not added to the basis of the Company's and the Operating Company's assets associated with all of the Unitholders (the "Common Bases").

  Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to depreciable property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired depreciable property placed in service when the transfer occurs. Under Treasury Regulation Section 1.167(c)-1(a)(6), which will apply to a small portion of the Company's and the Operating Company's assets, a Section 743(b) adjustment is generally required to be depreciated using the straight-line method. The depreciation method and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the method and useful lives generally used to depreciate the Common Bases in such properties. However, the General Partner intends to adopt a reporting position under which such differences should not arise despite its inconsistency with such Treasury Regulations. See "--Disposition of Units --Constructive Termination or Dissolution of the Company" and "--Uniformity of Units" below. Any Section 743(b) adjustment attributable to goodwill will be treated as a separate intangible asset amortizable over 15 years on a straight line basis from the date of its acquisition.

  A Section 754 election is advantageous if the transferee's basis in such Units is higher than such Units' share of the aggregate basis to the Company and the Operating Company of the Company's and the Operating Company's assets immediately prior to the transfer. In such a case, pursuant to the election, the transferee would take a new and higher basis in his share of the Company's and the Operating Company's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain, loss or deduction on a sale of the Company's and the Operating Company's assets. Conversely, a
Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Units' share of the aggregate basis of the Company's and the Operating Company's assets immediately prior to the transfer.

  The amount that a Unitholder would be able to obtain on a sale or other disposition of his Units may be affected favorably or adversely by the elections under Section 754 depending on whether the sale price of the Unit is higher or lower than such Unit's share of the aggregate basis of the Company's and the Operating Company's assets at the time of the sale or other disposition.

  The calculations and adjustments in connection with the Section 754 election depend, among other things, on the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to the Company, the General Partner will apply the following method in making the necessary adjustments pursuant to the Section 754 election: the price paid by a transferee for his Units will be deemed to be the lowest quoted trading price of the Units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the "convention price" for his Units. The calculations under Section 754 are highly complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. It is possible that the IRS will successfully assert that the adjustments made by the General Partner do not meet the requirements of the Code or the Treasury Regulations and require a different basis adjustment to be made.

  Should the IRS require a different basis adjustment to be made, and should, in the General Partner's opinion, the expense of compliance exceed the benefit of the elections, the General Partner may seek permission from the IRS to revoke any Section 754 elections previously made for the Company and the Operating Company. Such a revocation may increase the ratio of a Unitholder's distributive share of taxable income to cash distributions and adversely affect the amount which a Unitholder will receive from the sale of his Units.

  Estimates of Relative Fair Market Values and Basis of Properties. The consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the General Partner of the relative fair market values and determinations of the tax basis of the assets of the Company and the Operating Company. The federal income tax consequences of such estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss, deduction or credit previously reported by Unitholders might change, and Unitholders might be required to amend their previously filed tax returns or to file claims for refund. See "-- Administrative Matters--Accuracy-Related Penalties" below.

  Treatment of Short Sales. It would appear that a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units would be considered as having transferred beneficial ownership of such Units, and would, thus, no longer be a partner with respect to such Units during the period of such loan. As a result, during such period any income, gain, deductions, losses or credits of the Company allocable to such Units would appear not to be reportable by such Unitholder, and any cash distributions received by the Unitholder with respect to such Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS may also contend that a loan of Units to a "short seller" constitutes a taxable exchange. If such a contention were successfully made, the lending Unitholder may be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their Units.

  Alternative Minimum Tax. Each Unitholder will be required to take into account his distributive share of any items of Company income, gain, loss or deduction for purposes of the alternative minimum tax. A portion of the Company's depreciation deductions may be treated as an item of tax preference for this purpose.

  Alternative minimum tax is imposed currently at a rate of 26% on the first $175,000 of alternative minimum income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Alternative minimum taxable income is calculated using the 150% declining balance method of depreciation with respect to personal property and 40-year straight-line depreciation for real property, compared to the alternative methods provided for under Section 168 of the Code (including more accelerated methods of depreciation which the Company may use in computing its income for regular federal income tax purposes). A Unitholder's alternative minimum taxable income derived from the Company may be higher than his share of Company net income because the Company may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Unitholders should consult their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

  Unrelated Business Taxable Income. Certain entities otherwise generally exempt from federal income taxes (such as individual retirement accounts ("IRAs"), employee benefit plans and other charitable or exempt organizations) are nevertheless taxed under Section 511 of the Code on net unrelated business taxable income in excess of $1,000, and each such entity must file a tax return for each year in which it has more than $1,000 of gross income included in computing unrelated business taxable income. It is anticipated that substantially all of a tax-exempt entity's distributive share of the income from the Company will constitute unrelated business taxable income until December 31, 1997. Employee benefit plans and other tax-exempt entities classified as trusts for federal income tax purposes, including IRAs, are taxable on their unrelated business income at the rates applicable to taxable trusts, which are essentially the same as the rates applicable to individuals, except that each such rate applies at a much lower taxable income level for trusts than for individuals. Other tax-exempt entities that are classified as corporations for federal income tax purposes are taxable on their unrelated business income at the rates applicable to taxable corporations. Persons investing on behalf of an otherwise tax-exempt entity should consider whether the after-tax return on an investment in the Units will compare favorably with other investment alternatives.

DISPOSITION OF UNITS

  If a Unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the tax basis for such Unit. See "--Tax Consequences of Unit Ownership--Basis of Units" above. Upon the sale of his Units, a Unitholder's "amount realized" will be measured by the sum of the cash or other property received plus the portion of the Company's nonrecourse debt allocated to the Units sold. Similarly, upon a gift of his Units, a Unitholder will be deemed to have received cash equal to the portion of the Company's nonrecourse debt allocable to such Units. To the extent that the amount of cash or property actually received plus the allocable share of the Company's nonrecourse debt exceeds the Unitholder's tax basis for the Units disposed of, the Unitholder will recognize gain. The tax liability, resulting from such gain could exceed the amount of cash received upon the disposition of such Units.

  Generally, gain recognized by a Unitholder (other than a dealer) on the sale or other disposition of a Unit held for more than twelve months will be taxable as long-term capital gain. The portion of the proceeds of such sale or other disposition attributable to a Unitholder's share of "substantially appreciated inventory items" and "unrealized receivables" of the Company (as defined in Sections 751(c) and 751(d) of the Code) will be treated as ordinary income. Unrealized receivables would include recapture income. For this purpose, "inventory" includes any property that would produce ordinary income on the sale thereof. Inventory items of the Company will be considered to have substantially appreciated in value if their fair market value exceeds 120% of their adjusted basis to the Company and 10% of the fair market value of all property, other than money, of the Company. Ordinary income attributable to unrealized receivables and substantially appreciated inventory may exceed net taxable gain realized upon the sale of Units and may be recognized even if there is a net taxable loss realized on the sale of Units. A Unitholder must report to the Company's Transfer Agent (on behalf of the Company) any transfer of Units. See "--Information Return Filing Requirements" below.

  The treatment of distributions received after a Unitholder has disposed of his Units is unclear. Such a distribution may be fully taxable as ordinary income or may reduce a Unitholder's basis for the Units disposed of, resulting in a larger gain or smaller loss from such disposition.

  Aggregate Tax Basis for Units. The IRS has ruled that a partner must maintain an aggregate adjusted tax basis for his interests in a single partnership (consisting of all interests acquired in separate transactions). On a sale of a portion of such aggregate interest, such partner would be required to allocate his aggregate tax basis between the interest sold and the interest retained, by some equitable apportionment method. If applicable, the aggregation of tax basis of a Unitholder effectively prohibits a Unitholder from choosing among Units with varying amounts of inherent gain or loss to control the timing of the recognition of such inherent gain or loss, as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Units. It is not clear whether such ruling applies to publicly traded limited partnerships, such as the Company, the interests in which are evidenced by separate registered certificates providing a verifiable means of identifying each separate interest and tracing the purchase price of such interest. A Unitholder considering the purchase of additional Units or a sale of Units purchased at differing prices should consult his tax advisor as to the possible consequences of that ruling.

  Transferor/Transferee Allocations. In general, the Company's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by them as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized for federal income tax purposes. As a result of this monthly allocation, a Unitholder transferring Units in the open market may be allocated income, gain, loss, deduction and credit accrued after the transfer.

  The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations. If the IRS treats transfers of Units as occurring throughout each month and a monthly convention is not allowed by Treasury Regulations (or only applies to transfers of less than all of a partner's interest), the IRS may contend that taxable income or losses of the Company must be reallocated among the partners. If any such contention were sustained, the Unitholders' respective tax liabilities would be adjusted to the possible detriment of certain Unitholders. The General Partner is authorized to revise the Company's method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to comply with any future Treasury Regulations.

  For transfers of an interest in a "parent" partnership (such as the Company) that holds an interest in a "subsidiary" partnership (such as the Operating Company), the items of the subsidiary partnership are to be allocated among the partners of the parent partnership by (a) assigning an appropriate portion of each such item to each day in the parent partnership's taxable year and (b) allocating the items assigned to each day among the partners of the parent partnership based on their interests in that partnership as of the close of the day. It is contemplated that the Company's share of items of taxable income and loss of the Operating Company will be determined and allocated among the Unitholders on a monthly basis as described above. However, the General Partner is authorized to revise this method of allocation if it determines it is necessary or otherwise is in the best interest of the Company.

  Information Return Filing Requirements. A Unitholder who sells or exchanges Units is required to notify the Company in writing of such sale or exchange, and the Company is required to notify the IRS of such transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. In addition, a transferor and a transferee of a Unit will be required to report to the IRS the amount of the consideration received for such Unit that is allocated to goodwill or going concern value of the Company. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination or Dissolution of the Company. Under Section 708(b)(1)(B) of the Code, the Company will be considered terminated for purposes of the Code if within any 12-month period there is a sale or exchange of 50% or more of the interests in the capital and profits of the Company. For this purpose, multiple sales or exchanges of the same Unit within a 12-month period are generally counted only once. In general, the Company does not have the ability accurately to determine whether or when a termination has occurred, because Units have been and will be freely tradeable in "street name" (i.e., the name of the owner's stockbroker).

  A termination of the Company would result in the assets of the Company and the Operating Company being treated, solely for tax purposes, as having been distributed to their respective partners and having been recontributed to the Company or the Operating Company, as the case may be, each of which would be treated as a new partnership for federal income tax purposes. For example, as a result of a termination of the Company during 1994, depreciation deductions which would otherwise be allowable to the Company and the Operating Company in computing taxable income for taxable years ending in 1994 and certain subsequent years would be deferred and such deductions allowable in later years would increase.

  As a further result of a termination of the Company, the Company would be required to file an additional tax return and make new elections (including an election under Section 754 of the Code (see "--Tax Treatment of Operations--
Section 754 Election" above). Failure to file such tax return or to make such elections could have adverse effects on the Unitholders. Based on the trading history of the Units, the General Partner expects that no constructive termination will occur as a result of the sale of Units being

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

offered hereby, and if such constructive termination does occur, its effect will not be material to a purchaser of Units offered hereby.

  A termination of the Company would cause the Company's taxable year to close as to all Unitholders. A termination may either accelerate the application of (or subject the reconstituted partnerships to the application of) any change in law effective as of a date after the termination.

  Entity-Level Collections. In the event that the Company is required under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or the General Partner or former Unitholder, the General Partner is authorized to pay such taxes from Company funds. Such payments, if made, will be deemed current distributions of Available Cash to the partner on whose behalf payment was made. The General Partner is authorized (but not required) to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions so that, after giving effect to such deemed distribution, the priority and characterization of distributions otherwise applicable under the Partnership Agreement are maintained as nearly as practicable. In the event the Company is permitted (but not required) under applicable law to pay any such taxes, the General Partner is authorized (but not required) to pay such taxes from Company funds and to amend the Partnership Agreement and adjust subsequent distributions as described above. The Partnership Agreement further provides that the General Partner is authorized (but not required) to attempt to collect tax deficiencies from persons who were Unitholders at the time such deficiencies arose, and any amounts so collected will become Company assets.

  The amounts payable by the Company could be calculated based upon the maximum effective rate of tax for individuals or corporations, whichever is higher. Thus, such a payment by the Company could give rise to an overpayment of tax on behalf of an individual Unitholder. The individual Unitholder could claim a credit for withheld amounts.

UNIFORMITY OF UNITS

  There can arise a lack of uniformity in the intrinsic tax characteristics of Units sold pursuant to the Company's 1987 and 1988 offerings, Units sold pursuant to the offering made hereby, or Units issued by the Company subsequent to the offering made hereby. In the absence of such uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. In addition, such nonuniformity could have a negative impact on the ability of a Unitholder to dispose of his interest in the Company. As described above, such lack of uniformity can result from a literal application of proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-(1)(a)(6) and the application of certain "ceiling" limitations on the Company's ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Properties and Adjusted Properties. This risk of such lack of uniformity arising is increased following a termination of the Company. See "--Disposition of Units-- Constructive Termination or Dissolution of the Company" above.

  The General Partner elected to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate derived from the depreciation method and useful life applied to the Common Bases (as defined under "Tax Treatment of Operations--
Section 754 Election" above) of such property, despite its inconsistency with Proposed Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6). If the General Partner determines that such position cannot reasonably be taken, the General Partner may adopt a depreciation convention under which all purchasers acquiring Units in the same month would receive depreciation, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Company's and the Operating Company's property. If such an aggregate approach is adopted, it may result in lower annual depreciation deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation deductions not taken in the year that such deductions are otherwise allowable. Such convention will not be adopted if the General Partner determines that the loss of such depreciation deductions will have a material adverse effect on the Unitholders. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation convention to preserve the uniformity of the intrinsic tax characteristics of any Unit that would not have a material adverse effect on the Unitholders. In the event the IRS were to contend successfully that the convention adopted by the General Partner was improper, the Company could be required to adopt a different convention, as determined by the IRS. In such case, Unitholders may be required to file amended tax returns and report additional taxable income.

  Items of income and deduction may be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all Units, despite the application of "ceiling" limitations to Contributed Properties and Adjusted Properties. Such special allocations will be made solely for federal income tax purposes. See "--Tax Consequences of Unit Ownership--Allocation of Income and Losses" above.

ADMINISTRATIVE MATTERS

  Income Tax Information Returns and Audit Procedures. The Company plans to furnish Unitholders with tax information within 75 days after the close of each taxable year of the Company. Specifically, the Company intends to furnish to each Unitholder a Schedule K-1 which sets forth his allocable share of the Company's income, gains, losses, deductions and credits. In preparing such information, the General Partner will necessarily use various accounting and reporting conventions to determine each Unitholder's allocable share of income, gains, losses, deductions and credits. There is no assurance that any such conventions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative pronouncements of the IRS. The General Partner cannot assure prospective Unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to the Company. In addition, if the IRS were to prevail Unitholders may incur substantial liabilities for taxes and interest.

  The federal income tax information returns filed by the Company may be audited by the IRS. The Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments (if any) resulting from such an audit may require each Unitholder to file an amended tax return, and possibly may result in an audit of the Unitholder's return. Any audit of a Unitholder's return could result in adjustments of non-Company as well as Company items.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner for the Company.

  The Tax Matters Partner is entitled to make certain elections on behalf of the Company and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Company items. In connection with adjustments to the Company's tax returns proposed by the IRS, the Tax Matters Partner may bind any Unitholder with less than a 1% profits interest in the Company to a settlement with the IRS unless the Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Unitholders are bound) of a final administrative adjustment with respect to the Company and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Company and by Unitholders having in the aggregate at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each Unitholder with an interest in the outcome may participate.

  The Unitholders will generally be required to treat Company items on their federal income tax returns in a manner consistent with the treatment of the items on the Company's information return. In general, that consistency requirement is waived if the Unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the Unitholder to the treatment on the Company return. Even if the consistency requirement is waived, adjustments to the Unitholder's tax liability with respect to Company items may result from an audit of the Company's or the Unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties.

  Nominee Reporting. Persons who hold an interest in the Company as a nominee for another person must report certain information to the Company. Temporary Treasury Regulations provide that such information should include (i) the name, address and taxpayer identification number of the beneficial owners and the nominee; (ii) whether the beneficial owner is (a) a person that is not a United States person, (b) foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (c) a tax-exempt entity; (iii) the amount and description of Units held, acquired or transferred for the beneficial owners and (iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) may be imposed for failure to report such information to the Company. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Company.

  Registration as a Tax Shelter. The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. The General Partner believes that under such temporary Treasury Regulations, the Company will be subject to the registration requirement. The Company has registered as a tax shelter with the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE COMPANY OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Company must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish such registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Company on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by the Company is claimed or income of the Company is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

  Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion (i) is attributable to an item with respect to which there is, or was, "substantial authority" for the position taken on the return or (ii) is attributable to an item as to which there is adequate disclosure on the return. If any item of income, gain, loss, deduction or credit of the Company included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Company must disclose the pertinent facts on its return. In addition, the

Company will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property (or the adjusted tax basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted tax basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

INVESTMENT BY FOREIGN INVESTORS

  Nonresident aliens and foreign corporations, partnerships, trusts or estates, as determined for federal income tax purposes ("foreign persons"), who are partners in a partnership engaged in a trade or business in the United States will be considered to be engaged in such trade or business, even though the foreign person is only a limited partner. The activities of the Company constitute a United States trade or business for this purpose. Moreover, such activities will be deemed to be conducted through a permanent establishment. Therefore, a foreign person who becomes a Unitholder will be required to file United States tax returns on which he must report his share of the Company's items of income, gain, loss, deduction and credit and pay United States taxes at regular United States rates on his share of any net income of the Company. A foreign person may also be required to report, and pay tax on, gain from the disposition of his Units.

  The Code imposes federal income (including withholding) taxation on dispositions of United States real property interests ("USRPIs"), which include
(i) interests in certain entities (including publicly traded partnerships) holding United States real estate assets that comprise more than 50% of the fair market value of the real estate and business related assets of such entities and (ii) distributions by partnerships to foreign persons of gains attributable to USRPIs. In general, a foreign person not owning more than 5% of the publicly traded partnership interests will qualify for an exception for interests in publicly traded entities, such as the Company. Even if such 5% exception does not apply, however, based on the determination of the relative fair market values of the USRPIs and non-USRPIs of the Company (which are subject to change) as described above, the General Partner expects that Units of the Company would not be classified as USRPIs.

  The Company will generally be required to pay a withholding tax (currently, at a rate of 39.6% with respect to foreign individual Unitholders and 35% with respect to foreign corporate Unitholders) on the portion of the Company's income which is effectively connected with the conduct of a United States trade or business and which is allocable to foreign Unitholders, regardless of whether any actual distributions have been made to such Unitholders. However, under the procedural guidelines issued by the IRS, a publicly traded partnership, such as the Company, must withhold on the cash distributed to foreign investors at a rate of 31% unless an election is made by the partnership to withhold tax on the basis of taxable income allocable to such investors. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Company on a Form W-8 in order to obtain credit for the taxes withheld. Subsequent adoption of Treasury Regulations or the issuance of other administrative pronouncements may require the Company to change these procedures.

  Because a foreign corporate Unitholder will be treated as engaged in a United States trade or business, such a Unitholder will be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Company's earnings and profits (as adjusted for changes in the foreign corporate Unitholder's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident". In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

CERTIFICATION OF NON-FOREIGN STATUS

  Section 1446 of the Code allows partnerships to request non-foreign partners of such partnerships to certify under penalties of perjury as to their non-foreign status. Any Unitholder failing to submit a completed Form W-9 will be subject to federal income tax withholding by the Company under Section 1446 of the Code as a foreign investor.

PROPOSED CHANGES IN FEDERAL INCOME TAX LAW

  Several bills recently introduced in Congress would, if enacted, affect the tax treatment of the Company and Unitholders.

  Two identical bills introduced in the House and Senate, H.R. 3619 and S. 2179, respectively, would permit publicly traded partnerships existing on December 17, 1987, including the Company, to continue to be treated as partnerships for federal income tax purposes for taxable years beginning after December 31, 1997. Under current law, such partnerships, including the Company, would be treated as a corporation for federal income tax purposes for taxable years beginning after December 31, 1997. See "--Partnership Status--Automatic Taxation as Corporation after 1997". It cannot be predicted whether a provision such as that in H.R. 3619 or S. 2179 will be enacted.

  Proposed legislation introduced in the Congress as part of the Tax Simplification Act of 1993 (the "1993 Bill") would, among other things, simplify the tax treatment of partners of "large partnerships" such as the Company. The 1993 Bill, as proposed, would change the manner in which certain items of income, gain, loss, deduction and credit are reported to partners by a large partnership. For example, under current law, the Company generally reports to a Unitholder his share of Company items that are used to compute net capital gain or loss (such as the Company's net long-term capital gain and net short-term capital loss). Under the 1993 Bill, however, the Company would report to each Unitholder only his share of the Company's net capital gain or loss. Also, under the 1993 Bill, ownership changes would not cause the termination of a large partnership for tax purposes.

  The 1993 Bill would also make a number of changes to the tax compliance and administrative rules relating to large partnerships. One provision would require that each partner in a large partnership take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the 1993 Bill, a large partnership could elect to or, in some circumstances could be required to, directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders many bear the economic burden of tax adjustments relating to periods predating their acquisition of Units. It cannot be predicted whether or in what form tax legislation similar to the 1993 Bill will be enacted. However, if tax legislation is enacted which included provisions similar to those discussed above with respect to the 1993 Bill, a Unitholder might experience a reduction in cash distributions.

OTHER TAXES

  In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Company and the Operating Company do business or own property. Although an analysis of those various taxes cannot be presented here, each prospective Unitholder should consider their potential impact on his investment in the Company. For example, a Unitholder's allocable share of the income, gains, losses, deductions and credits of the Company may be required to be included in determining his income subject to tax under the laws of the state or locality in which he is a resident and of the states and localities in which the Operating Company does business or its properties are located. The Operating Company owns property and is doing business primarily in Louisiana and Illinois. A Unitholder will likely be required to file state income tax returns in such states and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in certain states tax losses may not produce a tax benefit in the year incurred (if, for example, the partner has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Distributions to Unitholders may be reduced by the amount of any state income taxes paid by the Company on behalf of such Unitholders.

  It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in the Company. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder.

                   ERISA AND OTHER CONSIDERATIONS CONCERNING
                 EMPLOYEE BENEFIT PLANS AND RETIREMENT ACCOUNTS

  This section is a summary of certain matters arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code which a fiduciary of an "employee benefit plan" as defined in and subject to ERISA or of a "plan" as defined in Section 4975 of the Code who has investment discretion should consider before deciding to purchase Units (such "employee benefit plans" and "plans" being referred to herein as "Plans" and such fiduciaries with investment discretion being referred to herein as "Plan Fiduciaries"). The discussion below under "--Plan Asset Issue" also should be considered by any prospective purchaser of Units that is not a Plan. This section is not intended to deal with all matters arising under ERISA or Section 4975 of the Code that may be relevant to a prospective purchaser of Units and does not include state law or other legal requirements applicable to governmental or church plans. The following statements regarding certain matters arising under ERISA and the Code are based on the provisions of ERISA and the Code as currently in effect and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that could make such statements incorrect or incomplete.

  In general, the terms "employee benefit plan" as defined in ERISA and "plan" as defined in Section 4975 of the Code together refer to any plan or account of various types that provide retirement or welfare benefits to an individual or to an employer's employees and their beneficiaries. Such plans include, but are not limited to, corporate pension and profit sharing plans, so-called KEOGH plans for self-employed individuals (including partners), simplified employee pension plans and individual retirement accounts described in Section 408 of the Code, medical benefit plans, and bank commingled trust funds and insurance company separate accounts for such plans and accounts.

FIDUCIARY CONSIDERATIONS

  Each Plan Fiduciary, before deciding to purchase Units, must be satisfied that such an investment is a prudent investment for the Plan, that the investments of the Plan, including an investment in Units, are diversified so as to minimize the risks of large losses, that an investment in Units complies with the documents of the Plan and related trust, and that an investment in Units complies with any other applicable requirements of ERISA or the Code. Plan Fiduciaries should also consider the discussion concerning federal income taxes under "Certain Federal Income Tax Considerations" and the discussion concerning Unitholders' liability for obligations of the Company under "Investment Considerations--Considerations Relating to Partnership Structure and Relationship to General Partner" and "Summary of the Partnership Agreements--Limited Liability" which are relevant to any decision by a Plan Fiduciary to purchase Units.

PROHIBITED TRANSACTION CONSIDERATIONS

  Each Plan Fiduciary, before deciding to purchase Units, must also give appropriate consideration as to whether a prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code would result from the Plan's purchase of Units and, if so, the availability of an exemption. Those prohibited transactions include various direct and indirect transactions, such as sales and loans, between a Plan and any person who with respect to the Plan is a "party in interest" as defined in Section 3(14) of ERISA or "disqualified person" as defined in Section 4975 of the Code, the use of the Plan's assets for the benefit of any such person, and any fiduciary of the Plan dealing with the Plan's assets in the fiduciary's own interest. The consequences of any such prohibited transaction, if no exemption applies, can include the imposition of excise taxes on the party in interest or disqualified person, the persons involved in the transaction having to rescind the transaction and pay an amount to the Plan for any losses realized by the Plan or profits realized by such persons, disqualification of any individual retirement account involved in the transaction with adverse tax consequences to the owner of such account, and other liabilities that can have a significant, adverse effect on such persons. Each Plan Fiduciary should consult its own legal advisor as to whether a prohibited transaction would result from that Plan's purchase of Units and, if so, the availability of an exemption.

PLAN ASSET ISSUE

  The following paragraphs describe the rules applicable in determining whether the assets of the Company will for purposes of ERISA and Section 4975 of the Code be considered assets of the Plans which purchase Units or for whose benefit Units are purchased (i.e., whether Company assets will be considered "Plan assets"). If the assets of the Company will be considered to be assets of such Plans, a Plan Fiduciary must consider (i) whether a purchase of Units will result in a violation of any of the fiduciary rules under ERISA and (ii) that prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code will occur if assets of the Company are involved in transactions that include persons who are "parties in interest" as defined in
Section 3(14) of ERISA or "disqualified persons" as defined in Section 4975 of the Code with respect to such Plans or if a person who manages or controls assets of the Company deals with those assets in that person's own interest. The possible consequences of any such prohibited transaction, if an exemption does not apply, are described above in the first paragraph under the heading "Prohibited Transaction Considerations" and can have a significant adverse effect on the Company.

  A regulation issued by the United States Department of Labor under ERISA (the "Plan Asset Regulation") contains rules for determining when an investment by a Plan or for the benefit of a Plan in an equity interest in an entity, such as the Units, will result in the underlying assets of the entity being deemed assets of the Plan for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of the entity will not be assets of a Plan that purchases an equity interest therein if the equity interest qualifies as a "publicly-offered security" or any of certain other exceptions apply.

  Under the Plan Asset Regulation, a "publicly-offered security" is a security that is (i) "freely transferable", (ii) part of a class of securities that is "widely-held", and (iii) either (a) part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. If the security is part of an offering of which the minimum investment is $10,000 or less, the following factors ordinarily will not adversely affect a determination that the security is freely transferrable:
(i) any prohibition against any transfer or assignment of such security or the rights in respect thereof to an ineligible or unsuitable investor, (ii) any restriction or prohibition against any transfer or assignment which would result in a termination or reclassification of the entity for federal or state tax purposes or which would violate any law, (iii) any requirement that advance notice of transfer or assignment be given to the entity and any requirement regarding execution of documentation evidencing such transfer or assignment (including written representations as to the compliance with any restriction listed above or requiring compliance with the entity's governing instruments) for such transfer or assignment to be effective, (iv) any administrative procedure which establishes a date prior to which a transfer or assignment will not be effective and (v) any restriction on substitution of an assignee as a limited partner, including a requirement that the general partner consent thereto, as long as the economic benefits of ownership of the assignor can be transferred or assigned without regard to such restriction or consent (other than compliance with any of the other restrictions listed above). A class of securities is considered "widely-held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A class of securities will not fail to be widely-held solely because after the initial offering the number of independent investors falls below 100 as a result of events beyond the control of the issuer.

  The General Partner believes that the Units to be sold pursuant to this offering will meet the criteria to be "publicly-offered securities" so that assets of the Company should not be deemed assets of the Plans purchasing Units. First, the General Partner believes that the Units will be considered to be freely transferable, as the minimum investment is less than $10,000 and Unitholders may assign their economic interests in the Company by giving written notice to the General Partner and the assignee executing the

Transfer Application, provided such assignment would not be to an Ineligible Person and would not result in any termination or reclassification of the Company for federal or state tax purposes. Second, the General Partner expects the Units to immediately after this offering be held by substantially more than 100 investors and at least 100 or more of such investors to be independent of the Company and of one another. Third, the Units are (i) part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act and (ii) are being sold pursuant to this offering as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which the Units are a part is registered under the Exchange Act within 120 days after the end of the year of the Company during which the offering of such securities to the public occurs.

  NEITHER THE GENERAL PARTNER NOR THE COMPANY REPRESENT THAT A PURCHASE OF UNITS MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO OR IS APPROPRIATE FOR ANY PARTICULAR "EMPLOYEE BENEFIT PLAN" AS DEFINED IN ERISA OR ANY "PLAN" AS DEFINED IN SECTION 4975 OF THE CODE. THE FIDUCIARY WITH INVESTMENT DISCRETION CONCERNING ANY EMPLOYEE BENEFIT PLAN OR PLAN SHOULD CONSULT WITH ITS OWN LEGAL ADVISOR AND OTHER APPROPRIATE ADVISORS REGARDING SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE AND STATE AND OTHER LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF UNITS BY SUCH EMPLOYEE BENEFIT PLAN OR PLAN IN LIGHT OF THE CIRCUMSTANCES OF THAT PARTICULAR EMPLOYEE BENEFIT PLAN OR PLAN.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement dated                      , 1994 (the "Underwriting Agreement"), the
Underwriters below (the "Underwriters"), for whom CS First Boston Corporation and PaineWebber Incorporated are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of Units:

                                                                     NUMBER OF
            UNDERWRITER                                                UNITS
            -----------                                              ----------
      CS First Boston Corporation...................................
      PaineWebber Incorporated......................................
                                                                     ----------
          Total.....................................................
                                                                     ==========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Units offered hereby (other than those Units covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 600,000 additional Units at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the Units. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Units as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company has been advised by the Representatives that the Underwriters propose to offer the Units to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of
$            per Unit, and the Underwriters and such dealers may allow a
discount of $           per Unit on sales to certain other dealers. After the
initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The Company has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act") relating to, any additional Units or securities convertible or exchangeable into or exercisable for Units without the prior written consent of CS First Boston Corporation for a period of 180 days after the date of this Prospectus.

  The Company, the Operating Company and BCPM have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

  As the National Association of Securities Dealers, Inc. ("NASD") views the Units offered hereby as interests in a direct participation program, the offering is being made in compliance with Section 34 of the NASD's Rules of Fair Practice. Investor suitability with respect to the Units should be judged similarly to the suitability of other securities that are listed for trading on a national securities exchange. No NASD member intends to confirm sales to any accounts over which it exercises discretionary authority without the prior written approval of the transaction by the customer.

  CS First Boston Corporation has provided financial advisory and other investment banking services to the Company, BCPM and Borden from time to time and has received customary fees for such services. CS First Boston Corporation has been engaged by the Company as its financial advisor in connection with the Acquisition and, in connection therewith, will receive customary fees and expense reimbursement. CS First Boston Corporation is serving as financial advisor to Borden in connection with the sale of Borden and, in connection therewith, will receive customary fees and expense reimbursement. In addition, CS First Boston expects to act as sole underwriter for the Notes offering. CS First Boston will also receive customary fees in connection therewith.

                                 LEGAL OPINIONS

  The validity of the Units will be passed upon for the Company by Sidley & Austin, New York, New York. Certain legal matters will be passed on for the Underwriters by Andrews & Kurth L.L.P., New York, New York. Sidley & Austin has in the past, and may in the future, from time to time provide legal services to the Company, the Operating Company, BCPM, Borden, and various affiliates of Borden; Sidley & Austin is representing the Operating Company and Finance Corp. in the offering of the Notes. Andrews & Kurth L.L.P. is representing the underwriter, CS First Boston Corporation, in the offering of the Notes. Sidley & Austin will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1993, and 1992, and for each of the three years in the period ended December 31, 1993, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

  The financial statements of the Addis Plant of OxyChem as of December 31, 1993 and 1992 and for the years then ended included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement", which term shall include all amendments, exhibits and schedules thereto), pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Units offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made.

  The Company is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information concerning the Company are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

    1. Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1993;

    2. Quarterly Reports on Form 10-Q of the Company for the quarters ended March 23, 1994;June 24, 1994; and September 23, 1994;

    3. Current Reports on Form 8-K of the Company dated May 5, 1994, and July 19, 1994; and

    4. The description of the Units contained in the Company's Registration Statement on Form 8-A dated November 17, 1988 and as amended December 1, 1988 and December 19, 1988.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Units made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  COPIES OF THE ABOVE DOCUMENTS MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE
FROM: BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP C/O BCP MANAGEMENT, INC., 180 EAST BROAD STREET, COLUMBUS, OHIO 43215 (TELEPHONE NUMBER 614-225-
4000), ATTENTION: LAWRENCE L. DIEKER.

                               GLOSSARY OF TERMS

  The following terms used in this Prospectus have the meanings set forth below:

  Acquisition: Has the meaning set forth in "Prospectus Summary--The
Acquisition".

  Addis Assets: Has the meaning set forth in "Prospectus Summary--The Acquisition".

  Addis Facility: Has the meaning set forth in "Prospectus Summary--The
Company".

  Additional Units: Has the meaning set forth in "Investment Considerations-- Considerations Relating to Partnership Structure and Relationship to General Partner--Issuance of Additional Units May Cause Dilution to Existing Unitholders".

  Available Cash: means with respect to any quarter within any calendar year
(i) the sum of (a) all cash receipts of the Company during such quarter from all sources (including distributions of cash received from the Operating Company) and (b) any reduction in reserves established in prior quarters, less
(ii) the sum of (aa) all cash disbursements of the Company during such quarter, including, without limitation, disbursements for operating expenses, taxes, if any (including income taxes payable by the Company beginning in 1998), debt service (including the payment of principal, premium and interest), capital items and contributions, if any, to the Operating Company, (bb) any reserves established in such quarter in such amounts as the General Partner shall deem to be necessary or appropriate in its reasonable discretion (x) to provide for the proper conduct of the business of the Company or the Operating Company (including reserves for future capital expenditures) and (y) to avoid interruptions in distributions or fluctuations in the amount of distributions with respect to any one or more of any remaining quarters within such calendar year and the first quarter of the following year (and, if such quarter is the third or fourth quarter of a calendar year, with respect to the second quarter of the following calendar year) as a result of the changes in cash flow which the General Partner determines to be probable or reasonably possible, and (cc) any other reserves established in such quarter in such amounts as are necessary in the reasonable discretion of the General Partner because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject. Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of the Company.

  BCPM: BCP Management, Inc., a Delaware corporation and a wholly owned subsidiary of Borden. BCPM is the general partner of the Company and the Operating Company.

  Borden: Borden, Inc., a New Jersey corporation.

  Borden Delaware: BDH One, Inc., a Delaware corporation, previously named Borden Delaware Holdings, Inc., and a wholly owned subsidiary of Borden.

  Borden Purchase Obligation: Has the meaning set forth in "Prospectus Summary--Notes Offering".

  Calendar quarter or quarter: Any calendar quarter or, at the election of the General Partner, (i) any period commencing on January 1 and comprised of not less than 12 nor more than 13 weeks as determined by the General Partner, (ii) any period commencing on the day next following any period referred to in clause (i) and comprised of approximately 13 weeks, as determined by the General Partner, (iii) any period commencing on the day next following any period referred to in clause (ii) and comprised of approximately 13 weeks, as determined by the General Partner and (iv) any period commencing on the day next following any period referred to in clause (iii) and ending on the next following December 31.

  Cash from Interim Capital Transactions: means (a) borrowings and sales of debt securities (other than for working capital purposes) by the Company and Operating Company, (b) sales of equity interests by the Company and the Operating Company, and (c) sales or other voluntary or involuntary dispositions of any assets of the Company and the Operating Company (other than (w) sales or other dispositions of inventory in the ordinary course of business, (x) sales or other dispositions of other current assets including receivables and accounts or (y) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Company and the Operating Company.

  Cash from Operations: means at any date within any calendar year but prior to the commencement of the dissolution and liquidation of the Company, on a cumulative basis, all cash receipts of the Company and Operating Company (excluding any cash proceeds from any Interim Capital Transactions) during the period since the commencement of operations by the Company through such date, less the sum of (a) all cash operating expenditures of the Company and the Operating Company during such period including, without limitation, taxes, if any, (b) all cash debt service payments of the Company and the Operating Company during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein), or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancings or refundings of indebtedness), (c) all cash capital expenditures of the Company and the Operating Company during such period (other than (i) cash capital expenditures made to increase materially the stated productive capacity (assuming normal operating conditions, including downtime and maintenance) of the assets of the Company and Operating Company from the stated productive capacity (assuming normal operating conditions, including downtime and maintenance) existing immediately prior to such capital expenditures and (ii) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions), (d) any reserves outstanding as of such date which the General Partner shall deem to be necessary or appropriate in its reasonable discretion to provide for the future cash payment of items of the type referred to in (a) through (c) above, and (e) any reserves outstanding as of such date established in such amounts as the General Partner shall deem to be necessary or appropriate in its reasonable discretion to avoid interruptions in distributions or fluctuations in the amount of distributions with respect to any one or more of the remaining quarters within such calendar year and the first quarter of the following year (and, if such quarter is the third or fourth quarter of a calendar year, with respect to the second quarter of the following year) as a result of changes in cash flow which the General Partner determines to be probable or reasonably possible, all as determined on a consolidated basis and after elimination of intercompany items and of the General Partner's interest therein attributable to its 1% general partner interest in the Operating Company. Where cash capital expenditures are made in part to increase materially the productive capacity and in part for other purposes, the General Partner's good faith allocation thereof between the portion increasing capacity and the portion for other purposes shall be conclusive.

  CERCLA: Federal Comprehensive Environmental Response, Compensation and Liability Act.

  Change of Control Premium: Has the meaning set forth in "Prospectus Summary-- Notes Offering".

  Code: Internal Revenue Code of 1986, as amended.

  Commission: Securities and Exchange Commission.

  Common Units: Units representing common limited partner interests in the Company (including common limited partner interests in the Company that, prior to December 31, 1992, constituted Preference Units).

  Company: Borden Chemicals and Plastics Limited Partnership, a Delaware limited partnership, and, in the applicable contexts, Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership.

  Delaware Act: Delaware Revised Uniform Limited Partnership Act.

  Depositary: Society National Bank, as depositary under the Deposit Agreement, and its successors and assigns.

  Depositary Receipts: Receipts received by holders of record of Units to evidence their ownership of Units.

  Depositary Units: Units deposited by the Company with the Depositary pursuant to the Deposit Agreement and represented by Depositary Receipts.

  Direct Payment Agreement: Has the meaning set forth in "Description of Depositary Units and the Deposit Agreement--Combination of Units and Elimination of Distribution Support".

  Distribution Support Agreement: Has the meaning set forth in "Description of Depositary Units and the Deposit Agreement--Combination of Units and Elimination of Distribution Support".

  DOJ: United States Department of Justice.

  Environmental Indemnity Agreement: Has the meaning set forth in "Prospectus Summary--Relationship with Borden".

  EPA: United States Environmental Protection Agency.

  Exchange Act: Securities Exchange Act of 1934, as amended.

  Finance Corp.: Has the meaning set forth in "Prospectus Summary--The Acquisition".

  General Partner: The general partner of the Company and the Operating
Company.

  Independent Committee: Has the meaning set forth in "Prospectus Summary-- Notes Offering".

  Intercompany Agreement: Has the meaning set forth in "Prospectus Summary-- Relationship with Borden".

  KKR: Kohlberg Kravis Roberts & Co.

  LDEQ: Louisiana Department of Environmental Quality.

  Limited Partners: Limited partners of the Company.

  Majority Interest: Has the meaning set forth in "Investment Considerations-- Considerations Relating to Partnership Structure and Relationship to General Partner--Management and Control by the General Partner; Difficulty in Removing General Partner".

  Merger Agreement: Has the meaning set forth in "Prospectus Summary-- Relationship with Borden".

  MTBE: Methyl tertiary butyl ether.

  NASD: National Association of Securities Dealers, Inc.

  Note Agreement: Has the meaning set forth in "Prospectus Summary--Notes Offering".

  Notes: Has the meaning set forth in "Prospectus Summary--The Acquisition".


  NYSE: New York Stock Exchange, Inc.

  Old Noteholders: Has the meaning set forth in "Prospectus Summary--Notes Offering".

  Old Notes: Has the meaning set forth in "Prospectus Summary--Notes Offering".


  Operating Company: Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership.

  Operating Partnership: Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership.

  Operating Partnership Agreement: Amended and Restated Agreement of Limited Partnership of the Operating Company.

  OxyChem: Occidental Chemical Corporation, a New York corporation.

  Partner: a partner in the Company.

  Partnership: Individually and collectively Borden Chemicals and Plastics Limited Partnership, a Delaware limited partnership, and Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership.

  Partnership Agreement: Amended and Restated Agreement of Limited Partnership of the Company.

  Partnership Agreements: The Partnership Agreement and Operating Partnership Agreement.

  Partnerships: the Partnership and the Operating Partnership.

  Preference Units: Preference limited partner interests in the Company. The differences and distinctions between the Preference Units and the Common Units were eliminated effective December 31, 1992.

  Prepayment Premium: Has the meaning set forth in "Prospectus Summary--Notes Offering".

  Processing Agreements: Has the meaning set forth in "Prospectus Summary-- Relationship with Borden".

  Purchase Agreements: Has the meaning set forth in "Prospectus Summary-- Relationship with Borden".

  PVC: Polyvinyl chloride.

  RCRA: Federal Resource Conservation and Recovery Act.

  Registration Statement: Registration Statement of which this Prospectus is a part, and includes all amendments, exhibits and schedules thereto.

  Representatives: CS First Boston Corporation and PaineWebber Incorporated.

  Securities Act: Securities Act of 1933, as amended.

  Settlement Agreement: Has the meaning set forth in "Investment
Considerations--Considerations Relating to the Company's Business--Potential Environmental Liabilities".

  Special Approval: Has the meaning set forth in "Prospectus Summary--Notes Offering".

  Target Distribution: Has the meaning set forth in "Prospectus Summary--Cash Distributions".


  Transfer Application: Has the meaning set forth in "Description of Depositary Units and the Deposit Agreement--General".

  Underwriters: The underwriters as defined under "Underwriting" in the Prospectus.

  Underwriting Agreement: The agreement between the Company and CS First Boston and PaineWebber, as Representative, regarding the underwriting for the Units offered hereby.

  Unitholders: The record holders of Units.

  Units: Depositary units representing common limited partner interests in the Company.

  VCM: Vinyl chloride monomer.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Borden Chemicals and Plastics Limited Partnership:
  Consolidated Financial Statements:
  Report of Independent Accountants.......................................  F-2
  Consolidated Statements of Operations for the years ended December 31,
   1993, 1992, and 1991...................................................  F-3
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1992, and 1991...................................................  F-4
  Consolidated Balance Sheets as of December 31, 1993 and 1992............  F-5
  Consolidated Statements of Changes in Partners' Capital for the years ended December 31, 1993, 1992, and 1991................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Interim Consolidated Financial Statements:
  Consolidated Statements of Operations for the nine months ended
   September 23, 1994 and September 24, 1993.............................. F-11
  Consolidated Statements of Cash Flows for the nine months ended
   September 23, 1994 and September 24, 1993.............................. F-12
  Consolidated Balance Sheets as of September 23, 1994 and December 31,
   1993................................................................... F-13
  Consolidated Statements of Changes in Partners' Capital for the nine months ended September 23, 1994 and September 24, 1993................. F-14
  Notes to Interim Consolidated Financial Statements...................... F-15
Addis Plant:
  Financial Statements:
  Reports of Independent Accountants...................................... F-17
  Statements of Operations and Changes in Owner's Investment for the nine months ended
   September 30, 1994 and 1993 and for the years ended December 31, 1993 and 1992............................................................... F-19
  Statements of Cash Flows for the nine months ended September 30, 1994 and 1993 and for the years ended December 31, 1993 and 1992............ F-20
  Balance Sheets as of September 30, 1994 and as of December 31, 1993 and
   1992................................................................... F-21
  Notes to Financial Statements........................................... F-22
Pro Forma Combined Financial Statements (Unaudited):
  Introductory Description................................................ F-28
  Combined Balance Sheet as of September 23, 1994......................... F-29
  Combined Statement of Operations for the nine months ended September 23,
   1994................................................................... F-30
  Combined Statement of Operations for the year ended December 31, 1993... F-31
  Notes to the Pro Forma Combined Financial Statements.................... F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Borden Chemicals
and Plastics Limited Partnership

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of Borden Chemicals and Plastics Limited Partnership at December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Columbus, Ohio

January 18, 1994

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS EXCEPT PER UNIT DATA)

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
Revenues
  Net trade sales................................  $349,200  $328,343  $328,069
  Net affiliated sales...........................    84,097    73,460    81,936
                                                   --------  --------  --------
      Total revenues.............................   433,297   401,803   410,005
                                                   --------  --------  --------
Expenses
  Cost of goods sold
    Trade........................................   321,966   274,505   253,319
    Affiliated...................................    75,805    63,477    64,185
  Marketing, general and administrative expenses.    18,993    18,118    18,578
  Interest expense...............................    16,356    16,340    16,340
  General Partner incentive......................               2,146     5,497
  Other (income) and expense, including minority
   interest......................................     1,612       132       533
                                                   --------  --------  --------
      Total expenses.............................   434,732   374,718   358,452
                                                   --------  --------  --------
Net (loss) income................................    (1,435)   27,085    51,553
  Less 1% General Partner interest...............        14      (271)     (515)
                                                   --------  --------  --------
Net (loss) income applicable to Limited Partners'
 interest........................................  $ (1,421) $ 26,814  $ 51,038
                                                   ========  ========  ========
Net (loss) income per Unit.......................  $   (.04) $    .73  $   1.39
                                                   ========  ========  ========
Average number of Units outstanding during the
 year............................................    36,750    36,750    36,750
                                                   ========  ========  ========
Cash distributions declared per Unit.............  $    .78  $   1.59  $   1.98
                                                   ========  ========  ========


                 See notes to consolidated financial statements

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1993     1992     1991
                                                     -------  -------  -------
Cash Flows From Operations
  Net (loss) income................................. $(1,435) $27,085  $51,553
  Adjustments to reconcile
    Net income to net cash provided by operating
     activities:
      Depreciation..................................  42,946   43,584   42,505
      (Increase) decrease in receivables............ (11,821)  (3,398)   5,173
      (Increase) decrease in inventories............  (5,418)    (996)   7,604
      Increase (decrease) in payables...............  13,698    5,887  (14,486)
      Decrease in incentive distribution payable....           (1,607)    (154)
      Other, net....................................     517   (6,618)    (693)
                                                     -------  -------  -------
                                                      38,487   63,937   91,502
                                                     -------  -------  -------
Cash Flows From Investing Activities
  Capital expenditures.............................. (15,041) (10,534) (17,975)
                                                     -------  -------  -------
Cash Flows From Financing Activities
  Cash distributions paid........................... (33,781) (66,856) (73,558)
                                                     -------  -------  -------
Decrease in cash and equivalents.................... (10,335) (13,453)     (31)
Cash and equivalents at beginning of year...........  19,389   32,842   32,873
                                                     -------  -------  -------
Cash and equivalents at end of year................. $ 9,054  $19,389  $32,842
                                                     =======  =======  =======
Supplemental Disclosures of Cash Flow Information
  Interest paid during the year..................... $16,356  $16,340  $16,340
                                                     =======  =======  =======


                 See notes to consolidated financial statements

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1993         1992
                                                      ------------ ------------
                       ASSETS
                       ------
Cash and equivalents.................................   $  9,054     $ 19,389
Accounts receivable (less allowance for doubtful
 accounts of $768 and $477, respectively)
  Trade..............................................     48,990       41,711
  Affiliated.........................................     18,267       13,725
Inventories
  Finished goods.....................................     21,499       19,209
  Raw materials......................................      7,758        4,630
Other current assets.................................      2,182        1,912
                                                        --------     --------
    Total current assets.............................    107,750      100,576
                                                        --------     --------
Investments in and advances to affiliated companies..      3,623        2,787
Other assets.........................................     26,956       28,230
                                                        --------     --------
                                                          30,579       31,017
                                                        --------     --------
Land.................................................     12,051       11,960
Buildings............................................     35,955       36,012
Machinery and equipment..............................    505,236      492,593
                                                        --------     --------
                                                         553,242      540,565
  Less accumulated depreciation......................   (247,267)    (205,429)
                                                        --------     --------
                                                         305,975      335,136
                                                        --------     --------
                                                        $444,304     $466,729
                                                        ========     ========
          LIABILITIES AND PARTNERS' CAPITAL
          ---------------------------------
Accounts and drafts payable..........................   $ 44,408     $ 30,710
Cash distributions payable...........................      6,682       11,508
Accrued interest.....................................      1,845        1,845
Other accrued liabilities............................      8,515        9,966
                                                        --------     --------
    Total current liabilities........................     61,450       54,029
                                                        --------     --------
Long-term debt.......................................    150,000      150,000
Minority interest in consolidated subsidiary.........      1,795        2,105
Postretirement benefit obligation....................        854
                                                        --------     --------
                                                         152,649      152,105
                                                        --------     --------
Partners' capital
  Preference Unitholders.............................                 210,923
  Common Unitholders.................................    228,862       48,025
  General Partner....................................      1,343        1,647
                                                        --------     --------
    Total partners' capital..........................    230,205      260,595
                                                        --------     --------
                                                        $444,304     $466,729
                                                        ========     ========

                 See notes to consolidated financial statements

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                 (IN THOUSANDS)

                                      PREFERENCE    COMMON    GENERAL
                                      UNITHOLDERS UNITHOLDERS PARTNER   TOTAL
                                      ----------- ----------- -------  --------
Balances at December 31, 1990........  $ 251,749   $ 60,545   $2,264   $314,558
Net income...........................     39,059     11,979      515     51,553
Cash distributions declared..........    (55,688)   (17,078)    (790)   (73,556)
                                       ---------   --------   ------   --------
Balances at December 31, 1991........    235,120     55,446    1,989    292,555
Net income...........................     20,521      6,293      271     27,085
Cash distributions declared..........    (44,718)   (13,714)    (613)   (59,045)
                                       ---------   --------   ------   --------
Balances at December 31, 1992........    210,923     48,025    1,647    260,595
Combination of Preference and Common
 units...............................   (210,923)   210,923
Net loss.............................                (1,421)     (14)    (1,435)
Cash distributions declared..........               (28,665)    (290)   (28,955)
                                       ---------   --------   ------   --------
Balances at December 31, 1993........  $     -0-   $228,862   $1,343   $230,205
                                       ---------   --------   ------   --------




                 See notes to consolidated financial statements

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (IN THOUSANDS EXCEPT UNIT AND PER UNIT DATA)

1. ORGANIZATION

  Borden Chemicals and Plastics Limited Partnership (the Partnership), a Delaware limited partnership, was formed in 1987 when the Partnership, through its subsidiary operating partnership, acquired the basic chemicals and polyvinyl chloride (PVC) resins operations of Borden, Inc. (Borden). The operations are comprised of highly integrated plants in Geismar, Louisiana, which produce basic petrochemical products, PVC resins and industrial gases and a PVC resins plant located in Illiopolis, Illinois. The Partnership conducts its activities through Borden Chemicals and Plastics Operating Limited Partnership (the Operating Partnership). The Partnership, as the sole limited partner, owns a 98.9899% interest and BCP Management, Inc. (BCPM), a Delaware corporation and wholly-owned subsidiary of Borden, owns a 1.0101% interest as the sole general partner (General Partner) in the Operating Partnership. The General Partner's interest in the Operating Partnership is reflected in the accompanying consolidated financial statements as minority interest.

  Borden and its affiliates contributed the basic chemicals and PVC resins operations to the Partnership in exchange for 28,125,000 Preference Units, 8,625,000 Enhanced Common Units, the general partner interest in each of the partnerships, the net proceeds of $150,000 aggregate principal amount of Notes issued by the Operating Partnership and the assumption by the Operating Partnership of substantially all of the liabilities of Borden related to the basic chemicals and PVC resins operations.

  In 1987 Borden and its affiliates sold the Preference Units representing a 75% interest in the partnerships and in 1988 sold the Enhanced Common Units representing a 23% interest in the partnerships. Borden retains, through BCPM's general partner interest, the remaining 2% interest in the partnerships. With the payments of the fourth quarter distribution on February 12, 1993, all differences between the Preference Units and Enhanced Common Units ceased and all units are now Common Units.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The significant accounting policies summarized below are in conformity with generally accepted accounting principles; however, this will not be the basis for reporting taxable income to Unitholders.

  Principles of Consolidation--The consolidated financial statements include the accounts of the Partnership and the Operating Partnership after elimination of interpartnership accounts and transactions. The Partnership's proportionate ownership of a joint venture that provides utilities to the Geismar complex is accounted for by the equity method. Utilities provided by the joint venture are allocated to the joint venture partners at cost. The cost of the Partnership's proportionate share of utilities is included in cost of goods sold.

  Revenues--Sales and related cost of sales are recognized upon shipment of products. Net trade and net affiliated sales are net of sales discounts and product returns and allowances.

  Cash Equivalents--The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories--Inventories are stated at the lower of cost or market. Cost is determined using the average cost and first-in, first-out methods.

  Property and Equipment--The amount of the purchase price originally allocated by the Partnership to land, buildings, and machinery and equipment was based upon their relative fair values. Expenditures made subsequent to the formation of the Partnership have been capitalized at cost.

  Depreciation is recorded on the straight-line basis by charges to costs and expenses at rates based on the estimated useful lives of the properties (average rates for buildings--4%; machinery and equipment--8%).

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

  Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals totaling $29,905 in 1993, $29,302 in 1992 and $30,763 in 1991
were expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts.

  Income Taxes--The Partnership is not a separate taxable entity for federal and state and local income tax purposes. Accordingly, any taxable income or loss, which may vary substantially from income or loss reported under generally accepted accounting principles, is included in the tax returns of the individual partners. Under current tax law the Partnership will be treated as a partnership until December 31, 1997; thereafter, it will be taxed as a corporation. Effective January 1, 1993 the Partnership adopted statement of Financial Accounting Standard (SFAS) No. 109 "Accounting for Income Taxes." The adoption of this statement did not have a material effect on 1993 results.

3. RELATED PARTY TRANSACTIONS

  The Partnership is managed by the General Partner. Under certain agreements, the General Partner and Borden are entitled to reimbursement of costs incurred relating to the business activities of the Partnership. The Partnership is engaged in various transactions with Borden and its affiliates in the ordinary course of business. Such transactions include, among other things, the sharing of certain general and administrative costs, sales of products to and purchases of raw materials from Borden or its affiliates, and usage of railcars owned or leased by Borden.

  The employees of BCPM operate the Partnership and participate in various Borden benefit plans including pension, retirement savings, and health and life insurance. Employee benefit plan expenses are determined by Borden's actuary based on annual employee census data. The Partnership is charged for general insurance expense, which includes liability and property damage insurance, based on calculations made by Borden's Risk Management Department. Under its risk retention program, Borden maintains deductibles of $2,500 and $500 per occurrence for property and related damages at the Geismar and Illiopolis facilities, respectively, and deductibles ranging from $1,000 to $3,000 per event for liability insurance. The Partnership has first dollar liability insurance coverage from Borden. The cost of Borden's corporate information services and corporate staff department services is allocated to the Partnership based on usage of resources such as personnel and data processing equipment.

  The Partnership has no direct liability for postretirement benefits since the Partnership does not directly employ any of the persons responsible for managing and operating the Partnership, but instead reimburses Borden for their services. As a result of Borden's adoption of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions", 1993 charges to the Partnership for such services were actuarially determined. The Partnership expensed the full amount of such charges but only reimbursed Borden for actual postretirement benefits paid. The difference between cash payments to Borden and postretirement expense is accrued on the Partnership's books. In 1992 the Partnership was charged and reimbursed Borden for other postretirement benefits on a cash basis.

  Benefit plan and general insurance expenses, and allocation for usage of resources such as personnel and data processing equipment were $9,506 in 1993, $10,319 in 1992 and $10,610 in 1991. Management believes these allocations reasonably reflect the usage of Borden's resources by BCP. Although no specific analysis has been undertaken, if the Partnership were to directly provide such services and resources at the same cost as Borden, management believes the allocations would be indicative of costs that would be incurred on a stand-alone basis.


  The Partnership sells methanol, ammonia, urea and PVC resins to, and processes formaldehyde and urea-formaldehyde concentrate for, Borden and its affiliates at prices which approximate market.

  The Partnership is party to long-term agreements with Borden which require Borden to purchase from the Partnership at least 85% of Borden's requirements for PVC resins, ammonia, urea and methanol and to

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP utilize specified percentages of the Partnership's capacity to process formaldehyde and urea-formaldehyde concentrate.

4. DEBT

  At December 31, 1993 and 1992 long-term debt consists of the following:

           10.7% Note due 1997...................... $ 90,000
           11.1% Note due 1999......................   60,000
                                                     --------
                                                     $150,000
                                                     ========

  On November 30, 1987, the Operating Partnership issued $150,000 aggregate principal amount of Notes in a private placement. The gross proceeds were reduced by $1,600 of expenses associated with the borrowing. These expenses have been deferred and are being amortized over the term of the debt.

  The Operating Partnership is obligated to redeem $30,000 of the 10.7% Note due 1997 in each of 1995 and 1996 and to redeem $30,000 of the 11.1% Note due 1999 in 1998. The Notes provide that no recourse is available against the General Partner.

  The aggregate fair value of the Partnership's outstanding debt was $183,586 at December 31, 1993 and $180,362 at December 31, 1992, which was calculated based on current yields for debt with similar characteristics.

  The Partnership has a short-term unsecured working capital facility of up to $20,000 under a revolving credit agreement. There were no significant borrowings under the revolving credit agreement at December 31, 1993 and 1992, or during the 1993 and 1992 period. There were also no amounts outstanding at any month end during 1993 and 1992. A commitment fee of 1/4% per annum is payable on the unused portion. Borrowings under the revolving credit agreement bear interest at rates fixed at the time of each borrowing. It provides that no recourse is available against the General Partner.

5. ALLOCATION OF INCOME AND LOSS

  Income and loss of the Partnership is allocated in proportion to the partners' percentage interests in the Partnership, provided that at least 1% of the income or loss of the Partnership and Operating Partnership is allocated to the General Partner. For income tax purposes, certain items are specially allocated to account for differences between the tax basis and fair market value of property contributed to the Partnership by Borden and to facilitate uniformity of Units. In addition, the Partnership Agreement generally provides for an allocation of gross income to the Unitholders and the General Partner to reflect disproportionate cash distributions, on a per Unit basis.

6. CASH DISTRIBUTIONS

  The Partnership makes quarterly distributions to Unitholders and the General Partner of 100% of its Available Cash. Available Cash each quarter generally consists of cash receipts less cash disbursements (excluding cash distributions to Unitholders and the General Partner) and reserves.

  On February 12, 1993, which was the payment date for the 1992 fourth quarter distribution, Borden's obligations under the Guarantee Agreement to ensure minimum quarterly distributions under the Preference Unit Distribution Support Agreement and Common Unit Direct Payment Agreement were extinguished, and all differences between the Preference Units and Enhanced Common Units ceased. All Units are now Common Units.

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

7. CONTINGENCIES

  The Louisiana Department of Environmental Quality has determined that a production unit at the Geismar facility should be subject to state hazardous waste regulations. While the Partnership has appealed the decision, the outcome of such decision is uncertain and if upheld, the Partnership could be required to incur significant expenditures which at this time cannot be estimated, and could be subject to the Environmental Indemnity Agreement (EIA) discussed below.

  In addition, the Partnership is subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of the management, based upon the information it presently possesses, the amount of the ultimate liability of these other matters, taking into account insurance coverage, including its risk retention program and EIA with Borden, would not have a material adverse effect on the financial position and results of operations of the Partnership.

  Under the EIA, Borden has agreed, subject to certain specified limitations, to indemnify the Partnership in respect of environmental liabilities arising from facts or circumstances that existed and requirements in effect prior to the date of the initial public offering of Preference Units. The Partnership is responsible for environmental liabilities arising from facts or circumstances that existed and requirements that become effective on or after such date. With respect to certain environmental liabilities that may arise from facts or circumstances that existed and requirements in effect both prior to and after such date, Borden and the Partnership will share liabilities on an equitable basis.

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

                               ----------------

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER UNIT DATA)

                                          NINE MONTHS ENDED  NINE MONTHS ENDED
                                          SEPTEMBER 23, 1994 SEPTEMBER 24, 1993
                                          ------------------ ------------------
Revenues
  Net trade sales........................      $345,422           $248,113
  Net affiliated sales...................        92,711             59,463
                                               --------           --------
      Total revenues.....................       438,133            307,576
                                               --------           --------
Expenses
  Cost of goods sold
    Trade................................       258,793            232,024
    Affiliated...........................        67,432             54,863
Marketing, general and administrative
 expenses................................        15,298             14,153
Interest expense.........................        12,009             12,066
General Partner incentive................         8,751
Other (income) and expense, including
 minority interest.......................         6,312                530
                                               --------           --------
      Total expenses.....................       368,595            313,636
                                               --------           --------
Net income (loss)........................        69,538             (6,060)
  Less 1% General Partner interest.......          (695)                61
                                               --------           --------
Net income (loss) applicable to Limited
 Partners' interest......................      $ 68,843           $ (5,999)
                                               ========           ========
Net income (loss) per Unit...............      $   1.87           $   (.16)
                                               ========           ========
Average number of Units outstanding
 during the period.......................        36,750             36,750
                                               ========           ========
Cash distributions declared per Unit.....      $   1.88           $    .60
                                               ========           ========

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

                               ----------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                             NINE MONTHS        NINE MONTHS
                                                ENDED              ENDED
                                          SEPTEMBER 23, 1994 SEPTEMBER 24, 1993
                                          ------------------ ------------------
Cash Flows From Operations
Net income (loss)........................      $ 69,538           $ (6,060)
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation.........................        32,941             32,171
    Increase in receivables..............       (34,305)           (12,269)
    Decrease (increase) in inventories...         3,389             (2,581)
    Increase in payables.................         3,348             11,574
    Increase in incentive distribution
     payable.............................         6,097
    Increase in accrued interest.........         3,825              3,870
    Other, net...........................         8,524             (1,208)
                                               --------           --------
                                                 93,357             25,497
                                               --------           --------
Cash Flows From Investing Activities
  Capital expenditures...................       (14,215)            (7,991)
                                               --------           --------
Cash Flows From Financing Activities
  Cash distributions paid................       (38,633)           (29,326)
                                               --------           --------
Increase (decrease) in cash and
 equivalents.............................        40,509            (11,820)
Cash and equivalents at beginning of
 period..................................         9,054             19,389
                                               --------           --------
Cash and equivalents at end of period....      $ 49,563           $  7,569
                                               ========           ========
Supplemental Disclosure of Cash Flow
 Information
  Interest paid during the period........      $  8,184           $  8,196
                                               ========           ========

               BORDEN CHEMICALS AND PLASTICS LIMITED PARTNERSHIP

                               ----------------

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                      SEPTEMBER 23, DECEMBER 31,
                       ASSETS                             1994          1993
                       ------                         ------------- ------------
Cash and equivalents................................    $  49,563    $   9,054
Accounts receivable (less allowance for doubtful
 accounts of $510 and $768, respectively)
  Trade.............................................       71,719       48,990
  Affiliated........................................       29,843       18,267
Inventories
  Finished goods....................................       18,025       21,499
  Raw materials.....................................        7,843        7,758
Other current assets................................        2,687        2,182
                                                        ---------    ---------
    Total current assets............................      179,680      107,750
                                                        ---------    ---------
Investments in and advances to affiliated companies.        3,742        3,623
Other assets........................................       27,781       26,956
                                                        ---------    ---------
                                                           31,523       30,579
                                                        ---------    ---------
Land................................................       12,051       12,051
Buildings...........................................       36,418       35,955
Machinery and equipment.............................      517,530      505,236
                                                        ---------    ---------
                                                          565,999      553,242
  Less accumulated depreciation.....................     (279,364)    (247,267)
                                                        ---------    ---------
                                                          286,635      305,975
                                                        ---------    ---------
                                                        $ 497,838    $ 444,304
                                                        =========    =========
         LIABILITIES AND PARTNERS' CAPITAL
         ---------------------------------
Accounts and drafts payable.........................    $  47,756    $  44,408
Cash distributions payable..........................       37,925        6,682
Incentive distribution payable to General Partner...        6,097
Accrued interest....................................        5,670        1,845
Other accrued liabilities...........................       13,595        8,515
                                                        ---------    ---------
    Total current liabilities.......................      111,043       61,450
                                                        ---------    ---------
Long-term debt......................................      150,000      150,000
Minority interest in consolidated subsidiary........        1,791        1,795
Post retirement benefit obligation .................        5,137          854
                                                        ---------    ---------
                                                          156,928      152,649
                                                        ---------    ---------
Partners' capital
  Common Unitholders................................      228,615      228,862
  General Partner...................................        1,252        1,343
                                                        ---------    ---------
    Total partners' capital.........................      229,867      230,205
                                                        ---------    ---------
                                                        $ 497,838    $ 444,304
                                                        =========    =========

                     BORDEN CHEMICALS AND PLASTICS LIMITED

                               ----------------

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                      PREFERENCE    COMMON    GENERAL
                                      UNITHOLDERS UNITHOLDERS PARTNER   TOTAL
                                      ----------- ----------- -------  --------
Balances at December 31, 1992........  $ 210,923   $ 48,025   $1,647   $260,595
Combination of preference and common
 Units...............................   (210,923)   210,923
Net loss.............................                (5,999)     (61)    (6,060)
Cash distributions declared..........               (22,050)    (223)   (22,273)
                                       ---------   --------   ------   --------
Balances at September 24, 1993.......  $     -0-   $230,899   $1,363   $232,262
                                       =========   ========   ======   ========
Balances at December 31, 1993........              $228,862   $1,343   $230,205
Net income...........................                68,843      695     69,538
Cash distributions declared..........               (69,090)    (786)   (69,876)
                                                   --------   ------   --------
Balances at September 23, 1994.......              $228,615   $1,252   $229,867
                                                   ========   ======   ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. ACQUISITION

  On August 12, 1994, Borden Chemicals and Plastics Operating Limited Partnership (the "Operating Partnership") entered into an agreement with Occidental Chemical Corporation to purchase its Addis, Louisiana PVC manufacturing facility. The Addis facility has an annual proven production capacity of 450 million pounds per year, which will increase the Operating Partnership's stated annual capacity for the production of PVC resins by over 50 percent. The cash purchase price for the Addis assets is $104.3 million, subject to certain customary post-closing adjustments. The acquisition is subject to certain conditions, including approval by the U.S. Federal Trade Commission, an environmental assessment of the real estate upon which the Addis facility is located and the financing of the acquisition.

2. NEW OFFERING OF UNITS AND NOTES

  On October 7, 1994, Borden Chemicals and Plastics Limited Partnership (the "Partnership") filed a registration statement on Form S-3 (File No. 33-55863) with the Securities and Exchange Commission ("SEC") relating to the offering of up to 4.0 million Depositary Units (excluding an over-allotment option for 600,000 additional Units) representing common limited partner interests in the Partnership. The net proceeds of this offering will be used to fund a portion of the purchase price of the Addis facility.

  On October 14, 1994 the Operating Partnership filed a registration statement on Form S-1 (File No. 33-85186) with the SEC relating to the offering of $200 million of Senior Notes. The Senior Notes offering is contingent upon negotiation by the Operating Partnership of a right of prepayment with holders of the Operating Partnership's existing Notes, due November 30, 1997 and November 30, 1999. Management expects that the prepayment price will involve payment by the Operating Partnership of a prepayment premium. The Operating Partnership intends to use the net proceeds from the sale of the Senior Notes first to prepay the currently outstanding $150.0 million principal amount of existing Notes. The remaining proceeds would be used to provide funds for the remaining purchase price of the Addis facility and other permitted partnership purposes.

3. INTERIM FINANCIAL STATEMENTS

  The accompanying unaudited interim consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, which in the opinion of BCP Management, Inc. (the "General Partner") are necessary for a fair statement of the results for the interim periods. Results for the interim periods are not necessarily indicative of the results for the full year.

4. COMBINATION OF PREFERENCE AND COMMON UNITS

  With the payment of the 1992 fourth quarter distribution on February 12, 1993, all differences between the Preference and Common Units ceased and all units became Common Units.

5. CONTINGENCIES

  As a result of a Complaint filed on October 27, 1994 by the U.S. Department of Justice ("DOJ") on behalf of the Environmental Protection Agency ("EPA") against the Partnership, significant penalties and costs for obtaining permits and performing environmental cleanup and investigation at the Geismar, La. facility, may be incurred (depending on the outcome of the litigation), portions of which could be subject to the Environmental Indemnity Agreement ("EIA") discussed below (see "Legal Proceedings").

  Under the EIA, Borden has agreed, subject to certain specified limitations, to indemnify the Partnership in respect of environmental liabilities arising from facts or circumstances that existed and requirements in effect prior to November 30, 1987, the date of the initial sale of the Geismar and Illiopolis plants to the Partnership. The Partnership is responsible for environmental liabilities arising from facts or circumstances that existed and requirements that become effective on or after such date. With respect to certain environmental liabilities that may arise from facts or circumstances that existed and requirements in effect both prior to and after such date, Borden and the Partnership will share liabilities on an equitable basis considering all of the facts and circumstances including, but not limited to, the relative contribution of each to the matter and the amount of time each has operated the assets in question (to the extent relevant). No claims can be made under the EIA after November 30, 2002, and no claim can, with certain exceptions, be made with respect to the first $0.5 million of liabilities which Borden would otherwise be responsible for thereunder in any year, but such excluded amounts shall not exceed $3.5 million in the aggregate. Excluded amounts under the EIA have aggregated approximately $2.0 million through September 23, 1994.

  In connection with potential environmental matters, a $4.0 million provision has been included in the Partnership's third quarter financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Borden Chemicals and Plastics Limited Partnership:

  We have audited the accompanying balance sheets of the Addis Plant (as defined in Note 1) of Occidental Chemical Corporation, an indirect wholly-owned subsidiary of Occidental Petroleum Corporation, as of December 31, 1993 and 1992, and the related statements of operations and changes in owner's investment and cash flows for the years then ended. These financial statements are the responsibility of Occidental Chemical Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Addis Plant of Occidental Chemical Corporation as of December 31, 1993 and 1992, and the results of its operations and changes in owner's investment and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the financial statements, effective January 1, 1992, the Addis Plant changed its method of accounting for postretirement benefits other than pensions.

                                                 Arthur Andersen LLP

Dallas, Texas

September 16, 1994

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Borden Chemical and Plastics Limited Partnership:

  We have reviewed the accompanying balance sheet of the Addis Plant (as defined in Note 1) of Occidental Chemical Corporation as of September 30, 1994, and the related statements of operations and changes in owner's investment and cash flows for the nine-month periods ended September 30, 1994 and 1993. These financial statements are the responsibility of Occidental Chemical Corporation's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. These procedures are substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                                 Arthur Andersen LLP

Dallas, Texas

November 15, 1994

                        OCCIDENTAL CHEMICAL CORPORATION

                                  ADDIS PLANT

           STATEMENTS OF OPERATIONS AND CHANGES IN OWNER'S INVESTMENT

                                 (IN THOUSANDS)

                               FOR THE NINE MONTHS ENDED   FOR THE YEAR ENDED
                                     SEPTEMBER 30,            DECEMBER 31,
                               --------------------------  --------------------
                                   1994          1993        1993       1992
                               ------------  ------------  ---------  ---------
                                      (UNAUDITED)
EXTERNAL SALES, net..........  $     74,563  $     52,648  $  68,176  $  65,452
SALES TO OWNER AT MARKET VAL-
 UE..........................        25,103        19,531     27,986     25,335
                               ------------  ------------  ---------  ---------
TOTAL SALES, net.............        99,666        72,179     96,162     90,787
OPERATING COSTS AND EXPENSES:
  Cost of sales..............        91,839        68,530     92,397     89,682
  Selling, general and admin-
   istrative expenses........         1,561         1,371      1,825      2,198
  Other operating (income)
   expense...................           119           (68)       644        115
                               ------------  ------------  ---------  ---------
OPERATING INCOME (LOSS)......         6,147         2,346      1,296     (1,208)
INTEREST AND OTHER EXPENSE:
  Interest expense, affili-
   ates......................           591           591        788        788
  Other......................           102            99        132        132
                               ------------  ------------  ---------  ---------
INCOME (LOSS) BEFORE TAXES...         5,454         1,656        376     (2,128)
  Income tax expense (bene-
   fit)......................         2,093           923        462       (765)
                               ------------  ------------  ---------  ---------
INCOME (LOSS) BEFORE CUMULA-
 TIVE EFFECT OF CHANGE IN AC-
 COUNTING PRINCIPLE..........         3,361           733        (86)    (1,363)
  Cumulative effect of change
   in accounting principle,
   net.......................           --            --         --        (543)
                               ------------  ------------  ---------  ---------
NET INCOME (LOSS)............         3,361           733        (86)    (1,906)
INCREASE (DECREASE) IN OWN-
 ER'S INVESTMENT.............       (10,342)        1,216      1,679      1,577
OWNER'S INVESTMENT, beginning
 of period...................        38,737        37,144     37,144     37,473
                               ------------  ------------  ---------  ---------
OWNER'S INVESTMENT, end of
 period......................  $     31,756  $     39,093  $  38,737  $  37,144
                               ============  ============  =========  =========


        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION

                                  ADDIS PLANT

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                              FOR THE NINE MONTHS ENDED   FOR THE YEAR ENDED
                                    SEPTEMBER 30,            DECEMBER 31,
                              --------------------------  --------------------
                                  1994          1993        1993       1992
                              ------------  ------------  ---------  ---------
                                     (UNAUDITED)
CASH FLOW FROM OPERATING AC-
 TIVITIES:
  Net income (loss)..........      $ 3,361  $        733  $     (86)   $(1,906)
  Adjustments to reconcile
   net income (loss) to net
   cash provided by operating
   activities:
    Cumulative effect of
     change in accounting
     principle, net..........          --            --         --         543
    Depreciation and amorti-
     zation..................        3,413         3,099      4,071      4,006
    Deferred income taxes....          105           221        354       (443)
    Changes in operating as-
     sets and liabilities:
      Decrease (increase) in
       inventories...........        4,644        (2,617)    (3,636)       745
      Decrease (increase) in
       other current
       assets................         (152)         (583)      (135)       136
      Increase (decrease) in
       accounts payable and
       accrued liabilities...         (229)         (253)        87     (1,347)
    Other, net...............          (22)            6        576       (179)
                              ------------  ------------  ---------  ---------
Net cash provided by operat-
 ing activities..............       11,120           606      1,231      1,555
                              ------------  ------------  ---------  ---------
CASH FLOW FROM INVESTING AC-
 TIVITIES:
  Capital expenditures.......         (778)       (1,822)    (2,910)    (3,132)
                              ------------  ------------  ---------  ---------
Net cash used by investing
 activities..................         (778)       (1,822)    (2,910)    (3,132)
                              ------------  ------------  ---------  ---------
CASH FLOW FROM FINANCING AC-
 TIVITIES:
  Increase (decrease) in own-
   er's investment...........      (10,342)        1,216      1,679      1,577
                              ------------  ------------  ---------  ---------
Net cash provided (used) by
 financing activities........      (10,342)        1,216      1,679      1,577
                              ------------  ------------  ---------  ---------
Increase in cash.............          --            --         --         --
Cash--beginning of period....            2             2          2          2
                              ------------  ------------  ---------  ---------
Cash--end of period.......... $          2  $          2  $       2  $       2
                              ============  ============  =========  =========


        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION

                                  ADDIS PLANT

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                                ---------------
                                             SEPTEMBER 30, 1994  1993    1992
                                             ------------------ ------- -------
                                                (UNAUDITED)
CURRENT ASSETS:
  Cash......................................      $     2       $     2 $     2
  Inventories...............................        6,500        11,144   7,508
  Deferred income taxes.....................          105           --      171
  Other current assets......................          311           159      24
                                                  -------       ------- -------
    Total current assets....................        6,918        11,305   7,705
PROPERTY, PLANT AND EQUIPMENT, at cost, net
 of accumulated depreciation of $46,533 as
 of September 30, 1994 and $43,219 and
 $41,883 as of December 31, 1993 and 1992...       44,980        47,518  49,129
OTHER ASSETS................................        1,818         1,702   1,703
                                                  -------       ------- -------
    TOTAL ASSETS............................      $53,716       $60,525 $58,537
                                                  =======       ======= =======
CURRENT LIABILITIES:
  Accounts payable..........................      $ 1,228       $ 1,511 $ 1,380
  Accrued liabilities.......................          376           322     366
                                                  -------       ------- -------
    Total current liabilities...............        1,604         1,833   1,746
                                                  -------       ------- -------
DEFERRED INCOME TAXES.......................       11,999        11,808  11,625
OTHER LIABILITIES...........................        1,357         1,147   1,022
NOTE PAYABLE TO AFFILIATE...................        7,000         7,000   7,000
                                                  -------       ------- -------
    Total liabilities.......................       21,960        21,788  21,393
                                                  -------       ------- -------
COMMITMENTS AND CONTINGENCIES
OWNER'S INVESTMENT..........................       31,756        38,737  37,144
                                                  -------       ------- -------
TOTAL LIABILITIES AND OWNER'S INVESTMENT....      $53,716       $60,525 $58,537
                                                  =======       ======= =======


        The accompanying notes are an integral part of these statements.

                        OCCIDENTAL CHEMICAL CORPORATION

                                  ADDIS PLANT

                         NOTES TO FINANCIAL STATEMENTS

  SEPTEMBER 30, 1994 AND 1993 (UNAUDITED) AND DECEMBER 31, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--

  Organization, business and basis of presentation--The accompanying financial statements present the financial position, results of operations and cash flows of the Addis Plant of Occidental Chemical Corporation (OCC), a New York corporation. All of the outstanding common shares of OCC are owned indirectly by Occidental Petroleum Corporation (Occidental). The financial statements are prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form 8-K and a registration statement of Borden Chemicals and Plastics Limited Partnership (Borden) in connection with its acquisition of the Addis Plant (see Note 10). Certain amounts in the accompanying financial statements have been allocated in a reasonable and consistent manner in order to depict the financial position, results of operations and cash flows of the Addis Plant on a stand-alone basis.

  The Addis Plant, located in Addis, Louisiana, manufactures and sells commodity grade PVC suspension resins from raw materials purchased primarily from OCC. Additionally, the Addis Plant participates in a variety of operating and sales contracts administered by OCC. These include national sales agreements as well as purchase and energy agreements.

  Occidental utilizes a centralized cash management system for its operations, including the Addis Plant. Cash distributed to or advanced from Occidental has been reflected in Owner's investment in the accompanying balance sheets. In addition, settlements of transactions with other Occidental affiliates are recorded through Owner's investment.

  Interim period presentation--The financial statements as of September 30, 1994 and for the nine months ended September 30, 1994 and 1993 (unaudited) include all normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for such periods.

  Supplemental cash flow information--For the years ended December 31, 1993 and 1992 and for the nine months ended September 30, 1994 and 1993, all cash payments for income taxes were made by Occidental. For the same periods, there were no cash payments for interest.

  As of September 30, 1994 and December 31, 1993 and 1992, trade receivables of $11,906,000, $7,749,000, and $6,092,000, respectively, were transferred to an affiliate (see Note 2).

  Property, plant and equipment--Property additions, major renewals and improvements are capitalized at cost. Maintenance and repair costs are charged to expense as incurred. The cost and related accumulated depreciation, depletion and amortization of properties sold or retired are removed from the property accounts and any resulting gain or loss is recorded.

  Depreciation of plant and equipment has been provided using the units-of-production method.

  Other assets--Goodwill with a basis of $3,296,000 represents the excess of cost over fair value of net assets at acquisition date and is amortized on the straight-line basis over 25 years. The accumulated amortization was $1,824,000, $1,725,000 and $1,593,000 at September 30, 1994 and December 31, 1993 and 1992,
respectively.

  Environmental costs--Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations, and that do not contribute to current or future revenue generation, are expensed. No such costs were incurred at the

                        OCCIDENTAL CHEMICAL CORPORATION

                                ADDIS PLANT

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  SEPTEMBER 30, 1994 AND 1993 (UNAUDITED) AND DECEMBER 31, 1993 AND 1992

Addis Plant during 1994, 1993, or 1992. Reserves for estimated costs are recorded when environmental remedial efforts are probable and the costs can be reasonably estimated. In determining the reserves, OCC uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements.

  The Addis Plant's estimated operating expenses relating to compliance with environmental laws and regulations governing ongoing operations were approximately $3,400,000 and $3,300,000 in 1993 and 1992, respectively. In addition, estimated capital expenditures for environmental compliance in 1993 and 1992 were approximately $200,000 and $100,000, respectively. Management has not identified any material environmental matter, nor has the Addis Plant been identified as a potentially responsible party in connection with any such matter. At September 30, 1994 and December 31, 1993 and 1992, there are no environmental reserves related to the Addis Plant.

  Income taxes--The Addis Plant uses the asset and liability method required by Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes" (see Note 7). Deferred income taxes are recorded at enacted rates to recognize the future effects of temporary differences which arise between financial statement assets and liabilities and their basis for income tax reporting purposes. Income tax expense and deferred income tax liabilities are determined as though the Addis Plant filed separate U.S. federal and state corporate income tax returns. Current income tax liabilities determined on a separate return basis are included in Owner's investment in the accompanying financial statements.

  OCC includes the Addis Plant's operations in determining its taxable income, and joins with Occidental in filing a consolidated U.S. federal income tax return.

  Significant customers--Three customers accounted for 19%, 12% and 11% of external sales in 1993. These same customers accounted for 17%, 14% and 12% in 1992.

(2) RECEIVABLES

  As of September 30, 1994, and December 31, 1993 and 1992, OCC transferred to an Occidental affiliate trade receivables of the Addis Plant under a revolving sale program amounting to $11,906,000, $7,749,000 and $6,092,000, respectively, with recourse, in connection with the ultimate sale for cash of such receivables. OCC transferred the receivables to the affiliate in a noncash transaction that was reflected as a reduction in the Addis Plant's Owner's investment. OCC has retained the collection responsibility with respect to the receivables sold. An interest in new receivables is transferred monthly representing the net difference between newly created receivables and collections made from customers.

(3) ACCOUNTING CHANGES

  Effective January 1, 1992, the Addis Plant adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" on the immediate recognition basis. This statement required that the cost of these benefits, which are primarily health care related, be recognized in the financial statements during the employees' active working careers. The Addis Plant recorded a charge of $543,000, which is net of a $350,000 income tax benefit, as of January 1, 1992 to reflect the cumulative effect of the change in accounting principle (see Note 8).

  In December 1992, the Financial Accounting Standards Board issued SFAS No. 112 "Employers' Accounting for Postemployment Benefits," which substantially changed the existing method of accounting for employer benefits provided to inactive or former employees after employment but before retirement. This statement requires that the cost of postemployment benefits be recognized in the financial statements during employees' active working careers. OCC adopted SFAS No. 112, effective January 1, 1994, but the adoption did not have a material impact on the Addis Plant's financial position or results of operations.

                        OCCIDENTAL CHEMICAL CORPORATION

                                  ADDIS PLANT

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  SEPTEMBER 30, 1994 AND 1993 (UNAUDITED) AND DECEMBER 31, 1993 AND 1992
(4) INVENTORIES

  Inventories are valued at the lower of cost or market. The last-in, first-out
(LIFO) cost method was used in determining the costs of raw materials and finished goods. Materials and supplies inventories were determined using the weighted average cost method. The valuation of LIFO inventories for September 30, 1994 is based on management estimates of year-end inventory levels and costs. Inventories consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                                 ---------------
                                              SEPTEMBER 30, 1994  1993     1992
                                              ------------------ -------  ------
                                                 (UNAUDITED)
   Raw materials.............................       $1,629       $ 1,461  $1,470
   Materials and supplies....................        1,367         1,165   1,140
   Finished goods............................        4,438         8,990   4,636
                                                    ------       -------  ------
                                                     7,434        11,616   7,246
   LIFO/lower of cost or market reserve......         (934)         (472)    262
                                                    ------       -------  ------
   Inventory at lower of cost or market......       $6,500       $11,144  $7,508
                                                    ======       =======  ======

  During 1993 and 1992, certain inventory quantities carried at LIFO were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the cost of 1993 and 1992 purchases, the effect of which increased cost of sales by approximately $183,000 and $20,000, respectively.

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                            SEPTEMBER 30, 1994  1993     1992
                                            ------------------ -------  -------
                                               (UNAUDITED)
   Land and land improvements..............      $ 4,115       $ 4,115  $ 3,992
   Buildings...............................        7,498         7,445    7,086
   Machinery and equipment.................       78,860        77,023   74,669
   Construction in progress................        1,040         2,154    5,265
                                                 -------       -------  -------
                                                  91,513        90,737   91,012
   Accumulated depreciation................      (46,533)      (43,219) (41,883)
                                                 -------       -------  -------
                                                 $44,980       $47,518  $49,129
                                                 =======       =======  =======

(6) LEASE COMMITMENTS

  At December 31, 1993, future minimum lease payments under noncancelable operating leases were as follows (in thousands):

     1994................................................................ $1,263
     1995................................................................    827
     1996................................................................    646
     1997................................................................    601
     1998................................................................    334
     Thereafter..........................................................     64
                                                                          ------
     Total minimum lease payments........................................ $3,735
                                                                          ======

                        OCCIDENTAL CHEMICAL CORPORATION

                                  ADDIS PLANT

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  SEPTEMBER 30, 1994 AND 1993 (UNAUDITED) AND DECEMBER 31, 1993 AND 1992 Rental expense totaled approximately $1,474,000 and $1,712,000 for the years ended December 31, 1993 and 1992, respectively.

(7) INCOME TAXES

  Income tax expense (benefit) consists of the following (in thousands):

                                             NINE MONTHS ENDED    YEAR ENDED
                                               SEPTEMBER 30,     DECEMBER 31,
                                             ------------------- -------------
                                               1994      1993    1993    1992
                                             ---------  -------- ------ ------
                                                (UNAUDITED)
Current U.S. federal........................ $   1,704  $   604  $  92  $ (279)
Current state...............................       284       98     16     (43)
Deferred U.S. federal.......................        84      (37)    69    (353)
Deferred tax charge due to federal income
 tax rate change............................       --       268    268
Deferred state..............................        21      (10)    17     (90)
                                             ---------  -------  -----  ------
                                             $   2,093  $   923  $ 462  $ (765)
                                             =========  =======  =====  ======

  The following table reconciles the maximum statutory U.S. federal income tax rate multiplied by the Addis Plant's income (loss) before taxes to the recorded income tax expense (benefit) (in thousands):

                                             NINE MONTHS ENDED    YEAR ENDED
                                               SEPTEMBER 30,     DECEMBER 31,
                                             ------------------- -------------
                                               1994      1993    1993    1992
                                             ---------  -------- ------ ------
                                                (UNAUDITED)
U.S. federal income tax at 35% (34% at
 September 30, 1993 and December 31, 1992).. $   1,909  $   580  $ 132  $ (724)
State income tax expense, net of U.S.
 federal benefit............................       198       57     21     (88)
Goodwill amortization and other
 nondeductible expenses.....................        36       36     47      47
Current benefit from graduated U.S. federal
 rates......................................       (50)     (18)    (6)    --
Deferred U.S. federal income tax expense
 resulting from rate increase on August 10,
 1993.......................................       --       268    268     --
                                             ---------  -------  -----  ------
                                             $   2,093  $   923  $ 462  $ (765)
                                             =========  =======  =====  ======

  As discussed in Note 1, the Addis Plant accounts for income taxes on a separate return basis under SFAS No. 109. Temporary differences are associated with the financial statement assets and liabilities shown in the table below. Deferred income tax assets and liabilities have been recorded in the following amounts (in thousands):

                         SEPTEMBER 30, 1994 DECEMBER 31, 1993  DECEMBER 31, 1992
                         ------------------ ------------------ ------------------
                            DEFERRED TAX       DEFERRED TAX       DEFERRED TAX
                         ASSETS LIABILITIES ASSETS LIABILITIES ASSETS LIABILITIES
                         ------ ----------- ------ ----------- ------ -----------
                            (UNAUDITED)
Inventories............. $  --   $    --    $  --   $    --    $  183  $    --
Property, plant and
 equipment..............    --    (13,351)     --    (13,068)     --    (12,859)
Other assets............    --        (68)     --        (56)     --        --
Accrued liabilities.....    113       --       --        --       --        --
Other liabilities.......    584       --       493       --       429       --
Deferred state income
 tax....................    828       --       823       --       793       --
                         ------  --------   ------  --------   ------  --------
                         $1,525  $(13,419)  $1,316  $(13,124)  $1,405  $(12,859)
                         ======  ========   ======  ========   ======  ========

                        OCCIDENTAL CHEMICAL CORPORATION

                                  ADDIS PLANT

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  SEPTEMBER 30, 1994 AND 1993 (UNAUDITED) AND DECEMBER 31, 1993 AND 1992
(8) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS

  The Addis Plant participates in defined contribution retirement plans sponsored by Occidental for all of its salaried employees that provide for periodic contributions by OCC based on the base salary and age level of the eligible employees. Such contributions are invested in guaranteed-investment contracts with insurance companies and in other high-quality fixed-income investments. The Addis Plant expensed $245,000 and $236,000 under the provisions of these plans during the years ended December 31, 1993 and 1992, respectively.

  OCC provides medical, dental and life insurance for certain active, retired, and disabled employees and their eligible dependents. Beginning in 1993, certain salaried participants pay for all medical cost increases in excess of increases in the Consumer Price Index (CPI). The benefits generally are funded by OCC as the benefits are paid during the year. The cost of providing these benefits is based on claims filed and insurance premiums paid for the period.

  The 1993 and 1992 postretirement benefits costs of $134,000 and $129,000, as discussed in the table below, are based on an allocation of the OCC actuarial study using participant counts as of January 1, 1994.

  As discussed in Note 3, effective January 1, 1992, OCC adopted SFAS No. 106. This statement required that the cost of postretirement benefits other than pensions, which are primarily for health care, be accrued as a form of deferred compensation earned during the period that employees render service, rather than the previously permitted practice of accounting for such costs as claims were paid. OCC elected immediate recognition of the net obligation at January 1, 1992. The related charge for the Addis Plant included an allocation of OCC's previously unrecognized accumulated postretirement benefit obligation of $543,000, which is net of a $350,000 income tax benefit. These allocations are also based on participant counts as of January 1, 1994.

  The postretirement benefit obligation as of December 31, 1993 and 1992 was determined by application of the terms of medical, dental, and life insurance plans, including the effect of established maximums on covered costs, together with relevant actuarial assumptions and health-care cost trend rates projected at a CPI increase of 4 percent. Because salaried participants pay for all medical cost increases in excess of increases in the CPI, there is no effect of a 1 percent annual increase in these assumed cost trend rates on the accumulated postretirement benefit obligation or the annual service and interest costs in 1993. The weighted average discount rates used in determining the accumulated postretirement benefit obligation as of December 31, 1993 and 1992 were 7.5 and 8.5 percent, respectively. The plans are unfunded.

  The following table sets forth the accrued postretirement benefit costs at December 31, 1993 and 1992 (in thousands):

                                                                  1993    1992
                                                                 ------  ------
   Accumulated postretirement benefit obligation:
     Retirees................................................... $  137  $   64
     Fully eligible active plan participants....................    482     400
     Other active plan participants.............................    857     558
                                                                 ------  ------
   Total accumulated postretirement benefit obligation..........  1,476   1,022
   Unrecognized net loss........................................   (329)    --
                                                                 ------  ------
   Accrued postretirement benefit cost.......................... $1,147  $1,022
                                                                 ======  ======

                        OCCIDENTAL CHEMICAL CORPORATION

                                  ADDIS PLANT

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  SEPTEMBER 30, 1994 AND 1993 (UNAUDITED) AND DECEMBER 31, 1993 AND 1992

  Net periodic postretirement benefit cost included the following components for the years ended December 31, 1993 and 1992 (in thousands):

                                                                       1993 1992
                                                                       ---- ----
   Service cost-benefits attributed to service during the period...... $ 49 $ 53
   Interest cost on accumulated postretirement benefit obligation.....   85   76
                                                                       ---- ----
   Net periodic postretirement benefit cost........................... $134 $129
                                                                       ==== ====

(9) RELATED PARTY TRANSACTIONS

  Transactions with other plants and affiliates of OCC included purchases of feedstocks of $67,932,000 in 1993 and $58,885,000 in 1992. These purchases are recorded at market value.

  The Addis Plant has been charged for certain financial and operational support services provided by OCC. Charges for such support services included in cost of sales and selling, general and administrative costs in the accompanying statements of operations totaled $3,564,000 and $3,636,000 in 1993 and 1992, respectively, and $3,123,000 and $2,765,000 for the nine months ended September 30, 1994 and 1993, respectively. These charges were allocated based on ratios including such factors as revenues, operating income, fixed assets, and working capital in a reasonable and consistent manner.

  Included in the above allocations are research and development costs, which are charged to operations by OCC as incurred, and were $226,000 and $408,000 in 1993 and 1992, respectively, and $289,000 and $174,000 for the nine months ended September 30, 1994 and 1993, respectively. These charges are included in selling, general and administrative costs in the accompanying financial statements.

  The Addis Plant incurred $788,000 in 1993 and 1992 of interest expense on a note payable to an affiliate due on November 30, 1995 with an outstanding balance of $7 million and an interest rate of 11.25 percent. Other net advances from owner and affiliates included in Owner's investment in the accompanying Balance Sheets bear no interest.

(10) SALE OF ADDIS PLANT

  In 1986, the Federal Trade Commission (FTC) initiated an administrative proceeding against OCC alleging that its acquisition of facilities from Tenneco Polymers, Inc. in Pasadena, Texas and Burlington, New Jersey, violated antitrust laws. The administrative complaint sought rescission of the acquisition agreement and divestiture of the acquired assets. In 1993, the FTC issued an opinion and final order of divestiture. OCC petitioned for review to the U.S. Court of Appeals for the Second Circuit (Second Circuit). A settlement was subsequently reached under which OCC agreed to divest its facilities in Burlington and, in lieu of Pasadena, Addis, Louisiana, and refrain from acquiring polyvinyl chloride assets for a period of 10 years without FTC approval. The Second Circuit approved the settlement in January 1994.

  Borden has agreed to purchase selected assets and liabilities of the Addis Plant, primarily including, but not limited to, property, plant and equipment and inventories. The assets and liabilities included in these financial statements are those required to present the Addis Plant as a stand-alone entity and include certain assets and liabilities that are not included in the sale to Borden.

              PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

  On August 12, 1994 Borden Chemicals and Plastics Limited Partnership (Partnership) through Borden Chemicals and Plastics Operating Limited Partnership (Operating Partnership) entered into an agreement with Occidental Chemical Corporation (OxyChem) to purchase its Addis, Louisiana PVC resin production facility and certain related assets (the Addis Assets) and assume certain obligations relating to the Addis Assets. The purchase price for the Addis Assets is $104.3 million, subject to certain customary post-closing adjustments.

  The purchase price for the Addis Assets will be financed in part by the proceeds of an offering of depositary units representing common limited partner interests (Units) by the Partnership. The remaining purchase price will be financed through a concurrent offering of senior unsecured notes (Senior Notes) by the Operating Partnership or, in the event such offering is not completed, through short-term borrowings, cash on hand or a combination thereof. The following pro forma financial statements assume the acquisition of the Addis Assets, the issuance of 4.0 million Units with net proceeds to the Partnership of $18.57 per Unit, the issuance of $200.0 million of Senior Notes expected to mature in 2001 and to bear interest at 9.75%, and the retirement of the existing $150.0 million of notes (Notes) of the Operating Partnership (collectively, the Transactions).

  The following pro forma combined financial statements give effect to the acquisition of the Addis Assets under the purchase method of accounting. The pro forma combined financial statements are based on the historical financial statements of the Partnership and of the Addis Plant of OxyChem (Addis Plant) and the estimates and assumptions set forth herein and on page F-32. The data presented herein is not necessarily indicative of the results of operations or financial position that the Partnership would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Partnership.

  The pro forma combined balance sheet as of September 23, 1994 combines the Addis Plant September 30, 1994 balance sheet with the Partnership's September 23, 1994 balance sheet, assuming the Transactions occurred as of September 23, 1994, which was the end of the Partnership's latest fiscal period. The pro forma combined statements of income combine the historical statements of operations for the Addis Plant and the Partnership for the year ended December 31, 1993 and the nine months ended September 30, 1994 and September 23, 1994 for the Addis Plant and the Partnership, respectively, assuming the Transactions occurred as of January 1, 1993.

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                         AS OF SEPTEMBER 23, 1994

                                 (IN THOUSANDS)

                                               ADDIS   PRO FORMA     PRO FORMA
           A S S E T S            PARTNERSHIP  PLANT  ADJUSTMENTS    COMBINED
           -----------            ----------- ------- -----------    ---------
Cash.............................  $ 49,563   $     2  $     (2)(a)  $ 49,584
                                                             21 (b)
Accounts receivable..............   101,562                           101,562
Inventories......................    25,868     6,500                  32,368
Other current assets.............     2,687       416      (416)(a)     2,687
                                   --------   -------  --------      --------
  Total current assets...........   179,680     6,918      (397)      186,201
Property and equipment, net......   286,635    44,980    94,600 (b)   381,235
                                                        (44,980)(c)
Other assets.....................    31,523     1,818    (1,818)(a)    36,523
                                                          5,000 (b)
                                   --------   -------  --------      --------
  Total assets...................  $497,838   $53,716  $ 52,405      $603,959
                                   ========   =======  ========      ========
  L I A B I L I T I E S  A N D
   O W N E R ' S  E Q U I T Y
  -----------------------------
Accounts and drafts payable......  $ 47,756   $ 1,228  $ (1,228)(a)  $ 47,756
Other current liabilities........    63,287       376      (376)(a)    57,617
                                                         (5,670)(b)
                                   --------   -------  --------      --------
  Total current liabilities......   111,043     1,604    (7,274)      105,373
                                   --------   -------  --------      --------
Long-term debt...................   150,000     7,000    50,000 (b)   200,000
                                                         (7,000)(a)
Other liabilities................     6,928    13,356   (13,356)(a)     7,553
                                                            766 (b)
                                                           (141)(d)
                                   --------   -------  --------      --------
  Total other liabilities........   156,928    20,356    30,269       207,553
                                   --------   -------  --------      --------
Owner's Investment--Addis........              31,756   (31,756)(a)         0
Partners' Capital:
  Common unitholders.............   228,615              74,275 (b)   289,170
                                                        (13,720)(d)
  General partner................     1,252                 750 (b)     1,863
                                                           (139)(d)
                                   --------   -------  --------      --------
   Total partners' capital.......   229,867         0    61,166       291,033
                                   --------   -------  --------      --------
   Total liabilities & owners'
    equity.......................  $497,838   $53,716  $ 52,405      $603,959
                                   ========   =======  ========      ========

          PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

               FOR THE NINE MONTHS ENDED SEPTEMBER 23, 1994

                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                  ADDIS   PRO FORMA    PRO FORMA
                                     PARTNERSHIP  PLANT  ADJUSTMENTS   COMBINED
                                     ----------- ------- -----------   ---------
Net trade sales.....................  $438,133   $99,666               $537,799
                                      --------   -------               --------
Expenses:
  Cost of goods sold................   326,225    91,839   (1,562)(e)   417,413
                                                              911 (f)
  Marketing, general and administra-
   tive expense.....................    15,298     1,561   (1,374)(e)    15,485
  Interest expense..................    12,009       591     (591)(e)    14,264
                                                            2,255 (g)
  Incentive to General Partner......     8,751                            8,751
  Other (income) and expense includ-
   ing minority interest............     6,312       221      536 (h)     7,210
                                                              141 (i)
                                      --------   -------   ------      --------
    Total expenses..................   368,595    94,212      316       463,964
                                      --------   -------   ------      --------
Income before taxes.................    69,538     5,454     (316)       74,676
Income tax expense..................         0     2,093   (2,093)(e)         0
                                      --------   -------   ------      --------
Net income..........................    69,538     3,361    1,777        74,676
                                                 =======   ======
  Less 1% General Partner interest..      (695)                            (747)
                                      --------                         --------
Net income applicable to Limited
 Partners' interest.................  $ 68,843                         $ 73,289
                                      ========                         ========
                                      $   1.87                         $   1.81
                                      ========                         ========
Average number of Units outstanding
 during the period..................    36,750              4,000        40,750
                                      ========             ======      ========

          PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1993

                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                  ADDIS    PRO FORMA    PRO FORMA
                                     PARTNERSHIP  PLANT   ADJUSTMENTS   COMBINED
                                     ----------- -------  -----------   ---------
Net trade sales....................   $433,297   $96,162                $529,459
                                      --------   -------                --------
Expenses:
  Cost of goods sold...............    397,771    92,397    (1,739)(e)   490,123
                                                             1,694 (f)
  Marketing, general and
   administrative expense..........     18,993     1,825    (1,575)(e)    19,243
  Interest expense.................     16,356       788      (788)(e)    19,500
                                                             3,144 (g)
  Other (income) and expense,
   including minority interest.....      1,612       776       714 (h)     3,092
                                                               (10)(i)
                                      --------   -------    ------      --------
    Total expenses.................    434,732    95,786     1,440       531,958
                                      --------   -------    ------      --------
Income (loss) before taxes.........     (1,435)      376    (1,440)       (2,499)
Income tax expense.................          0       462      (462)(e)         0
                                      --------   -------    ------      --------
Net income (loss)..................     (1,435)      (86)     (978)       (2,499)
                                                 =======    ======
  Less 1% General Partner interest.         14                                25
                                      --------                          --------
Net income (loss) applicable to
 Limited Partners' interest........   $ (1,421)                         $ (2,474)
                                      ========                          ========
Net income (loss) per Unit.........   $  (0.04)                         $  (0.06)
                                      ========                          ========
Average number of Units outstanding
 during the period.................     36,750               4,000        40,750
                                      ========              ======      ========

              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) Reflects the elimination of certain historical assets and liabilities of the Addis Plant excluded from the acquisition transaction, as well as of OxyChem's historical investment.
(b) Reflects the acquisition of the Addis Assets and the effects of the debt and equity offerings as follows:

   Net proceeds from sale of 4.0 million Units..................  $ 74,275
   Additional capital contribution by General Partner to Operat-
    ing Partnership included in Minority Interest in Consoli-
    dated Subsidiary............................................       766
   Additional capital contribution by General Partner to Part-
    nership.....................................................       750
   Proceeds from issuance of $200.0 million of Senior Notes net
    of repayments of Notes......................................    50,000
   Payment of debt issuance costs of the Senior Notes of $5.0 million, payment of accrued interest as of September 23,
    1994 on the Notes of $5.67 million, and payment of the pre-
    mium on the prepayment of the Notes of $14.0 million........   (24,670)
                                                                  --------
                                                                   101,121
   Cash acquisition price of $104.3 million net of purchase
    price adjustment of $3.2 million based on September 30, 1994
    inventory values............................................   101,100
                                                                  --------
   Net proceeds in excess of acquisition price..................  $     21
                                                                  ========
   The cash acquisition price has been allocated for pro forma purposes based upon the General Partner's preliminary esti-
    mate of the fair market value of the assets acquired:
     Inventories................................................  $  6,500
     Property, plant and equipment..............................    94,600
                                                                  --------
                                                                  $101,100
                                                                  ========

(c) Reflects the elimination of historical basis in fixed assets acquired.

(d) Reflects the effect of the payment of a premium related to the prepayment of the Notes. The prepayment premium would be accounted for as an extraordinary loss on early extinguishment of debt; as such, it is reflected as a reduction of Minority Interest in Consolidated Subsidiary and Partners' Capital in the pro forma balance sheet as of September 23, 1994. The prepayment premium is not reflected in the pro forma statements of income due to its nonrecurring nature. The prepayment premium amount ($14.0 million) represents an approximate amount calculated as of November 18, 1994 on the assumption that the premium will be the excess of (i) the remaining scheduled principal and interest payments on the Notes discounted to present value at applicable Treasury rates over (ii) the outstanding principal of and accrued interest on the Notes. The holders of the Notes have not agreed to prepayment of the Notes or to any prepayment formula, although discussions have begun. Accordingly, the prepayment premium is likely to vary from $14.0 million based on the results of the negotiation as well as the actual timing of any payment and prevailing interest rates. In addition, as discussed under "Use of Proceeds", Borden has advised the Partnership that it will pay a portion of the prepayment premium. The prepayment premium set forth herein has not been reduced to reflect payment of a portion of the same by Borden since such amount has not been negotiated.
(e) Reflects the elimination of certain OxyChem costs (interest, taxes and certain corporate expenses allocated to depict the Addis Plant on a stand-alone basis and which are considered to substantially duplicate existing Partnership functions) that would not have been incurred under ownership by the Partnership, net of anticipated corporate costs of $0.25 million annually that are estimated to be allocated from the General Partner based on customary methods for the expected incremental activity related to the Addis Assets.
(f) Reflects the net increase in depreciation over historical Addis Plant depreciation using the increased basis in fixed assets and depreciable lives of 30 years and 15 years for buildings and equipment, respectively.
(g) Reflects the net additional interest from the issuance of $200.0 million of Senior Notes (at 9.75%) over the interest on the $150.0 million of Notes assumed to be retired in the pro forma financial statements.
(h) Reflects the amortization of debt issuance costs related to the Senior
    Notes.
(i) Reflects effect of the Addis Plant and pro forma adjustments on Minority Interest in Consolidated Subsidiary.

- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE- SENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Investment Considerations.................................................   13
Partnership Structure.....................................................   23
The Acquisition...........................................................   24
Use of Proceeds...........................................................   26
Capitalization............................................................   27
Price Range of Units and Distributions....................................   28
Cash Distributions........................................................   29
Selected Consolidated Historical and Combined Pro Forma Financial Data....   33
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   35
Business and Properties...................................................   42
Management................................................................   58
Legal Proceedings.........................................................   60
Conflicts of Interest and Fiduciary Responsibility........................   63
Description of Depositary Units and the Deposit Agreement.................   67
Summary of the Partnership Agreements.....................................   73
Summary of the Financing Documents........................................   82
Allocations of Income and Loss............................................   90
Certain Federal Income Tax Considerations.................................   90
ERISA and Other Considerations Concerning Employee Benefit Plans and
 Retirement Accounts......................................................  110
Underwriting..............................................................  113
Legal Opinions............................................................  115
Experts...................................................................  115
Available Information.....................................................  115
Incorporation of Certain Documents by Reference...........................  116
Glossary of Terms.........................................................  117
Index to Financial Statements.............................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         Borden Chemicals and Plastics
                              Limited Partnership


                          4,000,000 Depositary Units
                                 Representing
                       Common Limited Partner Interests


                                  PROSPECTUS


                                CS First Boston
                           PaineWebber Incorporated



- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                           TO REGISTRATION STATEMENT
                      ON FORM S-3 OF BORDEN CHEMICALS AND
                  PLASTICS LIMITED PARTNERSHIP (THE "COMPANY")

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following sets forth the estimated expenses and costs in connection with issuance and distribution of the securities being registered, other than underwriting discounts and commissions, all of which shall be paid by the Company.

      Securities and Exchange Commission Registration Fee........... $   21,850
      National Association of Securities Dealers Filing Fee.........     11,425
      Printing and Expenses.........................................    350,000
      Legal Fees and Expenses.......................................    720,000
      Accounting Fees and Expenses..................................    125,000
      Blue Sky expenses and counsel fees............................     15,000
      Miscellaneous.................................................     50,000
                                                                     ----------
          Total..................................................... $1,293,275
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may and shall have to power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  Section 6.7 of the Partnership Agreement provides that the Company will to the fullest extent permitted by law, indemnify the General Partner (as defined in the Partnership Agreement), any Departing Partner (as defined in the Partnership Agreement) and their respective affiliates and the officers, directors, employees, partners, agents and trustees of the General Partner, any Departing Partner or any such affiliate as an officer, director, employee, partner, agent or trustee of another person from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which any such indemnified person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the General Partner, a Departing Partner or an affiliate thereof, an officer, director, partner, employee, agent or trustee of the General Partner, any Departing Partner or affiliate thereof, or a person serving at the request of the Company in another entity in a similar capacity, if such person acted in good faith and in a manner which such person in good faith believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under this provision will be limited to the assets of the Company.

  Section 6.7 of the partnership agreement for the Operating Company provides that the Operating Partnership will, to the fullest extent permitted by law, indemnify the General Partner (as defined in such Partnership Agreement), any Departing Partner (as defined in such Partnership Agreement) and their respective affiliates and the officers, directors, employees, partners, agents and trustees of the General Partner, and Departing Partner or any such affiliate and persons serving at the request of the General Partner or any Departing partner or any such affiliate as an officer, director, employee, partner, agent or trustee of another person from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any such indemnified person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the General Partner, a Departing Partner or an affiliate thereof, an officer, director, partner, employee, agent or trustee of the General Partner, any Departing Partner or affiliate thereof, or a person serving at the request of the Operating Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under this provision will be limited to the assets of the Operating Partnership.

  The Company and Operating Company are authorized to purchase and maintain insurance, on behalf of the General Partner (as defined in each of the Partnership Agreements) for the Partnership and the Operating Partnership as applicable and such other persons as the General Partner shall determine, against liabilities and expenses incurred by such person in connection with the Company's and Operating Company's activities as applicable, whether or not the Company or the Operating Company, as applicable, would have the power to indemnify such person against such liabilities or expenses under the provisions of the Partnership Agreement of the Company and the Operating Company as applicable.

  The form of Underwriting Agreement contains provisions by which the Underwriters severally agree to indemnify the Company and the General Partner, their directors, each of their officers who signs the Registration Statement of the Company, and each person who controls the General Partner, with respect to information furnished in writing by the Underwriters for use in the Registration Statement.

  Section 145 of the Delaware General Corporation Law sets forth the extent to which a person who is a director or officer of a Delaware corporation or serves at the request of a Delaware corporation as a director, officer, employee or agent of any other enterprise may be indemnified against any liabilities they may incur in their capacity as such. Article Eleventh of the General Partner's Certificate of Incorporation and Section 7 of Article V of the General Partner's Bylaws provide for the indemnification of directors and officers of the General Partner and such directors and officers who serve at the request of the General Partner as directors, officers, employees, or agents of any other enterprise against certain liabilities under certain circumstances. In addition, the General Partner has provided for the indemnification of the General Partner's directors (to the extent permitted under Delaware law).

ITEM 16. EXHIBITS

     1.1       Form of Underwriting Agreement dated as of                , 1994
               among Borden Chemicals and Plastics Limited Partnership (the
               "Company"), Borden Chemicals and Plastics Operating Limited
               Partnership (the "Operating Company"), BCP Management, Inc.
               ("General Partner"), CS First Boston Corporation and PaineWebber
               Incorporated
     2.1*      Asset Transfer Agreement dated as of August 12, 1994 between the
               Operating Company and OxyChem Chemical Corporation

              The registrant hereby agrees to provide the Commission, upon request, copies of any omitted schedules required by Item 601(b)(2) of Regulation S-K

     4.1/1/    Amended and Restated Certificate of Limited Partnership of the
               Company
     4.2/1/    Amended and Restated Certificate of Limited Partnership of the
               Operating Company
     4.3/1/    Amended and Restated Agreement of Limited Partnership of the
               Company dated as of December 15, 1988
     4.4/2/    Amended and Restated Agreement of Limited Partnership of the
               Operating Company dated as of November 30, 1987
     4.5 **    Form of Depositary Receipt for Units

      4.6**    Form of Third Amended and Restated Deposit Agreement dated as of
                   , 1994 among the Company, General Partner, Borden, Inc. and
               Society National Bank
      5.1      Opinions of Sidley & Austin and Richards, Layton & Finger re
               legality
      8.1      Opinion of Sidley & Austin re tax matters
     23.1      Consents of Sidley & Austin and Richards, Layton & Finger
               (contained in Exhibit 5.1)
     23.2      Consent of Price Waterhouse LLP, dated November  , 1994
     23.3      Consent of Arthur Andersen LLP, dated November  , 1994
     24.1***   Powers of Attorney

- --------

   * confidential treatment requested

  ** to be filed by amendment

 *** previously filed
 /1/ Filed as an exhibit to the joint Registration Statement on Form S-1 and Form S-3 of the Company, Borden, Inc. and Borden Delaware Holdings, Inc. (File No. 33-25371) and incorporated herein by reference in this Registration Statement.
 /2/ Filed as an exhibit to the Company's Registration Statement on Form S-1
     (File No. 33-18938) and incorporated herein by reference in this Registration Statement.
 /3/ Filed as an exhibit to the Company's 1992 Form 10-K Annual Report and incorporated herein by reference in this Registration Statement.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchanges Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it is declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON NOVEMBER 17, 1994.

                                          Borden Chemicals and Plastics
                                           Limited Partnership

                                          By BCP Management, Inc., in its
                                           capacity as General Partner of
                                           Borden Chemicals and Plastics
                                           Limited Partnership

                                                    /s/ David A. Kelly*
                                          By: _________________________________
                                          Name:
                                              (David A. Kelly, Treasurer and
                                               Principal Financial Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED (WITH BCP MANAGEMENT INC., GENERAL PARTNER) ON NOVEMBER 17, 1994.

             SIGNATURE                           TITLE
             ---------                           -----

       /s/ Joseph M. Saggese*
- ------------------------------------
        (Joseph M. Saggese)          Chairman of the Board of
                                      Directors, President and
                                      Chief Executive Officer and
                                      Director
       /s/ James O. Stevning*
- ------------------------------------
        (James O. Stevning)          Controller and Principal
                                      Accounting Officer
        /s/ David A. Kelly*
- ------------------------------------
          (David A. Kelly)           Treasurer and Principal
                                      Financial Officer and
                                      Director
      /s/ Edward H. Jennings*
- ------------------------------------
        (Edward H. Jennings)         Director
        /s/ George W. Koch*
- ------------------------------------
          (George W. Koch)           Director
       /s/ John P. Stapleton*
- ------------------------------------
        (John P. Stapleton)          Director
        /s/ Ronald P. Wiles*
- ------------------------------------
         (Ronald P. Wiles)           Director


    /s/ Lawrence L. Dieker
*By: __________________________
 Name:
(Lawrence L. Dieker, Attorney-
           In-Fact)

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                     DESCRIPTION OF GRAPHIC OR CROSS-REFERENCE
- --------------------------------------------------------------------------------
23         - Borden, Inc. owns 100% of the common shares of BCP Management, Inc.
           - BCP Management, Inc. is the sole general partner of each of Borden Chemicals and Plastics Limited Partnership and Borden Chemicals and Plastics Operating Limited Partnership
           - BCP Management, Inc. owns a 1% general partner interest in Borden Chemicals and Plastics Limited Partnership
           - BCP Management, Inc. owns a 1.0101% general partner interest in Borden Chemicals and Plastics Operating Limited Partnership
           - Borden Chemicals and Plastics Limited Partnership owns a 98.9899% limited partner interest in Borden Chemicals and Plastics Operating Limited Partnership
           - Public Unitholders, in the aggregate, own a 99% limited partner interest in Borden Chemicals and Plastics Limited Partnership
           - Public Unitholders own 40,750,000 Common Units after giving effect to the sale of the Units offered hereby and assuming the Underwriters' over-allotment option is not exercised.

- --------------------------------------------------------------------------------
43         - The three primary raw materials used by the Company are natural gas, ethylene, and chlorine. Ethylene and chlorine are used exclusively in the ethylene-base vinyl chloride monomer ("VCM") plant which produces VCM and by product hydrochloric acid.

           - Natural gas is used in four primary ways: a) as a fuel in the cogeneration units to produce steam and electricity for plant-wide use; b) as a fuel and raw material in the acetylene plant which produces acetylene and acetylene off-gas; c) as a fuel and raw material in the methanol plant which produces methanol; and, d) as a fuel and raw material in the ammonia plant which produces ammonia and by product carbon dioxide.

           - Because of the design and integration of the plant each of the above noted products are further used by the Company to produce other downstream products. Acetylene and by product hydrochloric acid from the ethylene-based VCM plant are combined to produce acetylene-based VCM. The VCM from both the ethylene-based and acetylene-based VCM plants is then further used to produce polyvinyl chloride (PVC) resins. Acetylene off-gas is used to produce methanol and also may be cryogenically separated to produce carbon monoxide and hydrogen. Methanol is also further used to produce formaldehyde and urea-formaldehyde concentrate. Ammonia and its by product carbon dioxide are used to produce urea. The above description is designed to describe the integrated processes by which three primary raw materials: natural gas, ethylene, and chlorine are converted into the major end products produced by the
             Company: PVC resins, methanol, formaldehyde and urea-formaldehyde concentrate, ammonia, and urea.

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
  -------                           -----------                            ----
   1.1     Form of Underwriting Agreement dated as of                ,
           1994 among Borden Chemicals and Plastics Limited Partnership
           (the "Company"), Borden Chemicals and Plastics Operating
           Limited Partnership (the "Operating Company"), BCP
           Management, Inc. ("General Partner"), CS First Boston
           Corporation and PaineWebber Incorporated
   2.1*    Asset Transfer Agreement dated as of August 12, 1994 between the Operating Company and OxyChem Chemical Corporation
           The registrant hereby agrees to provide the Commission, upon request, copies of any omitted schedules required by Item
           601(b)(2) of Regulation S-K
   4.1/1/  Amended and Restated Certificate of Limited Partnership of
           the Company
   4.2/1/  Amended and Restated Certificate of Limited Partnership of
           the Operating Company
   4.3/1/  Amended and Restated Agreement of Limited Partnership of the
           Company dated as of December 15, 1988
   4.4/2/  Amended and Restated Agreement of Limited Partnership of the
           Operating Company dated as of November 30, 1987
   4.5**   Form of Depositary Receipt for Units
   4.6**   Form of Third Amended and Restated Deposit Agreement dated as
           of     , 1994 among the Company, General Partner, Borden,
           Inc. and Society National Bank
   5.1     Opinions of Sidley & Austin and Richards, Layton & Finger re
           legality
   8.1     Opinion of Sidley & Austin re tax matters
  23.1     Consents of Sidley & Austin and Richards, Layton & Finger
           (contained in Exhibit 5.1)
  23.2     Consent of Price Waterhouse LLP, dated November  , 1994
  23.3     Consent of Arthur Andersen LLP, dated November  , 1994
  24.1***  Powers of Attorney

- --------

  * confidential treatment requested

 ** to be filed by amendment

 *** previously filed
 /1/ Filed as an exhibit to the joint Registration Statement on Form S-1 and Form S-3 of the Company, Borden, Inc. and Borden Delaware Holdings, Inc. (File No. 33-25371) and incorporated herein by reference in this Registration Statement.
 /2/ Filed as an exhibit to the Company's Registration Statement on Form S-1
     (File No. 33-18938) and incorporated herein by reference in this Registration Statement.
 /3/ Filed as an exhibit to the Company's 1992 Form 10-K Annual Report and incorporated herein by reference in this Registration Statement.